EXHIBIT 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

CROWN CASTLE OPERATING COMPANY,

CCS&E LLC,

CROWN CASTLE INVESTMENT II CORP.

FIBER FINCO, LLC,

SMALL CELLS HOLDCO INC.,

for purposes of Sections 2.1(b), 6.12(b), 6.15, and 6.21 hereof,

CROWN CASTLE INC.,

and,

for purposes of Sections 6.3(d)-(g), 6.12(a), 6.15, 6.22, 12.3 and 12.11 hereof,

ZAYO GROUP HOLDINGS, INC.

Dated as of March 13, 2025

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ii

iii

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Exhibits

Exhibit A: Form of Transition Services Agreements

Exhibit B-1: Zayo Equity Commitment Letters

Exhibit B-2: EQT Equity Commitment Letter

Exhibit C: Termination Payment Letters

Exhibit D: Business Plan

Schedules

Schedule I:  Business Assets

Schedule II:  Accounting Principles

Schedule III:  Data Room Indexes

Schedule IV:  Equity Interests

Schedule V:  Retained Liabilities

Schedule VI: Capital Expenditures Principles

Parent Disclosure Schedule

Zayo Disclosure Schedule

EQT Purchaser Disclosure Schedule

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of March 13, 2025, is by and among Crown Castle Operating Company, a Delaware corporation (“Parent”), CCS&E LLC, a Delaware limited liability company (“TRS Seller”), Crown Castle Investment II Corp., a Delaware corporation (together with TRS Seller, the “Asset Seller Group”), Fiber Finco, LLC, a Delaware limited liability company (“Zayo Purchaser” or the “Purchaser Representative”), Small Cells Holdco Inc., a Delaware corporation (“EQT Purchaser”, and together with the Zayo Purchaser, each, a “Purchaser”, and collectively, the “Purchasers”), solely for purposes of Sections 2.1(b), 6.12(b), 6.15, and 6.21 hereof, Crown Castle Inc., a Delaware corporation (“CCI”), and, solely for purposes of Sections 6.3(d)-(g), 6.12(a), 6.15, 6.22, 12.3 and 12.11 hereof, Zayo Group Holdings, Inc., a Delaware corporation (“Zayo”).

RECITALS

WHEREAS, Parent intends to carry out (or cause its applicable Affiliates to carry out) the Pre-Closing Restructuring transactions (as defined below) prior to the Closing;

WHEREAS, as of immediately prior to the Closing and following consummation of the Pre-Closing Restructuring, (a) the Equity Seller Group will be the record and beneficial owner of all of the issued and outstanding Equity Interests of each of the Transferred Entities (collectively, the “Purchased Interests”) and the Asset Seller Group will own or otherwise have a license to use all right, title and interest in and to the TRS Business Assets or the Trademark Business Assets, as applicable, and (b) the Transferred Entities will own or otherwise have a license to use all right, title and interest in and to any and all of Parent’s and its Subsidiaries’ right, title, and interest in, the assets and properties listed on Schedule I as they shall exist immediately prior to the Closing but excluding the Retained Assets (the “Business Assets”), other than the TRS Business Assets and Trademark Business Assets;

WHEREAS, at the Closing Parent desires to, and to cause the other members of the Seller Group to, sell and transfer, and Purchasers desire to purchase, the Purchased Interests for the consideration set forth in Section 2.2, subject to the terms and conditions of this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

Article I

DEFINITIONS; INTERPRETATION

Section 1.1               Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“ABS Financing” shall mean, as the context may require, (i) an issuance of customary asset-backed notes in respect of the Fiber Assets that are issued in lieu of all or a portion of the Zayo Debt Financing (a “Zayo ABS Financing”) and (ii) an issuance of customary asset-backed notes in respect of the Small Cell Assets that are issued in lieu of all or a portion of the EQT Debt Financing (an “EQT ABS Financing”). As used herein, “applicable ABS Financing” shall mean (i) with respect to Zayo Purchaser, any Zayo ABS Financing and (ii) with respect to EQT Purchaser, any EQT ABS Financing.

“Action” shall mean any claim, action, investigation, suit, arbitration, mediation, audit, litigation or proceeding.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person; provided, that, from and after the Closing, (a) none of the Transferred Entities shall be considered an Affiliate of Parent or any of Parent’s Affiliates, (b) neither Parent nor any of Parent’s Affiliates shall be considered an Affiliate of any Transferred Entity, (c) neither Parent nor any of Parent’s Affiliates shall be considered an Affiliate of Purchasers or any of their respective Affiliates, and (d) neither Purchaser nor any of their respective Affiliates shall be considered an Affiliate of Parent or any of Parent’s Affiliates; provided, further, that, “Affiliate” of any Purchaser (or, from and after the Closing, the Transferred Entities) shall be deemed to (I) include only (x) such Purchaser and its Subsidiaries or (y) in the case of Zayo Purchaser, Zayo and its Subsidiaries, and (II) in the case of each Purchaser, exclude all other affiliates of such Purchasers, including (w) EQT AB and DigitalBridge Partners, LP, (x) any investment funds (or other affiliated investment vehicles or entities) affiliated with, or managed or advised by, EQT AB or DigitalBridge Partners, LP or their Affiliates, (y) any portfolio company (as such term is customarily understood among institutional private equity investors) of any such investment fund (or other affiliated investment vehicles or entities), and, (z) in the case of clauses (w)-(y), including all of their respective controlled Subsidiaries, other than as specifically set forth in clause (I); provided further, that notwithstanding the foregoing proviso, with respect to the definitions of “Debt Financing Source” and “Purchaser Related Party” and Sections 3.26, 4.11, 5.11, 6.3(f), 6.4(c), 6.6, 6.9(a), 6.10(a), 6.14, 6.16(d), 6.16(e)(iii), 10.3(d), 11.1, 11.2, 12.8, 12.15(b) and 12.16 an “Affiliate” of Zayo Purchaser or EQT Purchaser (from and after the Closing) shall be deemed to include the Zayo Purchaser Sponsors or the EQT Purchaser Sponsor (respectively) and any Person affiliated therewith, including all of their respective affiliated investment funds (or other affiliated investment entities) and all of their respective controlled Subsidiaries (including each such Purchaser and all of the affiliated portfolio companies (as that term is customarily understood among institutional private equity investors) of any of the foregoing). Notwithstanding the foregoing, and for the avoidance of doubt, EQT Purchaser and its current and future Subsidiaries shall not be deemed to be Affiliates of Zayo, Zayo Purchaser and their respective current and future Subsidiaries, and vice versa.

“Ancillary Agreements” shall mean the Transition Services Agreements, the Assignment of LLC Interests, the Assignment and Assumption Agreements, the Debt Commitment Letters, the Equity Commitment Letters, the Termination Payment Letters and each other written Contract, document and instrument which is or is to be executed pursuant to this Agreement or in connection with the transactions contemplated hereby.

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“Assignment and Assumption Agreements” shall mean the Assignment and Assumption Agreements each in a form to be mutually agreed by Parent and the Purchasers prior to the Closing, pursuant to which the transfer of the TRS Business Assets and the Trademark Business Assets (as applicable) shall be effected.

“Assignment Agreements of LLC Interests” shall mean the Assignment Agreements of LLC Interests in a form to be mutually agreed by Parent and the Purchasers prior to the Closing, pursuant to which the transfer of the Purchased Interests shall be effected.

“Benefit Plan” shall mean each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and each other compensation or benefit plan, program or arrangement, including any employment agreement, cash or equity-based bonus or incentive arrangement, severance or retention arrangement, vacation policy, pension or retirement plan or health and welfare plan, (a) sponsored, maintained or contributed to by Parent or any of its Affiliates for the benefit of any Business Employee, or (b) with respect to which any Transferred Entity has any Liability, in each case, other than (x) any plan, program or arrangement sponsored and administered by a Governmental Entity or (y) any Multiemployer Plan.

“Business” shall mean the “Fiber” segment of Parent (as such segment is described in the Annual Report on Form 10-K of CCI for the fiscal year ended December 31, 2023), as used, operated and conducted (or held for use, operation or conduct) immediately prior to the Closing by Parent and its Subsidiaries, consisting of (1) telecommunications infrastructure offerings of fiber of (a) leasing, subleasing, licensing, granting an indefeasible right of use, renting or otherwise selling or granting any rights to use fiber optic cabling or networks, whether as dark fiber or as lit services, (b) offering, selling and providing bandwidth services (including wavelength services) and fiber optic networks and (c) providing any managed solutions in connection with the foregoing sub-clauses (a) and (b) (the “Fiber Business”) and (2) telecommunications infrastructure offerings of small cell solutions of (a) researching, developing, offering, selling, licensing, providing, planning, permitting and the construction, installation and ongoing management and maintenance of small cell wireless sites and networks and (b) offering, selling, providing, planning, permitting and the construction, installation and ongoing management and maintenance of wireless telecommunication systems, including providing such wireless telecommunication systems pursuant to Contracts with third-party operators of venues, including hotels, stadiums, hospitals, convention centers, airports and mass transit, office buildings, malls and universities (the “Small Cell Business”). As used herein, “applicable Business” shall mean (i) with respect to Zayo Purchaser, the Fiber Business and (ii) with respect to EQT Purchaser, the Small Cell Business.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Business Employee” shall mean each (a) Transferred Entity Employee and (b) other individual listed on Section 1.1(a)(i) of the Parent Disclosure Schedule. Notwithstanding the foregoing, no individual listed on Section 1.1(a)(ii) of the Parent Disclosure Schedule shall be considered a Business Employee.

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“Business Environmental Permit” shall mean any Permit required to operate the Business or occupy and/or use the Business Owned Real Property or Business Leased Real Property under any applicable Environmental Law.

“Business Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by a member of the Seller Group or any of its Affiliates (including any of the Transferred Entities) and (a) set forth on item (b)(1-3) of Schedule I, or (b) primarily related to, used in or held for use in the Business; provided, that, for the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, Business Intellectual Property shall not include the Parent Names.

“Business IT Systems” means all IT Systems owned, leased or licensed by the Transferred Entities (or Parent or its other Affiliates, with respect to the Business) after giving effect to the Pre-Closing Restructuring as of the Closing Date.

“Business Liabilities” shall mean, except as expressly allocated to a party under this Agreement:

(a)               all Liabilities of Parent and its Affiliates, to the extent arising from or related to the Business Assets or the Business conducted with respect to such Business Assets (excluding any Retained Asset or Retained Business), as the same shall exist on or after the Closing Date and irrespective of whether the same shall arise prior to, on or following the Closing Date (other than with respect to any Seller Benefit Plan);

(b)               all Liabilities of the Business reflected in Working Capital on the Final Closing Statement;

(c)               all Liabilities arising under any of the Transferred Contracts;

(d)               all Liabilities for Taxes (i) imposed in respect of or on any Business Assets, the Business conducted with respect to such Business Assets or any Transferred Entity for any taxable period (or portion thereof), excluding any Liability of the Parent Group for Income Taxes in respect of any Business Assets, the Business conducted with respect to such Business Assets or any Transferred Entity with respect to a Pre-Closing Period, (ii) allocated to either Purchaser pursuant to Section 8.7 (Transfer Taxes) or (iii) which would not have been imposed but for the transactions to (A) separate the Fiber Business from the Small Cell Business (i.e., to transfer assets of the Fiber Business from a Small Cell Transferred Entity to a Fiber Transferred Entity or to transfer assets of the Small Cell Business from a Fiber Transferred Entity to a Small Cell Transferred Entity) or (B) effect the ABS Financing (i.e., to transfer assets from a Transferred Entity to another Transferred Entity in connection with the ABS Financing);

(e)               all Liabilities of the Business (i) (A) under Environmental Laws, whether arising prior to, on or after the Closing Date, to the extent relating to the environment or natural resources, human health and safety or Regulated Substances and (B) arising from or relating to the Business Assets, the Business or to any past or current operations or properties of the Business (including any such operations or properties for which a current or future owner or operator of the Business Assets or the Business may be alleged to be responsible as a matter of Law, contract or otherwise) or (ii) relating to the use, application, malfunction, defect, design, operation,

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performance or suitability of any product sold or distributed prior to the Closing by, or service rendered prior to the Closing related to the Business conducted with respect to such Business Assets (including any products for which a current or future owner or operator of the Business Assets or the Business conducted with respect to such Business Assets may be alleged to be responsible as a matter of Law, contract or otherwise); and

(f)                all Liabilities, whether arising prior to, on or after the Closing Date, (i) relating to, arising out of or resulting from the employment or services, or termination of employment or services, of each Continuing Employee (other than with respect to any Seller Benefit Plan and any other employe-related expenses for which Parent or any of its Affiliates is responsible pursuant to the terms of this Agreement, including, for the avoidance of doubt, any such amounts taken into consideration in the definition of Transaction Expenses) and (ii) with respect to each Transferred Entity Benefit Plan; and

(g)               all Liabilities arising under the Communications Laws in relation to the Business, whether arising prior to, on, or after the Closing Date.

For the avoidance of doubt, “Business Liabilities” shall not include any Retained Liabilities.

“Business Material Adverse Effect” shall mean any event, change, development, circumstance or effect that, individually or in the aggregate, has had or would reasonably be expected to, (i) have a material adverse effect on the business, assets, Liabilities, financial condition or results of operations of the Business and the Transferred Entities, taken as a whole or (ii) otherwise prevent or materially delay (or has so prevented, materially impaired or materially delayed) the ability of Parent Group to consummate the transactions contemplated hereby in accordance with the terms of this Agreement; provided, that, in the case of clause (i) only, no such event, change, development, circumstance or effect resulting or arising from or in connection with any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to, or be taken into account in determining whether there has been, a Business Material Adverse Effect: (a) general conditions and trends in the industries or businesses in which the Business is operated or in which any of the Transferred Entities operate, including competition in geographic or product areas, (b) general political, economic, financial or capital markets conditions (including interest rates, exchange rates, commodity prices, tariffs, trade wars and credit markets), (c) any act of civil unrest, war, sabotage, cyberattacks, terrorism or military actions, or the escalation thereof, including an outbreak or escalation of hostilities involving the United States or any other Governmental Entity or the declaration by the United States or any other Governmental Entity of a national emergency or war, (d) any natural disasters, epidemics, pandemics or disease outbreaks or public health emergencies (as declared by the World Health Organization, the Health and Human Services Secretary of the United States, Public Health England or the European Centre for Disease Prevention and Control), or other acts of God, (e) compliance by Parent or the Transferred Entities with applicable Law or with their express covenants and agreements contained in this Agreement (including the impact thereof on the relationships, contractual or otherwise, of the Business or the Transferred Entities with customers, employees, suppliers or partners), (f) the failure of the financial or operating performance of the Transferred Entities to meet internal or published, Parent’s or analyst projections, forecasts, estimates, predictions or budgets for any period (provided, that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a Business Material Adverse Effect; provided, further, that this

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clause (f) shall not be construed as implying that Parent is making any representation or warranty hereunder with respect to any internal, Parent or analyst projections, forecasts or budgets), (g) any action taken or omitted to be taken by or at the written request or with the written consent of either Purchaser or that is expressly required by this Agreement, (h) the execution, announcement or pendency of this Agreement and the Ancillary Agreements or the terms hereof or thereof (including the identity of either Purchaser), compliance with or performance under the terms hereof or thereof or the announcement, pendency or consummation of the transactions contemplated hereby or thereby, including the impact thereof on the relationships, contractual or otherwise, of the Business with employees, financing sources, customers, suppliers, partners or other business relationships; provided, that this exception shall not be denied to apply to the representations or warranties set forth in Section 3.4 (or Section 9.2(a) as it relates to Section 3.4), or (i) changes in any Laws or U.S. GAAP or other applicable accounting principles or standards or any authoritative interpretations thereof, in each case, after the date hereof; provided, further, that any such event, change, development, circumstance or effect resulting from clauses (a), (b), (c), (d), (e), or (i) immediately above shall be taken into account in determining whether a Business Material Adverse Effect has occurred or would reasonably be expected to occur to the extent (and only to the extent) that such event, change, development or effect has a disproportionate effect on the Business and the Transferred Entities, taken as a whole, compared to other participants in the industries in which the Business and the Transferred Entities conduct their businesses.

“Business Plan” means the target amounts of Fiber CapEx and Small Cell CapEx for the Business Plan Pre-Closing Period attached hereto as Exhibit D.

“Business Plan Pre-Closing Period” shall mean the period commencing on January 1, 2025 and ending on the Designated Date.

“Business Shared Contract” shall mean any Contract pursuant to which a third party that is not a member of the Seller Group provides or receives services, leases or benefits in respect of both (a) the Fiber Business or any portion thereof (or any Transferred Entity that conducts the Fiber Business after the Pre-Closing Restructuring) and (b) the Small Cell Business or any portion thereof (or any Transferred Entity that conducts the Small Cell Business after the Pre-Closing Restructuring).

“Business Transaction Expenses” shall mean, without duplication, all obligations and Liabilities incurred, or subject to reimbursement, by the Transferred Entities, to the extent not paid by either (i) Parent Group or (ii) the Transferred Entities prior to Closing, for fees, expenses, costs or charges as a result of the preparation, documentation, contemplation, negotiation, efforts to consummate or consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including obligations to take any actions under this Agreement, except as expressly allocated to another Party, including: (a) any brokerage fees, commissions, finders’ fees or financing advisory fees, and, in each case, related costs and expenses, (b) any fees and expenses of consultants, investment bankers, brokers, financial advisors, attorneys, accountants, Data Room providers or other advisors, and any fees payable by such parties to any Governmental Entity or other third parties, in each case, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and (c) all transaction-related bonuses, discretionary bonuses, change of control bonuses, retention payments, severance and similar amounts payable to any current or former employees, officers, directors or individual

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service providers of the Transferred Entities in connection with the Closing, plus the employer’s portion of all payroll, employment, unemployment, social security or similar Taxes imposed thereon and calculated as if all such amounts were paid on the Closing Date (other than (i) as a result of Purchaser’s decision to terminate employees or other individual service providers at or after the Closing or (ii) for the avoidance of doubt, any severance payment subject to a “double trigger” requirement or otherwise triggered upon a termination of employment following the Closing); provided, that, for the avoidance of doubt, Business Transaction Expenses shall not include (A) Liabilities related to Competition Regulatory Expenses, Communications Regulatory Expenses, Separation Expenses or Reimbursement Obligations, (B) any amounts to the extent included in or with respect to Indebtedness of the Transferred Entities, Cash or Working Capital or (C) any amounts expressly set forth in this Agreement as being borne by either Purchaser.

“Cash” shall mean, as of the Designated Time, without duplication, the aggregate of all cash, cash equivalents, wire transfers and drafts deposited or received and available for deposit, marketable securities, bank accounts and other similar cash items, in each case, to the extent convertible to cash within 60 days, of the Transferred Entities. Notwithstanding anything herein to the contrary, “Cash” shall be reduced by any issued but uncleared checks and be increased by any deposits of cash in transit, in each case, as of such time of determination; provided, that “Cash” shall exclude (i) all cash posted to support letters of credit, security deposits, performance bonds and other deposits held for the benefit of third parties, (ii) other cash that would be categorized under GAAP as “restricted” on the consolidated balance sheet of the Transferred Entities, and (iii) any insurance or other proceeds actually received with respect to any casualty, condemnation or litigation to the extent the corresponding liability has not been discharged if such liability has not been included in Indebtedness, Business Transaction Expenses or as a liability in Working Capital; provided, further, that Cash shall exclude any cash amounts paid between the Designated Time and immediately prior to the Closing (a) to pay any Indebtedness of the Transferred Entities, (b) to pay any Business Transaction Expenses or Separation Expenses, (c) to any Parent Related Party (other than the Transferred Entities) other than in the ordinary course of business, consistent with past practices, or (d) in violation of Section 6.4.

“Capital Expenditures” means all expenditures qualifying as capital expenditures to the extent directly related to the Business, and are made by or on behalf of the Transferred Entities, in respect of capital projects set forth (or of the type set forth) in the Business Plan or new capital projects that have arisen since January 1, 2025 in the ordinary course of business, in each case, calculated in accordance with the Accounting Principles and the Specific Accounting Principles forming part of the Accounting Principles (to the extent noted as applicable), and subject to the provisions set forth in Schedule VI, if and to the extent made during the Business Plan Pre-Closing Period.

“Capital Expenditure Amount” shall mean the sum of the Fiber CapEx Amount and the Small Cell CapEx Amount.

“CFIUS” means the Committee on Foreign Investment in the United States, or any member agency thereof acting in its capacity as a member agency.

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“CFIUS Notice” means a joint voluntary notice with respect to the Transactions prepared by the parties hereto and submitted to CFIUS in accordance with the requirements of the CFIUS Statute.

“CFIUS Statute” means section 721 of the Defense Production Act of 1950, as amended by the Foreign Investment Risk Review Modernization Act of 2018, as it may be further amended, modified, supplemented or replaced from time to time, (and codified at 50 U.S.C. § 4565); including all applicable regulations and interim rules promulgated thereunder, including those codified at 31 C.F.R. Parts 800 and 802.

“COBRA” shall mean Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Communications Act” shall mean the Communications Act of 1934, as amended (including as amended by the Telecommunications Act of 1996).

“Communications Laws” shall mean (a) the Communications Act and the rules, regulations and published policies, procedures, orders and decisions of the FCC; (b) the Communications Assistance for Law Enforcement Act of 1994, and the rules and regulations promulgated thereunder; (c) state statutes governing intrastate communications services and/or facilities and the rules, regulations, and published policies, procedures, orders, and decisions of the State PUCs; and (d) any Laws of any other Governmental Entity regulating or overseeing communications services and facilities, including Laws relating to the occupancy or use of any public rights-of-way.

“Communications Regulatory Expenses” shall mean any filing fees assessed by the FCC and State PUCs with respect to the applications or notifications required under Communications Laws incurred by a party or any of their respective Affiliates in connection with the transfer of control of Communications Licenses for the transactions contemplated by this Agreement, including any filing fees assessed by the FCC and State PUCs with respect to applications or notifications required under Communications Laws to enable separation of the Small Cell Assets from the Fiber Assets as set forth in Section 6.16(b), which shall be reimbursed by Purchasers pursuant to Section 6.16(b).

“Competition Laws” shall mean the HSR Act (and any similar Law enforced by any Governmental Antitrust Entity regarding preacquisition notifications for the purpose of competition reviews), the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.

“Competition Regulatory Expenses” shall mean any filing fees with respect to the notifications required under the HSR Act incurred by a party or any of their respective Affiliates in connection with the transactions contemplated by this Agreement.

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“Confidentiality Agreements” shall mean, collectively, (i) the nondisclosure agreement, dated as of March 12, 2024, by and between CCI and Zayo Group, LLC, (ii) the nondisclosure agreement, dated as of December 21, 2024, by and between CCI and EQT Partners Inc. and (iii) the Mutual Clean Team Confidentiality Agreement, dated as of June 5, 2024, by and between CCI and Zayo Group, LLC, as amended by the parties thereto on January 7, 2025.

“Continuing Employee” shall mean each individual who is a Business Employee (including those on vacation, sick leave, maternity leave, short-term disability or other paid time off or leave of absence, but, excluding any Inactive Employee) immediately prior to the Closing and who continues to be an employee of the applicable Purchaser or one of its Subsidiaries (including, following the Closing, any Fiber Transferred Entity or Small Cell Transferred Entity, as applicable) immediately following the Closing.

“Contract” shall mean any legally binding lease, contract, purchase order, license, arrangement, option, instrument or other agreement and all amendments thereto, other than a Permit.

“Control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or ownership interests, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

“Data Protection Authority” shall mean any body responsible for enforcing Data Protection Laws.

“Data Protection Laws” shall mean all Laws governing the collection, use, storage, processing and transfer of Personal Data.

“Data Protection Requirements” shall mean all applicable binding industry or self-regulatory standards, applicable contractual commitments and public or posted policies relating to privacy, data protection and the collection, use, storage, processing and transfer of Personal Data.

“Data Room” shall mean (i) with respect to the Zayo Purchaser, the confidential online database maintained by Datasite to which the Zayo Purchaser has been provided access and (ii) with respect to the EQT Purchaser, the confidential database maintained by Datasite to which the EQT Purchaser has been provided access, the indexes of which as of the date of this Agreement are attached hereto as Schedule III.

“Debt Financing Entities” shall mean the Debt Financing Sources, together with their Affiliates, and the Debt Financing Sources’ and their Affiliates’ respective officers, directors, employees, agents, advisors, Representatives and their successors and assigns.

“Debt Financing Source” shall mean each Person that is party to a Debt Commitment Letter (in each case, other than a Purchaser, any subsidiary of a Purchaser, any parent entity of a Purchaser or any other Affiliate of a Purchaser); provided, that, in the event that any Person (other than a Purchaser, any subsidiary of a Purchaser, any parent entity of a Purchaser or any other Affiliate of a Purchaser) is added as a party to a Debt Commitment Letter after the date hereof, the term “Debt Financing Source” shall include each such institution; provided, further, that the term

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“Debt Financing Source” shall include each institution (other than a Purchaser, any subsidiary of a Purchaser, any parent entity of a Purchaser or any other Affiliate of a Purchaser) party to any debt commitment letter or similar agreement with respect to any Alternative Financing.

“Designated Date” means the date on which the Designated Time occurs.

“Designated Time” means 11:59 p.m. (Eastern Time) on the day immediately prior to the Closing Date.

“Entity Formation Step” shall have the meaning set forth in the Pre-Closing Restructuring Schedule.

“Environment” shall mean soil, sediments, land, surface water, groundwater, vegetation, wetland, natural resource or air.

“Environmental Condition” shall mean a condition resulting from the release of a Regulated Substance into (or the presence of a Regulated Substance in) the Environment on, in, under or within any property, but does not include the presence of a Regulated Substance in locations and at concentrations that are naturally occurring.

“Environmental Laws” shall mean all Laws relating to pollution, protection of the environment or natural resources, or public health or safety (as it relates to Regulated Substances), including all those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of, or exposure to, Regulated Substances.

“Environmental Liabilities” shall mean any Liabilities arising under any Environmental Law or related to, arising out of or resulting from any Environmental Condition, including those relating to: (a) any duty imposed by a breach or violation of any Environmental Law; (b) any Remedial Action required by Environmental Law; (c) any bodily injury, property damage or other Liabilities of any other Person arising from any Environmental Condition; or (d) any injury to, destruction of or loss of natural resources, or costs of any natural resource damage assessments arising from any Environmental Condition.

“EQT AB” shall mean EQT AB.

“EQT Purchaser Sponsor” shall mean EQT Active Core Infrastructure SCSp.

“Equity Interest” shall mean any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, share of restricted stock, restricted stock unit, stock appreciation right, phantom stock, profit interests, performance share or unit, warrant, right or other security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest.

“Equity Seller Group” shall mean, collectively, the Persons set forth on Schedule IV under the heading “Equity Seller Group”.

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“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean each corporation or entity conducting a trade or business that, at any relevant time, is a member of a controlled group or affiliated service group of which the Transferred Entity is a member or that is treated as a single employer with the Transferred Entity under Sections 414(b), 414(c), 414(m) or 414(o) of the Code or pursuant to Section 4001(b) of ERISA.

“Excluded Information” means (A) “segment” financial information or any financial statements and data of the type that would be required by Rule 3-05, 3-09, 3-10, 3-16, 13-01 or 13-02 of Regulation S-X under the Securities Act, (B) information regarding officers or directors prior to consummation of the Sale (except biographical information if any of such persons will remain officers or directors after consummation of the Sale), executive compensation and related party disclosure or any Compensation Discussion and Analysis or information required by Item 302 (to the extent not so provided in SEC filings) or 402 of Regulation S-K under the Securities Act and any other information that would be required by Part III of Form 10-K, (C) any description of all or any component of the Debt Financing, the ABS Financing or any other Available Financing, including any such description to be included in liquidity and capital resources disclosure or any “description of notes” or “description of other indebtedness”, or other information customarily provided by the Debt Financing Sources, underwriters or their counsel, (D) risk factors relating to all or any component of the Debt Financing, the ABS Financing or any other Available Financing, (E) information regarding affiliate transactions that may exist following consummation of the Sale (unless Parent or any of its Subsidiaries was party to any such transactions prior to consummation of the Sale and such transactions will not be terminated at or prior to the Closing in connection with the Sale), (F) information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments, (G) pro forma financial statements or pro forma financial information, (H) projections or other forward-looking information, (I) any information with respect to the Retained Business or any person other than a Transferred Entity and (J) any other information customarily excluded from (i) in the case of an ABS Financing, a Rule 144A or securitization offering memorandum and (ii) in the case of the Debt Financing or any other Available Financing, an offering memorandum or marketing materials for the applicable Debt Financing or other Available Financing.

“Ex-Im Laws” means all applicable U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection.

“Extended Service Separation Program” shall mean the Amended and Restated Parent Extended Service Separation Program.

“FCC” shall mean the Federal Communications Commission, or any successor agency, including any bureau or office thereof acting on delegated authority.

“Fiber Assets” shall mean the Business Assets allocated to the Fiber Business in accordance with the Fiber/Small Cell Allocation Methodology.

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“Fiber Business Required Information” shall mean (i) the audited consolidated balance sheet of the Fiber Business as at the end of, and related audited consolidated profit and loss statement of the Fiber Business for, the two most recently completed fiscal years ended at least 90 days prior to the Closing Date, in each case prepared in accordance with GAAP (including footnotes thereto), (ii) the unaudited consolidated balance sheet of the Fiber Business as at the end of, and related unaudited consolidated profit and loss statement of the Fiber Business for, each fiscal quarter (other than the last fiscal quarter of the year) subsequent to the last fiscal year for which financial statements were prepared pursuant to the preceding clause (i) and ended at least 45 days before the Closing Date, in each case prepared in accordance with GAAP, subject to normal year-end adjustments, reclassifications and the absence of footnotes and (iii) in the case of an ABS Financing, such other pertinent and customary financial information and financial data of the Fiber Business derived from Parent’s historical books and records that are necessary for the underwriters or initial purchasers in an offering of such securities to receive customary “comfort” (including customary “negative assurance” comfort and change period comfort) and/or agreed-upon procedures reports from independent auditors in connection with such an offering which such auditors are prepared to provide upon completion of customary procedures. Notwithstanding anything to the contrary in this Agreement, nothing will require Parent or its subsidiaries to provide (or be deemed to require Parent or its subsidiaries to prepare), and the “Fiber Business Required Information” shall not be deemed to include, any Excluded Information.

“Fiber Business Separation Expenses” shall mean such portion of the Separation Expenses allocated to the Fiber Business, as determined in accordance with the Fiber/Small Cell Allocation Methodology; provided, that the sum of the Fiber Business Separation Expenses and the Small Cell Business Separation Expenses shall equal the Separation Expenses as determined in accordance with Section 2.4, Section 2.5 and Section 2.6.

“Fiber Business Transaction Expenses” shall mean such portion of the Business Transaction Expenses allocated to the Fiber Business, as determined in accordance with the Fiber/Small Cell Allocation Methodology; provided, that the sum of the Fiber Business Transaction Expenses and the Small Cell Business Transaction Expenses shall equal the Business Transaction Expenses as determined in accordance with Section 2.4, Section 2.5 and Section 2.6.

“Fiber CapEx” shall mean Capital Expenditures directly associated with projects of the Fiber Business as determined based on whether the project for such Capital Expenditures is a project associated with the Fiber Assets.

“Fiber CapEx Amount” shall mean the amount of Fiber CapEx for the Business Plan Pre-Closing Period, calculated in accordance with Schedule VI.

“Fiber Cash” shall mean such portion of the Cash allocated to the Fiber Business, in accordance with the Fiber/Small Cell Allocation Methodology; provided, that the sum of the Fiber Cash and the Small Cell Cash shall equal the Cash as determined in accordance with Section 2.4, Section 2.5 and Section 2.6.

“Fiber Closing Working Capital Adjustment Amount” shall mean an amount, which may be positive or negative, equal to the (i) amount of Fiber Working Capital, minus (ii) the Target Fiber Working Capital Amount.

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“Fiber Indebtedness” shall mean such portion of Indebtedness allocated to the Fiber Business in accordance with the Fiber/Small Cell Allocation Methodology; provided, that the sum of the Fiber Indebtedness and the Small Cell Indebtedness shall equal the Indebtedness of the Transferred Entities as determined in accordance with Section 2.4, Section 2.5 and Section 2.6.

“Fiber Liabilities” shall mean the Business Liabilities relating to the Fiber Business.

“Fiber Net Indebtedness” shall mean an amount, which may be positive or negative, equal to the (i) Fiber Indebtedness, minus (ii) Fiber Cash.

“Fiber Purchased Interests” shall mean, as of immediately prior to the Closing and following consummation of the Pre-Closing Restructuring, the Equity Interests in the Fiber Transferred Entities.

“Fiber Specified Payment” shall have the meaning given such term on Section 6.16(e)(iv) of the Parent Disclosure Schedule.

“Fiber Transferred Entities” shall mean the Transferred Entities holding the Fiber Assets and Fiber Liabilities.

“Fiber Transferred Entity Employee” shall mean each Business Employee (excluding any Inactive Employee) who is transferred to a Fiber Transferred Entity at the direction of the Purchaser Representative or as otherwise determined by Section 6.16(b) of the Parent Disclosure Schedule, in each case, prior to the Closing.

“Fiber Working Capital” shall mean such portion of the Working Capital allocated to the Fiber Business, as determined in accordance with the Fiber/Small Cell Allocation Methodology; provided, that the sum of the Fiber Working Capital and the Small Cell Working Capital shall equal the Working Capital as determined in accordance with Section 2.4, Section 2.5 and Section 2.6.

“Fraud” shall mean an act, committed by Parent or either Purchaser, that constitutes common law fraud under the Law of the State of Delaware and involves a false representation of material fact made by such Person in Article III, Article IV or Article V, as applicable, or any certificate delivered by such Person pursuant to Section 9.2(c) or Section 9.3(c), as applicable, (a) with actual knowledge of such Person that such representation is false when made, (b) with an express intention to induce the Person to whom such representation is made to act or refrain from acting in reliance upon it, (c) causing that Person, in justifiable reliance upon such false representation, to take or refrain from taking action and (d) causing such Person to suffer damage as a result thereof. For the avoidance of doubt, “Fraud” does not include equitable fraud, promissory fraud, unfair dealings fraud or any torts, in each case, based on negligence or recklessness.

“Fund Administrator” means the entity that administers a state or the federal Universal Service Fund, state or federal telecommunications relay service fund, the North America Number Plan, or number portability.

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“GAAP” shall mean generally accepted accounting principles in the United States, in effect from time to time.

“Governmental Entity” shall mean any foreign, domestic, supranational, federal, territorial, state, municipal or local, or quasigovernmental governmental entity, court, tribunal, arbitrator or judicial or arbitral body (public or private), commission, board, bureau, agency or instrumentality, or any regulatory (including any stock exchange), administrative or other department, agency or any political or other subdivision, department or branch of any of the foregoing, including the FCC, any State PUC, USAC and any governmental entity, quasigovernmental entity overseeing occupancy or use of any public or quasi-public rights-of-way or properties.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Inactive Employee” shall mean each Business Employee who, as of the Closing Date, is on long-term disability or workers’ compensation leave.

“Incidental IP Contracts” shall mean, with respect to any Person, (a) any Contract in which the only license to, assignment of or right to use, Intellectual Property granted in such Contract is incidental to the transaction contemplated in such Contract, the commercial purpose of which is something other than such license, assignment or right to use, such as a service Contract under which such Person grants a third party a license under Intellectual Property to enable such third party to provide services for the benefit of such Person, (b) Contracts with shareholders, directors, officers, employees, contractors and other representatives of such Person that assign rights in Intellectual Property from such individuals to such Person and (c) Contracts that include “shrink wrap” or “click through” licenses or licenses for other generally commercially available software or technology with an annual license fee of less than $7,500,000, in each case of clause (a), clause (b) and clause (c) that are entered into in the ordinary course of business.

“Income Tax” shall mean any Taxes imposed on or based on or measured with respect to gross or net income or profits (however denominated) or other similar Taxes or any franchise Tax imposed on or based on or measured with respect to gross or net income.

“Indebtedness” shall mean, without duplication, with respect to any Person, as of immediately prior to the Closing: (a) any outstanding principal amount of indebtedness for borrowed money, whether current, short-term or long-term, secured or unsecured, whether evidenced by bonds (other than surety bonds), notes, debentures or other similar instrument or debt security, (b) obligations under any letters of credit, surety or performance bonds, bid bonds, bank guarantees or other sureties or credit support facilities or instruments of any kind to the extent drawn (or a bona fide written draw request has been received), (c) all obligations under finance leases that are classified as such in the Business Financial Statements of the Transferred Entities or required to be recorded as a finance lease in accordance with the Accounting Principles which, for the sake of clarity, shall not include operating lease obligations recorded in the Business Financial Statements; (d) net obligations (including both liability and asset positions), which shall be no less than zero, under forward currency exchanges, interest rate protection agreements, swap agreements and hedging arrangements, determined as if such instrument were terminated at the applicable time

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of determination, (e) all indebtedness created or arising under any conditional sale or other title retention Contract with respect to property acquired, (f) all obligations of the type referred to in the foregoing clauses of this definition of other Persons for the payment of which such Person is responsible or liable as guarantor, including obligations secured by a Lien (other than a Permitted Lien) on any property or asset of the Transferred Entities, whether or not such Person has assumed or become liable for such obligations, (g) any declared but unpaid dividends or other amounts due or payable by the Transferred Entities to the Seller Group or its Affiliates, (h) an amount, not less than zero (0) with respect to any jurisdiction, particular Tax or Tax Return, of any unpaid Income Tax liabilities of the Transferred Entities (x) (A) for any Pre-Closing Period ending on or after December 31, 2024 (determined in accordance with Section 8.5 for any Straddle Periods) or (B) for periods (or portions thereof) ending prior to December 31, 2024 if Tax Returns have been filed but any Taxes shown as due on such Tax Returns have not yet been paid in full or (y) for any other Pre-Closing Period to the extent such unpaid Income Taxes arose as a result of a final resolution of a Tax Claim, in the case of each of the foregoing clauses (x) and (y), calculated (1) in a manner consistent with applicable past practice of the Transferred Entity and by taking into account all Transaction Deductions in a Pre-Closing Period to the extent deductible in a Pre-Closing Period by a Transferred Entity under applicable Tax Law at a “more likely than not” or higher standard, (2) by taking into account any Tax, credits, estimated payments, prepayments, refunds, overpayments and any other similar Tax assets of the Transferred Entities, in each case, that are available to offset or reduce such Income Taxes (and solely to the extent of such offset or reduction and, for the avoidance of doubt, not less than zero (0)) in the applicable jurisdiction and for the applicable Pre-Closing Period as a matter of applicable Law, (3) by excluding any liabilities for accruals or reserves established or required to be established under GAAP for contingent Income Taxes or with respect to uncertain Tax positions, (4) by taking into account income associated with any prepaid amounts received or deferred revenue accrued on or prior to the Closing Date in such Pre-Closing Period, (5) by taking into account any adjustment under Section 481 of the Code (or any similar provisions of Law) in a Pre-Closing Period as a result of any change in method of accounting made prior to the Closing, (6) by taking into account any Income Taxes as a result of the Pre-Closing Reorganization described in clause (e) of the definition of “Retained Liabilities” but excluding any Income Taxes described in clause (d)(iii) of the definition of “Business Liabilities” or any action as a result of Section 6.8 hereto, (7) by excluding any Income Taxes that are attributable to actions taken by, or at the request of, a Purchaser or any of its Affiliates after the Closing and (8) solely taking into account Income Tax liabilities of the Transferred Entities for jurisdictions where the Transferred Entities filed Tax Returns for the taxable year ending December 31, 2023, or where the Transferred Entities commenced business activities since December 31, 2023, (i) all liabilities for deferred and unpaid purchase price of assets, property, securities or services, earn-out payments, seller notes, post-closing true-up obligations and other similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligations (other than, for the avoidance of doubt, capital contributions and prepaid rent), (j) any advances received from or billed to customers for capital expenditures for which the cash received or amount billed has not been spent or otherwise not incurred as a liability within Working Capital, (k) any interest, principal, prepayment penalty, fees or expenses to the extent paid in respect of those items listed in clauses (a) through (j) of this definition (including any premiums, breakage costs and other related fees or liabilities payable at Closing solely as a result of the required prepayments thereof upon the consummation of the transactions contemplated hereby), (l) any unpaid restructuring obligations with respect to transferring the Business Employees to a Transferred Entity, including, without

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limitation, obligations associated with severance, termination and any costs associated with outstanding COBRA liabilities and with respect to closure costs including obligations related to warehouse closures and (m) with respect to any Transferred Entity, any unpaid severance obligations with respect to any Business Employee terminated prior to the Closing, and any unfunded or underfunded pension or pension-like liabilities (including deferred compensation arrangements) or obligations related to any Business Employee, together with the employer’s portion of all payroll, employment, unemployment, social security or similar Taxes in connection with such amounts and calculated as if all such amounts were paid on the Closing Date; provided, however, that notwithstanding any other provision of this Agreement, Indebtedness shall not include any (i) letters of credit, surety or performance bonds, bid bonds or other sureties of any kind, to the extent undrawn, (ii) intercompany indebtedness solely among Transferred Entities (to the extent reconciled), (iii) obligations under all leases that are classified as operating leases as determined and calculated in accordance with the Accounting Principles, (iv) intercompany indebtedness solely among Fiber Transferred Entities or solely among Small Cell Transferred Entities (in each case, to the extent reconciled and eliminated), (v) Retained Liabilities, (vi) trade payables or other similar accrued liability (to the extent captured in Working Capital), (vii) asset retirement obligations, (viii) any amounts to the extent included in Business Transaction Expenses, Cash or Working Capital or (ix) for the avoidance of doubt, any Debt Financing or other securitization transaction contemplated by the Debt Commitment Letter or any other indebtedness incurred by the Zayo Purchaser or the EQT Purchaser in connection with the transactions contemplated by this Agreement (including any ABS Financing or any other Available Financing).

“Intellectual Property” shall mean any and all intellectual property rights throughout the world in, arising out of, related to or associated with the following, including all: (a) issued or pending U.S. and foreign patents, patent applications, statutory invention registrations, registered designs or similar rights anywhere in the world in inventions and designs (“Patents”), and all rights with respect to any invention to apply for and obtain any of the foregoing; (b) trademarks, service marks, trade dress, trade names, slogans, logos, corporate names, and other similar source indicators, and registrations and applications for registration thereof (together with all the goodwill associated with any of the foregoing) (“Marks”); (c) World Wide Web addresses, domain names, social media identifiers (such as X (formerly known as Twitter®), Threads® or Instagram® handles) and applications and registrations therefor (“Internet Properties”); (d) copyrights, registrations and applications for registration thereof, and any equivalent rights in works of authorship (“Copyrights”); (e) rights in software, databases and data collections; and (f) trade secrets and other rights in know-how that derives independent economic value, whether actual or potential, from not being known to other Persons (“Trade Secrets”).

“IT Systems” means computers, hardware, firmware, software, code, websites, applications, systems, networks, databases and all other information technology related equipment and assets.

“Knowledge of EQT Purchaser” shall mean the actual knowledge (after reasonable due inquiry) of the Persons listed on Section 1.1(a)(ii) of the EQT Purchaser Disclosure Schedule.

“Knowledge of Parent” shall mean the actual knowledge (after reasonable due inquiry) of the Persons listed on Section 1.1(b) of the Parent Disclosure Schedule.

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“Knowledge of Zayo Purchaser” shall mean the actual knowledge (after reasonable due inquiry) of the Persons listed on Section 1.1(a)(i) of the Zayo Disclosure Schedule.

“Law” shall mean any federal, state, local, foreign or supranational law (including common law), statute, regulation, code, ordinance, rule, Order, decree or other legally binding regulations, of or by any Governmental Entity.

“Liability” shall mean, without duplication, all Indebtedness, obligations and other liabilities, whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, liquidated or unliquidated, fixed or otherwise, or whether due or to become due, asserted or unasserted, including any Taxes, fines, penalties, losses, costs, interest, charges, expenses, damages, assessments, deficiencies, judgments, awards or settlements.

“Liens” shall mean all mortgages, encumbrances, liens, licenses, pledges, charges, claims, security interests, deeds of trust, hypothecations, easements, encroachments, purchase agreements, rights of first offer, rights of first refusal, options, restrictions on transfer or other liens or encumbrances of a similar nature.

“Losses” shall mean all losses, damages, penalties, Liabilities, fines, costs and expenses (including reasonable and documented third-party attorneys’ fees or accountants’ fees, and fees and expenses in investigating, defending or settling any Action), incurred or suffered by a Parent Indemnified Party or a Purchaser Indemnified Party, as applicable, in each case subject to the limitations and exclusions set forth in Section 11.7.

“Multiemployer Plan” shall mean each “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) contributed to or required to be contributed to by Parent or any of its ERISA Affiliates for the benefit of any current or former Business Employee, with respect to which any Transferred Entity has any Liability including on account of an ERISA Affiliate.

“Net Indebtedness” shall mean an amount, which may be positive or negative, equal to (i) Indebtedness, minus (ii) Cash.

“Network Contracts” shall mean all franchise agreements, pole attachment agreements, collocation agreements, conduit agreements, ILEC interconnection agreements, fiber lease agreements, indefeasible right of use agreements, and all other agreements that grant to Crown Castle Fiber LLC or any of its Subsidiaries rights to attach, affix, maintain, repair, replace, run, lay or otherwise deploy fiber optic cable or small cells, or to locate power, electric or optronic equipment, and any master service agreement setting forth the terms and conditions relating to any of the foregoing, in each case, that provide for payments by the Business in excess of $10,000,000 in 2023 or any single year thereafter.

“Network Facilities” shall mean small cells and fiber optic cabling (or rights thereto) and other fixed network-related assets used or held for use by the Transferred Entities to carry out the Business as currently conducted, whether owned or leased by the Transferred Entities and irrespective of whether they are located on public or private property, including wires, cables, conduits and small cell nodes or other small cell facilities.

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“Nonqualifying Income” means any amount that is treated as gross income for purposes of Section 856 of the Code, and which is not described in Section 856(c)(2) of the Code.

“Non-Specified Pre-Closing Restructuring Steps” shall have the meaning set forth in the Pre-Closing Reorganization Schedule.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Order” shall mean any outstanding order, determination, decision, judgment, writ, injunction, stipulation, award or decree entered by or with any Governmental Entity.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar formation or governing documents with respect to the creation, formation or organization of such Person, including any amendments thereto.

“Parent Group” shall mean Parent and its Affiliates (other than any Transferred Entity), including the Asset Seller Group.

“Parent Related Party” shall mean Parent and any of its former, current or future Affiliates and any of the foregoing’s respective former, current or future, direct or indirect, officers, directors, employees, Affiliates, stockholders, equity holders, managers, members, partners, agents, attorneys, advisors or other Representatives or any of the foregoing’s respective successors or assigns.

“Parent Shared Contract” shall mean any Contract pursuant to which a third party that is not a member of the Seller Group provides or receives services, leases or benefits in respect of both (a) the Business or any portion thereof (or any Transferred Entity) and (b) the Retained Businesses.

“Permits” shall mean all licenses, certificates, permits, franchises, approvals, registrations, authorizations, waivers, variances, consents or orders issued by, filed with, or obtained from any Governmental Entity (excluding Communications Licenses and Governmental Authorizations).

“Permitted Liens” shall mean (a) statutory Liens of landlords, (b) mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s, materialmen’s or other like Liens arising or incurred in the ordinary course of business, consistent with past practice, for sums which are not yet due and payable or which are being contested in good faith by appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (c) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, consistent with past practice, (d) Liens for Taxes, assessments or other governmental charges or levies that are not yet delinquent or that are being contested in good faith by appropriate Actions and for which appropriate reserves have been established in accordance with GAAP, (e) Liens expressly disclosed on or reflected in the Business

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Financial Statements (including in the notes thereto), (f) any defects or imperfections of title, easements, covenants, rights-of-way, restrictions and other similar charges or other non-monetary Liens that do not materially and adversely interfere with the ordinary conduct of the Business, (g) leases, subleases and similar agreements with respect to the Business Leased Real Property or Business Owned Real Property that do not materially and adversely affect the applicable Transferred Entity’s current use or occupancy of the affected real property, (h) zoning, building and other similar restrictions which, are not violated in any material respect by the current use or occupancy of the affected real property, (i) Liens that have been placed by any developer, landlord or other third party on property owned by third parties not materially interfering with the ordinary conduct of the Business as a whole, (j) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance or other types of social security, (k) Liens created under federal, state or foreign securities Laws, (l) Liens not created by Parent or any of its Subsidiaries that affect the underlying fee interest (or any other superior interest) with respect to any Business Leased Real Property, (m) non-exclusive licenses or other non-exclusive rights granted to Intellectual Property, (n) Liens that will be released at or prior to the Closing Date, (o) title or other interest of a pole or conduit owner in poles and conduits licensed to others that do not materially interfere with the ordinary conduct of the Business as a whole, (p) Liens arising as a result of the Debt Financing or any other financing incurred by the Zayo Purchaser or the EQT Purchaser in connection with the transactions contemplated by this Agreement (including any ABS Financing or other Available Financing), (q) co-occupancy rights, colocation rights, regeneration site rights, interconnection rights, licenses, indefeasible rights to use and similar encumbrances entered into in the ordinary course of business, consistent with past practice, by Parent or any of its Subsidiaries, and (r) title of a Governmental Entity to rights of way that do not materially and adversely affect the applicable Transferred Entity’s (or Parent’s or any of its Subsidiaries) current use of the affected real property.

“Person” shall mean an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity.

“Personal Data” shall mean any information that is or may reasonably be associated with any person, including any information defined as “personal data”, “personally identifiable information”, “personal information” or similar term by the Data Protection Laws.

“Phase II Environmental Site Assessment” shall mean any invasive or subsurface investigation or sampling of the Environment or building materials.

“Planned Fiber CapEx Amount” shall mean the target amount of Fiber CapEx as set forth in the Business Plan for the Business Plan Pre-Closing Period.

“Planned Small Cell CapEx Amount” shall mean the target amount of Small Cell CapEx as set forth in the Business Plan for the Business Plan Pre-Closing Period.

“Pre-Closing Period” shall mean any taxable period (or portion thereof) ending on or prior to the Closing Date, including the portion of any Straddle Period ending on the Closing Date.

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“Purchaser Material Adverse Effect” shall mean any event, change, development, circumstance, or effect that is or would reasonably be expected to be, individually or in the aggregate, prevent or materially delay (or has so prevented, materially impaired or materially delayed), the ability of one or both Purchasers to consummate the Closing.

“Purchaser Related Party” shall mean the Purchasers and any of their respective former, current or future Affiliates and any of the foregoing’s respective former, current or future, direct or indirect, officers, directors, employees, Affiliates, stockholders, equity holders, managers, members, partners, agents, attorneys, advisors or other Representatives or any of the foregoing’s respective successors or assigns.

“Qualifying Income” means any amount that is treated as gross income for purposes of Section 856 of the Code, and which is described in Section 856(c)(3) of the Code.

“R&W Insurer” means any insurer or insurers under the R&W Insurance Policy.

“Registered Business Intellectual Property” means the Business Intellectual Property that is issued by, registered with or the subject of a pending application before the U.S. Patent and Trademark Office, the U.S. Copyright Office, or any corresponding state or foreign Governmental Entity or domain name registrar.

“Regulated Substance” shall mean any (a) any material, substance or waste that is classified, defined or regulated as a hazardous substance, hazardous waste, pollutant or contaminant (or words of similar meaning), or for which Liability may be imposed due to its dangerous or deleterious properties or characteristics, under any Environmental Law, (b) gasoline, diesel fuel, motor oil, waste or used oil, heating oil, kerosene and any other petroleum product or byproduct and (c) asbestos, polychlorinated biphenyls, radon or per- or polyfluoroalkyl substances.

“REIT” shall mean a “real estate investment trust” as such term is defined in Section 856 of the Code.

“REIT Requirements” means the requirements for qualification and taxation as a REIT pursuant to Sections 856 through and including 860 of the Code.

“Related Party” shall mean a Parent Related Party or a Purchaser Related Party, as applicable.

“Remedial Action” shall mean any and all actions to (a) investigate, clean up, remediate, remove, treat, monitor, contain or in any other way address any Regulated Substance in the Environment, (b) prevent the release or threat of release or minimize the further release of a Regulated Substance so it does not migrate or endanger public health or welfare or the environment and (c) perform pre-remedial studies and investigations and post-remedial monitoring, maintenance and care. The term “Remedial Action” includes any action that constitutes a “removal,” “remedial action” or “response” (or equivalent terms) as defined by Environmental Laws; and a “corrective action” (or equivalent term) as defined in Environmental Laws.

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“Representatives” shall mean, with respect to any Person, such Person’s Affiliates and its and its Affiliates’ respective directors, officers, employees, members, owners, partners, financing sources, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Information” shall mean the Fiber Business Required Information and/or the Small Cell Business Required Information, as the context requires. As used herein, “applicable Required Information” shall mean (x) with respect to Zayo Purchaser, the Fiber Business Required Information and (y) with respect to EQT Purchaser, the Small Cell Business Required Information.

“Retained Assets” shall mean with respect to Parent Group:

(a)               the services, products and businesses of the Retained Businesses;

(b)               all cash and cash equivalents of Parent Group (excluding any Cash of the Transferred Entities);

(c)               except for the Business Owned Real Property and Business Leased Real Property, all of Parent Group’s right, title and interest in any owned and leased real property and other interests in real property including all such right, title and interest under each real property lease pursuant to which any of them leases (as landlord or tenant), subleases (as sub-landlord or sub-tenant) or otherwise occupies any such leased real property, including all improvements, fixtures and appurtenances thereto and rights in respect thereof;

(d)               except for the Transferred Contracts and the Business Real Property Leases, all Contracts;

(e)               all causes of action (including counterclaims) and defenses (i) against third parties to the extent relating to any of the Retained Assets or the Retained Liabilities as well as any books, records and privileged information relating thereto and (ii) arising in the period prior to or through the Closing solely to the extent that the assertion of such cause of action or defense is necessary or useful in defending any claim that may be asserted against Parent or any of its Affiliates or for which indemnification may be sought by any of the Parent Indemnified Parties pursuant to Article XI;

(f)                all Intellectual Property except for the Business Intellectual Property (including all rights to the Parent Names);

(g)               all nontransferable Permits (excluding Communications Licenses and Governmental Authorizations related to the Business but including nontransferable Business Environmental Permits) and all Permits held by Parent Group that are not primarily related to the Business;

(h)               all Tax Returns (other than Tax Returns exclusively of a Transferred Entity) and all Tax refunds, rebates, abatements, deposits, prepayments, attributes, and/or credits of the Parent Group;

(i)                 without limiting the Transferred Entities’ rights expressly provided under Section 6.10, all policies and programs of or agreements for insurance and interests in insurance

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pools and programs (in each case including self-insurance and insurance from Affiliates) (collectively, “Insurance Policies”) and all rights of any nature with respect to any Insurance Policy, including any recoveries thereunder and any rights to assert claims seeking any such recoveries;

(j)                 all rights and interests of Parent and its Subsidiaries (other than the Transferred Entities) under this Agreement and the Ancillary Agreements;

(k)               all personnel and employment records for employees and former employees of Parent and its Subsidiaries or the Transferred Entities who are not Business Employees;

(l)                 the sponsorship of, and all rights, assets and interests under, any Seller Benefit Plan;

(m)             all other types of assets, properties, rights, agreements, contracts, instruments and claims of Parent Group or the Transferred Entities to the extent not related to the Business, wherever located, whether tangible or intangible, real, personal or mixed;

(n)               (i) all corporate minute books (and other similar corporate records) and stock records of the Parent Group, (ii) all books and records relating to the Retained Assets and/or the Retained Liabilities, (iii) any books and records or other materials (or any portion thereof) of or in the possession of Parent Group or the Transferred Entities that (A) Parent Group is required by Law to retain (copies of which, to the extent related to the Business Assets, the Business Liabilities, and/or the Business and as permitted by Law, will be made available to the Purchaser Representative upon the Purchaser Representative’s request), (B) Parent Group reasonably believes are necessary to enable Parent Group to prepare and/or file Tax Returns or (C) Parent Group or the Transferred Entities are prohibited by Law from delivering to the Purchaser Representative (including by transfer of equity of the Transferred Entities), including any applicable portion of any books and records, reports, information or other materials that disclose in any manner the contents of any other books and records, reports, information or other materials that Parent or any of its Affiliates (including the Transferred Entities) is prohibited by Law from delivering to the Purchaser Representative (including by transfer of equity of the Transferred Entities) and (iv) all copies of any books and records that Parent Group retains pursuant to Section 6.1(d); and

(o)               (i) all records and reports prepared or received by Parent or any of its Affiliates in connection with the sale of the Business or the transactions contemplated hereby, including all analyses relating to the Business or either Purchaser so prepared or received, (ii) subject to Section 6.2 all confidentiality agreements with prospective purchasers of the Business or any portion thereof, and all bids and expressions of interest received from third parties with respect thereto, in each case, that are not assigned to either Purchaser prior to or in connection with the Closing and (iii) all privileged communications described in Section 12.12.

“Retained Businesses” shall mean all businesses of the Parent Group and its Affiliates (other than the Business), including, for the avoidance of doubt, the Specified Retained Businesses.

22

“Retained Liabilities” shall mean, without duplication, (a) any Liability, relating to, arising out of, or resulting from, any Retained Asset and/or any Retained Business, (b) any Liability, whether arising prior to, on or after the Closing Date, relating to, arising out of, or resulting from the Pre-Closing Restructuring (other than any amounts to the extent included in or with respect to Indebtedness of the Transferred Entities, Cash or Working Capital and other than amounts that are Separation Expenses expressly allocated to Purchasers under this Agreement), (c) any Liability of the Parent Group for Income Taxes (whether or not then due), arising in connection with the consummation of the transactions contemplated by this Agreement, (d) any Transfer Taxes allocated to Parent pursuant to Section 8.7 (Transfer Taxes); (e) any Liabilities for Taxes to the extent such Taxes result from separating the Business from the Retained Business (i.e., from (i) transferring or assigning Business Assets that are not held by a Transferred Entity as of the date of this Agreement, to a Transferred Entity or (ii) transferring or assigning Retained Assets that are held by a Transferred Entity as of the date of this Agreement to an entity that is not a Transferred Entity); (f) the matters set forth on Schedule V, (g) other than any Transferred Entity Benefit Plan and any Liabilities relating to Continuing Employees for which Purchasers or any of their Affiliates are expressly responsible pursuant to this Agreement, the sponsorship of, and all Liabilities at any time arising under or with respect to, each Seller Benefit Plan and any other benefit or compensation plan, program arrangement or agreement with respect to which Parent or any of its ERISA Affiliates has any Liability, and (h) any and all Liabilities related to any current or former employee of Parent or any of its Affiliates who is not a Continuing Employee.

“Sanctioned Person” shall mean any Person that is: (a) the subject or target of Sanctions; (b) located, organized, or resident in a Sanctioned Territory; (c) the government of, or any agency on instrumentality of the government of, a Sanctioned Territory; or (d) 50% or more owned, directly or indirectly, or otherwise controlled by any such Person or Persons described in the foregoing clauses (a) or (c).

“Sanctioned Territory” shall mean any country or territory that is the subject or target of country- or territory-wide Sanctions (including, without limitation, Cuba, Iran, North Korea, Syria, or the Crimea, so-called Donetsk People’s Republic, or so-called Luhansk People’s Republic, and the non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine).

“Sanctions” shall mean those trade, economic, and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted, or enforced from time to time by the United States (including, without limitation, OFAC, and the U.S. Department of State), the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Benefit Plan” shall mean each Benefit Plan that is not a Transferred Entity Benefit Plan.

23

“Seller Group” shall mean, collectively, the Equity Seller Group and the Asset Seller Group.

“Separation Expenses” shall mean all reasonable and documented fees, costs and expenses incurred by Parent or its Affiliates (with any internal costs being charged without markup) in accordance with this Agreement to the extent paid or payable by Parent or the Transferred Entities prior to the Designated Time, arising out of or resulting from implementing the separation of the Small Cell Business from the Fiber Business in connection with the Pre-Closing Restructuring and the standing up of the Small Cell Business as a separately operating business and integrate the Fiber Business with Zayo (including the fees of any consultant, accountant or auditor retained by Parent or its Affiliates in connection with such separation, standup and integration activities), including for the avoidance of doubt the fees, costs and expenses for the categories of activities listed on Schedule 1.1(c) of the Parent Disclosure Schedule; provided that, with respect to general, administrative or other internal costs or expenses of any type (including overhead and other indirect costs) incurred by Parent or any of its Affiliates, any such costs and expenses shall only be included as Separation Expenses to the extent the respective employee of Parent or its Affiliates is fully dedicated to the separation activities under this Agreement and subject to an aggregate cap on all such costs included in Separation Expenses of $15,000,000. Notwithstanding the foregoing, “Separation Expenses” shall not include any fees, costs or expenses: (i) included in Communications Regulatory Expenses, Competition Regulatory Expenses or Reimbursement Obligations, (ii) to the extent relating to, arising out of or resulting from the separation of the Business from the Retained Business (including in connection with the separation of the Fiber Business or the Small Cell Business from the Retained Business), including (A) the fees of any consultant, accountant or auditor retained by Parent or its Affiliates in connection with such separation activities and (B) the fees, costs and expenses of the category of activities listed on Schedule 1.1(d) of the Parent Disclosure Schedule, (iii) of any legal counsel, financial advisor, bank or broker retained by Parent or its Affiliates, (iv) incurred (whether internal or external), if any, by Parent or its Affiliates in connection with any covenant or other requirement of this Agreement (other than with respect to the Small Cell Business Stand-up pursuant to Section 6.23, the Pre-Closing Restructuring activities pursuant to Section 6.16, the assignment or replacement of Business Shared Contracts pursuant to Section 6.5 or any Asset Sale), or (v) that are general, administrative or other internal costs or expenses of any type (including overhead and other indirect costs) incurred by Parent or any of its Affiliates, in each case of this clause (v), in connection with the Pre-Closing-Restructuring or Asset Sale to the extent related to or arising from the separation of the Business from the Retained Business (the fees, costs or expenses included in the immediately preceding clauses (ii) through (v), “Parent Separation Expenses”).

“Shared Contract” shall mean any Parent Shared Contract or any Business Shared Contract.

“Small Cell Assets” shall mean the Business Assets allocated to the Small Cell Business in accordance with the Fiber/Small Cell Allocation Methodology relating to the Small Cell Business.

“Small Cell Business Required Information” shall mean (i) the audited consolidated balance sheet of the Small Cell Business as at the end of, and related audited consolidated profit and loss statement of the Small Cell Business for, the two most recently completed fiscal years

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ended at least 90 days prior to the Closing Date, in each case prepared in accordance with GAAP (including footnotes thereto), (ii) the unaudited consolidated balance sheet of the Small Cell Business as at the end of, and related unaudited consolidated profit and loss statement of the Small Cell Business for, each fiscal quarter (other than the last fiscal quarter of the year) subsequent to the last fiscal year for which financial statements were prepared pursuant to the preceding clause (i) and ended at least 45 days before the Closing Date, in each case prepared in accordance with GAAP, subject to normal year-end adjustments, reclassifications and the absence of footnotes and (iii) in the case of an ABS Financing, such other pertinent and customary financial information and financial data of the Small Cell Business derived from Parent’s historical books and records that are necessary for the underwriters or initial purchasers in an offering of such securities to receive customary “comfort” (including customary “negative assurance” comfort and change period comfort) and/or agreed-upon procedures reports from independent auditors in connection with such an offering which such auditors are prepared to provide upon completion of customary procedures. Notwithstanding anything to the contrary in this Agreement, nothing will require Parent or its subsidiaries to provide (or be deemed to require Parent or its subsidiaries to prepare), and the “Small Cell Business Required Information” shall not be deemed to include, any Excluded Information.

“Small Cell Business Separation Expenses” shall mean such portion of Separation Expenses allocated to the Small Cell Business, as determined in accordance with the Fiber/Small Cell Allocation Methodology; provided, that the sum of the Small Cell Business Separation Expenses and the Fiber Business Separation Expenses shall equal the Separation Expenses as determined in accordance with Section 2.4, Section 2.5 and Section 2.6.

“Small Cell Business Transaction Expenses” shall mean such portion of the Business Transaction Expenses allocated to the Small Cell Business, as determined in accordance with the Fiber/Small Cell Allocation Methodology; provided, that the sum of the Small Cell Business Transaction Expenses and the Fiber Business Transaction Expenses shall equal the Business Transaction Expenses as determined in accordance with Section 2.4, Section 2.5 and Section 2.6.

“Small Cell CapEx” shall mean Capital Expenditures directly associated with projects of the Small Cell Business as determined based on whether the project for such Capital Expenditures is a project associated with the Small Cell Assets.

“Small Cell CapEx Amount” shall mean the amount of Small Cell CapEx for the Business Plan Pre-Closing Period, calculated in accordance with Schedule VI.

“Small Cell Cash” shall mean such portion of the Cash allocated to the Small Cell Business, as determined in accordance with the Fiber/Small Cell Allocation Methodology; provided, that the sum of the Small Cell Cash and the Fiber Cash shall equal the Cash as determined in accordance with Section 2.4, Section 2.5 and Section 2.6.

“Small Cell Closing Working Capital Adjustment Amount” shall mean an amount, which may be positive or negative, equal to the (i) amount of Small Cell Working Capital, minus (ii) the Target Small Cell Working Capital Amount.

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“Small Cell Indebtedness” shall mean such portion of Indebtedness allocated to the Small Cell Business in accordance with the Fiber/Small Cell Allocation Methodology; provided, that the sum of the Small Cell Indebtedness and the Fiber Indebtedness shall equal the Indebtedness of the Transferred Entities as determined in accordance with Section 2.4, Section 2.5 and Section 2.6.

“Small Cell Liabilities” shall mean the Business Liabilities relating to the Small Cell Business.

“Small Cell Net Indebtedness” shall mean an amount, which may be positive or negative, equal to the (i) Small Cell Indebtedness, minus (ii) Small Cell Cash.

“Small Cell Purchased Interests” shall mean, as of immediately prior to the Closing and following consummation of the Pre-Closing Restructuring, the Equity Interests in the Small Cell Transferred Entities.

“Small Cell Specified Payment” has the meaning given such term on Section 6.16(e)(iv) of the Parent Disclosure Schedule.

“Small Cell Transferred Entities” shall mean the Transferred Entities holding the Small Cell Assets and Small Cell Liabilities.

“Small Cell Transferred Entity Employee” shall mean each Business Employee (excluding any Inactive Employee) who is transferred to a Small Cell Transferred Entity at the direction of the Purchaser Representative or as otherwise determined by Section 6.16(b) of the Parent Disclosure Schedule, in each case, prior to the Closing.

“Small Cell Working Capital” shall mean such portion of the Working Capital allocated to the Small Cell Business, as determined in accordance with the Fiber/Small Cell Allocation Methodology; provided, that the sum of the Small Cell Working Capital and the Fiber Working Capital shall equal the Working Capital as determined in accordance with Section 2.4, Section 2.5 and Section 2.6.

“Solvent” shall mean, with respect to each Transferred Entity or the EQT Purchaser or Zayo Purchaser, as applicable, that, as of the date of determination: (i) the fair saleable value (determined on a going concern basis) of the assets of the Fiber Transferred Entities, the Small Cell Transferred Entities, EQT Purchaser and its Subsidiaries, or Zayo Purchaser and its Subsidiaries (in each case, taken as a whole), as applicable, shall be greater than the total amount of the Liabilities as of such date (including all Liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed) of the Fiber Transferred Entities, the Small Cell Transferred Entities, EQT Purchaser and its Subsidiaries, or Zayo Purchaser and its Subsidiaries (in each case, taken as a whole), as applicable, (ii) the Fiber Transferred Entities, Small Cell Transferred Entities, EQT Purchaser and its Subsidiaries, or Zayo Purchaser and its Subsidiaries (in each case, taken as a whole), as applicable, shall be able to pay their debts and obligations in the ordinary course of business, consistent with past practice, as they become due, and (iii) the Fiber Transferred Entities, the Small Cell Transferred Entities, EQT Purchaser and its Subsidiaries, or Zayo Purchaser and its

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Subsidiaries (in each case, taken as a whole), as applicable, shall have adequate capital to carry on their businesses and all businesses in which they are engaging or are about to engage.

“Specified Pre-Closing Restructuring Steps” shall have the meaning set forth in the Pre-Closing Reorganization Schedule.

“Specified Retained Businesses” shall mean Parent’s Towers segment (as described in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed by Parent) and all businesses that are a part thereof.

“Sponsors” shall mean, collectively, EQT Purchaser Sponsor and Zayo Purchaser Sponsors. As used herein, “applicable Sponsors” means (i) with respect to the EQT Purchaser, the EQT Purchaser Sponsor, and (ii) with respect to the Zayo Purchaser, the Zayo Purchaser Sponsors.

“State PUC” shall mean any state public service commission, public utilities commission, utilities board or similar state agency responsible for regulating intrastate communications services and/or facilities.

“Straddle Period” shall mean any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any corporation, entity or other organization, whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is a general partner or managing member.

“Target Fiber Working Capital Amount” shall mean such portion of the Target Working Capital Amount allocated to the Fiber Business, as determined in accordance with the Fiber/Small Cell Allocation Methodology; provided, that the sum of the Target Fiber Working Capital Amount and the Target Small Cell Working Capital Amount, as determined in accordance with Section 2.4, Section 2.5 and Section 2.6, shall equal the Target Working Capital Amount.

“Target Small Cell Working Capital Amount” shall mean such portion of the Target Working Capital Amount allocated to the Small Cell Business, as determined in accordance with the Fiber/Small Cell Allocation Methodology; provided, that the sum of the Target Small Cell Working Capital Amount and the Target Fiber Working Capital Amount, as determined in accordance with Section 2.4, Section 2.5 and Section 2.6, shall equal the Target Working Capital Amount.

“Target Working Capital Amount” shall mean ($55,000,000).

“Tax” shall mean any tax of any kind, including any federal, state, local or foreign taxes, including any income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar, including FICA), production, franchise, gross receipts, payroll, sales, employment, use, property, excise, value-added, estimated, stamp, alternative or add-on minimum, premium, customs, capital stock, unemployment, disability, real property, personal property, telecommunications, goods and services or similar taxes,

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environmental or withholding tax, and any other tax, duty, assessment or governmental charge, together with all interest, additions and penalties imposed with respect to such amounts whether disputed or not.

“Tax Claim” shall mean any claim, audit, examination or inquiry with respect to Taxes imposed in respect of or on any Business Assets, the Business or any Transferred Entity made by any taxing authority.

“Tax Proceeding” shall mean any audit, examination, contest, litigation or other proceeding with or against any taxing authority.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any taxing authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Team Telecom Agencies” means the Committee for the Assessment of Foreign Participation in the United States Telecommunications Services Section established by Executive Order 13913 (previously known as Team Telecom), and any of its member and advisor agencies, or a grouping thereof, acting in their capacities on the Committee.

“Transaction Deductions” means the sum of all items of loss, deduction or credit, to the extent deductible for Income Tax purposes under applicable Tax Law in any Pre-Closing Period and without duplication, resulting from or attributable to (a) the Business Transaction Expenses (regardless of whether such items remain unpaid as of Closing), and (b) the repayment of Indebtedness of any Transferred Entity at Closing or as otherwise contemplated by this Agreement (including any capitalized financing fees, costs, interest (including amounts treated as interest for U.S. federal income Tax purposes), original issue discount, and expenses that become currently deductible as a result thereof). To the extent permitted by applicable Law, the parties shall apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29, 2011-18 IRB to determine the amount of any success-based fees for purposes of clause (a) above.

“Transferred Contract” shall mean any Contract that is a Business Asset.

“Transferred Entity” shall mean each Person listed on Section 3.1 of the Parent Disclosure Schedule.

“Transferred Entity Benefit Plan” shall mean, as applicable, each Benefit Plan that is (i) sponsored, maintained or contributed to solely by one or more Transferred Entities or (ii) that is exclusively for the benefit of the applicable Business Employees.

“Transferred Entity Employee” shall mean each employee (including any employee on an approved leave of absence who is not an Inactive Employee) of a Transferred Entity as of immediately prior to the Closing.

“Transition Services Agreements” shall mean the Transition Services Agreements between Parent and each of Zayo Purchaser and EQT Purchaser, respectively, to be entered into at the Closing each substantially in the forms thereof set forth in Exhibit A hereto (as may be supplemented or modified as agreed by Parent and Zayo Purchaser or EQT Purchaser, respectively).

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“Treasury Regulations” shall mean the regulations promulgated or proposed by the U.S. Treasury Department under the Code.

“Trademark Business Assets” shall mean the Trademark Fiber Business Assets and the Trademark Small Cell Business Assets of Crown Castle Investment II Corp. as of immediately prior to the Closing.

“Trademark Fiber Business Liabilities” shall mean the Trademark Fiber Business Liabilities and Trademark Small Cell Business Liabilities of Crown Castle Investment II Corp.

“Trademark Fiber Business Assets” shall mean the Business Assets of Crown Castle Investment II Corp. allocated to the Fiber Business in accordance with the Fiber/Small Cell Allocation Methodology primarily relating to the Fiber Business as of immediately prior to the Closing.

“Trademark Fiber Business Liabilities” shall mean the Business Liabilities of Crown Castle Investment II Corp. allocated to the Fiber Business in accordance with the Fiber/Small Cell Fiber Allocation Methodology to the extent relating to the Fiber Business as of immediately prior to the Closing.

“Trademark Small Cell Business Assets” shall mean the Business Assets of Crown Castle Investment II Corp. allocated to the Small Cell Business in accordance with the Fiber/Small Cell Allocation Methodology primarily relating to the Small Cell Business as of immediately prior to the Closing.

“Trademark Small Cell Business Liabilities” shall mean the Business Liabilities of Crown Castle Investment II Corp. allocated to the Small Cell Business in accordance with the Fiber/Small Cell Allocation Methodology to the extent relating to the Small Cell Business as of immediately prior to the Closing.

“TRS Business Assets” shall mean the TRS Fiber Business Assets and the TRS Small Cell Business Assets of the CCS&E LLC as of immediately prior to the Closing.

“TRS Business Liabilities” shall mean the TRS Fiber Business Liabilities and TRS Small Cell Business Liabilities of CCS&E LLC.

“TRS Fiber Business Assets” shall mean the Business Assets of CCS&E LLC allocated to the Fiber Business in accordance with the Fiber/Small Cell Allocation Methodology as of immediately prior to the Closing.

“TRS Fiber Business Liabilities” shall mean the Business Liabilities of CCS&E LLC allocated to the Fiber Business in accordance with the Fiber/Small Cell Fiber Allocation Methodology as of immediately prior to the Closing.

“TRS Small Cell Business Assets” shall mean the Business Assets of CCS&E LLC allocated to the Small Cell Business in accordance with the Fiber/Small Cell Allocation Methodology as of immediately prior to the Closing.

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“TRS Small Cell Business Liabilities” shall mean the Business Liabilities of CCS&E LLC allocated to the Small Cell Business in accordance with the Fiber/Small Cell Allocation Methodology as of immediately prior to the Closing.

“United States” shall mean the United States of America, including any State thereof and the District of Columbia.

“USAC” means the Universal Service Administrative Company, as set forth in 47 C.F.R. § 54.701 et. seq.

“Willful Breach” shall mean, with respect to any party, any material breach of this Agreement that is the consequence of an action or omission by such breaching party that knew or reasonably should have known that the taking of such action or the failure to take such action would, or would reasonably be expected to, be or cause a material breach of this Agreement.

“Working Capital” shall mean (a) the current assets of the Transferred Entities, as of the Designated Time, that are included in the line item categories of assets specifically identified in Annex A of Schedule II reduced by (b) the current liabilities of the Transferred Entities, as of the Designated Time, that are included in the line item categories of liabilities specifically identified in Annex A of Schedule II, in each case after giving effect to the Pre-Closing Restructuring and calculated in accordance with the Accounting Principles; provided, that in no event shall “Working Capital” include (A) any amounts to the extent included in or with respect to (i) Indebtedness of the Transferred Entities, Cash or Business Transaction Expenses, (ii) amounts outstanding pursuant to intercompany accounts, arrangements, understandings or Contracts settled or eliminated at or prior to the Designated Time pursuant to Section 6.7 or Section 6.8, (iii) Retained Assets or Retained Liabilities, (iv) Liabilities or payments that are expressly required to be paid at or following the Closing by Parent or any of its Affiliates pursuant to this Agreement, (v) any assets or contra liabilities to the extent included in and reducing Indebtedness, (vi) any unamortized debt issuance costs or (vii) any loans or amounts receivable from Seller Group or its Affiliates, or (B) any amounts in respect of any line items specifically identified as “Exclusions” in Annex A of Schedule II; provided, further, that in no event shall “Working Capital” include any amounts with respect to Income Tax assets, Income Tax liabilities, deferred tax assets, deferred tax liabilities or any amounts specifically excluded from Cash in clauses (a) through (d).

“Zayo Purchaser Sponsors” shall mean, collectively, DigitalBridge Partners, LP, EQT Infrastructure IV USD SC Sp and EQT Infrastructure IV EUR SC Sp.

Section 1.2               Other Definitions. The following terms shall have the meanings defined in the Section indicated:

INDEX OF DEFINED TERMS

Term	Section
Accounting Firm	Section 2.6(c)
Accounting Principles	Section 2.4(b)
Additional Transaction Documents	Section 12.16
Agreement	Preamble
Alternative Financing	Section 6.17(b)
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Term	Section
Alternative Financing Commitment Letter	Section 6.17(b)
Alternative Transaction	Section 6.20
Anti-Corruption Laws	Section 3.8(b)
Asset Sale	Section 2.1(b)
Asset Seller Group	Preamble
Available Financing	Section 6.17(c)
Business Assets	Recitals
Business Financial Statements	Section 3.5(a)
Business Leased Real Property	Section 3.13(b)
Business Material Contracts	Section 3.17(a)
Business Matters	Section 6.23(a)
Business Office Leases	Section 3.13(b)
Business Owned Offices	Section 3.13(a)
Business Owned Real Property	Section 3.13(a)
Business Real Property Leases	Section 3.13(b)
Business-Exclusive Owned Real Property	Section 3.13(a)
Cash Contribution Amount	Section 4.8(b)
Cash Incentive Compensation	Section 7.6
CCI	Preamble
Closing	Section 2.1(a)
Closing Date.	Section 2.3(a)
Closing Purchase Price	Section 2.2(b)
Closing Structure	Section 6.16(b)
Combined Tax Return	Section 8.1(a)
Commitment Letters	Section 5.8
Communications Licenses	Section 3.10(a)
Competing Business	Section 6.15(c)
Current Representation	Section 12.13(a)
D&O Indemnified Persons	Section 6.10(c)
Debt Commitment Letter	Section 5.8
Debt Commitment Letters	Section 5.8
Debt Financing	Section 5.8
Designated Person	Section 12.13(a)
Disagreement	Section 6.3(c)(i)
e-mail	Section 12.7
Enforceability Exceptions	Section 3.3
Enforcement Expenses	Section 10.3(e)
EQT Commitment Letters	Section 5.8
EQT Debt Commitment Letter	Section 5.8
EQT Debt Financing	Section 5.8
EQT Equity Commitment Letter	Section 5.8
EQT Equity Financing	Section 5.8
EQT Financing	Section 5.8
EQT Purchaser	Preamble
EQT Purchaser Disclosure Schedule	Article V
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Term	Section
EQT Redacted Fee Letter	Section 5.8
EQT Required Amount	Section 5.8
Equity Financing	Section 5.8
Equity Sale	Section 2.1(a)
Estimated Closing Statement	Section 2.4(a)
Excluded Benefits	Section 7.2(a)
Extended Outside Date	Section 10.1(b)(i)
Extension	Section 6.3(b)
Fee Amount	Section 10.5
Fee Amount Accountant’s Letter	Section 10.5
Fee Amount Tax Opinion	Section 10.5
Fee Escrow Account	Section 10.5
Fiber Closing Purchase Price	Section 2.2(a)
Fiber Financial Information	Section 3.5(b)
Fiber Notice of Disagreement	Section 2.6(a)
Fiber/Small Cell Allocation Methodology	Section 2.4(c)
Final Allocation Schedule	Section 8.9(b)
Final Closing Statement	Section 2.6(c)
Final Fiber Closing Purchase Price	Section 2.7(a)
Final Purchase Price	Section 2.7(b)
Final Small Cell Closing Purchase Price	Section 2.7(b)
Final Tax Purchase Price	Section 8.9(b)
Financing	Section 5.8
Governmental Authorizations	Section 3.10(c)
Indemnified Party	Section 11.4(a)
Indemnifying Party	Section 11.4(a)
Initial Fiber Closing Statement	Section 2.5(a)(i)
Insurance Policies	Section 3.22(a)
Interim Allocation Schedule	Section 8.9(a)
Interim Financial Data	Section 3.5(a)
Interim Separation Committee	Section 6.23(a)
Interim Tax Purchase Price	Section 8.9(a)
Labor Agreement	Section 3.12(a)
Legal Restraints	Section 9.1(b)
Material Customer	Section 3.17(c)
Material Supplier	Section 3.17(c)
Notice of Disagreement	Section 2.6(a)
Outside Date	Section 10.1(b)(i)
Parent	Preamble
Parent Designees	Section 6.23(a)
Parent Disclosure Schedule	Article III
Parent Guaranteed Obligations	Section 6.21(a)
Parent Guarantees	Section 6.9(a)
Parent Indemnified Parties	Section 11.3(a)
Parent License	Section 6.14(b)
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Term	Section
Parent Licensed IP	Section 6.14(a)
Parent Names	Section 6.13(a)
Parent Releasees	Section 12.15(a)
Parent Severance Policy	Section 7.2(b)
Performance Guarantees	Section 6.9(a)
Post-Closing Representation	Section 12.13(a)
Potential Contributor	Section 11.4(c)
Pre-Closing Occurrence Claims	Section 6.10(b)
Pre-Closing Restructuring	Section 6.16(b)
Pre-Closing Restructuring Agreements	Section 6.16(e)(i)
Preliminary Allocation Schedule	Section 8.9(a)
Preliminary Tax Purchase Price	Section 8.9(a)
Prohibited Modifications	Section 6.17(a)
Purchased Interests	Recitals
Purchaser	Preamble
Purchaser Breach Termination Fee	Section 10.3(c)
Purchaser Burdensome Condition	Section 6.3(f)
Purchaser Designees	Section 6.23(a)
Purchaser Indemnified Parties	Section 11.2
Purchaser License	Section 6.14(a)
Purchaser Licensed IP	Section 6.14(b)
Purchaser Regulatory Termination Fee	Section 10.3(b)
Purchaser Releasees	Section 12.15(b)
Purchaser Representative	Preamble
Purchaser Termination Fee	Section 10.3(c)
Purchasers	Preamble
R&W Insurance Policy	Section 6.18
Redacted Fee Letters	Section 5.8
Reimbursement Obligations	Section 6.17(f)
Related Party Contracts	Section 3.19
Release Document	Section 10.5
Required Amounts	Section 5.8
Resolution Period	Section 2.6(b)
Restructuring Agreements	Section 6.16(c)
Sale	Section 2.1(b)
Second Request	Section 6.3(b)
Selected Financial Information	Section 3.5(b)
Sensitive Business Information	Section 6.2(c)
Sensitive Retained Business Information	Section 6.2(b)
Separation Matters	Section 6.23(a)
Small Cell Closing Purchase Price	Section 2.2(b)
Small Cell Financial Information	Section 3.5(b)
Small Cell Notice of Disagreement	Section 2.6(a)
Termination Payment Letter	Section 4.9
Third Party Claim	Section 11.4(a)
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Term	Section
Third Party Consents	Section 6.5(a)
Transfer Tax Allocation	Section 8.9(d)
Transfer Taxes	Section 8.7
Transferred Entity Indemnified Guarantees	Section 6.9(b)
Transferred Entity Permits	Section 3.9
TRS Seller	Preamble
Unrestricted Subsidiaries	Section 4.8(b)
Unrestricted Subsidiary Designation	Section 4.8(b)
Valuation Methodology	Section 8.9(a)
WARN Act	Section 3.12(d)
Zayo	Preamble
Zayo Commitment Letters	Section 4.8(a)
Zayo Debt Commitment Letter	Section 6.17(b)
Zayo Debt Financing	Section 6.17(b)
Zayo Disclosure Schedule	Article IV
Zayo Equity Commitment Letters	Section 4.8(a)
Zayo Equity Financing	Section 4.8(a)
Zayo Financing	Section 4.8(a)
Zayo Guaranteed Obligations	Section 6.22(a)
Zayo Purchaser	Preamble
Zayo Redacted Fee Letter	Section 4.8(a)
Zayo Required Amount	Section 4.8(a)

Article II

THE SALE

Section 2.1               Sale and Purchase.

(a)               Upon the terms and subject to the conditions set forth in this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), Parent shall, or shall cause the other members of the Equity Seller Group to, (i) transfer, convey, assign and deliver to Zayo Purchaser, the Fiber Purchased Interests, and Zayo Purchaser shall purchase and acquire from the Equity Seller Group, all of the Equity Seller Group’s right, title and interest in and to the Fiber Purchased Interests, free and clear of all Liens other than Liens imposed or created by either Purchaser or any of its Affiliates or arising as a result of this Agreement or restrictions on transfer that arise under applicable securities Laws, and (ii) transfer, convey, assign and deliver to EQT Purchaser, the Small Cell Purchased Interests, and EQT Purchaser shall purchase and acquire from the Equity Seller Group, all of the Equity Seller Group’s right, title and interest in and to the Small Cell Purchased Interests, free and clear of all Liens, other than Liens imposed or created by either Purchaser or any of its Affiliates or arising as a result of this Agreement or restrictions on transfer that arise under applicable securities Laws (clauses (i) and (ii) collectively, the “Equity Sale”).

(b)               Upon the terms and subject to the conditions set forth in this Agreement, simultaneously with the Equity Sale and at the Closing, (1) (i) the Asset Seller Group shall, and

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CCI shall cause the Asset Seller Group to, convey, transfer, assign and deliver to Zayo Purchaser, and Zayo Purchaser shall accept, free and clear of all Liens, other than Permitted Liens, all of the Asset Seller Group’s right, title and interest in, to and under the TRS Fiber Business Assets and the Trademark Fiber Business Assets, as applicable, and (ii) Zayo Purchaser shall accept and assume all TRS Fiber Business Liabilities and the Trademark Fiber Business Liabilities expressly excluding any Retained Liabilities, and (2) (i) the Asset Seller Group shall, and CCI shall cause the Asset Seller Group to, convey, transfer, assign and deliver to EQT Purchaser, and EQT Purchaser shall accept, free and clear of all Liens other than Permitted Liens, all of the Asset Seller Group’s right, title and interest in, to and under the TRS Small Cell Business Assets and the Trademark Small Cell Business Assets, as applicable, and (ii) EQT Purchaser shall accept and assume all TRS Small Cell Business Liabilities and the Trademark Small Cell Business Liabilities expressly excluding any Retained Liabilities, (clauses (1) and (2), the “Asset Sale,” and together with the Equity Sale, the “Sale”).

(c)               Unless the applicable Small Cell Transferred Entity(ies) has received consent from the Specified Person (as defined on Section 2.1(c) of the Parent Disclosure Schedule) for the transfer of ownership and control of a Specified Instrument (as defined on Section 2.1(c) of the Parent Disclosure Schedule) prior to the Closing Date, then the Small Cell Purchase Price shall be reduced by the Specified Instrument Amount (as defined on Section 2.1(c) of the Parent Disclosure Schedule) (the “Small Cell Instrument Adjustment”).

Section 2.2               Closing Purchase Price.

(a)               In consideration for the Fiber Purchased Interests and the TRS Fiber Business Assets and Trademark Fiber Business Assets, as applicable, and the assumption of the TRS Fiber Business Liabilities and Trademark Small Cell Business Liabilities, as applicable, at the Closing, subject to the terms hereof, Zayo Purchaser shall deliver, or cause to be delivered to Parent (or Parent’s designee(s)), in cash, an aggregate amount equal to (i) $4,250,000,000 plus (ii) the Fiber Closing Working Capital Adjustment Amount, minus (iii) the Fiber Net Indebtedness, minus (iv) the Fiber Business Transaction Expenses, plus (v) the Fiber Business Separation Expenses, minus (vi) the amount, if any, by which the Planned Fiber CapEx Amount is greater than the Fiber CapEx Amount, plus (vii) the amount, if any, by which the Small Cell CapEx Amount is greater than the Planned Small Cell CapEx Amount; provided, that (x) the amount provided for in the preceding sub-clause (vii) shall be capped at ten percent (10%) of the aggregate sum of the Planned Small Cell CapEx Amount and the Planned Fiber CapEx Amount, and (y) if the total of the preceding sub-clause (vii) minus sub-clause (vi) is a positive amount, then (vi) and (vii) shall be deemed to be zero, minus (viii) the Fiber Specified Payment (the “Fiber Closing Purchase Price”);

(b)               In consideration for the Small Cell Purchased Interests and TRS Small Cell Business Assets and the Trademark Small Cell Business Assets, as applicable, and the assumption of the TRS Small Cell Business Liabilities and Trademark Small Cell Business Liabilities, at the Closing, subject to the terms hereof, EQT Purchaser shall deliver, or cause to be delivered, to Parent (or Parent’s designee(s)), in cash, an aggregate amount equal to (i) $4,250,000,000 plus (ii) the Small Cell Closing Working Capital Adjustment Amount, minus (iii) the Small Cell Net Indebtedness, minus (iv) the Small Cell Business Transaction Expenses, plus (v) the Small Cell Business Separation Expenses, minus (vi) the amount, if any, by which the Planned Small Cell

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CapEx Amount is greater than the Small Cell CapEx Amount, plus (vii) the amount, if any, by which the Fiber CapEx Amount is greater than the Planned Fiber CapEx Amount; provided, that (x) the amount provided for in the preceding sub-clause (vii) shall be capped at ten percent (10%) of the aggregate sum of the Planned Fiber CapEx Amount and the Planned Small Cell CapEx Amount, and (y) if the total of the preceding sub-clause (vii) minus sub-clause (vi) is a positive amount, then (vi) and (vii) shall be deemed to be zero, minus (viii) the Small Cell Specified Payment, minus (ix) if applicable, the Small Cell Instrument Adjustment (the “Small Cell Closing Purchase Price”, and together with the Fiber Closing Purchase Price, the “Closing Purchase Price”).

Section 2.3               Closing.

(a)               The Closing shall take place (i) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019, at 10:00 a.m., New York time, on the first (1st) Business Day of the month following the date on which all of the conditions set forth in Article IX are satisfied (other than those conditions that by their nature are to be satisfied or waived on the Closing Date, but subject to the satisfaction or waiver of those conditions), or (ii) at such other place, time or date as may be mutually agreed upon in writing by Parent and Purchaser Representative; provided, that, if the date of such satisfaction or waiver is one of the last five (5) Business Days of any month, then the Closing shall automatically be deferred to the first (1st) Business Day of the second (2nd) month following the month during which such date occurs or, if the first (1st) Business Day of such second (2nd) month is not on the first calendar day of that month, then the Closing shall occur on the last calendar day of the preceding month; provided, further, that, subpart (i) and the foregoing proviso shall not apply if it would cause the Closing to occur after the Outside Date, and in such event the Closing shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019, at 10:00 a.m., New York time, on the fifth (5th) Business Day following the date on which all of the conditions set forth in Article IX are satisfied (other than those conditions that by their nature are to be satisfied or waived on the Closing Date, but subject to the satisfaction or waiver of those conditions), so long as such Closing would occur on or before the Outside Date. The date on which the Closing occurs is referred to as the “Closing Date.”

(b)               At the Closing:

(i)                 Parent shall, or shall cause the other members of the Seller Group to:

(A)             convey to Zayo Purchaser all right, title and interest in the Fiber Purchased Interests free and clear of all Liens, other than Liens imposed or created by either Purchaser or any of its Affiliates or arising as a result of this Agreement or restrictions on transfer that arise under applicable securities Laws, together with a duly executed form of Assignment of LLC Interests therefor;

(B)              convey to EQT Purchaser all right, title and interest in the Small Cell Purchased Interests free and clear of all Liens, other than Liens imposed or created by either Purchaser or any of its Affiliates or arising as a result of this

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Agreement or restrictions on transfer that arise under applicable securities Laws, together with a duly executed form of Assignment of LLC Interests therefor;

(C)              assign, transfer and convey to Zayo Purchaser (or its designee) all right, title and interest in and to the TRS Fiber Business Assets and Trademark Fiber Business Assets free and clear of all Liens, other than Permitted Liens or Liens imposed or created by either Purchaser or any of its Affiliates or arising as a result of this Agreement, together with a duly executed Assignment and Assumption Agreement therefor;

(D)             assign, transfer and convey to EQT Purchaser (or its designee) all right, title and interest in and to the TRS Small Cell Business Assets and Trademark Small Cell Business Assets free and clear of all Liens, other than Permitted Liens or Liens imposed or created by either Purchaser or any of its Affiliates or arising as a result of this Agreement, together with a duly executed Assignment and Assumption Agreement therefor;

(E)              deliver to each Purchaser the certificate required to be delivered pursuant to Section 9.2(c);

(F)              deliver to each Purchaser a duly executed counterpart to each of the Ancillary Agreements to which any member of the Parent Group or any Transferred Entity is a party, which was not executed and delivered on the date of this Agreement;

(G)             deliver to each Purchaser a duly executed resignation letter of each director and officer (or similar designation) of the Transferred Entities, which resignations shall be effective at the Closing; and

(H)             deliver to each Purchaser an IRS Form W-9 for each applicable member of the Seller Group.

(ii)

(A)             Zayo Purchaser shall deliver, or cause to be delivered, to Parent (or Parent’s designee(s)) by wire transfer, to an account or accounts designated by Parent in accordance with Section 2.4(a), immediately available funds in an aggregate amount equal to the Fiber Closing Purchase Price;

(B)              EQT Purchaser shall deliver, or cause to be delivered, to Parent (or Parent’s designee(s)) by wire transfer, to an account or accounts designated by Parent in accordance with Section 2.4(a), immediately available funds in an aggregate amount equal to the Small Cell Closing Purchase Price;

(C)              Zayo Purchaser shall deliver, or cause to be delivered, to Parent the certificate required to be delivered pursuant to Section 9.3(c)(i);

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(D)             EQT Purchaser shall deliver, or cause to be delivered, to Parent the certificate required to be delivered pursuant to Section 9.3(c)(ii); and

(E)              Each Purchaser shall deliver, or cause to be delivered, to Parent on behalf of the Seller Group a duly executed counterpart to each of the Ancillary Agreements to which such Purchaser or any of their Subsidiaries is a party, which was not executed and delivered on the date of this Agreement.

Section 2.4               Closing Working Capital, Net Indebtedness and Capital Expenditures Adjustments.

(a)               Not less than five (5) Business Days prior to the anticipated Closing Date, Parent shall provide Purchaser Representative with a statement that contains a good faith estimate of each of (i) Working Capital (including the Fiber Working Capital and the Small Cell Working Capital), (ii) Cash (including the Fiber Cash and the Small Cell Cash), (iii) Indebtedness of the Transferred Entities (including Fiber Indebtedness and Small Cell Indebtedness), (iv) any Business Transaction Expenses (including the Fiber Business Transaction Expenses and the Small Cell Business Transaction Expenses), (v) any Separation Expenses (including the Fiber Business Separation Expenses and the Small Cell Business Separation Expenses), (vi) the Fiber CapEx Amount and the Small Cell CapEx Amount, (vii) the Fiber Specified Payment and the Small Cell Specified Payment and (viii) if applicable, the Small Cell Instrument Adjustment (collectively, the “Estimated Closing Statement”), which shall be accompanied by a notice that sets forth (w) Parent’s good faith determination of the Fiber Closing Working Capital Adjustment Amount and the Fiber Closing Purchase Price and the components thereof, (x) Parent’s good faith determination of the Small Cell Working Capital Adjustment Amount and the Small Cell Closing Purchase Price and the components thereof, (y) reasonable supporting details of Parent’s calculations of the foregoing and (z) the account or accounts to which Zayo Purchaser shall transfer the Fiber Closing Purchase Price and EQT Purchaser shall transfer the Small Cell Closing Purchase Price pursuant to Section 2.2(a). After delivery of the Estimated Closing Statement until the Closing Date, Parent shall consider in good faith any reasonable comments provided by Purchaser Representative with respect to the Estimated Closing Statement and, upon delivery of the Estimated Closing Statement, Purchasers and their respective Representatives shall be permitted to review the books and records of the Transferred Entities, solely to the extent they were used in the preparation of the Estimated Closing Statement and the components thereof, and will be provided with reasonable access upon reasonable request and notice to the personnel and advisers of Parent and the Transferred Entities who were involved in the preparation of the Estimated Closing Statement; provided that, for the avoidance of doubt, in no event will any comments, discussions or disputes regarding the Estimated Closing Statement delay the Closing (it being understood that if Parent does not agree to any particular change or comment requested by Purchaser Representative, then the applicable calculation contained in the Estimated Closing Statement delivered by Parent shall control).

(b)               The Estimated Closing Statement shall be prepared in good faith in accordance with the Accounting Principles attached as Schedule II hereto (the “Accounting Principles”) and the Fiber/Small Cell Allocation Methodology. For illustrative purposes only, Annex A of Schedule II sets forth a calculation of Working Capital, as of September 30, 2024. To the extent there is any conflict (i) between Annex A of Schedule II and the Accounting

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Principles, the Accounting Principles shall prevail, and (ii) the Fiber/Small Cell Allocation Methodology and the Accounting Principles, the Accounting Principles shall prevail.

(c)               Following the date hereof, Parent shall use reasonable best efforts to assist Purchasers in determining a methodology for allocating (i) Working Capital into Fiber Working Capital and Small Cell Working Capital (and the Target Working Capital Amount into the Target Fiber Working Capital Amount and the Target Small Cell Working Capital Amount), (ii) Cash into Fiber Cash and Small Cell Cash, (iii) Indebtedness into Fiber Indebtedness and Small Cell Indebtedness, (iv) the Business Transaction Expenses into the Fiber Business Transaction Expenses and the Small Cell Business Transaction Expenses and (v) the Separation Expenses into the Fiber Business Separation Expenses and the Small Cell Business Separation Expenses (collectively, the “Fiber/Small Cell Allocation Methodology”) and Purchaser Representative shall notify Parent in writing of the final Fiber/Small Cell Allocation Methodology within one hundred eighty (180) days of the date of this Agreement. Parent shall, and shall cause its Subsidiaries (including the Transferred Entities) and its and their respective employees, accountants and other Representatives to, reasonably cooperate with Purchasers and their Representatives in connection with the Fiber/Small Cell Allocation Methodology, including by providing access to such books, records, and work papers to the extent reasonably requested, in each case, upon reasonable notice, during normal business hours and subject to the execution of customary access letters. Notwithstanding the foregoing, if Purchaser Representative fails to notify Parent in writing of the final Fiber/Small Cell Allocation Methodology within one hundred eighty (180) days of the date of this Agreement, Parent shall determine the Fiber/Small Cell Allocation Methodology in its good faith judgment and such determination shall become final and binding upon the Purchasers. For the avoidance of doubt, in no event shall the determination of the Fiber/Small Cell Allocation Methodology delay Closing.

Section 2.5               Post-Closing Statements.

(a)               Within one hundred twenty (120) days after the Closing Date, Purchaser Representative shall prepare in good faith (in accordance with the Accounting Principles and the Fiber/Small Cell Allocation Methodology) and deliver to Parent:

(i)                 on behalf of Zayo Purchaser, a statement of (A) Fiber Working Capital, (B) Fiber Cash, (C) Fiber Indebtedness, (D) Fiber Business Transaction Expenses that are unpaid as of the Closing Date, (E) Fiber Business Separation Expenses, (F) the Fiber CapEx Amount, and (G) the determination of the Fiber Closing Purchase Price (excluding the Fiber Specified Payment), together with reasonable supporting detail of Purchaser Representative’s calculations of the foregoing amounts (collectively, the “Initial Fiber Closing Statement”); and

(ii)              on behalf of EQT Purchaser, a statement of (A) Small Cell Working Capital, (B) Small Cell Cash, (C) Small Cell Indebtedness, (D) Small Cell Business Transaction Expenses that are unpaid as of the Closing Date, (E) Small Cell Business Separation Expenses, (F) the Small Cell CapEx Amount, and (G) the determination of the Small Cell Closing Purchase Price (excluding the Small Cell Specified Payment and, if applicable, the Small Cell Instrument Adjustment), together with reasonable supporting detail of Purchaser Representative’s calculations of the foregoing amounts (collectively, the “Initial Small Cell Closing Statement” and, together with the Initial Fiber Closing Statement, the “Initial Closing Statement”).

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(b)               Following the delivery of the Initial Closing Statement through the date that the Final Closing Statement has become final and binding in accordance with Section 2.6(c), Parent and its Representatives shall be permitted to access and review the books, records and work papers of the Transferred Entities that are reasonably related to the calculations of (i) Fiber Working Capital and the Small Cell Working Capital, (ii) Fiber Cash and Small Cell Cash, (iii)  Fiber Indebtedness and Small Cell Indebtedness, (iv) Fiber Business Transaction Expenses and Small Cell Business Transaction Expenses, (v) Fiber Business Separation Expenses and Small Cell Business Separation Expenses and (vi) the Fiber CapEx Amount and the Small Cell CapEx Amount, and each Purchaser shall, and shall cause its Subsidiaries (including the Transferred Entities) and its and their respective employees, accountants and other Representatives to, reasonably cooperate with Parent and its Representatives in connection with such review, including by providing reasonable access to such books, records, and work papers and making available personnel to the extent reasonably requested, in each case, upon reasonable notice, during normal business hours and does not unreasonably disrupt the operations of the Purchaser Representative and subject to the execution of customary access letters.

(c)               Each Purchaser agrees that, following the Closing through the date that the Initial Fiber Closing Statement or the Initial Small Cell Closing Statement, as applicable, becomes final and binding in accordance with Section 2.6(c), it will not take or permit to be taken any actions with respect to any accounting books, records, policies or procedures on which the Business Financial Statements, Interim Financial Data or the Initial Fiber Closing Statement or the Initial Small Cell Closing Statement, as applicable to such Purchaser, are based, or on which the Final Fiber Closing Statement or the Final Small Cell Closing Statement, as applicable, is to be based, that are inconsistent with the Accounting Principles and the Fiber/Small Cell Allocation Methodology or that would impede or delay, or have the primary purpose of affecting, the determination of the amount of (i) Fiber Working Capital or Small Cell Working Capital, as applicable, (ii) Fiber Cash or Small Cell Cash, as applicable, (iii)  Fiber Indebtedness or Small Cell Indebtedness, as applicable, (iv) Fiber Business Transaction Expenses or Small Cell Business Transaction Expenses, as applicable, (v) Fiber Business Separation Expenses or Small Cell Business Separation Expenses, as applicable, and (vi) the Fiber CapEx Amount or the Small Cell CapEx Amount, as applicable, as of immediately prior to Closing, or the preparation of any Notice of Disagreement or the Final Fiber Closing Statement or the Final Small Cell Closing Statement, as applicable, in the manner and utilizing the methods provided by this Agreement; it being understood that, except as expressly provided in this Section 2.5(c), this Section 2.5(c) shall not restrict a Purchaser from taking any actions with respect to any accounting books, records, policies or procedures related to the Fiber Business or the Small Cell Business, as applicable, with respect to the accounting period following the Closing.

Section 2.6               Reconciliation of Initial Closing Statement.

(a)               Parent shall notify the respective Purchaser in writing no later than forty-five (45) days, or such longer period as mutually agreed in writing by the parties, after Parent’s receipt of the Initial Fiber Closing Statement and/or the Initial Small Cell Closing Statement if Parent disagrees with the Initial Closing Statement, which notice shall describe the basis for such disagreement (any such notice relating to the Initial Fiber Closing Statement, the “Fiber Notice of Disagreement” and, any such notice relating to the Initial Small Cell Closing Statement, the “Small Cell Notice of Disagreement” and, each, a “Notice of Disagreement”). For the avoidance

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of doubt, in the event Parent disagrees with the Initial Fiber Closing Statement and the Initial Small Cell Closing Statement, Parent may deliver both a Fiber Notice of Disagreement and a Small Cell Notice of Disagreement (subject to the other terms hereof). Any Notice of Disagreement shall set forth in reasonable detail the basis for such disagreement, the amounts involved and Parent’s determination of (i) Fiber Working Capital or Small Cell Working Capital, as applicable, (ii) Fiber Cash or Small Cell Cash, as applicable, (iii) Fiber Indebtedness or Small Cell Indebtedness, as applicable, (iv) Fiber Business Transaction Expenses or Small Cell Business Transaction Expenses, as applicable, (v) Fiber Business Separation Expenses or Small Cell Business Separation Expenses, as applicable, and (vi) the Fiber CapEx Amount or the Small Cell CapEx Amount, as applicable, together with the resulting Fiber Closing Purchase Price (excluding the Fiber Specified Payment) or Small Cell Closing Purchase Price (excluding the Small Cell Specified Payment and, if applicable, the Small Cell Instrument Adjustment), as applicable, and reasonable supporting detail of Parent’s calculations of the foregoing amounts. If no Notice of Disagreement is delivered to the Purchasers within such forty-five (45) days period, then the Initial Fiber Closing Statement and/or the Initial Small Cell Closing Statement shall become final and binding upon the parties in accordance with Section 2.6(c), except to the extent that any adjustment thereto is (A) expressly agreed by Parent and (x) the Zayo Purchaser, in the case of the Initial Fiber Closing Statement, or (y) the EQT Purchaser, in the case of the Initial Small Cell Closing Statement, or (B) finally determined by the Accounting Firm in accordance herewith. If a Notice of Disagreement is delivered to both Purchasers within such period, then only such portions of the Initial Fiber Closing Statement or the Initial Small Cell Closing Statement (as applicable) that Parent does not identify or disagree with in such Notice of Disagreement shall become final and binding upon the parties in accordance with Section 2.6(c).

(b)               During the thirty (30) days immediately following the delivery of an applicable Notice of Disagreement (the “Resolution Period”), Parent and Zayo Purchaser (in the case of a Fiber Notice of Disagreement) or EQT Purchaser (in the case of a Small Cell Notice of Disagreement) shall seek in good faith to resolve any differences that they may have with respect to the matters identified in such Notice of Disagreement.

(c)               If, at the end of the Resolution Period, Parent and the applicable Purchaser are unable to resolve any differences that they may have with respect to the matters identified in the applicable Notice of Disagreement, Parent and the applicable Purchaser shall submit all matters that remain in dispute with respect to such Notice of Disagreement to Deloitte LLP or, if such firm is unwilling or unable to fulfill such role, another internationally-recognized independent, certified public accounting firm mutually acceptable to Parent and such Purchaser and agreed upon in writing or if Parent and such Purchaser are unable to agree upon another such firm within ten (10) Business Days after the end of the Resolution Period, then within an additional ten (10) Business Days, Parent and such Purchaser (taken as whole) shall each select one such firm and those two firms shall, within ten (10) Business Days after their selection, select a third (3rd) such firm (Deloitte LLP, the firm selected in accordance with clause (i) or the third firm selected in accordance with clause (ii), as applicable, the “Accounting Firm”). Within thirty (30) days after the Accounting Firm’s selection, the Accounting Firm shall make a final determination in accordance with the Accounting Principles and Fiber/Small Cell Allocation Methodology and based solely on the definitions and other applicable provisions of this Agreement, and the written submissions of the parties (which written submissions shall be distributed by the Accounting Firm to each party), of the appropriate amount of each of the

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matters that remain in dispute solely to the extent indicated in such Notice of Disagreement that Parent and such Purchaser have submitted to the Accounting Firm. The Accounting Firm shall act as an expert and not as an arbitrator. With respect to each disputed matter, such determination, if not in accordance with the position of either Parent or such Purchaser, shall not be in excess of the higher, or less than the lower, of the amounts advocated by Parent in such Notice of Disagreement or by such Purchaser in the Initial Fiber Closing Statement or the Initial Small Cell Closing Statement, as applicable, with respect to such disputed matter, and such determinations shall be set forth in a written statement setting forth in reasonable detail the basis for the Accounting Firm’s determination with respect to each disputed matter. None of Purchaser Representative, Parent, any Purchaser, the Transferred Entities, nor any of its or their Representatives shall have ex parte communications with the Accounting Firm relating to this Section 2.6(c) or this Agreement, and the Accounting Firm shall not conduct an independent investigation in respect of its determination. For the avoidance of doubt, the Accounting Firm shall not review or make any determination with respect to any matter other than the matters that remain in dispute to the extent indicated in such Notice of Disagreement and shall not consider any events or developments that occurred after the Closing. The Initial Closing Statement as finally determined either through agreement of the parties pursuant to Section 2.6(a) or Section 2.6(b) or through the action of the Accounting Firm pursuant to this Section 2.6(c), shall be the “Final Closing Statement.”

(d)               The fees and expenses of the Accounting Firm, and of any expert, consultant or legal advisor retained by Purchaser Representative or Parent in connection with the Notice of Disagreement and resolution thereof, shall be borne by the applicable Purchaser and Parent in a proportion as is appropriate to reflect their relative success in the resolution of the dispute; for example, if a Purchaser challenges the calculation of the Final Fiber Closing Purchase Price (excluding the Fiber Specified Payment) or the Final Small Cell Closing Purchase Price (excluding the Small Cell Specified Payment and, if applicable, the Small Cell Instrument Adjustment), as applicable, by an amount of $100,000, but the Accounting Firm determines that such Purchaser has a valid claim for only $70,000, then Parent shall bear seventy percent (70%) of such fees and expenses and such Purchaser shall bear the other thirty percent (30%) of such fees and expenses. During the review by the Accounting Firm, each of the Purchasers and Parent shall, and shall cause, in the case of the Purchasers, the Purchasers and their respective Subsidiaries (including the Transferred Entities) and in the case of Parent, its Subsidiaries, and its and their respective employees, accountants and other Representatives to, each make available to the Accounting Firm interviews with such personnel, and such information, books and records and work papers, as may be reasonably requested by the Accounting Firm to fulfill its obligations under Section 2.6(c) and neither the Purchasers nor Parent shall engage in any ex parte communication with the Accounting Firm on matters relating to the Initial Closing Statement or Notice of Disagreement; provided, that the accountants of Parent or Purchaser Representative shall not be obliged to make any work papers available to the Accounting Firm except in accordance with such accountants’ normal disclosure procedures and then only after such Accounting Firm has signed a customary agreement relating to such access to work papers. In acting under this Agreement, the Accounting Firm shall be entitled to the privileges and immunities of an arbitrator.

(e)               The process set forth in Section 2.5 and this Section 2.6 shall be the sole and exclusive remedy of any of the parties and their respective Affiliates for any disputes related

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to the Fiber Working Capital, Small Cell Working Capital, Fiber Net Indebtedness, Small Cell Net Indebtedness, Fiber CapEx Amount, Small Cell CapEx Amount, the Fiber Business Transaction Expenses, the Small Cell Business Transaction Expenses, the Fiber Business Separation Expenses, the Small Cell Business Separation Expenses and the calculations and amounts on which they are based or set forth in the related statements and notices delivered in connection therewith, whether or not the underlying facts and circumstances constitute a breach of any representations or warranties contained in this Agreement; provided, however, that this Section 2.6(e) shall not prohibit Parent or either Purchaser, as applicable, from instituting an Action to enforce any final determination of the Final Purchase Price or component thereof by the Accounting Firm pursuant to this Section 2.6(e), or to compel any party to submit any dispute arising in connection with this Section 2.6(e), in any court or other tribunal of competent jurisdiction in accordance with Section 12.3. The substance of the Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of manifest error or fraud. It is the intent of the parties to have any final determination of the Final Purchase Price by the Accounting Firm proceed in an expeditious manner; provided, however, any deadline or time period contained herein may be extended or modified by the written agreement of Parent and Purchasers, and the parties agree that the failure of the Accounting Firm to conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm which otherwise conforms to the terms of this Section 2.6.

Section 2.7               Post-Closing Adjustments.

(a)               If the Fiber Closing Purchase Price (excluding the Fiber Specified Payment) as determined pursuant to Section 2.6 (the “Final Fiber Closing Purchase Price”) exceeds the Fiber Closing Purchase Price (excluding the Fiber Specified Payment) set forth in the Estimated Closing Statement, then Zayo Purchaser (or one or more Affiliates designated by Zayo Purchaser) shall pay in cash to Parent (or one or more Affiliates designated by Parent) the excess amount. If the Final Fiber Closing Purchase Price is less than the Fiber Closing Purchase Price (excluding the Fiber Specified Payment) set forth in the Estimated Closing Statement, then Parent (or an Affiliate designated by Parent) shall pay in cash to Zayo Purchaser (or one or more Affiliates designated by Zayo Purchaser) the amount of such difference. Any such payment pursuant to this Section 2.7(a) shall be made by wire transfer of immediately available funds within five (5) Business Days after the determination of the Final Closing Statement to an account designated in writing by the party entitled to the payment within three (3) Business Days after the determination of the Final Closing Statement.

(b)               If the Small Cell Closing Purchase Price (excluding the Small Cell Specified Payment and, if applicable, the Small Cell Instrument Adjustment) as determined pursuant to Section 2.6 (the “Final Small Cell Closing Purchase Price”) exceeds the Small Cell Closing Purchase Price (excluding the Small Cell Specified Payment and, if applicable, the Small Cell Instrument Adjustment) set forth in the Estimated Closing Statement, then EQT Purchaser (or one or more Affiliates designated by EQT Purchaser) shall pay in cash to Parent (or one or more Affiliates designated by Parent) the excess amount. If the Final Small Cell Closing Purchase Price is less than the Small Cell Closing Purchase Price (excluding the Small Cell Specified Payment and, if applicable, the Small Cell Instrument Adjustment) set forth in the Estimated Closing Statement, then Parent (or an Affiliate designated by Parent) shall pay in cash to EQT

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Purchaser (or one or more Affiliates designated by EQT Purchaser) the amount of such difference. The Final Small Cell Closing Purchase Price and the Final Fiber Closing Purchase Price shall be the “Final Purchase Price”. Any such payment pursuant to this Section 2.7(b) shall be made by wire transfer of immediately available funds within five (5) Business Days after the determination of the Final Closing Statement to an account designated in writing by the party entitled to the payment within three (3) Business Days after the determination of the Final Closing Statement.

(c)               Notwithstanding anything to the contrary herein and for the avoidance of doubt, (i) Parent shall provide written wire instructions to Purchasers and Purchasers shall be entitled to rely on the accuracy of such written wire instructions for purposes of making payments to such account(s) designated by Parent, and (ii) no “double counting” shall result in connection with the calculation of the Final Purchase Price as a result of the separate adjustments in respect of the Fiber Business and the Small Cell Business, as contemplated by this Article II, and (iii) the Accounting Firm’s determination with respect to any disputed item shall not (a) result in any duplication or “double counting” of any amounts or adjustment, (b) result in any amounts or adjustments that are less favorable to either Parent or Purchasers than those that would have been determined if Parent and the Purchasers had agreed to one Notice of Disagreement for both Purchasers or one purchase price adjustment for each of Working Capital, Cash, Indebtedness, Business Transaction Expenses, Separation Expenses and Capital Expenditures with respect to the Business or (c) fail to take into account the Fiber/Small Cell Allocation Methodology, including that the sum of Fiber Working Capital and Small Cell Working Capital shall equal the Working Capital (and the sum of Target Fiber Working Capital Amount and the Target Small Cell Working Capital Amount shall equal the Target Working Capital Amount), the sum of Fiber Cash and the Small Cell Cash shall equal the Cash, the sum of Fiber Indebtedness and Small Cell Indebtedness shall equal Indebtedness, the sum of Fiber Business Transaction Expenses and the Small Cell Business Transaction Expenses shall equal the Business Transaction Expenses and the sum of Fiber Business Separation Expenses and Small Cell Business Separation Expenses shall equal the Separation Expenses

(d)               Notwithstanding the foregoing and for the avoidance of doubt, the parties hereto acknowledge and agree that (i) the Fiber Specified Payment and the Small Cell Specified Payment (x) shall not be subject to post-Closing adjustment pursuant to Section 2.5 or Section 2.6, and (y) shall instead be subject to post-Closing adjustment as set forth in Section 6.16(e)(iv) of the Parent Disclosure Schedule; and (ii) if applicable, the Small Cell Instrument Adjustment shall not be subject to post-Closing adjustment pursuant to Section 2.5 or Section 2.6.

Article III

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in the disclosure schedule delivered to each Purchaser prior to the execution of this Agreement (the “Parent Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face, Parent hereby represents and warrants to each Purchaser as follows:

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Section 3.1                        Organization and Qualification; Transferred Entities. Each member of the Seller Group and each Transferred Entity is or will be as of the Closing a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, except as would not reasonably be expected to be material to the Transferred Entities and the Business, taken as a whole. Each member of the Seller Group and each Transferred Entity has or will have as of the Closing all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a corporation or other legal entity in each jurisdiction where the conduct of its business or the character of the properties owned, leased or licensed by it requires such qualification, in each case, except for any such failure to be qualified that would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. Section 3.1 of the Parent Disclosure Schedule sets forth a list of all Transferred Entities.

Section 3.2               Capitalization of the Transferred Entities; Title to TRS Business Assets and Trademark Business Assets.

(a)               The Purchased Interests are duly authorized, validly issued, fully paid and nonassessable and owned by the Equity Seller Group, free and clear of all Liens, other than Liens imposed or created by any Purchaser or any of their respective Affiliates or arising as a result of this Agreement or restrictions on transfer that arise under applicable securities Laws. Except for the Purchased Interests, no Equity Interests of the Transferred Entities are, or as of the Closing will be, issued or outstanding.

(b)               Schedule IV contains a true, correct and complete list of each of the Transferred Entities and members of the Seller Group, the jurisdiction of its incorporation or reorganization. Parent has made available to the Purchasers true, correct and complete copies of the Organizational Documents of each of the Transferred Entities. Section 3.2(b) of the Parent Disclosure Schedule sets forth all of the authorized, issued and outstanding Equity Interests of the Transferred Entities and the record owner of the outstanding Equity Interests of the Transferred Entity. All Equity Interests of the Transferred Entities are duly authorized and validly issued and Parent owns, directly or indirectly, all of the Equity Interests in the Transferred Entities free and clear of all Liens, except Permitted Liens. As of the Closing, there shall be no options, warrants, rights, convertible, exercisable or exchangeable securities, “phantom” stock rights, preemptive rights, puts, calls, stock appreciation rights, stock-based performance units, commitments, arrangements or undertakings of any kind under which Parent or any of its Affiliates is obligated to sell, or give any Person a right to acquire or dispose of any of the Equity Interests or any securities or obligations convertible, exercisable or exchangeable for the Purchased Interests.

(c)               Following the consummation of the Pre-Closing Restructuring, except for ownership of another Transferred Entity, no Transferred Entity owns, directly or indirectly, any Equity Interest in any Person.

(d)               There are not any bonds, debentures, notes or other debt for borrowed money of any Transferred Entity having the right to vote (or convertible into, exercisable or

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exchangeable for, securities having the right to vote) on any matters on which any holder of any share of capital stock or other equity interests of such Transferred Entity may vote.

(e)               The Asset Seller Group has good and valid title to each of the TRS Business Assets and the Trademark Business Assets, as applicable (except for those TRS Business Assets or Trademark Business Assets, as applicable, if any, that are leased or licensed to the Asset Seller Group, as to which the Asset Seller Group has, and as of the Closing, the Purchasers will have, all dully authorized, validly licensed or leasehold interests) from the Asset Seller Group, free and clear of all Liens, other than Liens imposed or created by any Purchaser or any of their respective Affiliates or arising as a result of this Agreement. After taking into account and giving effect to the Pre-Closing Restructuring transactions, other than the Transferred Entities and the Asset Seller Group, none of the Subsidiaries of CCI holds any Business Asset other than any Retained Asset.

Section 3.3                        Authority Relative to this Agreement. Each member of the Seller Group has all necessary corporate, limited liability company or similar power and authority to execute, deliver and perform this Agreement and each of the Ancillary Agreements to which it is or will be a party and to consummate the transactions contemplated by this Agreement and the applicable Ancillary Agreement in accordance with the terms hereof and thereof, as applicable. The execution, delivery and performance by the Seller Group of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate, limited liability company or similar power and authority, and no other corporate, limited liability company or similar proceedings on the part of the Seller Group are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each member of the Seller Group, and, assuming the due authorization, execution and delivery of this Agreement by each Purchaser, constitutes a valid, legal and binding agreement of each such member of the Seller Group, enforceable against Parent and each such Person in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (the “Enforceability Exceptions”). Each member of the Parent Group and Transferred Entity has all necessary corporate, limited liability company or similar power and authority to execute, deliver and perform each Ancillary Agreement to which it is a party in accordance with the terms thereof. The execution, delivery and performance by each applicable member of the Parent Group and each Transferred Entity of each Ancillary Agreement to which it is or will be a party and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate, limited liability company or similar power and authority, and no other corporate, limited liability company or similar proceedings on the part of the applicable members of the Parent Group and the applicable Transferred Entities are necessary to approve each such Ancillary Agreement or to consummate the transactions contemplated thereby. At the Closing, each Ancillary Agreement executed and delivered by the member of the Parent Group or a Transferred Entity party thereto will be duly and validly executed and delivered by such member of the Parent Group or Transferred Entity, and, assuming the due authorization, execution and delivery of each Ancillary Agreement by each Purchaser or their respective applicable Subsidiaries, will constitute, a valid, legal and binding agreement of the applicable

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members of the Parent Group or Transferred Entity, enforceable against them in accordance with the terms thereof, subject to the Enforceability Exceptions.

Section 3.4               Consents and Approvals; No Violations. Assuming the truth and completeness of the representations and warranties of Purchasers contained in this Agreement, no filing, declaration or registration with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Parent or any other member of the Parent Group, or any applicable Transferred Entity, as applicable, for the execution, delivery and performance by the Seller Group of this Agreement or by Parent, any other member of the Parent Group or any Transferred Entity of any Ancillary Agreement to which it is or will be a party or the consummation by Parent, such other members of the Parent Group or the Transferred Entities of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, the Pre-Closing Restructuring steps as set forth on Section 6.16(b) of the Parent Disclosure Schedule as of the date hereof), except (a) as set forth on Section 3.4(a) of the Parent Disclosure Schedule; (b) compliance with any notice filings with respect to any Permits relating to the Business; or (c) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. Assuming compliance with the items described in clauses (a) through (c) of the preceding sentence, neither the execution, delivery and performance of this Agreement by the Seller Group or any Ancillary Agreement by Parent, any other member of the Parent Group or any Transferred Entity, nor the consummation by Parent, any other member of the Parent Group or any Transferred Entity of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, the Pre-Closing Restructuring steps as set forth on Section 6.16(b) of the Parent Disclosure Schedule as of the date hereof), will (i) conflict with or result in any breach, violation or infringement of, or constitute a default under, any provision of the respective articles of incorporation or by-laws (or similar governing documents) of Parent, such other member of the Parent Group or any Transferred Entity, as applicable, (ii) conflict with, result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens on the properties, assets or rights or any right of termination, amendment, cancellation, payment, acceleration or requiring any consent of or notice to any Person) under, any of the terms, conditions or provisions of any Business Material Contract or Business Office Lease or any other Business Real Property Lease with annual payments in excess of $200,000, or (iii) violate any Law or Data Protection Requirements applicable to Parent, or such members of the Parent Group, any Transferred Entity or any of their respective properties or assets (including the Business Assets), except, in the case of clause (ii) or clause (iii), as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 3.5               Financial Statements; Liabilities.

(a)               Section 3.5(a)(i) of the Parent Disclosure Schedule sets forth the true, correct and complete copies of (i) unaudited consolidated profit and loss statement of the Business for the years ended December 31, 2022 and 2023 and the unaudited consolidated balance sheet of the Business as of December 31, 2022 and 2023 (clause (i), the “Business Financial Statements”). The Business Financial Statements (A) were prepared based on the books and records of Parent and its Subsidiaries, (B) except as specifically set forth as “Deviations from

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GAAP” on Section 3.5(a)(i)(B) of the Parent Disclosure Schedule, were prepared in accordance with GAAP, and (C) each present fairly, in all material respects, as applicable, the financial position and the results of operations of the Business, as of the respective dates thereof or the periods then ended, in each case except as may be noted therein. Section 3.5(a)(ii) of the Parent Disclosure Schedule sets forth the unaudited combined statement of assets and liabilities and the statements of income of the Business for the nine-month period ended September 30, 2024 (the “Interim Financial Data”). The Interim Financial Data fairly present, in all material respects, the financial position of the Business and the results of operation of the Business as of September 30, 2024, and the Interim Financial Data (A) was prepared based on the books and records of Parent and its Subsidiaries, (B) except as specifically set forth as “Deviations from GAAP” on Section 3.5(a)(i)(B) of the Parent Disclosure Schedule, were prepared in accordance with GAAP and (C) each present fairly, in all material respects, the financial position and the results of operations of the Business, as of the respective dates thereof or the periods then ended, in each case except as may be noted therein.

(b)               Section 3.5(b) of the Parent Disclosure Schedule sets forth selected financial information of the Fiber Business for the years ended December 31, 2022 and 2023 and nine months ended September 30, 2024 (the “Fiber Financial Information”) and selected financial information of the Small Cell Business for the years ended December 31, 2022 and 2023 and nine months ended September 30, 2024 (the “Small Cell Financial Information”, together with the Fiber Financial Information, the “Selected Financial Information”). The Selected Financial Information was derived from the books and records of Parent and its Subsidiaries including the consolidated financial statements of Parent that have been prepared in accordance with GAAP, and the revenue information included in the Selected Financial Information were prepared in accordance with GAAP and present fairly, in all material respects, the revenue of each of the Fiber Business and the Small Cell Business for the respective periods, with the exception that the revenue information does not include any disclosures that would otherwise be required by GAAP.

(c)               The Business Financial Statements and the foregoing representations and warranties are qualified by the fact that (A) the Business has not operated on a standalone basis and has historically been reported within Parent’s consolidated financial statements and (B) the Business Financial Statements assume certain allocated charges and credits which do not necessarily reflect amounts that would have resulted from arm’s-length transactions or that the Business would incur on a standalone basis.

(d)               There are no Liabilities or obligations of the Transferred Entities (or with respect to the Business Assets) of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected or reserved on a consolidated balance sheet of the Business prepared in accordance with GAAP, other than those that (i) are specifically and adequately reflected or reserved against on the combined statements of assets and liabilities of the Interim Financial Data or specifically set forth on Section 3.5(d) of the Parent Disclosure Schedule; (ii) have been incurred in the ordinary course of business, consistent with past practice since September 30, 2024 (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of Law, or that relates to any cause of action, claim or lawsuit); (iii) are incurred in connection with the transactions contemplated hereby or the execution or performance of this Agreement, the Ancillary Agreements or the Closing; (iv) have been

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discharged or paid off; (v) constitute Retained Liabilities or (vi) would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(e)               Since the date that is three (3) years prior to the date hereof, (i) no director, officer, external auditor, external accountant or similar authorized representative of the Seller Group or any Transferred Entity that participates in the accounting or finance function of the Business or otherwise in the preparation of financial statements of the Business, has received any written (or to the Knowledge of Parent, oral) complaint, allegation, assertion or claim regarding accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of any Transferred Entity or with respect to any Business Asset, and (ii) no attorney representing any Transferred Entity or any member of the Seller Group, or their respective Affiliates, whether or not employed by any member of the Seller Group or the Transferred Entities, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation with respect to any Transferred Entity or with respect to any Business Asset by any member of the Seller Group, any Transferred Entity, their respective Affiliates, or any of their respective officers, directors, employees or agents to the board of directors of CCI or any committee designated for such purpose, except, in each case, as has not resulted in, and that would not reasonably be expected to result in, (x) adjustments or changes to the Business Financial Statements or the Interim Financial Data that would reasonably be expected to be material to the Business, taken as a whole, or (y) a finding of a significant deficiency or a material weakness with respect to the Business that would reasonably be expected to be material to the Business, taken as a whole.

(f)                Section 3.5(f) of the Parent Disclosure Schedule contains a complete and accurate list of all of the Indebtedness of the Transferred Entities or the Business of the type described in clauses (a) through (d) of the definition of Indebtedness (irrespective of whether drawn), including as would be so held after giving effect to the Pre-Closing Restructuring, as of the date hereof.

Section 3.6               Absence of Certain Changes or Events. Except as contemplated by this Agreement (including the reorganizations and transactions undertaken to facilitate the Sale, including the Pre-Closing Restructuring), (a) since September 30, 2024, the Business has been operated in the ordinary course, consistent with past practice, in all material respects and (b) since September 30, 2024, there has not occurred any event, change, development or effect that is continuing and would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, and (c) since September 30, 2024, none of Parent, any other member of the Parent Group, or the Transferred Entities has taken any action with respect to the Business or a Business Asset which, if taken after the date hereof, would have required the prior consent of the Purchaser Representative pursuant to Section 6.4(a)(B) (other than actions taken in connection with the Pre-Closing Restructuring in accordance herewith), (C), (D) (other than actions taken in connection with the Pre-Closing Restructuring in accordance herewith), (F), (G), (H), (J), (K), (M), (N), (O) or (P) or has not agreed, authorized, approved or committed to do or has taken any action respect to any of the foregoing.

Section 3.7               Litigation. Since the date that is three (3) years prior to the date hereof, (a) there is no Action pending or threatened (in writing or, to the Knowledge of Parent, orally), against any Transferred Entity, or any member of Seller Group or relating to, arising

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out of or resulting from the Business, and (b) no Transferred Entity (nor any member of the Parent Group with respect to the Business) is subject to any outstanding Order, nor has any Transferred Entity (nor any member of the Parent Group with respect to the Business) been advised in writing by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting investigation, cease-and-desist order, or enforcement action other than those of general application that apply to similarly situated providers of the same services, in each case of clauses (a) and (b), except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 3.8               Compliance with Laws.

(a)               (i) None of the Transferred Entities or, with respect to the Business, Parent or its other Subsidiaries or any other member of the Seller Group, is, or since the date that is three (3) years prior to the date of this Agreement has been, in violation of any Laws or Order issued by a Governmental Entity, (ii) each of the members of the Seller Group (with respect to the Business) and each of the Transferred Entities has fulfilled and performed all of its obligations with respect to applicable Laws and Orders, and the payment of all regulatory fees and contributions, except for exemptions, waivers, or similar concessions or allowances, and (iii) neither Parent nor any of its Subsidiaries has, since the date that is three (3) years prior to the date of this Agreement, received any written notice alleging any such violation with respect to the Business, in each case of sub-clauses (i)-(iii), except as would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities or the Business, taken as a whole.

(b)               Since the date that is five (5) years prior to the date of this Agreement, (i) none of the members of the Parent Group or the Transferred Entities has violated any applicable anti-bribery or anti-corruption Laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (ii) no officer or director or, to the Knowledge of Parent, any employee, agent, representative, consultant or other Person acting for or on behalf of any member of the Parent Group or any of the Transferred Entities, has violated any Anti-Corruption Laws, and (iii) none of the members of the Parent Group nor any of the Transferred Entities has received any written notice alleging any violation of any Anti-Corruption Laws.

(c)               None of the members of the Parent Group or the Transferred Entities has, directly or indirectly, made any payment, gift, bribe, rebate, loan, payoff, kickback, or other transfer of value (or offered, promised, or authorized any such payment) to any individual or entity, including any Governmental Entity for the purpose of: (i) improperly influencing or inducing such individual or entity to take or omit any action or to make any decision in an official capacity or in violation of a lawful duty; (ii) inducing such individual or entity to improperly influence their employer (whether public or private) or any Governmental Entity in order to affect an act or decision, including to assist any individual or entity in violation of applicable Laws.

(d)               None of the members of the Parent Group, the Transferred Entities, or any of their respective officers or directors, or to the Knowledge of the Parent, any of their respective employees, agents, representatives, consultants or other Persons acting for or on behalf of the Parent Group or the Transferred Entities, is a Sanctioned Person or has, since April 24, 2019: (i)

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engaged in, or is now engaged in, any dealings or transactions with any Sanctioned Person or in any Sanctioned Territory; or (ii) otherwise taken any action in material violation of applicable Sanctions, Ex-Im Laws, or antiboycott regulations. Since April 24, 2019, none of the members of the Parent Group nor any of the Transferred Entities has received any written notice alleging any material violation of any applicable Sanctions, Ex-Im Laws, or antiboycott regulations.

(e)               Except as would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities or the Business, taken as a whole, there is no abandoned or unclaimed property or escheat liability with respect to any Business Asset, and each Transferred Entity and each member of the Seller Group has complied in all respects with applicable Law relating to abandoned or unclaimed property or escheat obligations.

(f)                None of the members of the Parent Group currently owns or uses, nor has any of the Transferred Entities purchased or otherwise obtained since August 13, 2018, any equipment or obtains services produced or provided by any company on the FCC’s “Covered List” (as such list exists as of the date of this Agreement), as defined in 47 C.F.R. §1.50002 and established pursuant to one or more determinations identified in Section 2(c) of the Secure and Trusted Communications Networks Act (Public Law No. 116-124).

Section 3.9               Permits. The Transferred Entities hold, or will hold as of the Closing, all Permits necessary for the conduct of the Business as currently conducted (the “Transferred Entity Permits”), except for failures to hold such Transferred Entity Permits that would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities or the Business, taken as a whole, or would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. Except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, the Transferred Entities and each member of the Seller Group have been in compliance with the terms of the Transferred Entity Permits. Each such Transferred Entity Permit is valid, subsisting and in full force and effect. No event, condition or circumstance attributable to the Transferred Entities or the Parent Group (with respect to the Business) would preclude any Transferred Entity Permit from being renewed in the ordinary course of business, consistent with past practice (to the extent that any of the foregoing is renewable by its terms). This Section 3.9 does not address Communications Licenses or Governmental Authorizations, which are addressed by Section 3.10.

Section 3.10           Communications Licenses and Governmental Authorizations.

(a)               Section 3.10(a) of the Parent Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of all licenses, certificates, permits, approvals, orders, consents, permissions, resolutions, registrations, ordinances and other authorizations issued by the FCC or any State PUCs used in the operation of the Business (“Communications Licenses”). The Communications Licenses constitute all of the material licenses, certificates and authorizations from (a) the FCC that are required for the operation of the Business as currently operated and (b) any State PUCs that are material to the operation of the Business as currently operated. Each of the Communications Licenses are in full force and effect, unimpaired by any condition, except those conditions that (x) are contained within the terms of such Communications Licenses or Laws related to such Communications Licenses, (y) are applicable

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to the particular class of Communications Licenses generally, or (z) would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect on the operation of the Business as currently operated. There is no pending or, to the Knowledge of Parent, threatened action by or before the FCC or any State PUCs (excluding proceedings of general applicability) that would reasonably be expected to result in the revocation, suspension, cancellation, nonrenewal or modification (other than immaterial modifications) of any of the Communications Licenses, except where such threatened action would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities or the Business, taken as a whole. Each Transferred Entity is in compliance with all Communications Licenses held by such Transferred Entity, except where the failure to so comply would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities or the Business, taken as a whole. Neither Parent or any other member of the Seller Group nor any Transferred Entity has received during the three (3) years preceding the date hereof any written notification, or, to the Knowledge of Parent, any oral communication, from the FCC or any State PUCs alleging that any Transferred Entity is in material violation of or default (if applicable) under any Communications License, except (i) where such allegation is no longer pending or (ii) as set forth on Section 3.10(ii) of the Parent Disclosure Schedule.

(b)               The Transferred Entities are, and since the date that is three (3) years prior to the date hereof, have been in compliance with each of the Communications Licenses and has fulfilled and performed all of its material obligations with respect thereto, including submitting all material reports, notifications, certifications and applications required by applicable Communications Licenses or Laws related to such Communications Licenses, the payment all material regulatory fees, assessments and contributions, and retained all supporting documents necessary for calculation of material regulatory fees, assessments and contributions, and all such filings, when made or amended, were (i) true, correct and complete in all material respects and (ii) in accordance, in all material respects, with existing precedent of any Fund Administrator and the FCC. For purposes of the foregoing, “material reports” are FCC Forms 499A and 499Q, tariffs, price lists or other rate schedules, and certifications of compliance with rules regarding customer proprietary network information and “material regulatory fees, assessments and contributions” are federal or state regulatory fees and all contributions to support federal or state universal service, federal or state Telecommunications Relay Service, the administration of the North American Numbering Plan, and the shared costs of local number portability administration.

(c)               The Transferred Entities hold all licenses, certificates, permits, franchises, registrations, authorizations, waivers, or similar rights issued, granted or obtained by or from (a) any state, municipal or local Governmental Entity or (b) a Governmental Entity managing, public right-of-way transit, highway, bridge, tunnel, parks, poles or other property related to use of rights of way (“Governmental Authorizations”) necessary to enable them to own, lease or operate their properties, rights and assets and the TRS Business Assets and Trademark Business Assets and to conduct the operation of the Business as currently being conducted, except where failure to hold such Governmental Authorizations has not had, and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. The Governmental Authorizations are valid and in full force and effect, except where the failure of such Governmental Authorizations to be valid and in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect on the operation of the Business as currently operated. Since the date that is three (3) years prior to the

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date hereof, each of the Transferred Entities are in material compliance with the terms and requirements of such Governmental Authorizations, except where the failure to so comply with such Governmental Authorizations would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities or the Business, taken as a whole. Since the date that is three (3) years prior to the date hereof, none of the Transferred Entities or any member of the Parent Group has received any written notice from any Governmental Entity: (i) asserting any material violation of any term or requirement of any Governmental Authorization held by such Transferred Entity; (ii) notifying such Transferred Entity of the revocation or withdrawal of any Governmental Authorization held by such Transferred Entity; or (iii) imposing any condition, modification or amendment on any Governmental Authorization, other than such condition, modification or amendment that would also be imposed on similarly situated holders of such Governmental Authorization, in each case except for such violations, revocations, withdrawals or impositions that would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities or the Business, taken as a whole.

Section 3.11           Employee Benefit Plans.

(a)               Section 3.11(a) of the Parent Disclosure Schedule sets forth a list of each Transferred Entity Benefit Plan.

(b)               Section 3.11(b) of the Parent Disclosure Schedule lists each material Seller Benefit Plan. Parent has made available to the Purchasers true, correct and complete copies of the following, as applicable, with respect to each material Seller Benefit Plan and each material Transferred Entity Benefit Plan: (i) current plan documents or, if such plan is not in writing or is a Seller Benefit Plan, a written description of such plan, (ii) if such plan is a Transferred Entity Benefit Plan and is funded through a trust or any other funding arrangement, a copy of such trust or other funding arrangement, (iii) the most recent summary plan description, (iv) the most recent determination or opinion letter received from the Internal Revenue Service and (v) the most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect to each Transferred Entity Benefit Plan (if any such report was required).

(c)               Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (i) each Benefit Plan has been maintained and operated in compliance with applicable Law and (ii) all contributions, premiums or other payments required to be made by any Transferred Entity or Parent or any of their Affiliates to any Benefit Plan have been timely made or accrued. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service, and, to the Knowledge of Parent, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Benefit Plan. No Transferred Entity has incurred or could reasonably expect to incur any material Tax, fine, penalty or other material Liability imposed under Sections 4975, 4980B, 4980D, 4980H, 6721 or 6722 of the Code or Sections 409 or 502 of ERISA.

(d)               Except as set forth on Section 3.11(d) of the Parent Disclosure Schedule, no Benefit Plan is, and none of the Transferred Entities has ever sponsored, established, maintained, contributed to or been required to contribute to, or otherwise has any Liability with

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respect to, any plan that is or was (i) subject to Title IV or Section 302 of ERISA or a “defined benefit” plan within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA (whether or not subject thereto), (ii) a Multiemployer Plan, (iii) a plan that has two or more contributing sponsors at least of two of whom are not under common control, within the meaning of Section 4063 of ERISA, or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(4) of ERISA). No Benefit Plan provides, and no Transferred Entity has any obligation to provide, retiree, post-employment or post-service health or life insurance benefits to any current or former employees, directors or individual service providers of any Transferred Entity other than health continuation coverage pursuant to COBRA.

(e)               Neither Parent nor any Transferred Entity has any obligation to gross-up or indemnify any Business Employee with respect to any Tax associated therewith.

(f)                With respect to any Benefit Plan, except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (i) no Actions are pending or, to the Knowledge of Parent, threatened against any Benefit Plan and (ii) no facts or circumstances exist that could reasonably be expected to give rise to any such Actions.

(g)               Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in connection with any other event, will (i) accelerate the timing of vesting, funding or payment, or increase the amount, of any compensation or benefits to any Business Employee or any current or former employee or other service provider of any Transferred Entity that would result in Liability to the Transferred Entities, the Purchasers or be payable by the Transferred Entities or the Purchasers or result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under a Transferred Entity Benefit Plan or (ii) result in any payment or benefit (whether in cash, property, the vesting of property or otherwise) that could, alone or together with any other payment or benefit, constitute an “excess parachute payment” (within the meaning of Code Section 280G).

Section 3.12           Employees; Labor Matters.

(a)               Except as set forth in Section 3.12(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries (including the Transferred Entities) is a party to or bound by any collective bargaining agreement or other similar contract with a labor union, works council, labor organization or other employee representative applicable to any Business Employees (each, a “Labor Agreement”) and none are being negotiated.

(b)               Since the date that is three (3) years prior to the date of this Agreement, (i) to the Knowledge of Parent, there is and has been no organizational effort made or threatened by, or on behalf of, any labor union or group of employees to organize any Business Employees, (ii) no written, or to the Knowledge of Parent, oral, demand for recognition of any Business Employees has been made by, or on behalf of, any labor union or group of employees, and (iii) there have been no actual or, to the Knowledge of Parent, threatened, strikes, lockouts, work stoppages, material unfair labor practice charges, material labor grievances, material labor arbitrations or similar material labor disputes or disruptions against or affecting the Business.

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(c)               No Business Employee with the title of Vice President (or the functional equivalent) or above has, since the date that is three (3) years prior to the date of this Agreement, been the subject of any written allegation of sexual harassment, sexual misconduct or other material unlawful form of discrimination, harassment or retaliation.

(d)               Except as set forth in Section 3.12(d) of the Parent Disclosure Schedule, since the date that is three (3) years prior to the date of this Agreement, there has been no material group reduction in force (including any “mass layoff” or “plant closing” under the Worker Adjustment and Retraining Notification Act of 1988 (together with any comparable state, local or non-U.S. Law, the “WARN Act”)) with respect to the Business and no mass layoffs or plant closings are currently contemplated, planned or announced.

(e)               Parent has made available to Purchasers a complete and accurate list of each Business Employee, stating for each Business Employee, his or her: (i) job title, (ii) work location, (iii) hire date, (iv) hourly wage or annualized base salary (as applicable), (v) target annual incentive compensation, (vi) exempt or non-exempt status, (vii) full-time or part-time status, (viii) visa status (as applicable), (ix) union or non-union status (as applicable), (x) employing entity, (xi) accrued unused paid time off and (xii) leave status (including nature and expected duration of leave).

Section 3.13           Real Property.

(a)               Section 3.13(a) of the Parent Disclosure Schedule sets forth a list of each real property owned, or that will be owned as of the Closing, in fee (or local equivalent) by a Transferred Entity that, as of the date hereof, (i) is used by a Transferred Entity, Parent or any of its Subsidiaries as general office space with respect to the Business (the “Business Owned Offices”) or (ii) is used exclusively in the operation of the Business (the “Business-Exclusive Owned Real Property” and together with the Business Owned Offices, collectively, the “Business Owned Real Property”) with a fair market value in excess of $1,000,000. Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, the Transferred Entities have, or will have as of the Closing, good and valid title to the Business Owned Real Property, free and clear of all Liens, except Permitted Liens.

(b)               Section 3.13(b) of the Parent Disclosure Schedule sets forth a list of all real property leases or other agreements pursuant to which a Transferred Entity leases or, subject to Section 6.5(e), will lease, sublease, license or otherwise occupy, in each case, as lessee, sublessee, licensee or occupant, as of the Closing, (i) office space (together with all modifications, amendments, and supplements thereto, the “Business Office Leases”) or (ii) real property (excluding any real property interest leased pursuant to a Network Contract or a Contract that would otherwise be deemed a Network Contract hereunder but for the annual payments thereunder being less than the threshold amount set forth in the definition thereof) used exclusively in the operation of the Business (together with the Business Office Leases, collectively, together with all modifications, amendments, and supplements thereto, the “Business Real Property Leases”) with annual payments in excess of $200,000. All Business Real Property Leases are in full force and effect and are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions. Parent has not received any written notice of any, and to the Knowledge of Parent there is no, default by any Person under any such Business Real

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Property Lease, and no event has occurred that with notice or lapse of time, or both, would constitute a default under such Business Real Property Lease by a Transferred Entity, a member of the Parent Group as applicable, or, to the Knowledge of Parent, any other party thereto, except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, the Transferred Entities, as applicable, have or will have as of the Closing, a valid and subsisting leasehold or subleasehold interest in all real property leased pursuant to a Business Real Property Lease (such real property, the “Business Leased Real Property”), free and clear of all Liens, except Permitted Liens.

Section 3.14           Tangible Property.

(a)               Except as would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities or the Business, taken as a whole, the Transferred Entities, as applicable, have or will have as of the Closing, (i) good and valid title to the tangible property (including the Network Facilities) that they purport to own (including all tangible property reflected in the Business Financial Statements), free and clear of all Liens, except Permitted Liens and (ii) valid leases, licenses or other rights to use the other tangible property (including the Network Facilities) used in the operation of the Business as currently operated, except, in each case of the foregoing clauses (i) and (ii), as set forth on Section 3.14(a) of the Parent Disclosure Schedule.

(b)               The information provided in folder 2.1.1 to Zayo Purchaser and folder 2.3.5 to EQT Purchaser in their respective Data Room regarding the Network Facilities of the Business is true, correct and complete in all material respects as of the date that immediately precedes the date of this Agreement.

(c)               The plants, buildings, structures, material equipment and other material tangible personal property included in the Business Assets (i) are in satisfactory operating condition (subject to normal wear and tear taking into account use and age), (ii) have been maintained in all respects in the same manner as a prudent operator would maintain such assets (subject to normal wear and tear taking into account use and age) and (iii) are adequate and suitable for the purposes for which they are presently being used or held for use.

Section 3.15           Taxes.

(a)               All material Tax Returns required to be filed by or with respect to any Transferred Entity, any Fiber Asset or Small Cell Asset, or the Business have been timely filed and all such Tax Returns are true, correct and complete in all material respects. All material Taxes owed by or in respect of the Transferred Entities, the Fiber Assets and Small Cell Assets, and the Business, whether or not shown on any Tax Return, have been timely and properly paid in full to the appropriate taxing authority.

(b)               No claim has been made by a taxing authority in a jurisdiction where any Transferred Entity does not file a Tax Return that such Transferred Entity is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction, which claim has not yet been fully resolved.

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(c)               There are no liens with respect to Taxes upon any Fiber Asset, Small Cell Asset or other assets of the Business, other than Permitted Liens.

(d)               All material amounts required to be deducted or withheld by any Transferred Entity, or in respect of the Business, in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder, or other third party have been deducted, withheld and timely paid to the appropriate taxing authority, and the Transferred Entities have complied in all material respects with all related reporting and record keeping requirements.

(e)               There is no Tax Proceeding currently in progress or pending or threatened in writing against, or with respect to, material Taxes relating to the Transferred Entities, or otherwise relating to any Fiber Asset, Small Cell Asset, or the Business. No material assessment of Tax has been proposed in writing against any Transferred Entity or its assets.

(f)                There are no outstanding agreements waiving or extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, material Taxes with respect to the Transferred Entities, the Fiber Assets and Small Cell Assets, or the Business and no Transferred Entity has agreed to or been granted any extension of time for the filing of any Tax Return that has not been filed, other than pursuant to extensions of time to file Tax Returns automatically granted under applicable Law obtained in the ordinary course of business.

(g)               Parent and the Transferred Entities, as applicable, have collected all material sales and use or similar Taxes required to be collected by or in respect of any Transferred Entities or the Business, and have remitted, or will remit on a timely basis, such amounts to the appropriate taxing authorities, or have been furnished properly completed exemption certificates and have maintained, in all material respects, all such records and supporting documents in the manner required by all applicable Law.

(h)               The Transferred Entities are in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology and conduction of intercompany transactions at arm’s length.

(i)                 None of the Transferred Entities has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock that was purported or intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(j)                 None of the Transferred Entities has participated in a “listed transaction” as defined in Section 1.6011-4(b)(2) of the Treasury Regulations that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder.

(k)               No Transferred Entity (i) has ever been a member of an affiliated group filing a consolidated, joint, unitary, combined, or similar Tax Return (other than an “affiliated group” as defined in Section 1504(a) of the Code the common parent of which is Parent and which includes only Transferred Entities, any Retained Business, the Business, and/or the Parent

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Group), (ii) is a party to or has any obligation under any Tax sharing, Tax indemnification, or Tax allocation agreement or similar contract or arrangement (other than commercial contracts or arrangements containing customary provisions entered into in the ordinary course of business that do not primarily relate to Taxes) or (iii) has any Liability for the Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(l)                 No Transferred Entity will be required to include amounts in income, or exclude items of deduction, in a taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in or incorrect method of accounting occurring prior to the Closing, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received or paid, or deferred revenue accrued prior to the Closing, (iv) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax Law) executed on or prior to the Closing Date, or (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax Law).

(m)             No Transferred Entity is subject to Tax in any jurisdiction, other than a jurisdiction located within the country in which such Transferred Entity is or was incorporated or formed by virtue of (x) having a permanent establishment or other place of business in such jurisdiction or (y) having a source of income in such jurisdiction.

(n)               (i) Crown Castle Fiber Enterprise LLC at all times since its formation until the Closing is and has been properly characterized as a corporation for U.S. federal income tax purposes, has timely and properly filed a valid and correctly completed Taxable REIT Subsidiary Election on IRS Form 8875 and has been properly characterized as a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) since such election was made and (ii) each of the Transferred Entities other than Crown Castle Fiber Enterprise LLC is and has been since formation until the Closing, either disregarded as an entity separate from its ultimate regarded owner for U.S. federal income tax purposes or a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code and the Treasury Regulations promulgated thereunder, as set forth in Section 3.15(n) of the Parent Disclosure Schedule.

The representations and warranties contained in Section 3.11 and this Section 3.15 are the only representations and warranties being made with respect to Tax matters of, or with respect to, the Transferred Entities, the Fiber Assets and Small Cell Assets, or the Business.

Section 3.16           Environmental Matters.

(a)               The Transferred Entities, the Parent Group (with respect to the Business) and the facilities and operations on the Business Owned Real Property and the Business Leased Real Property are, and for the past five (5) years have been, in compliance with applicable Environmental Laws, except as would not be expected to be, individually or in the aggregate, material to the Transferred Entities or the Business, taken as a whole.

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(b)               Except as would not be, individually or in the aggregate, material to the Transferred Entities or the Business, taken as a whole, (i) the Transferred Entities possess or will possess as of the Closing all Business Environmental Permits required for the conduct of the Business and the ownership or occupation of the Business Owned Real Property or Business Leased Real Property, (ii) each such Business Environmental Permit is in full force and effect, (iii) no appeals or other proceedings are pending or, to the Knowledge of Parent, threatened with respect to the issuance, terms or conditions of any such Business Environmental Permit, and (iv) except for matters which have been fully resolved, neither the Parent Group (with respect to the Business) nor any of the Transferred Entities has received any written notice or other written communication from any Governmental Entity or other Person regarding any revocation, withdrawal, non-renewal, suspension, cancellation or termination of any such Business Environmental Permit. To the Knowledge of Parent, no event, condition or circumstance attributable to the Transferred Entities or the Parent Group (with respect to the Business) would preclude any Business Environmental Permit from being renewed in the ordinary course of business, consistent with past practice (to the extent that any of the foregoing is renewable by its terms).

(c)               Except as would not be, individually or in the aggregate, material to the Transferred Entities or the Business, taken as a whole, neither the Parent Group (with respect to the Business) nor any of the Transferred Entities has received any written notice alleging any unresolved violation of or Liability under any Environmental Law with respect to it or (i) any Business Owned Real Property, (ii) any Business Leased Real Property, (iii) any formerly owned or leased properties of the Business or (iv) the Business.

(d)               No Action is pending or, to the Knowledge of Parent, threatened that asserts any actual or potential Environmental Liability relating to, arising out of or resulting from the Business that would be, individually or in the aggregate, material to the Transferred Entities or the Business, taken as a whole.

(e)               There has been no release or disposal of, contamination by, or exposure of any Person to any Regulated Substance (and no Environmental Condition exists), including on or at any (i) Business Owned Real Property, (ii) Business Leased Real Property or (iii) properties formerly owned or leased by the Business, in each case that has given or would give rise to any Environmental Liabilities for the Transferred Entities or the Business that would be, individually or in the aggregate, material to the Transferred Entities or the Business, taken as a whole.

(f)                Parent has made available to Purchasers all material environmental assessments, audits or reports relating to the Business Owned Real Property or Business Leased Real Property, or otherwise to the Business or Transferred Entities (including any current or former facilities, properties or operations thereof) that are in their possession or under their reasonable control.

Section 3.17           Material Contracts.

(a)               Section 3.17(a) of the Parent Disclosure Schedule sets forth as of the date hereof a list of the below described Contracts (other than ordinary course purchase orders, invoices, orders, supplements, project appendices or similar project-specific ancillary Contracts,

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Seller Benefit Plans, Transferred Entity Benefit Plans, Contracts that are Retained Assets, Business Real Property Leases and Organizational Document of the Transferred Entities) (x) to which any of the Transferred Entities is a party or (y) to which any member of Parent Group (other than the Transferred Entities) is a party and which are used primarily or exclusively for the conduct of, or entered into primarily or exclusively for the benefit of, the Business ((x) and (y), collectively, including the corresponding purchase orders, invoices, orders, supplements, project appendices or similar project-specific ancillary Contracts, the “Business Material Contracts”):

(i)                 any Contract for the purchase of materials, supplies, goods, services or equipment providing for payments by the Transferred Entities or the Business in excess of $10,000,000 in the fiscal year ended December 31, 2023, or any single year thereafter;

(ii)              any Contract providing for the sale of materials, supplies, goods, services or equipment that provides for payments to the Transferred Entities or the Business in excess of $10,000,000 in the fiscal year ended December 31, 2023, or any single year thereafter;

(iii)            any joint venture, partnership or limited liability company or other similar agreement with a third party, in each case that involves a sharing of profits, losses, costs or liabilities with any other Person (other than Organizational Documents of any Transferred Entity solely among one or more of the Transferred Entities or commercial contracts entered into in the ordinary course of business, consistent with past practice);

(iv)             any Contract relating to the acquisition or disposition of any business or assets of the Business (whether by merger, sale of stock, sale of assets or otherwise) entered into over the past two (2) years under which the Business has a material obligation with respect to an “earn out,”, holdback, deferred purchase obligations, indemnification obligations, contingent purchase price or similar obligations;

(v)               any loans, advances or capital contributions to, or investments in, any Person in excess of $10,000,000;

(vi)             any Contract that imposes exclusivity requirements, most favored nations or most favored customer status or similar term, put option, call option, rights of first offer or last offer, in each case, that restricts or impacts the Business in any material respect, other than (1) any Contract with any Governmental Entity that has lowest price or similar requirements by its terms or by Law and (2) any Contracts with customers that are not individually or in the aggregate material to the Business;

(vii)          any Contract containing covenants that restrict or limit the ability of the Transferred Entities to compete in any business or with any Person or in any geographic area, in each case, that restricts or impacts the Business in any material respect;

(viii)        (A) any Contract pursuant to which any of the Transferred Entities licenses from, or is otherwise permitted by, a third party to use any material Intellectual Property, or (B) any Contract pursuant to which a third party licenses any material Business Intellectual Property owned by any of the Transferred Entities or any member of the Seller Group, in each case of clauses (A) and (B), other than Incidental IP Contracts;

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(ix)             any Contract relating to or evidencing any Indebtedness for borrowed money of the Transferred Entities or the Business with an aggregate outstanding principal amount in excess of $5,000,000 individually (excluding, for the avoidance of doubt, leases that are classified as finance or capital leases or indebtedness for which the Transferred Entities will not have any Liability at and after the Closing);

(x)               any Contract with a Material Customer that has billed monthly recurring revenue in an amount greater than an average of $100,000 per month over the most recent three (3) months of the Contract, as of September 30, 2024;

(xi)             any Contract with Material Supplier;

(xii)          any Related Party Contract;

(xiii)        any Network Contract involving payments under a master service agreement or other agreement or arrangement in excess of $10,000,000 in the fiscal year ended December 31, 2023, or expected for the fiscal year ended December 31, 2024;

(xiv)         any Contract with a Governmental Entity involving a resolution or settlement of any actual or threatened Action that imposes material payment obligations or material ongoing requirements on the Business following the Closing;

(xv)           any Organizational Document of the Transferred Entities; and

(xvi)         any Contract binding any Transferred Entity or holder of any such Contract that is a Business Asset to enter into any of the foregoing.

(b)               Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (i) each Business Material Contract is a legal, valid and binding obligation of a Transferred Entity or a member of the Parent Group, as applicable, and, to the Knowledge of Parent, each counterparty thereto and is in full force and effect, (ii) none of the Transferred Entities or the members of the Parent Group, as applicable, nor, to the Knowledge of Parent, any other party thereto, is in breach of, or in default under, any such Business Material Contract, (iii) no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by a Transferred Entity, a member of the Parent Group as applicable, or, to the Knowledge of Parent, any other party thereto, and (iv) none of the Business Material Contracts (excluding purchase orders, invoices, orders, supplements, project appendices or similar project-specific ancillary Contracts) has been canceled or otherwise terminated or, solely with respect to the Transferred Contracts that are master agreements of the Small Cell Business (other than purchase orders, invoices, orders, supplements, project appendices or similar project-specific ancillary Contracts in the ordinary course of business) is subject to a written notice as to non-renewal or material reduction in the level of goods or services provided, and no Small Cell Transferred Entity or member of the Parent Group has received any written or, to the Knowledge of Parent, verbal notice from any Person regarding any such cancellation, nonrenewal, material reduction in the level of goods or services provided or termination solely with respect to the Transferred Contracts that are master agreements of the Small Cell Business (excluding purchase orders, invoices, orders, supplements, project appendices or similar project-specific ancillary Contracts). None of the Business Material

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Contracts is subject to a pending notice with respect to force majeure by the Transferred Entities (or a member of the Parent Group with respect to the Business), or submitted in writing to the Transferred Entities, except as would not reasonably be expected to be material to the Transferred Entities or the Business, taken as a whole. Parent has made available to the Purchasers true, correct and complete copies of each Business Material Contract (including any amendment thereof).

(c)               Section 3.17(c)(i) of the Parent Disclosure Schedule sets forth as of the date of this Agreement a list of the ten (10) largest customers of each of the Fiber Business and the Small Cell Business, measured by the aggregate amount for which each such customer was invoiced by a Transferred Entity in connection with products and services provided by the Business during the period from January 1, 2023 to September 31, 2023 (each, a “Material Customer”). No Material Customer has, since December 31, 2023, terminated, or given written notice that it intends to terminate, its relationship with the Business. Section 3.17(c)(ii) of the Parent Disclosure Schedule sets forth as of the date of this Agreement a list of the ten (10) largest suppliers of each of the Fiber Business and the Small Cell Business, measured by the aggregate amount for which each such supplier invoiced the Transferred Entities in connection with products and services provided to the Business during the period from January 1, 2023 to December 31, 2023 (each, a “Material Supplier”). No Material Supplier has, since December 31, 2023, terminated, or given written notice that it intends to terminate, its relationship with the Business.

Section 3.18           Intellectual Property; Privacy and Data Security.

(a)               Section 3.18(a) of the Parent Disclosure Schedule sets forth a complete and accurate list of all Registered Business Intellectual Property. All Registered Business Intellectual Property that is material to the operation of the Business is subsisting and has not expired and, to the Knowledge of Parent, is valid and enforceable. A Transferred Entity exclusively owns (or at Closing will own) all right, title and interest in and to the material Business Intellectual Property, in each case, free and clear of all Liens (other than Permitted Liens).

(b)               (i) There is no opposition or cancellation Action pending or, to the Knowledge of Parent, threatened in writing against the Transferred Entities or Parent or its other Subsidiaries concerning the ownership, validity or enforceability of any Business Intellectual Property (other than ordinary course proceedings related to the application for any item of Business Intellectual Property); (ii) there is no material infringement or misappropriation, or other violation, or any written allegation made by any Transferred Entity or Parent or its other Subsidiaries thereof, of any Business Intellectual Property; and (iii) except as would not be material to the Business, the conduct of the Business is not and since the date that is three years prior to the date hereof, the conduct of the Business has not infringed, misappropriated or otherwise violated any Intellectual Property of any other Person, and the Transferred Entities or, with respect to the Business, Parent or its other Subsidiaries have not received any written notice (including unsolicited offers to license patents) since the date that is three (3) years prior to the date of this Agreement alleging that any of the Business operations infringe, misappropriate or otherwise violate the Intellectual Property of any other Person.

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(c)               Each of the Transferred Entities, as applicable, has taken commercially reasonable steps to protect and maintain any material Trade Secrets included in the Business Intellectual Property, and since the date that is three (3) years prior to the date of this Agreement there have been no material unauthorized uses or disclosures of any such Trade Secrets.

(d)               Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, each of the Transferred Entities has been in compliance with all applicable Data Protection Requirements and Data Protection Laws since the date that is three (3) years prior to the date of this Agreement. There is no investigation or enforcement action by a Data Protection Authority currently pending against, any of the Transferred Entities with respect to compliance with Data Protection Requirements or Data Protection Laws. Except as would not have a Business Material Adverse Effect, each of the Transferred Entities have not suffered any security breach or successful cyberattack in the period of eighteen (18)-months prior to the date of this Agreement.

(e)               Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, all Business IT Systems are (i) in good working order and condition, and operate in all respects in accordance with their documentation, functional specifications and intended purposes and have not malfunctioned or failed during the past three (3) years; and (ii) free from bugs, viruses, malware or other corruptants.

Section 3.19           Intercompany Arrangements. Except for Contracts that are not material to the Transferred Entities and the Business, taken as a whole, Section 3.19 of the Parent Disclosure Schedule sets forth a list as of the date hereof of all Contracts to provide goods or services between or among any Transferred Entity, on the one hand, and any member of the Parent Group, an Affiliate of any Transferred Entity or any officer or director of any such Affiliate or of any Transferred Entity, on the other hand, whether or not pursuant to a formal contract, other than any employee, officer or director, any employment, compensation or similar service provider Contract (collectively, excluding such employment, compensation or similar service provider Contract, the “Related Party Contracts”). Except as set forth in Section 6.9(a) or Section 6.9(b) of the Parent Disclosure Schedule, there are no Parent Guarantees or Transferred Entity Indemnified Guarantees that are material to the Transferred Entities or the Business, taken as a whole.

Section 3.20           Sufficiency of Assets.

(a)               At the Closing, taking into account and giving effect to the Pre-Closing Restructuring, this Agreement and all of the Ancillary Agreements (including the rights, benefits and services made available in the Transition Services Agreements) and assuming all consents, authorizations, assignments, amendments and Permits necessary in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements have been obtained, the Transferred Entities will own or have the right to use (including by means of ownership of rights pursuant to licenses or other Contracts) all of the assets, properties and rights (excluding the Retained Assets) necessary to conduct the Business in substantially the same manner in all material respects as conducted as of the date of this Agreement; provided, however, that nothing in this Section 3.20 shall be deemed to constitute a representation or warranty as to the adequacy of amounts of cash or working capital (or the availability of the same); provided,

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further, that the result of any action that Parent or any Transferred Entity is required or expressly permitted to take pursuant to this Agreement (including under Section 6.3), or Ancillary Agreements, or for which Purchaser Representative has provided its written consent (including pursuant to Section 6.4), or the failure to obtain any Third Party Consents shall not constitute a breach of this Section 3.20.

(b)               Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, other than through the process of eminent domain, no Governmental Entity or other third party has any right to purchase or otherwise acquire or lease the Physical Network or any material portion thereof, and there is currently no action or proceeding pending or, to the Knowledge of Parent, threatened, whereby a Governmental Entity or other third party is seeking to purchase or otherwise acquire or lease the Physical Network or any portion thereof.

Section 3.21           Brokers. No broker, finder, investment banker or similar agent, other than Morgan Stanley & Co. LLC and BofA Securities, Inc., is entitled to any brokerage, finder’s or other fee or commission from Parent or any of the Transferred Entities in connection with this Agreement, the Ancillary Agreements or the transactions contemplated by this Agreement and the Ancillary Agreements or any other future transactions based on arrangements made by or on behalf of Parent for which the Purchasers (or after the Closing, any Transferred Entity) will have any Liability.

Section 3.22           Insurance.

(a)               Section 3.22 of the Parent Disclosure Schedule sets forth a listing of all material insurance policies or binders currently owned, held by or applicable to the Transferred Entities or the Business (the “Insurance Policies”). True, correct and complete copies of all Insurance Policies that have been made available to Purchasers. All Insurance Policies maintained by or on behalf of any of the members of the Parent Group (solely to the extent related to the Business) and the Transferred Entities are in full force and effect, all premiums and other payments due on such policies have been timely paid and all claims thereunder have been filed in a timely fashion. Since the date that is five (5) years prior to the date hereof, none of the members of the Parent Group, nor any Transferred Entity has received any written notice of cancellation or non-renewal of any such Insurance Policy or arrangement nor has the termination or non-renewal of any such policy or arrangement been threatened in writing.

(b)               Since the date that is five (5) years prior to the date hereof, there are no material claims relating to the Business or any Transferred Entity pending under any Insurance Policy as to which coverage has been denied or disputed (except where there is a reservation of rights in the ordinary course of business consistent with past practice) or in respect of which there is an outstanding reservation of rights or which has materially eroded insurance limits. The Insurance Policies are sufficient for compliance in all material respects with all applicable Laws and Business Material Contracts and Business Real Property Leases to which any member of the Parent Group or any Transferred Entity is a party or by which any of their properties or assets is bound and as is customary for the industries in which the Transferred Entities or the Business operate.

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Section 3.23           Solvency. Assuming (a) the accuracy in all material respects of the representations and warranties set forth in Article IV and Article V and (b) the performance by Purchasers in all material respects of the covenants and agreements of Purchasers required to be performed or complied with on or before the Closing Date in accordance with this Agreement, the Fiber Transferred Entities, and the Small Cell Transferred Entities, each taken as a whole, will be Solvent as of the Closing Date after giving effect to the release of any guarantees of indebtedness or other obligations of a member of the Parent Group at or prior to the Closing and without giving effect to the Debt Financing.

Section 3.24           Facility Security Clearance. None of the Transferred Entities holds a facility security clearance that is required to access or create information that is classified under Executive Order 12958, as amended, and is issued by a U.S. Government agency for the purpose of performing on a contract.

Section 3.25           No Prior Activities. All of the issued and outstanding capital stock of entities formed in connection with the Pre-Closing Restructuring is, and at the Closing will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent, and there are (i) no other shares of capital stock or voting securities of such entities, (ii) no securities of such entities convertible into or exchangeable for shares of capital stock or voting securities of such entities, and (iii) no options or other rights to acquire from such entities, and no obligations of such entities to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of such entities. None of such entities has conducted any business other than the Business since its formation prior to the Closing and has no, and prior to the Closing will have no, business activities, assets, liabilities, or obligations of any nature, other than those incident to its formation or with respect to the Business or pursuant to this Agreement and any other transactions contemplated by this Agreement (including the Pre-Closing Restructuring).

Section 3.26           No Other Representations or Warranties; No Reliance. Parent acknowledges and agrees that except for the representations and warranties contained in Article IV, Article V or in any Ancillary Agreement, neither the Transferred Entities (taken as a whole) or Purchasers nor any other Person or entity on behalf of a Transferred Entities (taken as a whole) or Purchaser has made or makes, and Parent has not relied upon, any representation or warranty, whether express or implied at law or equity, with respect to either Transferred Entities (taken as a whole), Purchaser, its Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Parent or any of its Representatives by or on behalf of either Transferred Entities (taken as a whole) or Purchaser. Parent acknowledges and agrees that neither the Transferred Entities (taken as a whole) or Purchasers nor any other Person or entity on behalf of either Transferred Entities (taken as a whole) or Purchaser has made or makes, and Parent has not relied upon, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Parent or any of its Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of either Transferred Entities (taken as a

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whole), Purchaser or their respective Subsidiaries. Parent and its Subsidiaries disclaim any other representations or warranties, whether made by Parent or any of its Representatives.

Article IV

REPRESENTATIONS AND WARRANTIES OF
ZAYO PURCHASER

Except as set forth in, or qualified by any matter set forth in, the disclosure schedule delivered to Parent prior to the execution of this Agreement (the “Zayo Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Zayo Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face, Zayo Purchaser hereby represents and warrants to Parent as follows:

Section 4.1               Organization and Qualification. Zayo Purchaser and each Affiliate of Zayo Purchaser that is a party to any Ancillary Agreement is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Zayo Purchaser and each Affiliate of Zayo Purchaser that is a party to any Ancillary Agreement has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case except for any such failure to be qualified that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.2               Authority Relative to this Agreement. Zayo Purchaser and each Affiliate of Zayo Purchaser that is a party to any Ancillary Agreement has all necessary corporate or similar power and authority, and has taken all corporate or similar action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements, in each case to the extent such Person is a party to such Contract, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, in each case to the extent such Person is a party to such Contract, in accordance with the terms hereof and thereof. No vote or other approval of the equityholders of Zayo Purchaser is required in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements or to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof, whether by reason of applicable Law, the Organizational Documents of Zayo Purchaser, the rules or requirements of any securities exchange, or otherwise. This Agreement has been duly and validly executed and delivered by Zayo Purchaser, and, assuming the due authorization, execution and delivery of this Agreement by Parent and EQT Purchaser will constitute, and each Ancillary Agreement when executed and delivered by Zayo Purchaser or its applicable Subsidiaries, and, assuming the due authorization, execution and delivery of such Ancillary Agreement by the applicable member of the Parent Group and EQT Purchaser and its applicable Affiliates, as applicable, will constitute, a valid, legal and binding agreement of Zayo Purchaser and/or its applicable Subsidiaries, enforceable against Zayo Purchaser and/or such Subsidiaries in accordance with its terms, subject to the Enforceability Exceptions.

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Section 4.3               Consents and Approvals; No Violations. Assuming the truth and completeness of the representations and warranties of Parent and EQT Purchaser contained in this Agreement, no filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Zayo Purchaser or any of its Subsidiaries for the execution, delivery and performance by Zayo Purchaser and/or its Subsidiaries, as applicable, of this Agreement or any Ancillary Agreement or the consummation by Zayo Purchaser and/or its Subsidiaries, as applicable, of the transactions contemplated hereby or thereby, except (a) compliance with any applicable requirements of any Competition Laws, Communications Laws, Governmental Authorizations and the CFIUS Statute; (b) compliance with any Permits relating to the Business; or (c) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Assuming compliance with the items described in clauses (a) through (c) of the preceding sentence, neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by Zayo Purchaser and/or its Subsidiaries, as applicable, nor the consummation by Zayo Purchaser and/or its Subsidiaries, as applicable, of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach, violation or infringement of any provision of the respective articles of incorporation or by-laws (or similar governing documents) of Zayo Purchaser or its Subsidiaries, (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Zayo Purchaser or any of its Subsidiaries or any of their respective properties or assets are bound, or (iii) violate any Law applicable to Zayo Purchaser or any of its Subsidiaries or any of their respective properties or assets, except, in the case of clause (ii) or clause (iii), as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.4               Litigation. (a) There is no Action pending or, to the Knowledge of Zayo Purchaser, threatened in writing, against Zayo Purchaser or any of its Subsidiaries except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, and (b) Neither Zayo Purchaser nor any of its Subsidiaries is subject to any outstanding Order, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.5               Brokers. No broker, finder, investment banker or similar agent is entitled to any brokerage, finder’s or other fee or commission from Zayo Purchaser or any of its Subsidiaries in connection with this Agreement, the Ancillary Agreements or the transactions contemplated by this Agreement and the Ancillary Agreements or any other future transactions based on arrangements made by or on behalf of Zayo Purchaser for which Parent or the Retained Business will have any Liability.

Section 4.6               Solvency. As of the Closing, after giving effect to the transactions contemplated by this Agreement and assuming satisfaction of the conditions set forth in Section 9.2(a) and Section 9.2(b), Zayo Purchaser and its Subsidiaries will be Solvent as of the Closing Date after giving effect to (i) the release of any guarantees of indebtedness or other obligations of a member of the Parent Group at or prior to the Closing and (ii) any debt

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financing obtained by Zayo Purchaser and its Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 4.7               Investment Decision. Zayo Purchaser is acquiring the Fiber Purchased Interests for investment and not with a view toward or for the sale in connection with any distribution thereof, or with any present intention of distributing or selling such Fiber Purchased Interests. Zayo Purchaser acknowledges that the Fiber Purchased Interests have not been registered under the Securities Act or any other federal, state, foreign or local securities Law, and agrees that such Purchased Interests may not be sold, transferred, offered for sale, pledged, distributed, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and in compliance with any other federal, state, foreign or local securities Law, in each case, to the extent applicable.

Section 4.8               Financing.

(a)               Concurrently with the execution hereof, Zayo Purchaser has delivered to Parent a true, correct and complete copy of the executed (x) debt commitment letter (including all related exhibits, schedules, annexes, supplements and term sheets thereto, and including any related fee letter as described below, as each of the foregoing may be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived from time to time after the date hereof in a manner not prohibited hereby, collectively, the “Zayo Debt Commitment Letter”) and one or more executed fee letters thereto (of which only the fee amounts, yield or interest rate or other price caps, original issue discount amounts, successful syndication levels, other economic terms, and, if applicable, the economic components of “flex” terms, in each case, that are customarily redacted in transactions of this type, have been redacted (none of which redactions covers terms that could (i) reduce the amount of the Zayo Debt Financing to an amount that, together with the amount of the Zayo Equity Financing, would be less than the amount required to fund the Zayo Required Amount, (ii) impose any new condition or otherwise adversely amend, modify or expand any existing conditions precedent to the Zayo Debt Financing or (iii) adversely affect the ability of Zayo Purchaser to enforce its rights against the other parties to the Zayo Debt Commitment Letter) (the “Zayo Redacted Fee Letter”)), each dated as of the date hereof and from the Debt Financing Sources party thereto, pursuant to which, and subject solely to the terms and conditions thereof, the Debt Financing Sources party thereto have committed on a several but not joint basis to provide debt financing in the amounts set forth therein to Zayo Purchaser, the proceeds of which shall be used by Zayo Purchaser to consummate the transactions contemplated hereby to be consummated by Zayo Purchaser (the “Zayo Debt Financing”) and (y) equity commitment letters, dated as of the date hereof (including all related exhibits, schedules, annexes, supplements and term sheets thereto), which are attached hereto as Exhibit B-1 (collectively, the “Zayo Equity Commitment Letters” and, together with the Zayo Debt Commitment Letter, the “Zayo Commitment Letters”), each of which is executed by the Zayo Purchaser Sponsor party thereto, pursuant to which each of the Zayo Purchaser Sponsors has committed, subject solely to the terms and conditions set forth in the Zayo Equity Commitment Letter executed by such Zayo Purchaser Sponsor, to make an equity investment in Zayo Purchaser in cash in the amount set forth therein the proceeds of which shall be used by Zayo Purchaser to consummate the transactions contemplated hereby to be consummated by Zayo Purchaser (the “Zayo Equity Financing” and, together with the Zayo Debt Financing, the “Zayo Financing”). As of the date

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hereof, there are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Zayo Financing (including pursuant to any “market flex” provisions in any fee letters), other than as expressly set forth in the Zayo Commitment Letters. As of the date hereof, the execution, delivery and performance of the Zayo Commitment Letters by Zayo Purchaser and, to the Knowledge of Zayo Purchaser, the other parties thereto, and the consummation of the transactions contemplated thereby, have been duly and validly authorized by all requisite action by Zayo Purchaser and, to the Knowledge of Zayo Purchaser, the other parties thereto, and no other proceedings on the part of Zayo Purchaser or, to the Knowledge of Zayo Purchaser, another party thereto or any other Person are necessary to authorize the execution, delivery or performance thereof by Zayo Purchaser and the other parties thereto. As of the date hereof, the Zayo Commitment Letters are a legal, valid and binding obligation of Zayo Purchaser and, to the Knowledge of Zayo Purchaser, the other parties thereto, enforceable against each of them in accordance with their terms. As of the date hereof, the Zayo Commitment Letters have been duly and validly executed and delivered by Zayo Purchaser and, to the Knowledge of Zayo Purchaser, the other parties thereto and are in full force and effect and, as of the date hereof, to the Knowledge of the Zayo Purchaser, the Zayo Commitment Letters (including the commitments therein) have not been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and no such amendment or modification is contemplated as of the date hereof (other than customary amendments or modifications to the Zayo Debt Commitment Letter solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Zayo Debt Commitment Letter as of the date hereof). As of the date hereof, Zayo Purchaser is not, and, to the Knowledge of Zayo Purchaser, the other parties thereto are not, in breach of any of the terms or conditions set forth in any of the Zayo Commitment Letters, and as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute or cause a breach, default or failure to satisfy any condition precedent set forth therein, in each case, on the part of Zayo Purchaser or, to the Knowledge of Zayo Purchaser, any of the other parties thereto. As of the date hereof, Zayo Purchaser (i) has no reason to believe that any event has occurred that (with or without notice or lapse of time, or both) would constitute a breach or default under any of the Zayo Commitment Letters, (ii) is not aware of any fact, event or other occurrence that makes any of the representations or warranties of Zayo Purchaser or, to the Knowledge of Zayo Purchaser, any of the other parties thereto, in any of the Zayo Commitment Letters inaccurate in any material respect and (iii) assuming that each of the conditions to Closing set forth in Article IX have been satisfied, has no reason to believe that any of the conditions to the Zayo Debt Financing contemplated by the Zayo Debt Commitment Letter or the Zayo Equity Financing contemplated by the Zayo Equity Commitment Letters will not be satisfied on the Closing Date or that the full amount of the Zayo Debt Financing contemplated by the Zayo Debt Commitment Letter and the Zayo Equity Financing contemplated by the Zayo Equity Commitment Letters will not be made available on the Closing Date on the terms, and subject to the conditions, set forth therein. As of the date hereof, no Zayo Debt Financing Source has notified Zayo Purchaser in writing of its intention to terminate the Zayo Debt Financing. Assuming that the Zayo Financings contemplated by the Zayo Commitment Letters are fully funded and/or invested on the respective terms set forth therein, Zayo Purchaser will have at Closing, sufficient immediately available funds and the financial ability to (a) pay the Fiber Closing Purchase Price and all other amounts required to be paid by Zayo Purchaser on the Closing Date and (b) pay any fees and expenses incurred by Zayo Purchaser in connection therewith (including in respect of the Zayo Debt

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Financing) (collectively, the “Zayo Required Amount”). Zayo Purchaser has paid in full any and all commitment or other fees required by the Zayo Debt Commitment Letter that are due as of the date hereof. Except for customary engagement letters, fee credit letters and non-disclosure agreements with respect to the Zayo Debt Financing, as of the date hereof (none of which (x) reduces the amount of the Zayo Debt Financing to an amount that, when taken together with the amount of the Zayo Equity Financing, would be less than the amount required to fund the Zayo Required Amount (y) imposes any new condition or otherwise adversely amends, modifies or expands any conditions precedent to the Zayo Debt Financing or (z) adversely affects the ability of Zayo Purchaser to enforce its rights against the other parties to the Zayo Debt Commitment Letter), there are no side letters, understandings or other agreements or arrangements relating to the funding or investing, as applicable, of the Zayo Debt Financing to which Zayo Purchaser is a party, other than as expressly set forth in the Zayo Debt Commitment Letter. There are no conditions precedent or other contingencies related to the funding of the full amount of the Zayo Financing other than as expressly set forth in the Zayo Commitment Letters delivered to Parent on or prior to the date hereof. Assuming the satisfaction or waiver of each of the conditions to Closing set forth in Article IX of this Agreement, as of the date hereof, Zayo Purchaser has no reason to believe that it will be unable to satisfy any conditions to the funding of the full amount of the Zayo Financing that is required to be satisfied by it, or that the Zayo Financing will not be available on the Closing Date.

Section 4.9               Termination Payment Letter. Concurrently with the execution of this Agreement, each of the Zayo Purchaser Sponsors has delivered to Parent a true, correct and complete copy of an executed Limited Guaranty or Termination Equity Commitment Letter, pursuant to which such Zayo Purchaser Sponsor has guaranteed the amount set forth therein, and which is attached hereto as Exhibit C (each, a “Termination Payment Letter” and collectively, the “Termination Payment Letter”). The representations and warranties made by each Zayo Purchaser Sponsor in the applicable Termination Payment Letter are true, correct and complete. Each Termination Payment Letter is in full force and effect and constitutes the legal, valid, binding and enforceable obligation of Zayo Purchaser in favor of Parent, enforceable by Parent in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity), subject to the Enforceability Exceptions. As of the date hereof, each Zayo Purchaser Sponsor is not in default or breach under the terms and conditions of the applicable Termination Payment Letter and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the applicable Termination Payment Letter. Each Zayo Purchaser Sponsor has, and will have at Closing, access to sufficient capital to satisfy the full amount of the guaranteed obligations under the applicable Termination Payment Letter in full.

Section 4.10           Independent Investigation. Zayo Purchaser acknowledges and agrees that it (a) has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology, management and prospects of the Transferred Entities and the Fiber Business, and based thereon, has formed an independent judgment concerning the applicable Transferred Entities, the Fiber Assets, the Fiber Liabilities and the Fiber Business and (b) has been furnished with, or given access to, projections, forecasts, estimates, appraisals, statements, data or information

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about the applicable Transferred Entities, the Fiber Assets, the Fiber Liabilities and the Fiber Business. In entering into this Agreement, Zayo Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of any of Parent, the applicable Transferred Entities or their respective Representatives (except the representations and warranties of Parent expressly set forth in Article III or in any Ancillary Agreement). Except in the case of Fraud, Zayo Purchaser hereby acknowledges and agrees that none of Parent, the Transferred Entities or their respective Representatives or any other Person will have or be subject to any Liability to Zayo Purchaser, or any of its Representatives or any other Person resulting from the distribution to Zayo Purchaser, or its Representatives of, or Zayo Purchaser’s, or its Representatives’ use of, any information relating to Parent, the Transferred Entities or the Fiber Business, including any information, documents or material made available to Zayo Purchaser, its Affiliates or their respective Representatives, whether orally or in writing, in any data room, any management presentations (formal or informal), functional “break-out” discussions, responses to questions submitted on behalf of Zayo Purchaser or its Representatives or in any other form in connection with the transactions contemplated by this Agreement. Zayo Purchaser further acknowledges that no Representative of Parent or the applicable Transferred Entities has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided. Zayo Purchaser acknowledges that, should the Closing occur, Zayo Purchaser shall acquire the applicable Transferred Entities without any representation or warranty as to merchantability or fitness thereof for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly set forth in Article III of this Agreement.

Section 4.11           No Other Representations or Warranties; No Reliance. Zayo Purchaser acknowledges and agrees that the only representations and warranties made by Parent or any of its Affiliates, or any other Person or entity on behalf of Parent or any of its Affiliates, are the ones expressly set forth in Article III or in any Ancillary Agreement, and Zayo Purchaser and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to the Fiber Business, Parent, the Transferred Entities or any Affiliate thereof, or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Zayo Purchaser or its Representatives by or on behalf of Parent or any Representative thereof. Zayo Purchaser acknowledges and agrees that, except as set forth in Article III or in any Ancillary Agreement, none of Parent or any Affiliate thereof, or any other Person or entity on behalf of Parent or any Affiliate thereof, has made or makes, and Zayo Purchaser has not relied upon, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Zayo Purchaser or any of its Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of Parent, the Transferred Entities or any Affiliates thereof or the Business. Zayo Purchaser acknowledges and agrees that, except as set forth in Article III or in any Ancillary Agreement, none of Parent or any Affiliate thereof, or any other Person or entity on behalf of Parent or any Affiliate thereof, has made or makes, and Zayo Purchaser has not relied upon, any representation or warranty, whether express or implied, with respect to the

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Retained Assets or the Retained Liabilities. Zayo Purchaser acknowledges and agrees that neither Zayo Purchaser nor any of its Affiliates shall have any claim or cause of action under any theory of law (whether based in tort, contract or otherwise) against Parent or any of its Affiliates relating to any representations and warranties as to Parent, any of its Affiliates, the Fiber Business or the transactions contemplated by this Agreement other than in the case of Fraud and only with respect to the representations and warranties expressly set forth in Article III or in any Ancillary Agreement.

Article V

REPRESENTATIONS AND WARRANTIES
OF EQT PURCHASER

Except as set forth in, or qualified by any matter set forth in, the disclosure schedule delivered to Parent prior to the execution of this Agreement (the “EQT Purchaser Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the EQT Purchaser Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face, EQT Purchaser hereby represents and warrants to Parent as follows:

Section 5.1               Organization and Qualification. EQT Purchaser and each Affiliate of EQT Purchaser that is a party to any Ancillary Agreement is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. EQT Purchaser and each Affiliate of EQT Purchaser that is a party to any Ancillary Agreement has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case except for any such failure to be qualified that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.2               Authority Relative to this Agreement. EQT Purchaser and each Affiliate of EQT Purchaser that is a party to any Ancillary Agreement has all necessary corporate or similar power and authority, and has taken all corporate or similar action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements, in each case to the extent such Person is a party to such Contract, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, in each case to the extent such Person is a party to such Contract, in accordance with the terms hereof and thereof. No vote or other approval of the equityholders of EQT Purchaser is required in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements or to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof, whether by reason of applicable Law, the Organizational Documents of EQT Purchaser, the rules or requirements of any securities exchange, or otherwise. This Agreement has been duly and validly executed and delivered by EQT Purchaser, and, assuming the due authorization, execution and delivery of this Agreement by Parent and Zayo Purchaser will constitute, and each Ancillary Agreement when executed and delivered by EQT Purchaser or its applicable Subsidiaries, and, assuming the due

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authorization, execution and delivery of such Ancillary Agreement by the applicable member of the Parent Group and Zayo Purchaser or its applicable Affiliates, as applicable, will constitute, a valid, legal and binding agreement of EQT Purchaser and/or its applicable Subsidiaries, enforceable against EQT Purchaser and/or such Subsidiaries in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.3               Consents and Approvals; No Violations. Assuming the truth and completeness of the representations and warranties of the Parent and Zayo Purchaser contained in this Agreement, no filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of EQT Purchaser or any of its Subsidiaries for the execution, delivery and performance by EQT Purchaser and/or its Subsidiaries, as applicable, of this Agreement or any Ancillary Agreement or the consummation by EQT Purchaser and/or its Subsidiaries, as applicable, of the transactions contemplated hereby or thereby, except (a) compliance with any applicable requirements of any Competition Laws, Communications Laws, Governmental Authorizations and the CFIUS Statute; (b) compliance with any Permits relating to the Business; or (c) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Assuming compliance with the items described in clauses (a) through (c) of the preceding sentence, neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by EQT Purchaser and/or its Subsidiaries, as applicable, nor the consummation by EQT Purchaser and/or its Subsidiaries, as applicable, of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach, violation or infringement of any provision of the respective articles of incorporation or by-laws (or similar governing documents) of EQT Purchaser or its Subsidiaries, (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which EQT Purchaser or any of its Subsidiaries or any of their respective properties or assets are bound, or (iii) violate any Law applicable to EQT Purchaser or any of its Subsidiaries or any of their respective properties or assets, except, in the case of clause (ii) or clause (iii), as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.4               Litigation. (a) There is no Action pending or, to the Knowledge of EQT Purchaser, threatened in writing, against EQT Purchaser or any of its Subsidiaries except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, and (b) Neither EQT Purchaser nor any of its Subsidiaries is subject to any outstanding Order, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.5               Brokers. No broker, finder, investment banker or similar agent is entitled to any brokerage, finder’s or other fee or commission from EQT Purchaser or any of its Subsidiaries in connection with this Agreement, the Ancillary Agreements or the transactions contemplated by this Agreement and the Ancillary Agreements or any other future transactions based on arrangements made by or on behalf of EQT Purchaser for which Parent or the Retained Business will have any Liability.

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Section 5.6               Solvency. As of the Closing, after giving effect to the transactions contemplated by this Agreement and assuming satisfaction of the conditions set forth in Section 9.2(a) and Section 9.2(b), EQT Purchaser and its Subsidiaries will be Solvent as of the Closing Date after giving effect to (i) the release of any guarantees of indebtedness or other obligations of a member of the Parent Group at or prior to the Closing and (ii) any debt financing obtained by EQT Purchaser and its Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 5.7               Investment Decision. EQT Purchaser is acquiring the Small Cell Purchased Interests for investment and not with a view toward or for the sale in connection with any distribution thereof, or with any present intention of distributing or selling such Small Cell Purchased Interests. EQT Purchaser acknowledges that the Small Cell Purchased Interests have not been registered under the Securities Act or any other federal, state, foreign or local securities Law, and agrees that such Purchased Interests may not be sold, transferred, offered for sale, pledged, distributed, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and in compliance with any other federal, state, foreign or local securities Law, in each case, to the extent applicable.

Section 5.8               Financing. Concurrently with the execution hereof, EQT Purchaser has delivered to Parent a true, correct and complete copy of the executed (x) debt commitment letter (including all related exhibits, schedules, annexes, supplements and term sheets thereto, and including any related fee letter as described below, as each of the foregoing may be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived from time to time after the date hereof in a manner not prohibited hereby, collectively, the “EQT Debt Commitment Letter” and, together with the Zayo Debt Commitment Letter, the “Debt Commitment Letters”; “applicable Debt Commitment Letter” shall mean (i) with respect to EQT Purchaser, the EQT Debt Commitment Letter and (ii) with respect to Zayo Purchaser, the Zayo Debt Commitment Letter) and one or more executed fee letters thereto (of which only the fee amounts, yield or interest rate or other price caps, original issue discount amounts, successful syndication levels, other economic terms, and, if applicable, the economic components of “flex” terms, in each case, that are customarily redacted in transactions of this type, have been redacted (none of which redactions covers terms that could (i) reduce the amount of the EQT Debt Financing to an amount that, together with the amount of the EQT Equity Financing, would be less than the amount required to fund the EQT Required Amount, (ii) impose any new condition or otherwise adversely amend, modify or expand any existing conditions precedent to the EQT Debt Financing or (iii) adversely affect the ability of EQT Purchaser to enforce its rights against the other parties to the EQT Debt Commitment Letter) (the “EQT Redacted Fee Letter” and, together with the Zayo Redacted Fee Letter, the “Redacted Fee Letters”; “applicable Redacted Fee Letter” shall mean (i) with respect to EQT Purchaser, the EQT Redacted Fee Letter and (ii) with respect to Zayo Purchaser, the Zayo Redacted Fee Letter)), each dated as of the date hereof and from the Debt Financing Sources party thereto, pursuant to which, and subject solely to the terms and conditions thereof, the Debt Financing Sources party thereto have committed on a several but not joint basis to provide debt financing in the amounts set forth therein to EQT Purchaser, the proceeds of which shall be used by EQT Purchaser to consummate the transactions contemplated hereby to be consummated by EQT Purchaser (the “EQT Debt Financing” and, together with the Zayo Debt Financing, the “Debt

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Financing”; “applicable Debt Financing” shall mean (i) with respect to EQT Purchaser, the EQT Debt Financing and (ii) with respect to Zayo Purchaser, the Zayo Debt Financing) and (y) equity commitment letter, dated as of the date hereof (including all related exhibits, schedules, annexes, supplements and term sheets thereto), which is attached hereto as Exhibit B-2 (collectively, the “EQT Equity Commitment Letter” and, together with the EQT Debt Commitment Letter, the “EQT Commitment Letters”; the EQT Equity Commitment Letters, together with the Zayo Equity Commitment Letters, collectively, the “Equity Commitment Letters”; “applicable Equity Commitment Letters” shall mean (i) with respect to EQT Purchaser, the EQT Equity Commitment Letters and (ii) with respect to Zayo Purchaser, the Zayo Equity Commitment Letters; the EQT Commitment Letters, together with the Zayo Commitment Letters, the “Commitment Letters”; “applicable Commitment Letters” shall mean (i) with respect to EQT Purchaser, the EQT Commitment Letters and (ii) with respect to Zayo Purchaser, the Zayo Commitment Letters), each of which is executed by the EQT Purchaser Sponsor, pursuant to which each of the EQT Purchaser Sponsor has each committed, subject solely to the terms and conditions set forth in the EQT Equity Commitment Letter executed by the EQT Purchaser Sponsor, to make an equity investment in EQT Purchaser in cash in the amount set forth therein the proceeds of which shall be used by EQT Purchaser to consummate the transactions contemplated hereby to be consummated by EQT Purchaser (the “EQT Equity Financing” and, together with the Zayo Equity Financing, the “Equity Financing”; the “applicable Equity Financing” shall mean (i) with respect to EQT Purchaser, the EQT Equity Financing and (ii) with respect to Zayo Purchaser, the Zayo Equity Financing; the EQT Equity Financing, together with the EQT Debt Financing, the “EQT Financing”; the EQT Financing, together with the Zayo Financing, the “Financing”; “applicable Financing” shall mean (i) with respect to EQT Purchaser, the EQT Financing and (ii) with respect to Zayo Purchaser, the Zayo Financing). As of the date hereof, there are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the EQT Financing (including pursuant to any “market flex” provisions in any fee letters), other than as expressly set forth in the EQT Commitment Letters. As of the date hereof, the execution, delivery and performance of the EQT Commitment Letters by EQT Purchaser and, to the Knowledge of EQT Purchaser, the other parties thereto, and the consummation of the transactions contemplated thereby, have been duly and validly authorized by all requisite action by EQT Purchaser and, to the Knowledge of EQT Purchaser, the other parties thereto, and no other proceedings on the part of EQT Purchaser or, to the Knowledge of EQT Purchaser, another party thereto or any other Person are necessary to authorize the execution, delivery or performance thereof by EQT Purchaser and the other parties thereto. As of the date hereof, the EQT Commitment Letters are a legal, valid and binding obligation of EQT Purchaser and, to the Knowledge of EQT Purchaser, the other parties thereto, enforceable against each of them in accordance with their terms. As of the date hereof, the EQT Commitment Letters have been duly and validly executed and delivered by EQT Purchaser and, to the Knowledge of EQT Purchaser, the other parties thereto and are in full force and effect and, as of the date hereof, to the Knowledge of the EQT Purchaser, the EQT Commitment Letters (including the commitments therein) have not been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and no such amendment or modification is contemplated as of the date hereof (other than customary amendments or modifications to the EQT Debt Commitment Letter solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the EQT

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Debt Commitment Letter as of the date hereof). As of the date hereof, EQT Purchaser is not, and, to the Knowledge of EQT Purchaser, the other parties thereto are not, in breach of any of the terms or conditions set forth in any of the EQT Commitment Letters, and as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute or cause a breach, default or failure to satisfy any condition precedent set forth therein, in each case, on the part of EQT Purchaser or, to the Knowledge of EQT Purchaser, any of the other parties thereto. As of the date hereof, EQT Purchaser (i) has no reason to believe that any event has occurred that (with or without notice or lapse of time, or both) would constitute a breach or default under any of the EQT Commitment Letters, (ii) is not aware of any fact, event or other occurrence that makes any of the representations or warranties of EQT Purchaser or, to the Knowledge of EQT Purchaser, any of the other parties thereto, in any of the EQT Commitment Letters inaccurate in any material respect and (iii) assuming that each of the conditions to Closing set forth in Article IX have been satisfied, has no reason to believe that any of the conditions to the EQT Debt Financing contemplated by the EQT Debt Commitment Letter or the EQT Equity Financing contemplated by the EQT Equity Commitment Letters will not be satisfied on the Closing Date or that the full amount of the EQT Debt Financing contemplated by the EQT Debt Commitment Letter and the EQT Equity Financing contemplated by the EQT Equity Commitment Letters will not be made available on the Closing Date. As of the date hereof, no EQT Debt Financing Source has notified EQT Purchaser in writing of its intention to terminate the EQT Debt Financing. Assuming that the EQT Financings contemplated by the EQT Commitment Letters are fully funded and/or invested on the respective terms set forth therein, EQT Purchaser will have at Closing, sufficient immediately available funds and the financial ability to (a) pay the Small Cell Closing Purchase Price and all other amounts required to be paid by EQT Purchaser on the Closing Date and (b) pay any fees and expenses incurred by EQT Purchaser in connection therewith (including in respect of the EQT Debt Financing) (collectively, the “EQT Required Amount” and, together with the Zayo Required Amount, the “Required Amounts”; “applicable Required Amount” shall mean (i) with respect to EQT Purchaser, the EQT Required Amount and (ii) with respect to Zayo Purchaser, the Zayo Required Amount). EQT Purchaser has paid in full any and all commitment or other fees required by the EQT Debt Commitment Letter that are due as of the date hereof. Except for customary engagement letters, fee credit letters and non-disclosure agreements with respect to the EQT Debt Financing (none of which (x) reduces the amount of the EQT Debt Financing to an amount that, when taken together with the amount of the EQT Equity Financing, would be less than the amount required to fund the EQT Required Amount (y) imposes any new condition or otherwise adversely amends, modifies or expands any conditions precedent to the EQT Debt Financing or (z) adversely affects the ability of EQT Purchaser to enforce its rights against the other parties to the EQT Debt Commitment Letter), as of the date hereof, there are no side letters, understandings or other agreements or arrangements relating to the funding or investing, as applicable, of the EQT Debt Financing to which EQT Purchaser is a party, other than as expressly set forth in the EQT Debt Commitment Letter. There are no conditions precedent or other contingencies related to the funding of the full amount of the EQT Financing other than as expressly set forth in the EQT Commitment Letters delivered to Parent on or prior to the date hereof. Assuming the satisfaction or waiver of each of the conditions to Closing set forth in Article IX of this Agreement, as of the date hereof, EQT Purchaser has no reason to believe that it will be unable to satisfy any conditions to the funding of the full amount of the

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EQT Financing that is required to be satisfied by it, or that the EQT Financing will not be available on the Closing Date.

Section 5.9               Termination Payment Letter. Concurrently with the execution of this Agreement, the EQT Purchaser Sponsor has delivered to Parent a true, correct and complete copy of an executed Termination Payment Letter. The representations and warranties made by the EQT Purchaser Sponsor in the applicable Termination Payment Letter are true, correct and complete. Each Termination Payment Letter is in full force and effect and constitutes the legal, valid, binding and enforceable obligation of EQT Purchaser in favor of Parent, enforceable by Parent in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity), subject to the Enforceability Exceptions. As of the date hereof, the EQT Purchaser Sponsor is not in default or breach under the terms and conditions of the applicable Termination Payment Letter and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the applicable Termination Payment Letter. The EQT Purchaser Sponsor has, and will have at Closing, access to sufficient capital to satisfy the full amount of the guaranteed obligations under the applicable Termination Payment Letter in full.

Section 5.10           Independent Investigation. EQT Purchaser acknowledges and agrees that it (a) has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology, management and prospects of the Transferred Entities and the Small Cell Business, and based thereon, has formed an independent judgment concerning the applicable Transferred Entities, the Small Cell Assets, the Small Cell Liabilities and the Small Cell Business and (b) has been furnished with, or given access to, projections, forecasts, estimates, appraisals, statements, data or information about the applicable Transferred Entities, the Small Cell Assets, the Small Cell Liabilities and the Small Cell Business. In entering into this Agreement, EQT Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of any of Parent, the Transferred Entities or their respective Representatives (except the representations and warranties of Parent expressly set forth in Article III or in any Ancillary Agreement). Except in the case of Fraud, EQT Purchaser hereby acknowledges and agrees that none of Parent, the Transferred Entities or their respective Representatives or any other Person will have or be subject to any Liability to EQT Purchaser, or any of its Representatives or any other Person resulting from the distribution to EQT Purchaser, or its Representatives of, or EQT Purchaser’s, or its Representatives’ use of, any information relating to Parent, the Transferred Entities or the Small Cell Business, including any information, documents or material made available to EQT Purchaser, its Affiliates or their respective Representatives, whether orally or in writing, in any data room, any management presentations (formal or informal), functional “break-out” discussions, responses to questions submitted on behalf of EQT Purchaser or its Representatives or in any other form in connection with the transactions contemplated by this Agreement. EQT Purchaser further acknowledges that no Representative of Parent or the Transferred Entities has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided. EQT Purchaser acknowledges that, should the Closing occur, EQT Purchaser shall acquire the

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applicable Transferred Entities without any representation or warranty as to merchantability or fitness thereof for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly set forth in Article III of this Agreement.

Section 5.11           No Other Representations or Warranties; No Reliance. EQT Purchaser acknowledges and agrees that the only representations and warranties made by Parent or any of its Affiliates, or any other Person or entity on behalf of Parent or any of its Affiliates, are the ones expressly set forth in Article III or in any Ancillary Agreement, and EQT Purchaser and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to the Small Cell Business, Parent, the Transferred Entities or any Affiliate thereof, or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to EQT Purchaser or its Representatives by or on behalf of Parent or any Representative thereof. EQT Purchaser acknowledges and agrees that, except as set forth in Article III or in any Ancillary Agreement, none of Parent or any Affiliate thereof, or any other Person or entity on behalf of Parent or any Affiliate thereof, has made or makes, and EQT Purchaser has not relied upon, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to EQT Purchaser or any of its Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of Parent, the Transferred Entities or any Affiliates thereof or the Business. EQT Purchaser acknowledges and agrees that, except as set forth in Article III or in any Ancillary Agreement, none of Parent or any Affiliate thereof, or any other Person or entity on behalf of Parent or any Affiliate thereof, has made or makes, and EQT Purchaser has not relied upon, any representation or warranty, whether express or implied, with respect to the Retained Assets or the Retained Liabilities. EQT Purchaser acknowledges and agrees that neither EQT Purchaser nor any of its Affiliates shall have any claim or cause of action under any theory of law (whether based in tort, contract or otherwise) against Parent or any of its Affiliates relating to any representations and warranties as to Parent, any of its Affiliates, the Small Cell Business or the transactions contemplated by this Agreement other than in the case of Fraud and only with respect to the representations and warranties expressly set forth in Article III or in any Ancillary Agreement.

Article VI

ADDITIONAL AGREEMENTS

Section 6.1               Access to Books and Records. Except with respect to Tax Returns and other Tax-related information and documents (which shall be governed exclusively under Section 8.2):

(a)               After the date of this Agreement until the Closing, and subject to the requirements of applicable Laws, Parent shall, and shall cause its Affiliates and the Transferred Entities to, afford to each Purchaser and their respective Representatives reasonable access, upon reasonable request and notice and solely for purposes of furthering the transactions contemplated

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by this Agreement (including integration planning), to the books, records, properties and employees of the Business (other than with respect to any Retained Assets or Retained Liabilities), during normal business hours, consistent with applicable Law and in accordance with the procedures reasonably established by Parent; provided, that none of Parent or the Transferred Entities shall be required to make available (i) Business Employee personnel files until after the Closing Date (it being understood that any Business Employee personnel files that constitute Retained Assets will not be transferred to the Transferred Entities) or (ii) medical records, workers’ compensation records, the results of any drug testing or other sensitive or personal information if doing so could reasonably be expected to result in a violation of applicable Law; and provided, further, that access under this Section 6.1(a) may be limited by Parent or the Transferred Entities to the extent (A) reasonably necessary for such access not to jeopardize the health and safety of any of Parent’s or the Transferred Entities’ respective Representatives or commercial partners (provided, that Parent shall, and shall cause the Transferred Entities to, use commercially reasonable efforts to provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) in a manner without risking the health and safety of such Persons); (B) any applicable Law requires Parent or the Transferred Entities to restrict or otherwise prohibit access to such documents or information; (C) access to a Contract to which Parent or any Transferred Entity is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right to terminate or accelerate the rights pursuant to, such Contract; (D) access would result in the disclosure of any trade secrets of third Persons; or (E) such documents or information are reasonably pertinent to any adverse Action between each Purchaser and its Affiliates, on the one hand, and the Seller Group and its Affiliates, on the other hand (provided that, nothing in this Agreement shall limit any rights of discovery of Purchaser or any of its Affiliates); provided, further that the Parent Group and each Purchaser shall use reasonable best efforts to identify and pursue a permissible method of providing such access by overcoming, if possible, the limitations described in clauses (A) through (E) above; and provided, further, that, if no such permissible method of providing such access can be found despite such reasonable best efforts, notwithstanding anything to the contrary in this Section 6.1(a), in no event shall Parent or the Transferred Entities be required to provide such access to such Purchaser or its Representatives. Nothing in this Section 6.1 will be construed to require Parent, the Transferred Entities or any of their Representatives to prepare any reports, analyses, appraisals, opinions or other information outside the ordinary course of business consistent with past practice. Notwithstanding anything to the contrary in this Agreement, prior to the Closing, each Purchaser and its Representatives shall not conduct any Phase II Environmental Site Assessment or conduct any intrusive or subsurface sampling or testing of soil, sediment, surface water, ground water or building material at, on, under or within the Business Owned Real Property and the Business Leased Real Property without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed).

(b)               Each Purchaser agrees that any access granted under Section 6.1(a) shall not interfere unreasonably with the operation of the Business or any other business of Parent or its Affiliates. Each Purchaser shall not, and shall direct its Representatives not to, communicate with any of the employees of Parent or its Affiliates (other than in the ordinary course of business, consistent with past practice, and unrelated to this Agreement, the Ancillary Agreement and the transactions contemplated hereby and thereby) without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Agreement, neither Parent nor any of its Affiliates shall be required to

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provide access to or disclose information if, upon the advice of counsel, such access or disclosure would jeopardize the attorney-client or other applicable legal privilege or protection of such party or contravene any Laws, contracts or obligation of confidentiality; provided, that such applicable member of the Parent Group and such Purchaser shall use reasonable best efforts to identify and pursue a permissible method of providing such disclosure without violating such Contracts, Laws or obligation of confidentiality and without resulting in a loss of such attorney-client privileges or attorney work product protection; provided, further, that, if no such permissible method of providing such disclosure can be found despite such reasonable best efforts, notwithstanding anything to the contrary in this Section 6.1(b), in no event shall Parent or its Affiliates be required to provide such disclosure to such Purchaser or its Representatives.

(c)               At and after the Closing, for so long as either Purchaser or its Affiliate holds the applicable books and records pursuant to Section 6.1(d), such Purchaser shall, and shall cause the Transferred Entities to, afford Parent and its Representatives, during normal business hours, upon reasonable notice, at Parent’s sole cost and expense and consistent with the pre-Closing scope of access under Section 6.1(a), access to the books and records of each Transferred Entity and the Business to the extent that such access may be reasonably requested for reasonable business purposes, solely to the extent the foregoing relates to periods prior to the Closing, including in connection with financial statements, any potential Action or investigation by or before a Governmental Entity (including in connection with the matters covered under Section 6.11) or compliance with SEC or other Governmental Entity reporting obligations; provided, that nothing in this Agreement shall limit any rights of discovery of Parent or its Affiliates.

(d)               Each Purchaser agrees to hold, and to cause the applicable Transferred Entities to hold, all the books and records of each Transferred Entity or the Business existing on the Closing Date and not to destroy or dispose of any thereof for a period of ten (10) years from the Closing Date or such longer time as may be required by Law.

(e)               Parent agrees to hold, and to cause its applicable Subsidiaries, to hold, all the books and records of Parent and its Subsidiaries, as applicable, relating to the operation of the Business prior to the Closing, to the extent held by Parent or its applicable Subsidiary and existing on the Closing Date (except for any such books and records transferred by Parent and its Affiliates to each Purchaser and its Affiliates in connection with the transactions under this Agreement), and permit continued access thereto during normal business hours, upon reasonable notice and at such Purchaser’s sole cost and expense, consistent with the pre-Closing scope of access under Section 6.1(a) for any legitimate business purposes and solely to the extent the foregoing relates to periods prior to the Closing, and not to destroy or dispose of any thereof for a period of ten (10) years from the Closing Date or such longer time as may be required by Law.

Section 6.2               Confidentiality.

(a)               The parties expressly agree that, notwithstanding any provision of the Confidentiality Agreements to the contrary, the terms of the Confidentiality Agreements are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing (and shall terminate at Closing), and that all information provided by or on behalf of Parent to any Purchaser or any of its Representatives pursuant to this Agreement, including Section 6.1 and Section 6.3, shall be treated as “Confidential Information” under the

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Confidentiality Agreements. The parties expressly agree that, notwithstanding any provision of the Confidentiality Agreements to the contrary, including with respect to termination thereof, if, for any reason, the Closing is not consummated, the Confidentiality Agreements shall continue in full force and effect for a period of twenty-four (24) months following termination of this Agreement and otherwise in accordance with its terms.

(b)               For a period of thirty-six (36) months from and after the Closing Date, each Purchaser shall, and shall cause its Subsidiaries (including the Transferred Entities) to, and shall instruct their respective Representatives to, hold in confidence and not disclose or use for any purpose any nonpublic information that is confidential, proprietary or competitively sensitive (“Sensitive Retained Business Information”) to the extent relating to the Retained Businesses from and after the Closing; provided, that the foregoing restriction shall not apply to information (i) that becomes available on a non-confidential basis to such Purchaser or any of its Affiliates from and after the Closing from a third-party source that is not known by such Purchaser or its applicable Affiliates to be under any obligations of confidentiality with respect to such information, (ii) that is in the public domain or enters into the public domain other than as a result of breach by such Purchaser or any of its Affiliates of this Section 6.2(b), (iii) to the extent used by such Purchaser or any of its Affiliates to comply with the terms of this Agreement or any of the Ancillary Agreements or any other Contract between such Purchaser or any of its Affiliates, on the one hand, and Parent or any of its Subsidiaries, on the other hand, (iv) that is, following the Closing, independently developed or derived by such Purchaser or any of its Affiliates without use of such Sensitive Retained Business Information, (v) that such Purchaser or any of its Affiliates is required by Law or the rules of any Governmental Entity or required or requested pursuant to legal, regulatory, judicial or administrative process to disclose or requested by a Governmental Entity having regulatory oversight over such Person (including, for the avoidance of doubt, as a result of a regulatory audit or requests or requirements from a bank examiner, regulatory authority or self-regulatory authority in the ordinary course of broad based examination or inspection not specific to the transaction contemplated by this Agreement) or (vi) whose disclosure or use is required or is deemed reasonably necessary for the purpose of any potential or actual judicial or arbitration proceedings, including any such proceedings arising out of this Agreement; provided, that to the extent legally permissible, such Purchaser, any one of its Affiliates and any of their respective Representatives (A) shall notify Parent of its intention to make any such disclosure described in clause (v) and provide a list of the Sensitive Retained Business Information related to the Retained Businesses that such Purchaser, its Affiliates and their respective Representatives intends to disclose prior to making such disclosure, (B) will use their commercially reasonable efforts to seek an appropriate protective order or other remedy with respect to disclosing such Sensitive Retained Business Information (at Parent’s sole cost and expense) and (C) in the event that such a protective order or other remedy is not obtained, such Purchaser, its Affiliates and their respective Representatives (1) will furnish only that portion of the Sensitive Retained Business Information that in the advice of such Purchaser’s legal counsel is required by applicable Law to be disclosed and (2) will use its reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to any such disclosed information that Parent so designates.

(c)               For a period of thirty-six (36) months from and after the Closing Date, Parent shall, and shall cause its Subsidiaries to, and shall instruct their respective Representatives to, hold in confidence and not disclose or use for any purpose any nonpublic information that is

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confidential, proprietary or competitively sensitive (“Sensitive Business Information”) to the extent relating to the Business; provided, that the foregoing restriction shall not apply to information (i) that becomes available on a non-confidential basis to the Parent Group from and after the Closing from a third-party source that is not known by the Parent Group to be under any obligations of confidentiality with respect to such information, (ii) that is in the public domain or enters into the public domain other than as a result of breach by the Parent Group of this Section 6.2(c), (iii) to the extent used by the Parent Group to comply with the terms of this Agreement or any of the Ancillary Agreements or any other Contract between the Parent Group, on the one hand, and either Purchaser and the Transferred Entities, on the other hand, (iv) that is, following the Closing, independently developed or derived by the Parent Group without use of such Sensitive Business Information or (v) any member of the Parent Group is required by Law or required or requested pursuant to legal or regulatory process to disclose; provided, that to the extent legally permissible, either Parent, any one of its Affiliates and any of their respective Representatives (A) shall notify each Purchaser of its intention to make any such disclosure described in clause (v) and provide a list of the Sensitive Business Information related to the Businesses that Parent, its Affiliates or their respective Representatives intends to disclose prior to making such disclosure, (B) will use their commercially reasonable efforts to seek an appropriate protective order or other remedy with respect to disclosing such Sensitive Business Information (at each Purchaser’s sole cost and expense) and (C) in the event that such a protective order or other remedy is not obtained, Parent, its Affiliates and their respective Representatives (1) will furnish only that portion of the Sensitive Business Information that in the advice of Parent’s legal counsel is required by applicable Law to be disclosed and (2) will use its reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to any such disclosed information that either Purchaser so designates.

(d)               Prior to the Closing, Parent shall, and shall cause its Affiliates, to use commercially reasonable efforts to assign to the Purchasers (or the applicable Purchaser) at the Closing the rights to enforce each confidentiality agreement entered into between Parent (or any of its Affiliates) and any other Person with respect to the sale of the Business; provided, that Parent shall not be obligated to assign to the Purchasers such rights to enforce such confidentiality agreements where such assignment would (i) breach the terms and conditions therein or (ii) require Parent to request consent thereunder. With respect to the rights to enforce any confidentiality agreement in the foregoing sentence that are not assigned to the Transferred Entities at or prior to the Closing, Parent shall promptly after the Closing, (A) deliver a written notice to each Person that is a counterparty to any such confidentiality agreement requesting that such Person promptly return or destroy all confidential information regarding the Transferred Entities, the Business or any other Sensitive Business Information, and (B) confirm in writing to each Purchaser that it has taken such action in clause (A).

Section 6.3               Required Actions.

(a)               Without limiting the specificity of any required actions under any provision of this Agreement, including this Section 6.3 and Section 6.5, each Purchaser and Parent shall, and shall cause their respective Affiliates to use their reasonable efforts to consummate and make effective as promptly as reasonably practicable the Sale, including using reasonable best efforts to take, or cause to be taken, in each case all actions necessary, proper or advisable under any applicable Laws to provide any notification and obtain any consent, clearance, expiration or

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termination of a waiting period, authorization, Order or approval of, or any exemption by, any Governmental Entity required to be obtained or made by any of Purchaser, Zayo or Parent or any of such respective Affiliates in connection with the Pre-Closing Restructuring, the Sale and the other transactions contemplated by this Agreement.

(b)               Each Purchaser, and Parent shall file or cause to be filed, any filings (including draft filings) or notifications under the CFIUS Statute, applicable Competition Laws and Communications Laws within the timeframes set out in Section 9.1(a) of the Parent Disclosure Schedule; provided, however, the parties may update or amend State PUC, CFIUS or Competition Law filings after such date to reflect updated Purchaser ownership information to the extent that such update or amendment would not reasonably be expected to materially delay the Closing. In the event that the parties receive a request for additional information or documentary materials after an initial notification pursuant to the CFIUS Statue, any Competition Laws or Communications Laws, the parties shall use their respective reasonable best efforts to comply with such requests, as applicable, as promptly as possible and produce documents, responses to interrogatories or other information; including for the avoidance of doubt, (i) submitting, as promptly as practicable, to CFIUS, as promptly as practicable after responding to any comments from CFIUS staff on the draft CFIUS Notice (or as soon as possible after CFIUS staff confirms it has no comments on the draft CFIUS Notice), a CFIUS Notice with respect to the Transactions and supplying, as promptly as practicable, any additional information and documentary material that may be requested in connection with the CFIUS review process and (ii) in the event that the United States Federal Trade Commission or the United States Department of Justice issue a so-called “second request” (a “Second Request”) in connection with the Parties’ HSR Act filing, each Purchaser and Parent shall use reasonable best efforts to be ready to certify substantial compliance as promptly as reasonably practicable after the date of receipt of such Second Request. Each Purchaser shall have the right to “pull-and-refile” (or cause its “ultimate parent entity,” as the term is defined in the HSR Act, to “pull-and-refile”) such party’s HSR Act filings pursuant to 16 C.F.R. 803.12 and enter into any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated hereby or by the Ancillary Agreements (each an “Extension”), in each case, without written consent of the Parent.

(c)

(i)                 Parent and the Purchasers shall jointly control all communications with any Governmental Entity relating to Competition Laws and Communications Laws, and jointly determine and direct the strategy and process by which the parties will obtain all required consents, clearances, expirations or terminations of waiting periods, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity relating to Competition Laws, the CFIUS Statute, and Communications Laws required in connection with this Agreement; provided that, notwithstanding the foregoing, in the event of any conflict or disagreement between the Purchasers and Parent (a “Disagreement”), the respective outside counsels of Parent and Purchasers (at the direction of the Purchaser Representative) will seek to resolve the Disagreement reasonably and in good faith. If the respective outside counsels are unable to reach a mutually satisfactory resolution of the Disagreement within two (2) calendar days after their first conferring regarding the applicable Disagreement, the Disagreement shall be referred to the Purchaser Representative and the Chief Executive Officer of CCI, respectively. If the Purchaser Representative and Chief

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Executive Officer of CCI are unable to reach a mutually satisfactory resolution of the Disagreement within two (2) calendar days after their first conferring regarding the applicable Disagreement, Purchasers shall have the right to direct the matter that is the cause of any such Disagreement, acting reasonably and following consultation with the Parent and after considering in good faith all comments and advice of the Parent (and its counsel).

(ii)              Without limiting the generality of Section 6.3(c)(i), prior to the Closing, to the extent not prohibited by applicable Law, Parent, on the one hand, and Purchasers, on the other hand, shall (A) work cooperatively with the other parties in connection with obtaining all required consents, clearances, expirations or terminations of waiting periods, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity, (B) promptly inform the other parties, and if in writing, furnish the other parties with copies of (or, in the case of oral communications, advise the other parties of) any substantive communication from any Governmental Entity regarding the Sale or the other transactions contemplated by this Agreement, (C) permit the other parties to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed written or substantive oral communication or submission with or to any such Governmental Entity, and (D) not participate in any substantive meeting with any Governmental Entity in connection with this Agreement, the Sale or the other transactions contemplated by this Agreement, or with any other Person in connection with any proceeding or Action by a private party relating to the CFIUS Statute, any Competition Laws or Communications Laws in connection with this Agreement, the Sale or the other transactions contemplated by this Agreement or make oral submissions at meetings or in telephone or other conversations, unless it consults with the other parties in advance and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat.

(iii)            Any disclosures, provisions of privileged or commercially sensitive information or rights to participate by one party to any other party under this Section 6.3 may be made on an outside counsel-only basis, to the extent such party deems it advisable and necessary and so designated it, and once so designated, shall not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Purchasers or Parent, as the case may be). Such designated disclosures or information may be redacted (A) to remove references concerning the valuation of the Business and pricing and other competitively sensitive terms in the Contracts of Parent, Purchasers, Zayo and their respective Affiliates, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable privilege or confidentiality concerns.

(d)               Each Purchaser, and Parent shall, and shall cause their respective Affiliates to, and Zayo shall and shall cause its Subsidiaries to, each use their respective reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Pre-Closing Restructuring, the Sale and the other transactions contemplated by this Agreement under the CFIUS Statute, any Competition Laws and Communications Laws. In connection therewith, if any Action is instituted (or threatened to be instituted) challenging the Pre-Closing Restructuring, the Sale or the other transactions contemplated by this Agreement as violative of any Competition Laws or Communications Laws, each Purchaser and its Subsidiaries shall at the request of Parent, initiate and/or participate in any proceedings, whether judicial or administrative, in order to (i) oppose or defend through litigation any claim asserted in any Action by any Governmental Entity or Person to prevent or enjoin the consummation of the Pre-Closing

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Restructuring, the Closing or the other transactions contemplated by this Agreement and/or (ii) take such action as necessary to overturn any regulatory Action by any Governmental Entity to block consummation of the Pre-Closing Restructuring, the Closing or the other transactions contemplated by this Agreement prior to the Outside Date, including by defending any such Action brought by any Governmental Entity in order to avoid the entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Order that makes illegal or prohibits the consummation of the Pre-Closing Restructuring, the Closing or the other transactions contemplated by this Agreement resulting from any such Action.

(e)               In furtherance of the undertakings in this Section 6.3, each of Purchaser, and Parent shall, and shall cause their respective Affiliates to, and Zayo shall and shall cause its Subsidiaries to, take all actions necessary to avoid or eliminate each and every impediment under the CFIUS Statute, any Competition Laws and Communications Laws so as to enable the Pre-Closing Restructuring and the Closing to occur as promptly as practicable (and in any event no later than the Outside Date), including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate Order or otherwise, the sale, divestiture or disposition of any businesses, product lines or assets of the Transferred Entities, Zayo Purchaser, Zayo, and their respective Subsidiaries, (ii) amending any joint venture or other arrangement of the Transferred Entities, Zayo, Zayo Purchaser and their respective Subsidiaries, (iii) otherwise taking or committing to take actions, including but not limited to entering into any letter of assurance, national security agreement, or similar agreement with a Governmental Entity, that after the Closing would limit Purchasers’, the Transferred Entities or their respective Subsidiaries’ freedom of action with respect to, or its or their ability to retain, any businesses, product lines or assets of the Transferred Entities, Zayo, Zayo Purchaser and their respective Subsidiaries, (iv) defending through litigation on the merits and through appeals any claim asserted in any court with respect to the transactions contemplated by this Agreement, and (v) taking or committing to take any other structural or behavioral remedy or entering into any other arrangements with respect to the Transferred Entities, Zayo, Zayo Purchaser and their respective Subsidiaries in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order which would otherwise have the effect of preventing the consummation of the transactions contemplated by this Agreement by the Outside Date; provided, however, that, in no event shall Purchasers, Parent, Zayo or their respective Affiliates be obligated to take or agree or commit to take any such action that is not conditioned on the Closing. No actions taken pursuant to this Section 6.3(e) shall be considered for purposes of determining whether a Business Material Adverse Effect has occurred or may occur.

(f)                Notwithstanding anything to the contrary in this Agreement (with each of the following, representing a “Purchaser Burdensome Condition”):

(i)                 Zayo Purchaser and the Zayo Purchaser Sponsors and their respective Affiliates (including with respect to Zayo Purchaser, Zayo and its Subsidiaries) will not be required to take or agree or commit to take any action that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on:

(A)             the financial condition, business, properties, assets, liabilities or results of operations of the Fiber Business taken as a whole, or of Zayo, Zayo Purchaser and their respective Subsidiaries, taken as a whole, measured, after giving

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effect to the Sale, as if Zayo, Zayo Purchaser and their respective Subsidiaries (including the Fiber Business) were a business of comparable size to the Fiber Business, and regardless of whether such actions are imposed on or affect Zayo Purchaser, Parent, the Fiber Business, or any of their respective Affiliates; or

(B)              Zayo Purchaser’s or any Zayo Purchaser Sponsor’s or their respective Affiliates’ ability to (i) nominate its board members or (ii) own, control, manage or operate the Fiber Business, taken as a whole, subsequent to Closing through the exercise of its voting or board representation rights or its right to receive information, other than, with respect to any remedy that may be sought by CFIUS or any Team Telecom Agency, (I) limitations and restrictions with respect to access to, and separation of, customer, operational or technical data transmitted and/or stored by the Fiber Transferred Entities and related facilities access, including, in particular, limitations and restrictions on access to personnel, information and facilities relating to the goods and services the Parent or any Subsidiary provides directly or indirectly to the governments of the United States, Canada or other jurisdictions, (II) obligations to regularly report to, or engage with, Governmental Entities, including any requirement to engage or hire a third party auditor or monitor to audit/monitor any required compliance matters, and to grant Governmental Entities access to the operations of the Transferred Entities, and (III) any and all restrictions and commitments of the type and level that Zayo Purchaser or the investment funds advised or managed by one or more Affiliates of Zayo Purchaser that control Zayo Purchaser have agreed to in the past with respect to consents, authorizations and approvals required to be obtained from CFIUS or any Team Telecom Agency in connection with prior acquisition transactions that are similar to the transactions contemplated by this Agreement.

(ii)              EQT Purchaser and the EQT Purchaser Sponsor and their respective Affiliates will not be required to take or agree or commit to take any action that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on:

(A)             the financial condition, business, properties, assets, liabilities or results of operations of the Small Cell Business taken as a whole, or EQT Purchaser and its Subsidiaries, taken as a whole, measured after giving effect to the Sale, as if EQT Purchaser and its Subsidiaries (including the Small Cell Business) were a business of a comparable size to the Small Cell Business, and regardless of whether such actions are imposed on or affect EQT Purchaser, Parent, the Small Cell Business or any of their respective Affiliates; or

(B)              EQT Purchaser’s or the EQT Purchaser Sponsor’s or their respective Affiliates’ ability to (i) nominate its board members or (ii) own, control, manage or operate the Small Cell Business, taken as a whole, subsequent to Closing through the exercise of its voting or board representation rights or its right to receive information, other than, with respect to any remedy that may be sought by CFIUS or any Team Telecom Agency, (I) limitations and restrictions with respect to access to, and separation of, customer, operational or technical data transmitted and/or stored by the Small Cell Transferred Entities and related facilities access, including,

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in particular, limitations and restrictions on access to personnel, information and facilities relating to the goods and services the Parent or any Subsidiary provides directly or indirectly to the governments of the United States, Canada or other jurisdictions, (II) obligations to regularly report to, or engage with, Governmental Entities and to grant Governmental Entities access to the operations of the Small Cell Transferred Entities, and (III) any and all restrictions and commitments of the type and level that EQT Purchaser or the investment funds advised or managed by one or more Affiliates of EQT Purchaser that control EQT Purchaser have agreed to in the past with respect to consents, authorizations and approvals required to be obtained from CFIUS or any Team Telecom Agency in connection with prior acquisition transactions that are similar to the transactions contemplated by this Agreement.

(iii)            Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.3 or elsewhere in this Agreement shall require any Purchaser or Sponsor (or any of their respective Affiliates) to agree to or otherwise be required to take any action, make any undertaking, or agree to any remedy or condition, with respect to itself or any of their respective Affiliates, including (x) EQT AB, DigitalBridge Partners, LP and any Sponsors, (y) any investment funds or investment vehicles affiliated with, or managed or advised by, EQT AB, DigitalBridge Partners, LP and any Sponsors, and (z) any portfolio company (as such term is commonly understood in the private equity industry) or investment of Sponsors or of any such investment fund or investment vehicle, or any interest therein, except for any action undertaking, remedy or condition, solely with respect to the Purchasers, Zayo and their respective Subsidiaries, including, for such purposes, from and after the Closing, the Transferred Entities.

(g)               Prior to Closing, except with the consent of Parent, Zayo and its respective Subsidiaries shall not acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition would reasonably be expected to (i) materially increase the likelihood of preventing or materially delay the termination or expiration of the applicable waiting period under the HSR Act or the receipt of any required approvals or consents under any other Competition Laws, CFIUS Statute, or Communications Laws beyond the Outside Date or Extended Outside Date as applicable; or (ii) materially increase the risk of any Governmental Authority entering an Order, ruling, judgment or injunction prohibiting the consummation of the transactions contemplated hereby, including the Merger.

Section 6.4               Conduct of Business.

(a)               From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (i) as otherwise required or expressly contemplated by this Agreement (including any actions, elections or transactions undertaken pursuant to the Pre-Closing Restructuring or Section 6.7), (ii) as required by Law or Contract, (iii) as deemed necessary by the Parent Group to comply with the REIT Requirements (so long as any such action shall not have a material and adverse disproportionate impact on the Transferred Entities or the Business, taken as a whole, as compared to the Retained Businesses), (iv) to the extent relating solely to any Retained Businesses, (v) as disclosed in Section 6.4 of the Parent Disclosure Schedule, or (vi) as otherwise consented to by Purchaser Representative (which consent shall not

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be unreasonably withheld, conditioned or delayed, and which approval will be deemed to be granted if and to the extent Purchaser Representative does not object in written form (including the reasons for the objection, which may include an objection based on insufficient information) in accordance with the notice provisions of Section 12.7 within ten (10) Business Days following delivery of Parent’s written request for such approval delivered in accordance with the notice provisions of Section 12.7), Parent shall cause its Subsidiaries (including the Transferred Entities) to, in each case only with respect to the Business and not with respect to any other assets or liabilities, including the Retained Business:

(A)             use commercially reasonable efforts to (w) expend Capital Expenditures materially consistent in the aggregate with the backlog of small cell projects and fiber project bookings previously provided to Purchasers or on projects or expenditures as determined in the ordinary course of business consistent with past practice, in an amount equal to the aggregate amount of Capital Expenditures as set forth in the Business Plan for the Business Plan Pre-Closing Period, which shall be prorated based on the number of days in such quarter that have elapsed prior to the Designated Date, (x) conduct the Business in the ordinary course of business, (y) maintain compliance with all Laws in all material respects, and (z) preserve intact their business relationships with material customers, suppliers, distributors, lessors and others having material business dealings with the Business;

(B)              not (1) amend or propose to amend the Organizational Documents of any Transferred Entity, (2) split, combine, reclassify, or purchase or otherwise acquire, directly or indirectly, the outstanding capital stock or similar equity interest of any Transferred Entity or (3) with respect to any Transferred Entity, declare, set aside or pay any non-cash distribution to any Person other than a Transferred Entity (except, in the case of clauses (2) and (3), as may facilitate the elimination of intercompany accounts contemplated by Section 6.7 or Section 6.8);

(C)              other than to a Transferred Entity in connection with the Pre-Closing Restructuring, not (1) issue, sell, pledge, deliver or dispose of, or agree to issue, sell, pledge, deliver or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, a Transferred Entity’s capital stock or similar equity interest of any class or any debt or equity securities which are convertible into or exchangeable for such capital stock or similar equity interest; (2) pledge or agree to pledge any assets of the Transferred Entities or any Business Assets in excess of $10,000,000 individually or $25,000,000 in the aggregate (other than, in each case of clauses (1) and (2), in the case of pledges, Permitted Liens), (3) other than Permitted Liens, create any mortgage, lien, pledge or security interest on any of the assets material to the Transferred Entities or any Business Asset, other than as required by existing lines of credit or other instruments of Indebtedness existing as of the date hereof or any Indebtedness incurred after the date hereof permitted in accordance with Section 6.4(a)(C) or any mortgage, lien, pledge or security interest that will be released at or prior to the Closing or (4) make any material loans, advances or capital contributions to, or material investments in, any other Person, other than (i) loans to or investments in the Transferred Entities, (ii) trade credit in the ordinary course of business, consistent with past practice, or (iii)

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employee or vendor advances in the ordinary course of business, consistent with past practice;

(D)             except for transactions in the ordinary course of business or consistent with past practice, not (1) incur in excess of $10,000,000 aggregate principal amount of Indebtedness for borrowed money outstanding at any time (other than indebtedness outstanding as of the date hereof, intercompany indebtedness and indebtedness for which the Transferred Entities will not have any Liability at and after the Closing), (2) guarantee any obligations of a member of the Parent Group (other than any guarantee that will be released at or prior to the Closing), (3) make any material acquisition of any assets or businesses in excess of $10,000,000 (other than incurrence of capital expenditures expressly set forth in the Business Plan to build telecommunications infrastructure) or (4) other than Permitted Liens, sell, pledge, dispose of or encumber any material assets or businesses other than as may be required by applicable Law and the abandonment, lapse or other disposition of any Intellectual Property rights in the ordinary course of business, consistent with past practice;

(E)              except (1) as may be required by applicable Law or the express terms, as in effect as of the date hereof, any Seller Benefit Plan or Transferred Entity Benefit Plan, (2) in connection with any action that applies uniformly to Business Employees and other similarly situated employees of the Parent Group in the ordinary course of business, consistent with past practice, or (3) for any grant or award for which solely the Parent Group shall be obligated to pay and otherwise be liable for, (A) not grant to any Business Employee any increase in compensation or benefits, including equity or equity-based, severance or termination pay or benefits, other than base salary and target bonus increases, the granting of annual bonuses and equity awards and promotions, in each case, in the ordinary course of business, consistent with past practice and that does not result in any compensation increase greater than 10% individually or 3.5% in the aggregate for all Business Employees compared to calendar year 2025, (B) not terminate, adopt, enter into or amend any Seller Benefit Plan or Transferred Entity Benefit Plan, other than, solely with respect to Seller Benefit Plans, any such action that does not result in increased direct or indirect costs to Purchasers, (C) not accelerate the funding, vesting or payment of compensation or benefits due to any Business Employee, (D) not hire (other than to fill a vacancy), promote or terminate (other than for cause) any Business Employee with total annual cash compensation in excess of $300,000, (E) except as contemplated by this Agreement (including pursuant to the Pre-Closing Restructuring and Section 6.16(b) of the Parent Disclosure Schedule), not transfer the employment of any employee of Parent or its Subsidiaries (including the Transferred Entities) into or out of a Transferred Entity, (F) except as contemplated by this Agreement (including pursuant to the Pre-Closing Restructuring and Section 6.16(b) of the Parent Disclosure Schedule), not reassign or reallocate the duties or responsibilities of (y) any Business Employee on the date hereof such that he or she would not be a Business Employee as of the Closing or (z) any employee of Parent or any of its Subsidiaries who is not a Business Employee on the date hereof, such that he or she would be a Business Employee as of the Closing; or (G) not waive or

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release any material restrictive covenant obligation of any Business Employee or former service provider who provided services to the Business Assets or Transferred Entities;

(F)              not recognize, certify, or otherwise authorize any labor union or other collective employee representative as the bargain representative of any Business Employees, or enter into, amend, extend or negotiate any Labor Agreement with respect to the Business;

(G)             with respect to the Business, not conduct or announce any group employee termination action which triggers the notice requirements of the WARN Act;

(H)             not make any material change to its methods of financial accounting, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law;

(I)                except as set forth in the Business Plan, not commit or authorize any commitment relating to any (1) individual fiber project that involves making any contractual capital expenditures in excess of $7,500,000 per project, (2) individual small cell project that involves (A) making any contractual capital expenditures in excess of $15,000,000 per project or (B) upfront payments, capital contributions or other non-recurring charges in excess of $7,000,000 per project or (3) sale, use or lease of dark fiber, lit fiber or other fiber-related services involving (a) with respect to individual projects, upfront payments, capital contributions, prepaid amounts, or other non-recurring charges in excess of $5,000,000, or (b) with respect to all projects, upfront payments, capital contributions, prepaid amounts, or other non-recurring charges that are agreed to in any calendar quarter in excess of $20,000,000 in the aggregate;

(J)                not adopt a plan of complete or partial liquidation, dissolve, recapitalize, merge, consolidate or otherwise reorganize any Transferred Entity with any other Person (except with respect to entities that are dormant as of the date hereof and the Pre-Closing Restructuring);

(K)             solely with respect to Tax matters of a Transferred Entity on a standalone basis (and not with respect to entity-level Tax matters of Parent or another member of the Parent Group with respect to which a Transferred Entity is a disregarded entity for applicable Tax purposes), not make, change or revoke any material Tax election, change any accounting period or material method of accounting with respect to Taxes, file any income or other material Tax Return of any Transferred Entity inconsistent with past practice (except as otherwise required by applicable Law), file any amended material Tax Return, enter into any “closing agreement” (as described in Section 7121 of the Code) or similar agreement, settle or compromise any material Tax Proceeding, surrender any right to claim a refund of any material amount of Taxes, request any ruling with respect to Taxes, or consent

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to any extension or waiver of the limitation period applicable to any material amount of Taxes except in the ordinary course of business consistent with past practice;

(L)              not (1) materially amend, supplement or voluntarily terminate (excluding any automatic expiration in accordance with its terms) or cancel any (x) Business Material Contract (other than any Contract with a customer of the Business) or Business Real Property Lease, or (y) Business Material Contract with a Material Customer that has a billed monthly recurring revenue in an amount equal to or greater than $450,000 per month or (2) enter into any Contract that if in effect on the date of this Agreement would be a Business Material Contract or Business Real Property Lease, except for, in the case of each of clause (1) and (2), with respect to capital expenditures contracts for amounts reflected in the Business Plan);

(M)            not (1) settle, waive, release, assign or compromise any Action, or enter into any consent decree or settlement agreement with any Governmental Entity, against or affecting the Business other than settlements or compromises of any Action in the ordinary course of business, consistent with past practice, or where the amount paid in settlement or compromise does not exceed $5,000,000 individually and is not reasonably expected to impose material restrictions on the operation of the Business following Closing (it being agreed and understood that this clause (M) shall not apply with respect to Tax matters, which shall be governed by Section 6.4(a)(K)) or (2) commence a material Action with a claim that exceeds $5,000,000 individually or $10,000,000 in the aggregate, other than claims or Actions for collection in the ordinary course of business, consistent with past practice;

(N)             not enter into any new line of business or materially change, abandon or discontinue any existing line of business;

(O)             not sell, assign, transfer, license, abandon, dedicate to the public, or otherwise dispose of any material Business Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business);

(P)              not sell, assign, transfer, surrender, discontinue or otherwise dispose of any Communications License or Governmental Authorization or make any material modification or amendment thereto;

(Q)             except in the ordinary course of business consistent with past practice, accelerating the collection of upfront payments, upfront capital contributions or other non-recurring charges in respect of customer Contracts; or

(R)              not agree, authorize, approve or commit to do or take any action described in this Section 6.4(a), whether in writing or otherwise.

(b)               From the Designated Time through the Closing, the Transferred Entities shall not, and Parent shall cause the Transferred Entities not to (i) declare or pay any Cash dividends, or (ii) use or transfer any Cash in order to make any payment in respect of or discharge any Indebtedness or any Business Transaction Expenses.

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(c)               Nothing contained in this Agreement shall give either Purchaser or any of its Affiliates, directly or indirectly, the right to control or direct Parent’s or any of its Affiliates’ (including the Transferred Entities’) businesses or operations prior to the Closing. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct either Purchaser’s or any of its Affiliates’ businesses or operations.

Section 6.5               Third Party Consents; Shared Assets.

(a)               Subject to Section 6.5(d), Parent shall, and shall cause its respective Affiliates to, use reasonable best efforts to obtain at or prior to the Closing any consents required from third parties (other than those consents, clearances or other actions of Governmental Entities as expressly contemplated under Section 6.3) in connection with the consummation of the transactions contemplated by this Agreement, including the Pre-Closing Restructuring (including the separation of the Fiber Business and the Small Cells Business into separate Transferred Entities for the benefit of the respective Purchasers in connection with the transaction contemplated by this Agreement), whether under Business Material Contracts or Business Real Property Leases, or any other Transferred Contracts to be held by a Transferred Entity identified by the Purchasers as requiring such consent and as listed on Section 9.2(e) of the Parent Disclosure Schedule or otherwise for which such Purchasers request that Parent seek such consent (the consents referred to in this Section 6.5(a), collectively, the “Third Party Consents”); provided, however, Parent shall not, and shall cause its Affiliates not to, enter into any amendment or modification to any Transferred Contract for the purpose of or in connection with obtaining any such Third Party Consent without the prior written consent of the Purchaser Representative in its sole discretion; provided, further, Parent shall not, and shall cause the Transferred Entities not to, incur any material Liabilities (other than for which Parent is solely responsible) for the purpose of or in connection with seeking any such Third Party Consent without the prior written consent of the Purchaser Representative, in its sole discretion. Purchasers shall use their respective reasonable best efforts to cooperate with Parent to obtain such consents, including with respect to developing the ongoing process for obtaining such consents (which shall be jointly developed by Parent and the Purchaser Representative), indicating which consents it will request that Parent seek and providing reasonable information and responses on behalf of the Purchasers to the applicable counterparties.

(b)               Notwithstanding anything to the contrary in this Agreement, including Section 6.3, to the extent that transfers of Governmental Authorizations, Permits or Communications Licenses are required to be made to or from a Transferred Entity in connection with the consummation of the transactions contemplated by this Agreement including the Pre-Closing Restructuring (including the separation of the Fiber Business and the Small Cell Business into separate Transferred Entities for the benefit of the respective Purchasers in connection with the transaction contemplated by this Agreement), Parent and each Purchaser shall, and shall cause its respective Affiliates to, use reasonable best efforts to effect such transfers at or prior to the Closing.

(c)               As soon as reasonably practicable following the execution of this Agreement, Parent and each Purchaser shall, and shall cause their respective Subsidiaries to, cooperate with each other and use reasonable best efforts to, with respect to (x) each Parent Shared Contract, including all Parent Shared Contracts set forth on Section 6.5(c) of the Parent

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Disclosure Schedule (other than the contracts for which an alternative arrangement is specified in Section 6.5(c) of the Parent Disclosure Schedule) and (y) each Business Shared Contract (excluding Business Shared Contracts with customers and with Governmental Entities, such as right of way and pole attachment agreements), (i) partially assign, split or otherwise separate such Shared Contract with respect to the portion of such Shared Contract relating to the Fiber Business and/or Small Cell Business, as applicable to be transferred in accordance with the terms and conditions of this Agreement, to give the applicable Purchaser such allocated portion without any Liabilities with respect to the Retained Business (or if between the Purchasers, without any Liabilities with respect to the portion of the Business not so acquired by such applicable Purchaser), (ii) cause the applicable Transferred Entity to enter into a new Contract with the counterparty to such Shared Contract in respect of the Fiber Business and/or Small Cell Business, as applicable, on terms that Parent shall seek to be substantially similar in all material respects to those contained in such Shared Contract (other than such changes as would result from the separation of the Fiber Business and the Small Cell Business), in order for the Fiber Business and/or Small Cell Business, as applicable, and the Retained Business, to receive the applicable claims, rights and benefits and bear the applicable burdens and obligations under such Shared Contract, effective as of the Closing, that relate to the Fiber Business and/or Small Cell Business, as applicable; or (iii) if the alternatives in subparts (i) or (ii) above are not achieved by Closing, solely with respect to any applicable Parent Shared Contracts, cause Parent or its Affiliates (or if primarily relating to the Business, one of the Purchasers) to retain such Parent Shared Contract and provide the relevant services provided thereunder relating to the Fiber Business and/or Small Cell Business, as applicable as a service under the applicable Transition Services Agreement(s), subject to obtaining any necessary Third Party Consents, in each case, at no cost to the Purchasers or Seller Group (other than the administrative costs (including reasonable attorneys’ costs and fees)); provided, that, in connection with any retention under this subpart (iii), Parent and the applicable Purchasers shall, and shall cause their respective Subsidiaries, continue to cooperate with each other and use commercially reasonable efforts to effect one of the other separations pursuant to subparts (i) and (ii) above or any other alternative arrangement reasonably satisfactory to applicable Parties; and provided, further, that in furtherance of the foregoing actions under this subpart (iii), until such alternative separation is achieved Parent and the applicable Purchaser(s) (or their applicable Subsidiaries), shall promptly pay, perform or discharge when due any liability arising under any such Parent Shared Contract from and after the Closing to the extent that such liability relates to rights and benefits under such Parent Shared Contract that Purchasers or Parent (or its applicable Affiliate) receives pursuant to this Section 6.5(c).

(d)               As soon as reasonably practicable following the execution of this Agreement, Parent and each Purchaser shall use commercially reasonable efforts to agree on the actions to be taken with respect to each Seller Benefit Plan set forth on Section 6.5(d) of the Parent Disclosure Schedule, which may include a benefit plan that substantially replicates or clones the terms of such Seller Benefit Plan (other than any such plan that provides, in whole or in part, Excluded Benefits) or (ii) the relevant Business Employees transitioning to participate in a benefit plan established or maintained by such Purchaser that provides for the level of benefits that is required pursuant to Section 7.2 of this Agreement.

(e)               Notwithstanding anything to the contrary in this Agreement, none of Parent, Purchasers, nor any of their respective Affiliates shall have any obligation to make any payments or incur any Liability (other than such party’s internal administrative costs), or

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commence any Action, in each case in order to obtain any Third Party Consent or effect the transfers or arrangements contemplated by this Section 6.5. The failure to receive any such Third Party Consents or to effect any such transfers or arrangements, and any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to receive any such Third Party Consents or effect any such transfers or arrangements, shall not be taken into account with respect to whether any condition to the Closing set forth in Article IX shall have been satisfied (provided, that, for the avoidance of doubt, the foregoing shall not limit the applicable Party’s obligation to comply with their covenants herein in all material respects, including utilizing such Party's obligation to utilize reasonable best efforts with respect thereto, to the extent required herein). With respect to any Parent Shared Contract for which the transfers or arrangements described in this Section 6.5 could not be effected prior to the Closing, Purchasers and Parent shall use reasonable best efforts to cause Purchasers, the Transferred Entities, or their Subsidiaries (as applicable) to obtain the benefits and assume the obligations associated with the portion of such Parent Shared Contract relating to the Business, including through the applicable Transition Services Agreement; provided, however, that Parent and Purchasers shall not be required to take any action that would, in their good-faith reasonable judgment, (i) constitute a breach or other contravention of such Parent Shared Contract, (ii) constitute a violation of applicable Law or (iii) would, in any material respect, adversely affect the rights of Parent or Purchasers, or their respective Affiliates, as applicable, with respect to such Parent Shared Contract; and provided, further, that, in each case, such reasonable best efforts shall include such reasonable best efforts to avoid any such impediments.

Section 6.6               Public Announcements. No party to this Agreement nor any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement in respect of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by Law or relevant securities exchange rules, in which case the party required to publish such press release or public announcement shall use reasonable best efforts to provide the other party a reasonable opportunity to comment on such press release or public announcement in advance of such publication or (b) to the extent the contents of such release or announcement have previously been released publicly by a party hereto or are consistent in all material respects with materials or disclosures that have previously been released publicly without violation of this Section 6.6. Notwithstanding anything to the contrary in this Agreement, (A) Parent and its Affiliates may, at any time, respond to questions or provide a summary or update relating to, or discuss the benefits of, the transactions contemplated by this Agreement in calls or meetings with Parent or its Affiliates’ analysts, investors or attendees of any industry conference without the prior consent of Purchasers; (B) each party hereto and its respective Affiliates may, without consulting any other party, provide ordinary course communications regarding this Agreement and the transactions contemplated hereby in connection with financial reporting and compliance and, with respect to Purchasers and their respective Affiliates, to current and prospective direct or indirect limited partners, members, investors or financing sources to the extent necessary to consummate the transactions contemplated herein, which in each case are subject to customary confidentiality obligations. The parties hereto agree that the initial press release to be issued with respect to the execution of this Agreement shall be in the form heretofore agreed to by Parent and Purchaser Representative.

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Section 6.7               Intercompany Accounts; Cash. At or prior to the Closing, (a) all intercompany accounts, except for those accounts listed on Section 6.7 of the Parent Disclosure Schedule, between any member of the Parent Group, on the one hand, and any Transferred Entity, on the other hand, shall be settled or otherwise eliminated and (b) prior to but not after the Designated Time, any and all cash or cash equivalents of the Transferred Entities may be extracted from the Transferred Entities by Parent or Affiliates of Parent (including, for the avoidance of doubt, through cash sweeps, dividend payments, distributions, share redemptions and the settling of intercompany loans accounts), in the case of each of clauses (a) and (b), in such a manner as Parent shall determine in its sole discretion. For the avoidance of doubt, (x) intercompany accounts between and among any of the Transferred Entities shall not be required to have been eliminated at the Closing and (y) trade accounts payable and receivable between any Transferred Entity, on the one hand, and any member of the Parent Group, on the other hand, created in the ordinary course of business, consistent with past practice (including for product sales or leases of telecommunications infrastructure assets), shall, solely with respect to the accounts listed on Section 6.7 of the Parent Disclosure Schedule, not be required to have been eliminated at the Closing.

Section 6.8               Termination of Intercompany Arrangements. Effective at the Closing, other than any intercompany accounts which survive pursuant to Section 6.7, all arrangements, understandings or Contracts, including all obligations to provide goods or services, by any member of the Parent Group, on the one hand, and any Transferred Entity, on the other hand, shall be terminated without any party having any continuing obligations or Liability to the other, except for (a) this Agreement and the Ancillary Agreements and (b) the other arrangements, understandings or Contracts listed in Section 6.8 of the Parent Disclosure Schedule.

Section 6.9               Guarantees; Commitments.

(a)               On or prior to the Closing, Parent and each Purchaser shall use their reasonable best efforts to cause the Transferred Entities to replace any guarantee, indemnity, surety bond, letter of credit, letter of comfort, commitments or other similar obligation issued by or under which Parent or any of its Affiliates have any Liabilities relating to the Business or the Transferred Entities (including, for the avoidance of doubt, those set forth on Section 6.9(a)(i) of the Parent Disclosure Schedule, and, collectively, the “Parent Guarantees”); provided, however, that Parent shall not be required to take any such action prior to the Closing with respect to the Parent Guarantees set forth on Section 6.9(a)(ii) of the Parent Disclosure Schedule (the “Performance Guarantees”); and provided, further, that none of Purchasers, Parent or any of their respective Affiliates shall be required to compensate any third party or offer or grant any accommodation (financially or otherwise, including any arrangement to remain secondarily liable or provide any other credit support) to any third party in order to obtain such replacement, including offering to replace one form of credit support with another form of credit support (such as a letter of credit to replace a corporate guarantee). If any Parent Guarantee is not replaced effective as of the Closing, (i) Parent shall, and each Purchaser shall and shall cause the applicable Transferred Entity to, continue to use their reasonable best efforts to cause Parent and its Affiliates to be released from such Parent Guarantee, (ii) with respect to the Performance Guarantees, each Purchaser shall, and shall cause the applicable Transferred Entity to, use its reasonable best efforts to satisfy all performance obligations with respect to such Performance Guarantees, and

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(iii) from and after the Closing, in furtherance of, and without limiting any of the obligations pursuant to Section 6.9(a)(ii), each Purchaser shall, and shall cause the applicable Transferred Entity to, indemnify and hold harmless Parent and any of its Affiliates against any out-of-pocket Liabilities that Parent or any of its Affiliates suffer, incur or are liable for by reason of or arising out of or in consequence of, the Parent Guarantees, any claim or demand for payment made on Parent or any of its Affiliates with respect to any Parent Guarantees and any Action by any Person who is or claims to be entitled to the benefit of, or claims to be entitled to payment, reimbursement or indemnity with respect to any Parent Guarantee. Without limiting the foregoing, the Purchasers shall not extend or renew any Contract containing or underlying Parent Guarantees unless, prior to or concurrently with such extension or renewal, the applicable Transferred Entities (or applicable Purchaser or one or more of its Affiliate(s)) are substituted in all respects for the applicable members of the Seller Group and its Affiliates, and the Seller Group and its Affiliates are fully released, in respect of all obligations under such Parent Guarantee. In no event will either Purchaser or any Transferred Entity be obligated to obtain or replace, or secure any such arrangement with respect to, any Parent Guarantees to the extent such Parent Guarantees support obligations that are Liabilities relating to the Retained Businesses or members of the Seller Group.

(b)               On or prior to the Closing, Parent shall use its reasonable best efforts to replace any guarantee, indemnity, surety bond, letter of credit, letter of comfort, commitments or other similar obligation issued by or under which any of the Transferred Entities have any Liabilities relating to the Retained Businesses or members of the Seller Group, in each case whether arising from Contract, Permit, operation of Law or otherwise (collectively, the “Transferred Entity Indemnified Guarantees”); provided, however, that neither Parent nor any of its Affiliates shall be required to compensate any third party or offer or grant any accommodation (financially or otherwise, including any arrangement to remain secondarily liable or provide any other credit support) to any third party in order to obtain such replacement, including offering to replace one form of credit support with another form of credit support (such as a letter of credit to replace a corporate guarantee). If any Transferred Entity Indemnified Guarantee is not replaced effective as of the Closing, (i) Parent shall, and shall cause its applicable Affiliates to, continue to use their reasonable best efforts to replace any such Transferred Entity Indemnified Guaranties as promptly as possible, and (ii) from and after the Closing, Parent shall indemnify and hold harmless the Transferred Entities against any out-of-pocket Liabilities that the Transferred Entities suffer, incur or are liable for by reason of or arising out of or in consequence of, the Transferred Entity Indemnified Guarantees, any claim or demand for payment made on any Transferred Entity with respect to any Transferred Entity Indemnified Guarantees or any Action by any Person who is or claims to be entitled to the benefit of, or claims to be entitled to payment, reimbursement or indemnity with respect to any Transferred Entity Indemnified Guarantees. Without limiting the foregoing, Parent shall not, and shall cause its applicable Affiliates not to, extend or renew any Contract containing or underlying Transferred Entity Indemnified Guarantees unless, prior to or concurrently with such extension or renewal, Parent or its Affiliates are substituted in all respects for the applicable Transferred Entities, and the applicable Transferred Entity is fully released, in respect of all obligations under such Transferred Entity Indemnified Guarantee. In no event will Parent or its Affiliates be obligated to obtain or replace, or secure any such arrangement with respect to, any Transferred Entity Indemnified Guarantees to the extent such Transferred Entity Indemnified Guarantees support obligations that are Liabilities relating to the Businesses or any Transferred Entities.

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(c)               Parent, on one hand, and the applicable Purchaser, on the other hand, shall promptly provide the others with written notice of any Actions relating to the Parent Guarantees and the Transferred Entity Indemnified Guarantees and keep the other party reasonably informed as to the status of any replacement thereof in accordance with this Section 6.9.

Section 6.10           Insurance.

(a)               Subject to Section 6.10(b), from and after the Closing, as it relates to occurrences or wrongful acts after the Closing, the Transferred Entities shall cease to be insured by the Parent Group’s insurance policies or programs, captive arrangements or self-insured programs, and neither the Transferred Entities nor Purchasers nor their other Affiliates shall have any access, right, title or interest to or in any such insurance policies or programs, captive arrangements or self-insured programs (including to all claims and rights to make claims and all rights to proceeds) to cover any Business Assets, any Business Liability or any other Liability of the Transferred Entities or of or arising from the operation of the Business, in each case including with respect to all known, unknown and incurred but not reported claims. Subject to Section 6.10(b), the members of the Parent Group may, to be effective at the Closing, amend any insurance policies and ancillary arrangements in the manner they deem appropriate to give effect to this Section 6.10(a). Subject to Section 6.10(b), from and after the Closing, Purchasers and the Transferred Entities shall be responsible for securing all insurance they consider appropriate for the Transferred Entities and the Business. Subject to Section 6.10(b), at and after the Closing, each Transferred Entity agrees to, and each Purchaser agrees to cause each Transferred Entity acquired by it to, take over and assume all known and incurred but not reported claims of such Transferred Entities and the Fiber Business or Small Cell Business, as applicable (whether known by Parent or any of its Affiliates or by any of the Transferred Entities) and each Transferred Entity agrees to, and each Purchaser agrees to cause each Transferred Entity acquired by it to, be responsible to pay such claims until they are finally settled and closed. From and after the Closing, Purchasers and the Transferred Entities shall be responsible for securing all insurance they consider appropriate for the Transferred Entities and the Business. Subject to Section 6.10(b), each Purchaser further covenants and agrees that it will not, and will cause the Transferred Entities to not, seek to assert or exercise any rights or claims of any Transferred Entity or the Business under or in respect of any insurance policy or program, captive arrangement or self-insurance program of any member of the Parent Group under which, at any time prior to or at the Closing, any Transferred Entity or Affiliate thereof or the Business has been a named insured.

(b)               Notwithstanding Section 6.10(a), from and after the Closing, to the extent that (i) any insurance policies, excluding captive arrangements, or Parent sponsored self-insured schemes, maintained by or on behalf of the Parent Group cover any loss relating to any of the Transferred Entities to the extent arising out of, relating to or resulting from occurrences that occurred or existed prior to the Closing and (ii) such insurance policies permit claims to be made thereunder with respect to such losses arising out of, relating to or resulting from occurrences prior to the Closing (“Pre-Closing Occurrence Claims”), then (1) at either Purchaser’s sole cost and expense (including, but not limited to, administrative expenses, deductibles or self-insured retentions, directly related to such Pre-Closing Occurrence Claims) or (2) at Parent’s sole cost and expense (including, but not limited to, administrative expenses, deductibles or self-insured retentions directly related to such Pre-Closing Occurrence Claims), Parent shall and shall cause

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the other members of the Parent Group to reasonably cooperate with such Purchaser (upon such Purchaser’s reasonable request) and permit such Transferred Entity to submit and pursue its Pre-Closing Occurrence Claim (or such Transferred Entity’s pursuit of claims previously made) under any such insurance policy; provided, however, that each Purchaser acknowledges and agrees that (A) Parent is not responsible for and shall be fully indemnified for any deductibles or self-insured retention directly associated with Pre-Closing Occurrence Claims, (B) provided Parent and the Seller Group complies with this Section 6.10(b), no member of the Parent Group shall be liable to any Purchaser or its Affiliates (including any Transferred Entities) for any losses or other amounts hereunder if any insurance company that has issued any applicable insurance policy fails to pay such losses or amounts as a result of, or in connection with, the filing or declaration of, or institution of proceeding for, any type of bankruptcy (whether voluntary or involuntary), insolvency or the commencement of any similar action or proceeding or otherwise, and (C) the Parent Group may, at any time after the Closing, without liability or obligation to any Purchaser or its Affiliates (including the Transferred Entities), amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any such insurance policy, in each case, solely with respect to any occurrences following the Closing. For the avoidance of doubt, the members of the Parent Group may, from and after the Closing, amend any insurance policies and ancillary arrangements to give effect to this Section 6.10(b). Notwithstanding Section 6.10(a) and for the avoidance of doubt, nothing in this Section 6.10 shall restrict, limit or otherwise affect the rights, remedies or any potential recovery under any R&W Insurance Policy.

(c)               At or prior to the Closing, Parent and/or Parent Group agrees that it will continue to maintain directors’ and officers’ liability, employment practices liability, and fiduciary liability insurance policies, such policies shall cover the Transferred Entities and their subsidiaries with respect to losses incurred as a result of any occurrences, wrongful acts, or events which occurred prior to the Closing Date, subject to the obligations and structure set forth in Section 6.10(b). Neither Purchasers nor any of the Transferred Entities or Parent Group shall take any action that would have the effect of limiting the insurance coverage required to be maintained for the directors and officers referred to in this Section 6.10(c). If either Purchaser or any Transferred Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of their properties and assets as an entity in one (1) or a series of related transactions to any Person, then, in each such case, proper provisions shall be made so that the successors and/or assigns of such applicable Purchaser or the Transferred Entity, as the case may be, shall assume all of the obligations and access to coverage as set forth in this Section 6.10(c); provided, that neither such applicable Parent, Parent Group, Purchaser nor any Transferred Entity shall be relieved from such obligation, as set forth herein. In addition, none of Purchasers or any Transferred Entity shall distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render Purchasers or the Transferred Entities unable to satisfy its obligations under this Section 6.10(c). This Section 6.10(c) shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Purchasers and the Transferred Entities. Without limiting the foregoing, during the period commencing at the Closing and ending on the sixth (6th) anniversary of the Closing, all rights to indemnification and exculpation from liabilities for and/or advancement of expenses, in each case, in respect of acts or omissions occurring prior to the Closing existing in favor of present and former directors and officers of the Transferred Entities (the “D&O Indemnified Persons”), as provided in the

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Organizational Documents of the Transferred Entities, as applicable, shall continue to be binding on the Transferred Entities, and the applicable Purchaser shall indemnify and hold harmless each such D&O Indemnified Person against all claims, losses, liabilities, damages, judgments, inquiries, fines and fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Action, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Closing, including this Agreement and the transactions and actions contemplated hereby), arising out of or pertaining to the fact that the D&O Indemnified Person is or was a director or officer of the Transferred Entities or is or was serving at the request of the Transferred Entities as a director or officer of another Person, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under applicable Law. In the event of any such Action, (x) each D&O Indemnified Person will be entitled to advancement of expenses incurred in the defense of any such Action from the applicable Transferred Entity, subject to the aforementioned continued access to Parent Group’s ongoing insurance, and following receipt of an undertaking (in a form reasonably acceptable to such Purchaser) by or on behalf of such D&O Indemnified Person to repay any amounts advanced to him or her if it shall ultimately be determined by a court of competent jurisdiction in a final nonappealable order that such D&O Indemnified Person is not entitled to be indemnified and (y) the applicable Transferred Entity and its Subsidiaries, as applicable, shall reasonably cooperate in the defense of any such matter. Any D&O Indemnified Person claiming indemnification under this Section 6.10(c), upon learning of any such claim, shall promptly notify the applicable Purchaser and Transferred Entity (but the failure to so notify shall not relieve such applicable Purchaser or Parent from any liability that it may have under this Section 6.10(c) except to the extent prejudiced by such failure). No D&O Indemnified Person may settle or compromise or consent to the entry of any judgment with respect to any Action for which indemnification has been sought (or would reasonably be expected to be sought) without the consent of such applicable Purchaser or Parent (not to be unreasonably withheld, delayed or conditioned).

Section 6.11           Litigation Support. In the event and for so long as (a) Parent or any of its Affiliates is prosecuting, contesting or defending any Action, investigation, charge, claim, or demand by or against a third party (other than an action brought against or by a Purchaser or any Affiliate of such party) or otherwise addressing, negotiating, disputing, investigating, complying with, mitigating, discharging or otherwise performing or managing any obligation, Liability or Loss in connection with (i) any transactions contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, arising out of or resulting from the Business or the Transferred Entities (including, for the avoidance of doubt, any Retained Liabilities or Retained Businesses that were historically part of a Transferred Entity), or (b) Purchasers or any Transferred Entity is prosecuting, contesting or defending any Action, investigation, charge, claim, or demand by or against a third party (other than an action brought against or by Parent or any of its Affiliates) or otherwise addressing, negotiating, disputing, investigating, complying with, mitigating, discharging or otherwise performing or managing any obligation, Liability or Loss in connection with (i) any transactions contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, arising out of or resulting from the Business, any Business Liabilities, the Retained Businesses or any Retained Liabilities, the other party shall, and shall cause its other Subsidiaries (including, in the case of Purchasers, the Transferred Entities) and Affiliates (and its and their

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officers and employees, and shall use its reasonable best efforts to cause its and their other Representatives) to, use reasonable best efforts to cooperate with the prosecuting, contesting or defending party and its Affiliates and its and their counsel in such prosecution, contest or defense, including using reasonable best efforts to make available its personnel, participating in meetings, providing such testimony and access to and preservation of their books and records and taking such other actions as shall be reasonably necessary in connection with such prosecution, contest or defense, in each case at the sole cost and expense of the prosecuting, contesting or defending party; provided, that no party shall be required to provide access to or disclose information if, upon the advice of counsel, such access or disclosure would jeopardize the attorney-client or other applicable legal privilege or protection of such party or contravene any Laws, contracts or obligation of confidentiality. This Section 6.11 shall not apply to any Tax Claim or Tax Proceeding, which shall be governed by Section 8.3 to the extent applicable. From and after the Closing, (i) Parent hereby agrees to, to the extent applicable, move for substitution or take similar actions under applicable Law for any Purchaser or one of its Affiliates to be substituted in any and all Actions primarily related to the Business for any member of the Seller Group, and to move for such member of the Seller Group to be released from any and all such Actions effective as of the Closing and (ii) each Purchaser hereby agrees to, or to cause its Affiliates to, to the extent applicable, move for substitution or take similar actions under applicable Law for Parent or one or more of the Seller Group to be substituted in any and all Actions not primarily related to the Business for any Transferred Entities, and to move for the Transferred Entities to be released from any and all such Actions.

Section 6.12           Misallocated Assets and Misdirected Payments.

(a)               If, following the Closing, any Retained Asset is found to have been transferred to or retained (or is otherwise received) by the Transferred Entities or their Affiliates (or Zayo or its Subsidiaries), the applicable Purchaser shall cause the applicable Transferred Entity to, and the applicable Transferred Entity shall, use reasonable best efforts to (i) transfer, or cause its applicable Affiliate to transfer such right, property or asset to the applicable member of the Parent Group as soon as practicable for no consideration, and (ii) obtain (and Parent shall use its reasonable best efforts to cooperate with such Purchaser and the applicable Transferred Entity in obtaining) all consents from Persons necessary or appropriate for the purposes of transferring, assigning, and conveying such Retained Asset (or part thereof) or the relevant interests in them to the applicable member of the Parent Group; provided, that, until such consent is obtained, the parties hereto shall cooperate so that the applicable member of the Parent Group obtains the rights and benefits and assumes the risks and obligations of the relevant Retained Asset.

(b)               If, following the Closing, any Business Asset is found to have been transferred to or retained (or is otherwise received) by a member of the Parent Group (or any other Subsidiary of CCI), either directly or indirectly, CCI and Parent shall use reasonable best efforts to (i) transfer, or cause the applicable member of the Parent Group to transfer, such Business Asset to the applicable Transferred Entity or its applicable Affiliate (in accordance with the Fiber/Small Cell Allocation Methodology) as soon as practicable for no consideration, and (ii) obtain (and the applicable Purchaser and the applicable Transferred Entity shall use their respective reasonable best efforts to cooperate with Parent in obtaining) all consents from Persons necessary or appropriate for the purposes of transferring, assigning, and conveying such Business Asset (or part thereof) or the relevant interests in them to the applicable Transferred Entity or its

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applicable Affiliate; provided, that, until such consent is obtained, the parties hereto shall cooperate so that the applicable Transferred Entity obtains the rights and benefits and assumes the risks and obligations of the relevant Business Asset.

(c)               Except as otherwise provided in this Agreement or any Ancillary Agreement, following the Closing, (i) if any payments due with respect to the Business Assets, or any rights, properties or assets transferred to the applicable Transferred Entity or its Affiliates following the Closing pursuant to Section 6.12(a), are paid to any member of the Parent Group, Parent shall, or shall cause the applicable member of the Parent Group to, promptly remit by wire or draft such payment to an account designated in writing by the applicable Transferred Entity and (ii) if any payments due with respect to the Retained Assets are paid to any Purchaser, the Transferred Entities or their Affiliates, the applicable Purchaser shall cause the applicable Transferred Entity to, and the applicable Transferred Entity shall, transfer, or cause its Affiliates to promptly remit by wire or draft such payment to an account designated in writing by Parent.

(d)               Subject to Section 8.6 and Section 8.9, the parties shall reasonably cooperate to effect any transfers or other arrangements described in Section 6.12(a) or Section 6.12(b) in a manner that is Tax efficient for the parties and their respective Affiliates, including by treating the Person initially in possession of any such payment after the Closing as holding such payment as an agent or nominee for the transferee thereof for all applicable Tax purposes, to the extent permitted by applicable Law.

Section 6.13           Use of Marks.

(a)               Except as expressly provided in this Section 6.13 or the Ancillary Agreements, neither Purchaser nor any of their respective Affiliates or any Transferred Entity shall use, or have or acquire the right to use or any other rights in, any Marks of Parent or any of its Affiliates that are set forth on Section 6.13 of the Parent Disclosure Schedule, including “CROWN CASTLE”, “CCI” or any variations or derivatives thereof or any names, trademarks, service marks or logos of Parent or any of its Affiliates, or any name or Marks that are confusingly similar to any of the foregoing (the “Parent Names”). Within thirty (30) Business Days of the Closing, the applicable Purchaser shall cause each of the Transferred Entities to change its name to a name that does not include any Parent Name, including making any legal filings necessary to effect such change.

(b)               Subject to the terms and conditions of this Section 6.13(b), the Transferred Entities may continue temporarily to use the Parent Names following the Closing, solely to the extent used by the Business immediately prior to the Closing; provided, that (i) the Transferred Entities may only use such Parent Names in substantially the same manner and form as such Parent Names were used by the Business immediately prior to the Closing and (ii) each Purchaser and each of the Transferred Entities shall, and shall cause their Affiliates to, (A) immediately after the Closing, cease to hold itself out as having any affiliation with Parent or any of its Affiliates and (B) use commercially reasonable efforts to minimize and eliminate use of the Parent Names by the Transferred Entities. In any event, as soon as practicable after the Closing Date and in any event within 180 days thereafter, each Purchaser shall and shall cause each of the Transferred Entities to (x) cease and discontinue use of all Parent Names; provided, that the Purchaser and the Transferred Entities shall have the right to use the Parent Names at all times

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after the Closing Date as required by applicable Law, on historical legal and business documents and solely as they appear on such materials for archival and internal record purposes only, and as permitted by “fair use” principles solely to factually indicate that the Business had been owned by Parent, and (y) complete the removal or papering over of the Parent Names from all products, equipment, signage, vehicles, properties, websites, technical information, stationery and promotional or other marketing materials and other assets; provided, that (1) each Purchaser shall have a period of two (2) years to complete such removal of the Parent Names from public-facing physical infrastructure that is impracticable to reasonably remove in such 180 days’ timeframe (including, for example, on handhole covers installed prior to the Closing Date, but excluding in all cases building and property signage) and (2) the Parties acknowledge and agree that each Purchaser shall not be required to remove or paper over Parent Names appearing on fiber optic cabling, conduits or related underground infrastructure solely to the extent installed prior to the Closing Date.

Section 6.14           Licensed IP.

(a)               Subject to the terms and conditions of this Section 6.14(a), Parent (on behalf of itself and its Affiliates) hereby grants (and hereby causes its Affiliates to grant) to each of the Zayo Purchaser and its Subsidiaries (solely with respect to the Fiber Business) and EQT Purchaser and its Subsidiaries (solely with respect to the Small Cell Business), effective as of the Closing, a worldwide, fully paid-up, royalty-free, irrevocable, non-terminable, perpetual, non-exclusive license under and to all Intellectual Property (other than Marks) owned by the Parent Group as of the Closing and used as of immediately prior to the Closing in connection with the Fiber Business or the Small Cell Business, as applicable, but excluding any and all Intellectual Property licensed or otherwise provided to Zayo Purchaser, EQT Purchaser or their respective Affiliates under the Transition Services Agreements or any other commercial written contract in effect between a member of the Parent Group, on one hand, and the applicable Purchaser or any of its Affiliates, on the other hand (collectively, the “Parent Licensed IP”) to use, reproduce, display, perform, distribute, create derivative works of, and otherwise exploit such Parent Licensed IP in connection with the operation of the Fiber Business or Small Cell Business, respectively, and any natural evolutions thereof (including to make, have made, use, sell, offer to sell, and import products and services of such applicable Business), with the right to sublicense (including through multiple tiers); provided, that each of Zayo Purchaser and EQT Purchaser shall at all times remain responsible and liable for the compliance by their sublicensees with the terms of this Section 6.14(a)(the “Purchaser License”). The Zayo Purchaser or its Subsidiaries and the EQT Purchaser or its Subsidiaries may each assign and otherwise transfer its respective Purchaser License, in whole or in part, solely (i) to any lender or other financing source as collateral security, (ii) to a Subsidiary, or (iii) in connection with any assignment, sale, merger, or other transfer of all or any part of the applicable Business (regardless of the form of transaction or series of transactions). Notwithstanding anything to the contrary in this Agreement, the Purchaser License is granted for freedom-to-operate purposes only and does not, and shall not be deemed to, require Parent or any of its Affiliates to transfer any information, documents, tangible embodiments of Parent Licensed IP, or other technology to Zayo Purchaser, EQT Purchaser, or their respective Subsidiaries.

(b)               Subject to the terms and conditions of this Section 6.14(b), each of Zayo Purchaser and EQT Purchaser (in each case, on behalf of itself and its Subsidiaries, including,

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after the Closing, the applicable Transferred Entities), hereby grants (and hereby causes its Subsidiaries to grant) to Parent and its Affiliates, effective as of the Closing, a worldwide, fully paid-up, royalty-free, irrevocable, non-terminable, perpetual, non-exclusive license under and to the Business Intellectual Property (other than Marks) used as of immediately prior to the Closing in connection with the Retained Businesses, but excluding any and all Intellectual Property licensed or otherwise provided to the Retained Business under the Transition Services Agreements or any other commercial written contract in effect between a member of the Parent Group, on one hand, and the applicable Purchaser or any of its Affiliates, on the other hand (the “Purchaser Licensed IP”) to use, reproduce, display, perform, distribute, create derivative works of, and otherwise exploit such Purchaser Licensed IP in the conduct of the Retained Businesses and any natural evolutions thereof (including to make, have made, use, sell, offer for sale, an import products and services of the Retained Businesses), with the right to sublicense (including through multiple tiers); provided, that Parent shall at all times remain responsible and liable for the compliance by its sublicensees with the terms of this Section 6.14(b) (the “Parent License”). Parent or its Affiliates may each assign and otherwise transfer the Parent License, in whole or solely in relevant part, solely (i) to any lender or other financing source as collateral security, (ii) to a Subsidiary, or (iii) in connection with any assignment, sale, merger, or other transfer of all or any part of the Retained Businesses (regardless of the form of transaction or series of transactions). Notwithstanding anything to the contrary in this Agreement, the Parent License is granted for freedom-to-operate purposes only and does not, and shall not be deemed to, require either Zayo Purchaser or EQT Purchaser or their respective Affiliates to transfer any information, documents, tangible embodiments of Purchaser Licensed IP, or other technology to Parent or its Affiliates.

Section 6.15           Non-Solicitation; Non-Compete.

(a)               For a period of two and one-half (2½) years from the Closing Date, CCI and Parent shall not, and shall cause its Affiliates not to, directly or indirectly hire, enter into an agency or consulting relationship with, recruit or solicit for employment (whether as an employee, consultant or otherwise), (i) the President and/or Chief Executive Officer of the Fiber Business or any other Business Employee of the Fiber Business (including Zayo and its Subsidiaries) at the level of senior vice president or vice president (or above) as of the Closing Date, or (ii) any Business Employee of the Small Cell Business as of the Closing Date; provided, that the foregoing shall not restrict any general or public solicitations not specifically targeted at employees of the Business (including searches by any bona fide search firm that is not directed to solicit such employees) or any solicitations, hiring or other actions with respect to any such Person whose employment is terminated due to such Person’s voluntary resignation more than three (3) months prior to the commencement of employment discussions between such Person and Parent and its Subsidiaries.

(b)               For a period of two and one-half (2½) years from the Closing Date, (i) Zayo Purchaser and Zayo shall not, and shall cause their respective Subsidiaries not to, directly or indirectly hire, enter into an agency or consulting relationship with, recruit or solicit for employment (whether as an employee, consultant or otherwise), the President and/or Chief Executive Officer of Parent or any other employee of Parent at the level of senior vice president or vice president (or above) as of the Closing Date, and (ii) EQT Purchaser shall not, and shall cause its Subsidiaries not to, in each case, directly or indirectly hire, enter into an agency or

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consulting relationship with, recruit or solicit for employment (whether as an employee, consultant or otherwise), any other employee of Parent as of the Closing Date; provided, that the foregoing shall not restrict any general or public solicitations not specifically targeted at employees of the Retained Businesses (including searches by any bona fide search firm that is not directed to solicit such employees) or any solicitations, hiring or other actions with respect to any such Person whose employment is terminated due to such Person’s voluntary resignation more than three (3) months prior to the commencement of employment discussions between such Person and such applicable Purchaser and its Subsidiaries.

(c)               For a period of two and one-half (2½) years from the Closing Date (i) without the prior written consent of Zayo Purchaser, Parent shall not (and shall cause its Affiliates not to) (A) lease, sublease, license, grant an indefeasible right of use, rent or otherwise sell or grant any rights to use fiber optic cabling or networks, whether as dark fiber or as lit services, (B) offer, sell or provide any bandwidth services (including wavelength services) or fiber optic networks, or (C) provide any managed solutions in connection with the foregoing sub-clauses (A) and (B); and (ii) without the prior written consent of EQT Purchaser, Parent shall not (and shall cause its Affiliates not to) (A) offer, sell, provide, plan, permit or construct or manage or maintain small cell wireless sites and networks or (B) offer, sell, provide, plan, permit or construct or manage or maintain wireless telecommunication systems pursuant to Contracts with third-party operators of venues, including hotels, stadiums, hospitals, convention centers, airports and mass transit, office buildings, malls and universities, but in the case of subclauses (i) and (ii) above, only in any of the counties where the Business Assets are located as of the Closing Date or any counties adjacent (such business, a “Competing Business”); provided, that, nothing in this Agreement shall restrict Parent or its Subsidiaries at any time from:

(i)                 any activity of or investment in any Person in which Parent and its Subsidiaries collectively own twenty-five percent (25%) or less of the outstanding voting stock or other voting securities of such Person to the extent such Equity Interests or aggregate investment do not give Parent and its Affiliates the right to (x) designate a majority, or such higher amount constituting a controlling number, of the members of the board of directors (or similar governing body) of such Person, or (y) otherwise manage or control such Person;

(ii)              investing in any fund in which Parent and its Affiliates have no discretion with respect to the investment strategy of such fund;

(iii)            acquiring or investing in, and, after such acquisition or investment, owning an interest in any Person (or its successor) that is engaged in a Competing Business and operating such Competing Business if such Competing Business generated less than twenty percent (20%) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person;

(iv)             acquiring and, after such acquisition, owning any interest in a Person that is engaged in a Competing Business and operating such Competing Business if (A) such Competing Business generated twenty percent (20%) or more of such Person’s consolidated annual revenues in the last completed fiscal year of such Person and (B) Parent or its applicable Affiliates, within eighteen (18) months after the consummation of such acquisition, enters into a definitive agreement to cause the divestiture of a sufficient portion of the Competing Business of such Person

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such that the restrictions set forth in this Section 6.15(b) would not have operated to prevent such ownership assuming the completion of such divestiture had occurred prior to such acquisition, and thereafter uses commercially reasonable efforts to complete such divestiture as soon as reasonably practicable;

(v)               exercising its rights or complying with its obligations under this Agreement or any of the Ancillary Agreements;

(vi)             owning, operating, leasing, subleasing, licensing, granting an indefeasible right of use, renting or otherwise selling or granting any rights to use towers and other structures, including with respect to wireless infrastructure;

(vii)          owning, leasing, subleasing, licensing, granting an indefeasible right of use, renting or otherwise selling or granting any rights to use fiber optic cabling or networks, whether as dark fiber or as lit services, with respect to CCI’s Towers segment (as described in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed by CCI) or any real property or real estate involved in the Towers segment, including for the avoidance of doubt, in relation to edge computing services and data centers; or

(viii)        owning and operating the Retained Assets and engaging in the Retained Businesses (including, for the avoidance of doubt, owning and operating the Specified Retained Businesses) as conducted as of the date hereof and as of the Closing Date, and reasonable extensions thereof.

The parties understand and acknowledge that immaterial, de minimis or inadvertent violations of this Section 6.15(c) by Parent and its Subsidiaries shall not be deemed a breach of this Section 6.15(c).

Notwithstanding the foregoing or any other provision of this Agreement (including, for the avoidance of doubt, Section 12.8, which is not intended to and does not expand the scope of this Section 6.15(c)), this Section 6.15(c) shall not restrain or prohibit any activities, actions or conduct of any Person that is not directly or indirectly controlled by Parent, including any joint ventures, partnerships or co-investment vehicles that neither Parent nor any of its direct or indirect Subsidiaries controls.

Section 6.16           Pre-Closing Restructuring.

(a)               Prior to or at the Closing, subject to Section 6.5, as part of the Pre-Closing Restructuring:

(i)                 Parent shall contribute, convey, transfer, assign and deliver, or cause to be contributed, conveyed, transferred, assigned and delivered, to the other members of the Seller Group or its Subsidiaries, and the Seller Group shall, or shall cause their Subsidiaries to, accept, free and clear of all Liens, other than, in each case of clause (B) below, Permitted Liens, all of Parent’s and its Affiliates’ right, title and interest in, to and under (A) the issued and outstanding Equity Interests of the Transferred Entities (other than the Seller Group) and (B) the Business Assets to be held by the Transferred Entities, which the parties expressly understand and agree shall exclude the Retained Assets (which (x) shall be retained by the Parent Group, (y) shall be excluded

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from the Business Assets, or (z) shall be transferred out of the Transferred Entities (if held by a Transferred Entity) prior to the Closing notwithstanding any other provision of this Agreement);

(ii)              Crown Castle Solutions LLC agrees to contribute, convey, transfer, assign and deliver, and Parent agrees to, or to cause its Subsidiary (other than a Transferred Entity) to, accept, the issued and outstanding Equity Interests of Crown Castle PR Solutions LLC prior to the Closing; and

(iii)            the Seller Group agrees to, or agrees to cause its Subsidiaries to, accept and assume all Business Liabilities and to thereafter timely pay, discharge and perform in accordance with their terms, which the parties expressly understand and agree shall not include the Retained Liabilities.

(b)               Notwithstanding anything to the contrary in this Agreement, the parties acknowledge and agree that (i) nothing in this Agreement shall prohibit or restrict (A) the transfer of Retained Assets or Retained Liabilities prior to the Closing to any member of the Parent Group or (B) the transfer (by distribution or otherwise) of any cash or cash equivalents prior to the Designated Time, and (ii) prior to the Closing, subject to the receipt of necessary Third Party Consents and receipt of any necessary approvals from any Governmental Entity, Parent and its Affiliates will use reasonable best efforts to take actions to implement the structure set forth on Section 6.16(b) of the Parent Disclosure Schedule (including, but not limited to, taking each of the actions set forth on Section 6.16(b) of the Parent Disclosure Schedule to separate the Small Cell Assets from the Fiber Assets) (the “Closing Structure” and, such actions, the “Pre-Closing Restructuring”). Prior to the Closing, the Parent Group shall (i) take the actions defined as “Specified Pre-Closing Restructuring Steps” in Section 6.16(b) of the Parent Disclosure Schedule, (ii) use its reasonable best efforts to take the actions defined as “Non-Specified Pre-Closing Restructuring Steps” in Section 6.16(b) of the Parent Disclosure Schedule, and, without limiting the specificity of the foregoing, use its reasonable best efforts to (iii)(A) take all other necessary actions and steps to effectuate the Pre-Closing Restructuring and (B) effect all such conveyances, transfers, assignments, assumptions or other transactions or actions necessary or appropriate to enable, in each case at or prior to the Closing (after taking into account the receipt of any required approval or consent with respect to the Pre-Closing Restructuring and any other necessary approvals), (1) the Transferred Entities to possess all right, title and interest in and to all of the assets of the Business (including the Business Assets) and to be responsible for the Business Liabilities, with such (x) the Fiber Assets and Fiber Liabilities located in the Fiber Transferred Entities and (y) the Small Cell Assets and Small Cell Liabilities located in the Small Cell Transferred Entities; and (2) the Seller Group to possess all right, title and interest in and to all of the assets of the Retained Business (including the Retained Assets) and to be responsible for the Retained Liabilities. Parent and Purchaser Representative may mutually agree in writing to modify or amend the actions and steps that comprise the Pre-Closing Restructuring in accordance with Section 6.16(b) of the Parent Disclosure Schedule from time to time (including any allocation of Business Assets or Business Liabilities as between the Transferred Entities); provided, that (i) Purchaser Representative will not unreasonably withhold, condition or delay its consent to any modification or amendment proposed by Parent in writing that is not adverse to Purchasers in any material respect and (ii) except with respect to modifications and amendments that would be reasonably expected to delay the Closing (other than any de minimis delay to the Closing), Parent will not unreasonably withhold, condition or delay its consent to any

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modification or amendment proposed by the Purchaser Representative in writing that is not adverse to the Seller Group in any material respect.

(c)               Parent shall (i) keep Purchaser Representative and its Representatives reasonably informed of the status of the Pre-Closing Restructuring and (ii) prior to entering into any Contracts to effectuate the Pre-Closing Restructuring (including any Intellectual Property assignment agreement) (“Restructuring Agreements”), and until completion of the Pre-Closing Restructuring, deliver to Purchaser Representative copies of any material Restructuring Agreements (and related material documents, including Organizational Documents and any applicable stock powers) and consult with Parent in good faith with respect thereto, including affording the Purchaser’s Representative a ten-Business Day period following receipt of such material Restructuring Agreements (or, if there are fewer than ten Business Days prior to the Outside Date, such shorter review period as is reasonable based on the length and complexity of the proposed Restructuring Agreements) to review and comment on the contents of such Restructuring Agreements, and Parent shall consider in good faith any reasonable comments to the Restructuring Agreements delivered by Purchaser’s Representative to Parent.

(d)               Without limiting the requirements under Section 6.3(b) of this Agreement as modified by Section 6.3(f)(iii), each party shall, and shall cause its Affiliates, to use reasonable best efforts to (and shall reasonably cooperate with the other parties to) prepare, as soon as reasonably practicable following the date of this Agreement, all necessary notifications, notices, applications and filings in connection with the transactions that are required under any Communications Laws, including those as set forth in Section 3.10 of the Parent Disclosure Schedule with respect to obtaining or making the Consent of, or filing, notification or notice to, any Governmental Entity, including the FCC and any State PUCs, so as to enable the parties to consummate the transactions as soon as possible. Each party shall, and shall cause its Affiliates to, submit the necessary notifications, notices, applications and filings as soon as reasonably practicable and within the timeframes set out in Section 6.16(b) of the Parent Disclosure Schedule. The parties shall, and shall cause their Affiliates to, promptly make any advisable or necessary subsequent or supplemental filings or document or information submissions, and reasonably cooperate with one another in the preparation of such filings and submissions.

(e)

(i)                 All transfers pursuant to the Pre-Closing Restructuring shall be on an “as-is,” “where-is” basis, without representation or warranty of any kind or nature (except to the extent set forth in this Agreement or as required by applicable law), and, for the avoidance of doubt, any agreements (the “Pre-Closing Restructuring Agreements”) to effect the Pre-Closing Restructuring shall not have any effect on the value being given or received by Parent, the other members of the Seller Group or Purchasers, including the allocation of assets and Liabilities as between the Parent Group and the Transferred Entities, all of which shall be determined solely in accordance with this Agreement.

(ii)              Without limiting the generality of Section 6.16(e)(i), to the extent that the provisions of a Pre-Closing Restructuring Agreement are inconsistent with, or (except to the extent they implement a transfer in accordance with this Agreement) additional to, the provisions of this Agreement: (A) the provisions of this Agreement shall prevail; and (B) so far as

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permissible under applicable Law of the relevant jurisdiction, the Parent Group and Purchaser Representative shall cause the provisions of the relevant Pre-Closing Restructuring Agreement to be adjusted, to the extent necessary to give effect to the provisions of this Agreement.

(iii)            Each party hereto shall not, and shall cause its respective Affiliates not to, bring any claim (including for breach of any warranty, representation, undertaking, covenant or indemnity relating to the transactions contemplated by this Agreement) against the other party or any of its Affiliates in respect of or based upon any of the Pre-Closing Restructuring Agreements, except to the extent necessary to enforce rights and obligations under this Agreement, including that any transfer of any assets or liabilities be made in a manner consistent with the terms of this Agreement.

(iv)             Parent and Purchasers shall, and shall cause their respective Affiliates to, use reasonable best efforts to take the actions with respect to the separation of the Businesses and other matters as set forth in Section 6.16(e)(iv) of the Parent Disclosure Schedule, and Parent will be responsible for any related “Fiber Specified Payments” and “Small Cell Specified Payments”, subject to adjustments, each in accordance with and as defined in Section 6.16(e)(iv) of the Parent Disclosure Schedule.

Section 6.17           Financing

(a)               Each Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the applicable Financing on the terms and conditions (including the flex provisions) described in the applicable Commitment Letters (or, if available, on other terms that are acceptable to the applicable Purchaser in its sole discretion, so long as such other terms do not include or result in a Prohibited Modification (as defined below)) and shall not agree to or permit (i) in the case of the applicable Equity Commitments Letters, any early termination, replacement, amendment or modification thereof, or any waiver of any provision thereunder (except any amendment or modification to increase the amount of Equity Financing available thereunder or any termination, replacement, amendment or modification expressly provided for therein) or (ii) in the case of the applicable Debt Commitment Letters, any early termination, replacement, amendment or modification thereof, or any waiver of any provision thereunder, except in the case of this clause (ii) any such termination, replacement, amendment, modification or waiver that would not (A) reduce the aggregate amount of the applicable Debt Financing to an amount that, together with the amount of the applicable Equity Financing, would be less than the amount required to fund the applicable Required Amount or (B) impose new or additional conditions or otherwise expand or adversely amend or adversely modify any of the conditions to the receipt of the applicable Financing in a manner that would reasonably be expected to (x) delay (taking into account the expected timing of Closing pursuant to Section 2.3) or prevent the funding of the applicable Financing (or satisfaction of the conditions to the applicable Financing (taking into account the expected timing of Closing pursuant to Section 2.3)) on the Closing Date or (y) adversely impact the ability of such Purchaser to enforce its rights against other parties to the applicable Commitment Letters or, if and to the extent in effect, the definitive agreements with respect thereto or to consummate the transactions contemplated hereby (the effects described in clauses (A) and (B), collectively, “Prohibited Modifications”); provided, that Zayo Purchaser may amend the Zayo Debt Commitment Letter and EQT Purchaser may amend the EQT Debt

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Commitment Letter, in each case, in a customary manner to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the applicable Debt Commitment Letter as of the date hereof. The applicable Purchaser shall promptly deliver to Parent copies of any such early termination, amendment, modification, waiver or replacement.

(b)               Each Purchaser shall use reasonable best efforts (A) to maintain in effect the applicable Commitment Letters, (B) taking into account the expected timing of Closing pursuant to Section 2.3, to negotiate and enter into on the Closing Date definitive agreements with respect to the applicable Debt Financing on the terms and conditions (including the flex provisions) described or contemplated in the applicable Debt Commitment Letter (or, if available, on other terms that are acceptable to such Purchaser in its sole discretion, so long as such other terms do not include or result in a Prohibited Modification), (C) to enforce its rights under the applicable Commitment Letters and, if and to the extent in effect, the definitive documentation in respect of the applicable Debt Financing, (D) to comply in all material respects with its obligations under each of the applicable Commitment Letters and (E) to satisfy (and cause its Affiliates to satisfy) on a timely basis (or, if reasonably required to obtain the applicable Debt Financing, seek the waiver of) all conditions to the funding or investing of the applicable Financing applicable to such Purchaser and its Affiliates in the applicable Commitment Letters and the definitive agreements related thereto that are within the control of, and are to be satisfied by, such Purchaser or its Affiliates. Each Purchaser shall keep Parent informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the applicable Debt Financing and, upon written request to such Purchaser, provide to Parent executed copies of the definitive agreements for the applicable Debt Financing. Each Purchaser shall give Parent prompt notice, and keep Parent informed on a reasonably current basis and in reasonable detail, of (i) any actual material breach, material default, termination(other than in accordance with its terms) or repudiation by any party to any applicable Commitment Letter or, if and to the extent in effect, definitive documents related to any applicable Debt Financing of which such Purchaser becomes aware; (ii) the receipt by such Purchaser (or any of its respective Affiliates) of any written notice or other written communication from any Debt Financing Source or any Sponsor party to any applicable Equity Commitment Letter with respect to any (A) actual or potential material breach, material default, termination (other than in accordance with its terms) or repudiation by any party to any applicable Commitment Letter or, if and to the extent in effect, any definitive document related to the applicable Debt Financing or any provisions of any applicable Commitment Letter or, if and to the extent in effect, any definitive document related to the applicable Debt Financing or (B) material dispute or disagreement between or among any parties to any applicable Commitment Letter or, if and to the extent in effect, any definitive document related to the applicable Debt Financing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the applicable Debt Financing or any definitive documents related thereto); and (iii) if and when such Purchaser becomes aware that all or any portion of the applicable Financing may not be available on the Closing Date on the terms and conditions set forth in the applicable Commitment Letters. As soon as reasonably practicable after Parent delivers to the applicable Purchaser a written request, such Purchaser shall provide any information reasonably requested by Parent relating to any circumstance referred to in the immediately preceding sentence with respect to such Purchaser or the applicable Financing; provided that in no event shall any Purchaser be required to share any information with Parent that is subject to attorney-client or other privilege (provided, that, such Purchaser shall work in good faith to use reasonable best efforts to provide access to or disclose any such information in

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a manner which would not jeopardize such privilege). If any portion of any Purchaser’s applicable Debt Financing becomes unavailable, such Purchaser shall use its reasonable best efforts to arrange and obtain in replacement thereof, as promptly as reasonably practicable, alternative financing from the same or alternative sources in an amount sufficient, when taken together with the available portion of the applicable Debt Financing and the applicable Equity Financing, to fund the applicable Required Amount on the Closing Date (“Alternative Financing”); provided that in no event shall any Purchaser be required to, and in no event shall its reasonable best efforts be deemed or construed to require that it (A) obtain Alternative Financing that (1) includes terms (including any “market flex” provisions applicable thereto), taken as a whole, that are materially less favorable to such Purchaser than those contained in the applicable Debt Commitment Letter (including any “market flex” provisions applicable thereto) in effect on the date hereof (it being understood that any fees (based on a percentage of funds) or any interest rate amounts or original issue discounts, in each case, in excess of those contemplated by the applicable Debt Commitment Letter as in effect on the date hereof (taking into account any “market flex” provisions contained therein) shall be deemed to be materially less favorable to such Purchaser), (2) involves any conditions to funding of the applicable Debt Financing that are not contained in the applicable Debt Commitment Letter as in effect on the date hereof or (3) would reasonably be expected to prevent, impede, or delay the consummation of the transactions contemplated by this Agreement, (B) seek or obtain any equity financing in excess of the amount provided for in, or from a Person other than the counterparties to, the applicable Equity Commitment Letters as in effect on the date of this Agreement, (D) amend or waive any of the terms or conditions hereof or under the applicable Debt Commitment Letter or (E) share any information with Parent that is subject to attorney-client or other privilege if Purchaser shall have used its reasonable best efforts to disclose such information in a way that would not waive such privilege; provided, further, that failure to obtain Alternative Financing shall not relieve any Purchaser of any obligation hereunder. Each Purchaser shall promptly deliver true, correct and complete copies of any debt commitment letter and related fee letter (in the case of any such fee letter, redacted in a manner consistent with the applicable Redacted Fee Letter) pursuant to which any such alternative source shall have committed to provide any Alternative Financing to such Purchaser (the “Alternative Financing Commitment Letter”). As applicable, references in this Agreement (other than with respect to representations in this Agreement made by such Purchaser that speak as of the date hereof) to (i) “Debt Financing” (or “Zayo Debt Financing” or “EQT Debt Financing”, as applicable) shall include any such Alternative Financing and (ii) “Debt Commitment Letter” (or “Zayo Debt Commitment Letter” or “EQT Debt Commitment Letter”, as applicable) shall include any such Alternative Financing Commitment. Each Purchaser will fully pay, or cause to be paid, all commitment and other fees under or arising pursuant to the applicable Debt Commitment Letter that are due and payable on or prior to the Closing Date as and when they become due and payable.

(c)               Prior to the Closing Date, Parent shall use reasonable best efforts to, and shall use its reasonable best efforts to cause the Transferred Entities to use their reasonable best efforts to, and shall use its reasonable best efforts to cause its and their respective Representatives to use reasonable best efforts to, provide such cooperation as is reasonably requested by each Purchaser in connection with the applicable Debt Financing, any applicable ABS Financing or any other permitted replacement, amended, modified or alternative financing (with respect to any Purchaser, collectively with the applicable Debt Financing and any applicable ABS Financing,

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the applicable “Available Financing”), in each case at the sole cost and expense of the applicable Purchaser, including, without limitation:

(i)                 furnishing such Purchaser and any Debt Financing Source in respect of the applicable Available Financing, promptly following such Purchaser’s request, with such customary and pertinent financial information, operating data, business and other information (including diligence information) regarding the applicable Business and the related Transferred Entities (including information to be used in the preparation of one or more information packages regarding the applicable Business) as reasonably requested by such Purchaser in connection with the arrangement or marketing of the applicable Available Financing or the preparation of any definitive documentation or any syndication, offering or other similar marketing materials and/or documents (including any offering memorandum) or rating agency or lender presentations relating to, or in connection with, the applicable Available Financing,

(ii)              furnishing such Purchaser, promptly following such Purchaser’s request, with the applicable Required Information (including any updates thereto as may be reasonably necessary in the discretion of such Purchaser in connection with any Available Financing),

(iii)            assisting such Purchaser (and directing the independent auditors of the applicable Business to assist) with its preparation of customary documents, including assistance with such Purchaser’s preparation of pro forma financial statements and provision of information with respect to the applicable Business and the related Transferred Entities as may be necessary for such Purchaser to so prepare such pro forma financial statements (it being understood that Parent, the Transferred Entities and their Affiliates and Representatives will not be required to actually prepare any such pro forma financial statements), ratings agency presentations, lender presentations, investor presentations (including “roadshow” or investor meeting slides), offering memoranda and private placement memoranda and other marketing materials, in each case, with respect to the applicable Business and for use in connection with the applicable Available Financing (including customary authorization letters containing a customary representation as to the absence of material non-public information and the accuracy of the information contained in such materials), and other materials reasonably necessary in connection with the syndication, arrangement, offering or marketing of the applicable Available Financing (including the provision of such pertinent and customary information to be included or used therein) and reasonably assist such Purchaser in obtaining ratings in connection with the applicable Available Financing,

(iv)             solely with respect to an ABS Financing, (x) requesting the independent auditors of the applicable Business to provide customary comfort letters (including “negative assurance” comfort and change period comfort) reasonably requested by such Purchaser with respect to financial information of the applicable Business included in any offering documents relating to such ABS Financing in which the consolidated financial statements of the applicable Business are included, and, if required, customary consents to the use of their audit reports on the consolidated historical financial statements of the applicable Business in any offering documents relating to the such ABS Financing in which the consolidated historical financial statements of the applicable Business are included, in each case subject to such auditors’ customary policies and procedures and applicable auditing standards and (y) cooperating with any agreed upon procedures provider or other consultant to the applicable Purchaser on the provision by such provider or

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consultant of customary comfort letters (including “negative assurance” comfort”) reasonably requested by such Purchaser with respect to pro forma financial information of the applicable Business included in any offering documents relating to such ABS Financing,

(v)               facilitating the provision of guarantees by the Transferred Entities and facilitating the granting and perfection of security interests by the Transferred Entities in collateral for the applicable Available Financing (which guarantees and security interests, for the avoidance of doubt, shall not take effect before Closing), including by assisting with the provision of the insurance certificates (which shall not take effect before the Closing),

(vi)             providing all documentation and other information with respect to the Transferred Entities that the Debt Financing Sources reasonably determine is required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, including, if the Transferred Entities or any of its Affiliates qualifies as “legal entity customers” under the Beneficial Ownership Regulation, a Beneficial Ownership Certificate, at least five (5) Business Days prior to the Closing Date to the extent requested at least nine (9) Business Days prior to the Closing Date,

(vii)          cooperating with due diligence in connection with the applicable Available Financing (including, to the extent applicable, in connection with any customary agreed-upon procedure reports with respect to the underlying collateral in connection with an ABS Financing), to the extent customary and reasonable,

(viii)        upon reasonable advanced prior notice and at reasonable times and places, making available appropriate members of senior management for a reasonable number of meetings, presentations and roadshows with prospective lenders, investors and rating agencies and due diligence sessions (including directing its independent auditors to participate in such due diligence sessions) (which meetings, presentations, sessions and other offering or syndication activities may be virtual or telephonic) and otherwise reasonably cooperating with the marketing efforts of such Purchaser and the Debt Financing Sources in connection with the applicable Available Financing,

(ix)             causing directors and officers of the Transferred Entities who will hold such offices and positions with such Purchaser or any of its Subsidiaries (including any of the applicable Transferred Entities) from and after the Closing Date to execute customary resolutions or consents of the Transferred Entities (which resolutions will not be effective prior to the Closing) with respect to entering into and authorizing the definitive documentation for the applicable Available Financing,

(x)               reasonably assisting in the negotiation and preparation of (including by providing information for the completion of any schedules thereto) and executing and delivering definitive financing agreements and other customary certificates or documents (including, to the extent such officer will continue to hold such position with such Purchaser or any of its Subsidiaries (including any of the applicable Transferred Entities) from and after the Closing Date, a certificate of the chief financial officer of or person performing similar functions for the Transferred Entities with respect to solvency matters in the form set forth as an exhibit to the applicable Debt Commitment Letter),

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(xi)             providing reasonable cooperation with the release of any liens and termination of any guarantees and security interests securing obligations of the Parent Group in respect of the applicable Transferred Entities and the Business Assets, and

(xii)          solely with respect to an ABS Financing, providing reasonable and customary cooperation and assistance in connection with the applicable Purchaser filing any third-party due diligence report on Form ABS-15G, as required under Rule 15Ga-2 of the Securities Exchange Act of 1934, as amended.

Parent hereby consents to the use of the logos of the Transferred Entities in connection with any such Available Financing; provided, that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Parent Group or their reputation or goodwill.

(d)               Notwithstanding anything to the contrary in this Agreement, none of the Parent Group, the Transferred Entities or any their respective Representatives or Affiliates shall be required to take, or permit the taking of, any action pursuant to this Section 6.17: (A) that would require the Parent Group, the Transferred Entities or any of their Affiliates or any other Persons who are directors, officers or managers of such entities to pass resolutions or consents to approve or authorize the execution of any Available Financing (unless, (x) in the case of any Fiber Transferred Entity, Zayo Purchaser shall have determined that such directors, officers or managers are to become, or remain as, directors, officers or managers of Zayo Purchaser or any of its Subsidiaries (including any Fiber Transferred Entity) after the Closing and such resolutions will not be effective prior to the Closing and (y) in the case of any Small Cell Transferred Entity, EQT Purchaser shall have determined that such directors, officers or managers are to become or remain as directors, officers or managers of EQT Purchaser or any of its Subsidiaries (including any Small Cell Transferred Entity) after the Closing and such resolutions will not be effective prior to the Closing), (B) that would require the Parent Group or any of its Representatives or any other Persons (other than a Transferred Entity, subject to clause (C) below) to execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, opinion, document, instrument or agreement, (C) except with respect to customary authorization letters referenced in Section 6.17(c)(iii), that would require any Transferred Entity or any of its Representatives to execute or deliver any certificate, document, instrument or agreement, or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case, that would be effective prior to the Closing Date (provided, that (w) no officer, director or manager of a Fiber Transferred Entity shall be required to execute any certificate, document, instrument or agreement unless Zayo Purchaser has confirmed that such officer, director or manager will hold or will continue to hold such a position or office with Zayo Purchaser or any of its Subsidiaries (including any Fiber Transferred Entity) from and after the Closing Date, (x) no officer, director or manager of a Small Cell Transferred Entity shall be required to execute any certificate, document, instrument or agreement unless EQT Purchaser has confirmed that such officer, director or manager will hold or will continue to hold such a position or office with EQT Purchaser or any of its Subsidiaries (including any Small Cell Transferred Entity) from and after the Closing Date, (y) no officer, director or manager of a Fiber Transferred Entity shall be required to take any action in connection with any Available Financing incurred by the EQT Purchaser, unless EQT Purchaser has confirmed that such officer, director or manager will hold or will continue to hold such a position or office with EQT Purchaser or any

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of its Subsidiaries (including any Small Cell Transferred Entity) from and after the Closing Date and (z) no officer, director or manager of a Small Cell Transferred Entity shall be required to take any action in connection with any Available Financing incurred by the Zayo Purchaser, unless Zayo Purchaser has confirmed that such officer, director or manager will hold or will continue to hold such a position or office with Zayo Purchaser or any of its Subsidiaries (including any Fiber Transferred Entity) from and after the Closing Date), (D) that would cause any representation, warranty, covenant or other obligation of Parent Group or any Transferred Entity in this Agreement or any related transaction document to be breached or would cause any condition to the Closing to fail to be satisfied or would delay the consummation of the transactions contemplated by this Agreement, (E) that would require the Parent Group, any Transferred Entities or any of its or their Affiliates to pay any commitment or other similar fee or incur any other expense, Liability or obligation in connection with any applicable Available Financing that has not been reimbursed or indemnified by such Purchaser or its respective Affiliates (provided, that in no event will the Parent Group, or, prior to the Closing Date, any Transferred Entities, be required to pay any commitment or other similar fee in connection with any Available Financing), (F) that would be expected to cause any director, officer or employee or stockholder of either Parent, any Transferred Entity or any of its or their Affiliates to incur any personal liability, (G) that would reasonably be expected to conflict with, result in any violation or breach of, or default (with or without notice, lapse of time, or both) under (i) any applicable Law or (ii) material Contract of the Parent Group or any Transferred Entity (provided, that, the Parent Group and/or the applicable Transferred Entities shall use commercially reasonable efforts to undertake any such actions in a manner which would not contravene any such Contract), (H) that provides access to or discloses information that Parent, any Transferred Entity or any of their respective Affiliates reasonably determines would reasonably be expected to (i) jeopardize any attorney-client privilege of, or (ii) conflict with any confidentiality obligations binding on, Parent, any Transferred Entity or any of its or their respective Affiliates (provided, that, the Parent Group and/or the applicable Transferred Entities shall work in good faith to use commercially reasonable efforts to provide access to or disclose any such information in a manner which would not (x) in the case of the foregoing clause (i), jeopardize such privilege or (y) in the case of the foregoing clause (ii), conflict with such confidentiality obligation), (I) that would, in the reasonable opinion of Parent, unreasonably interfere with the ongoing operations of its or the Transferred Entities’ businesses (including the Business), (J) that would require Parent, the Transferred Entities or any of their Affiliates to prepare or deliver (i) any Excluded Information or (ii) except as set forth in clause (i) or (ii) of the definition of “Fiber Business Required Information” or “Small Cell Business Required Information”, any financial statements that are not prepared in the ordinary course of its financing reporting practice, (K) that would require Parent, the Transferred Entities or any of their Affiliates or Representatives to deliver any legal opinions, (L) that would require (i) Parent or any of their Affiliates (other than the Transferred Entities) to execute and deliver or undertake, or have any obligations under, any note purchase agreement, underwriting agreement, placement agreement, indenture, security agreement or mortgage or other transaction document executed or to be executed in connection with any Available Financing (other than customary authorization and representation letters under clause (c)(iii) above) or (ii) the Transferred Entities to execute and deliver or undertake, or have any obligations under, any note purchase agreement, underwriting agreement, placement agreement, indenture, security agreement or mortgage or other transaction document executed or to be executed in connection with any Available Financing, in the case of this clause, that will, with respect to any Transferred Entity, be effective

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prior to the Closing or (M) that could reasonably be expected to have material and adverse Tax consequences to the Parent Group. All non-public or other Confidential Information provided by Parent or any of its Affiliates or Representatives pursuant to this Section 6.17 shall be kept confidential in accordance with the applicable Confidentiality Agreement. Nothing contained in this Section 6.17 or otherwise shall require Parent or any of its Affiliates (other than, at or following the Closing, any Transferred Entity) to encumber any of its assets or be an issuer or other obligor with respect to any Available Financing or require any Transferred Entity to be an issuer or other obligor with respect to any Available Financing or encumber any of its assets, in each case, prior to the Closing Date. Each Purchaser agrees that no applicable Available Financing incurred by such Purchaser shall, in any case, expand the scope of the assistance required under this Section 6.17 compared to the assistance that would be required or expected to be required in connection with the applicable Debt Financing contemplated by the applicable Debt Commitment Letter in effect on the date of this Agreement and any applicable ABS Financing.

(e)               Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the provisions contained in this Section 6.17 represent the sole obligations of the Parent Group and any of its respective Affiliates and Representatives with respect to cooperation in connection with the arrangement of any financing (including any Available Financing) to be obtained by any Purchaser or any of its respective Affiliates with respect to the transactions contemplated by this Agreement or any Ancillary Agreement, and no other provision of this Agreement (including the Exhibits and Schedules hereto) or the Ancillary Agreements shall be deemed to expand or modify such obligations. Each Purchaser acknowledges and agrees that the obligations of such Purchaser to consummate the transactions contemplated by this Agreement on the terms contemplated herein are not in any way contingent upon or otherwise subject to such Purchaser’s or its Affiliate’s consummation of any financing arrangement (including the Financing or any Alternative Financing or any Available Financing) or the availability, grant, provision or extension of any financing to Purchasers or any of their respective Affiliates (including the Financing or any Alternative Financing or any Available Financing).

(f)                Each Purchaser will promptly upon reasonable written request by Parent, reimburse the Parent Group for all reasonable and documented out-of-pocket fees, costs, expenses and Liabilities (including reasonable attorney’s fees) incurred by any of them or their respective Affiliates and Representatives in connection with any applicable Available Financing, including fulfilling their respective obligations to such Purchaser pursuant to this Section 6.17. Each Purchaser shall severally (but not jointly) indemnify, defend and hold harmless the Parent Group and its Affiliates and Representatives from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by them in connection with any applicable Available Financing, including fulfilling their respective obligations to such Purchaser pursuant to this Section 6.17 and any other actions taken in connection with any applicable Available Financing by such Purchaser or any of its respective Affiliates (including the arrangement thereof) and any information used in connection therewith (other than information provided in writing by or on behalf of the Parent Group or the Transferred Entities specifically for use in the Available Financing in connection with the obligations under this Section 6.17), except to the extent any of the foregoing arise out of or result from the bad faith, gross negligence or willful misconduct of Parent, the Transferred Entities or any of their respective Affiliates or Representatives (in each

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case, as determined by a court of competent jurisdiction in a final and non-appealable decision). The reimbursement and indemnification obligations of Purchasers set forth in this Section 6.17 are referred to, collectively, as the “Reimbursement Obligations.”

Section 6.18           R&W Insurance Policy. Each Purchaser agrees that any representations and warranties insurance policy it obtains related to this Agreement (“R&W Insurance Policy”) shall include an express waiver by the R&W Insurer of rights of or via subrogation, contribution or otherwise in connection with this Agreement and the transactions contemplated hereby against any Parent Related Party (other than unaffiliated third parties), except and only to the extent of Fraud, with the Parent Related Parties being express third-party beneficiaries of such anti-subrogation provision. For the avoidance of doubt, all costs and expenses incurred by or on behalf of Purchasers in obtaining any R&W Insurance Policy shall be borne solely by the Purchasers.

Section 6.19           Transition Services Agreements. Promptly following the execution of this Agreement (and in any event within nine (9) months after the date of this Agreement), Parent and each Purchaser, each acting reasonably and in good faith, shall use commercially reasonable efforts to prepare and agree upon the definitive Schedules (as defined in Exhibit A) to the applicable Transition Services Agreements consistent with the notes and principles set forth in the footnotes included in the form of Transition Services Agreements and draft Schedules attached as Exhibit A; provided that (i) the services included in the draft Schedules attached as Exhibit A shall be included in the definitive Schedules (as defined in Exhibit A) unless EQT Purchaser or Zayo Purchaser, as applicable, acting reasonably and in good faith, agree to the removal of such service, (ii) the terms, including duration and scope, of the services included in the draft Schedules attached as Exhibit A may not be modified in the definitive Schedules unless EQT Purchaser or Zayo Purchaser, as applicable, acting reasonably and in good faith, agrees to the modification of such service, and (iii) no Party can add a Service to a definitive Schedule (as defined in Exhibit A) that is not included in the draft Schedules attached as Exhibit A without the mutual agreement of the other Party, acting reasonably and in good faith.

Section 6.20           Exclusivity. Parent shall, and shall cause its Affiliates, and shall instruct its Representatives, to, cease and terminate immediately, from and after the date of this Agreement until the earlier of the Closing Date or the date on which this Agreement is validly terminated pursuant to Article X, all solicitations, initiations, encouragements, activities, discussions and/or negotiations with any Person (other than Purchasers and their respective Affiliates and Representatives with respect to the transactions contemplated by this Agreement) conducted prior to the date hereof with respect to any proposed or potential Alternative Transaction (as defined below). From and after the date of this Agreement until the earlier of the Closing Date or the date on which this Agreement is validly terminated pursuant to Article X, Parent shall not, and shall cause its Affiliates, and shall instruct its Representatives, not to, directly or indirectly, (a) assist, solicit, initiate, or knowingly encourage the submission of any offer, inquiry, proposal or indication of interest by any Person (other than Purchasers and their respective Affiliates and Representatives) relating to the direct or indirect sale of any Equity Interests of any of the Transferred Entities or any material assets (other than in the ordinary course of business consistent with past practice and in accordance with Section 6.4 of this Agreement) of the Business, or any merger, recapitalization, tender or exchange offer, or other

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business combination transaction involving any of the Transferred Entities or otherwise involving the material assets of any of Business (for the avoidance of doubt, other than the Pre-Closing Restructuring or the transactions contemplated by this Agreement and the Ancillary Agreements) (an “Alternative Transaction”), (b) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate or cooperate in any way with any offers, inquiries or indications of interest or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Transaction, or (c) authorize, engage in, or enter into any agreement or understanding (whether or not binding) with respect to, any Alternative Transaction. From and after the date of this Agreement until the earlier of the Closing Date or the date on which this Agreement is validly terminated pursuant to Article X, Parent will promptly notify Purchasers if any written indication of such interest, inquiry, proposal or offer relating to a possible Alternative Transaction is received by the Parent Group, the Transferred Entities or any of their respective Affiliates or Representatives from any Person (other than Purchasers and their respective Affiliates and Representatives).

Section 6.21           CCI Guarantee.

(a)               [Reserved].

(b)               As a material inducement to each Purchaser’s willingness to enter into this Agreement, CCI hereby unconditionally and irrevocably guarantees (1) the due, punctual and full performance of each of (a) Parent’s payment obligations under Section 2.7 and Section 8.7 and (b) Parent’s indemnification obligations under Article XI, (2) Parent’s obligations under Section 6.3, Section 6.12, Section 6.15 and Section 6.16 and that CCI shall cause its applicable Subsidiaries to transfer the Business Assets and Business Liabilities to the extent required in accordance with the terms of this Agreement, and (3) CCI’s obligations under Section 2.1(b) and Section 6.12(b). CCI hereby represents and warrants to Purchasers that it is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, has all requisite corporate power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a corporation in each jurisdiction where the conduct of its business, or ownership, leasing or operation of its properties or assets, requires such qualification. CCI has all necessary corporate power and authority to execute, deliver and perform its obligations under this Section 6.21 and to consummate the transactions contemplated by this Agreement in accordance with the terms hereof. This Agreement has been duly and validly executed and delivered by CCI, and, assuming the due authorization, execution and delivery of this Agreement by Purchasers, will constitute a valid, legal and binding agreement of CCI, enforceable against CCI in accordance with its terms, subject to the Enforceability Exceptions.

Section 6.22           Zayo Guarantee.

(a)               [Reserved].

(b)               As a material inducement to Parent’s willingness to enter into this Agreement, Zayo hereby unconditionally and irrevocably guarantees the due, punctual and full performance of each of Zayo’s obligations under Sections 6.3(d)-(g), 6.12(a), 12.3 and 12.11 and

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solely with respect to any assets transferred directly to Zayo or its Subsidiaries under this Agreement, Section 6.15.

(c)               In the event that any Zayo Purchaser Sponsor fails to fund its respective portion of the Zayo Equity Financing when required to do so pursuant to, and in accordance with, the terms of the applicable Zayo Equity Commitment Letter, Zayo hereby irrevocably commits and agrees to, directly or indirectly, contribute to the Zayo Purchaser an amount sufficient to enable Zayo Purchaser (taking into account any cash on hand at Zayo Purchaser) to pay the Zayo Required Amount (the “Zayo Cash Contribution”); provided that Zayo shall not be required to contribute any amount in excess of $1,130,000,000 minus the aggregate amount actually funded to Zayo Purchaser by the Zayo Purchaser Sponsors (or their permitted assigns) pursuant to and in accordance with the Zayo Equity Commitment Letters. Zayo shall not be required to make the Zayo Cash Contribution except upon and in connection with the Closing on the Closing Date. The proceeds from the Zayo Cash Contribution shall be used solely to pay the Zayo Required Amount. The Zayo Cash Contribution shall be made in U.S. dollars in immediately available funds.

(d)               Zayo shall (and shall cause its applicable Subsidiaries to) use reasonable best efforts (A) to maintain in effect the Zayo Debt Commitment Letter, (B) to comply in all material respects with its obligations (if any) under the Zayo Debt Commitment Letter and (C) to satisfy (and cause its Subsidiaries to satisfy) on a timely basis (or, if reasonably required to obtain the applicable Debt Financing, seek the waiver of) all conditions to the funding or investing of the Zayo Debt Financing applicable to Zayo and its Subsidiaries in the Zayo Debt Commitment Letter and the definitive agreements related thereto that are within the control of, and are to be satisfied by, Zayo or its Subsidiaries.

(e)               Zayo hereby represents and warrants to Parent that:

(i)                 Zayo is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, has all requisite corporate power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a corporation in each jurisdiction where the conduct of its business, or ownership, leasing or operation of its properties or assets, requires such qualification.

(ii)              Zayo has all necessary corporate power and authority to execute, deliver and perform its obligations under this Section 6.22 and to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

(iii)            This Agreement has been duly and validly executed and delivered by Zayo, and, assuming the due authorization, execution and delivery of this Agreement by Parent, will constitute a valid, legal and binding agreement of Zayo, enforceable against Zayo in accordance with its terms, subject to the Enforceability Exceptions.

(iv)             The incurrence by Zayo Purchaser of the Zayo Debt Financing and the funding of the Zayo Cash Contribution do not, and will not as of the Closing, result in any breach or violation of, or constitute (with or without due notice or lapse of time or both) a default under, any material indebtedness for borrowed money of Zayo or its Subsidiaries.

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Section 6.23           Interim Separation Coordination.

(a)               Promptly (and in any event within ten (10) days) following the date hereof, the Parent shall take all action necessary to form a transition committee (the “Interim Separation Committee”) consisting of (i) up to three (3) members to be designated by Parent (the “Parent Designees”), and up to four (4) members to be designated by the Purchaser Representative (the “Purchaser Designees”) (it being agreed that any member of the Interim Separation Committee may be replaced at any time). The Purchaser Representative acknowledges and agrees that any Purchaser Designee shall have been approved by the Purchasers’ and Parent’s mutually agreed antitrust counsel prior to appointment, and each Purchaser Designee serving on the Interim Separation Committee shall be subject to appropriate information sharing “firewalls” as reasonably determined by the Purchasers’ antitrust counsel. The Interim Separation Committee shall, on a monthly basis, during the period from the date of this Agreement until the earlier of the Closing or termination of this Agreement, receive reports with respect to the Business produced by Parent or its Affiliates with respect to the Business in the ordinary course of business (collectively, the “Business Matters”), including material information with respect to the separation of the Business from the business of Parent to the extent reasonably available and requested by Purchasers (the “Separation Matters”), all of which shall not limit the provisions of Section 6.1 of this Agreement, in each case, subject to the limitations set forth in the penultimate sentence of Section 6.1(b) (and subject to the “firewalls” set forth in the preceding sentence, as applicable). Prior to the Closing, the Interim Separation Committee shall meet biweekly, or more or less frequently as may be reasonably determined by mutual agreement of Parent and the Purchaser Designees from time to time. At such meetings of the Interim Separation Committee, Parent shall provide, in reasonable detail, information regarding (x) any material developments or material updates relating to Separation Expenses and related work, including estimated budgets and consult with Purchasers’ Designees with respect to estimated cumulative spend as compared to budgets and other reasonably requested materials, (y) any material actions taken or milestones met since the applicable previous meeting of the Interim Separation Committee, and (z) Parent’s expectations (which, for the avoidance of doubt, shall not constitute binding commitments) regarding material actions to be taken or milestones to be met prior to the applicable next meeting of the Interim Separation Committee, and, with respect to this clause (z), Parent shall consider in good faith all reasonable comments of the Purchaser Designees with respect thereto. In addition, and without limiting the foregoing, Parent shall provide copies to the Purchaser Designees of each executed, final Contract or other documentation entered into to effectuate any actions relating to the Separation Matters or with respect to the Transition Services Agreements.

(b)               From the date hereof until the earlier of the Closing or the earlier termination of this Agreement, the Purchaser Designees on the Interim Separation Committee, acting upon the written consent of the Purchaser Representative, shall be vested with the sole authority of Purchaser to cooperate in good faith with Parent to resolve any disputes with respect to the Separation Matters. The members of the Interim Separation Committee shall reasonably cooperate in good faith with respect to review of all actions to be taken with respect to the Separation Matters.

(c)                     EQT Purchaser and Parent shall cooperate between the date hereof and Closing to separate and stand-up the Small Cell Business, including establishing independent technology infrastructure, finance and tax, human resources, supply chain, real estate, commercial, operations, and legal functionality required to operate the Small Cell Business in substantially the

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same manner as the Small Cell Business was operated by Parent prior to the Closing. Promptly following the date hereof, an in any event within (i) sixty (60) days after the date hereof, Parent shall commence developing a migration plan, and (ii) ninety (90) days after the date hereof, Parent shall commence establishment of (A) independent technology infrastructure, applications, and systems, a managed security service provider, cloud, on-premise hosting environment, end user device contracts (including laptops), active directory, email, collaboration tools, shared drives, IT helpdesk and certain other IT capabilities, in a like-for-like manner (as compared to Parent’s IT infrastructure that was used to support the Small Cell Business in the twelve (12) months prior to the date hereof) such that, upon completion of the IT separation and migration contemplated hereby, EQT Purchaser shall be able to operate its own technology infrastructure, and (B) corporate processes, including finance and tax, human resources, supply chain, real estate, commercial, operations, and legal functionality to enable EQT Purchaser to operate the Small Cell Business on a stand-alone basis in substantially the same manner as the Small Cell Business was operated by Parent prior to the Closing (collectively, the “Small Cell Business Stand-up”). Parent shall use its commercially reasonable efforts to carry out, on terms and conditions mutually agreed between the Parties, the tasks required to affect the Small Cell Business Stand-up prior to the Closing and the assets, properties, rights, Contracts, and technology infrastructure, applications, and systems that are acquired or entered into in connection with the Small Cell Business Stand-up and are necessary to support the Small Cell Business shall be owned by, held by, or entered into with a Transferred Entity that is conveying to EQT Purchaser. EQT Purchaser shall have the reasonable right to (i) access, review, comment on and approve (1) decisions impacting the acquisition of assets or entry into Contracts and (2) the selection of vendors that will provide or supply services to the Small Cell Business following the Closing, in each case, for the Small Cell Business Stand-up that require a single payment in excess of $150,000 or recurring payments in excess of $50,000 per month, and (ii) test the performance of the technology infrastructure, applications and systems prior to the Closing; provided that the foregoing shall be subject to the standard of Small Cell Business operating in substantially the same manner as operated by Parent prior to Closing. All costs and expenses incurred pursuant to this Section 6.23(c) shall be deemed “Separation Expenses” and shall be allocated in accordance with Schedule 1.1(c) and 1.1(d) of the Parent Disclosure Schedules.

Article VII

EMPLOYEE MATTERS COVENANTS

Section 7.1               Continuation of Employment. On or prior to the Closing, Parent or its Affiliates shall (i) transfer the employment of each Business Employee (other than an Inactive Employee) to a Transferred Entity and (ii) transfer the employment of each employee who is not a Business Employee from a Transferred Entity to Parent or its Affiliate (other than a Transferred Entity). As of the Closing Date, Zayo Purchaser, with respect to Fiber Transferred Entity Employees, and EQT Purchaser, with respect to Small Cell Transferred Entity Employees, shall cause each of the Transferred Entities acquired by it to either (a) employ on the Closing Date its respective Transferred Entity Employees to the extent employment continues as of the Closing Date by operation of Law, or (b) offer, or cause its applicable Affiliate to offer, employment to such Transferred Entity Employee (other than an Inactive Employee), to the extent employment does not continue by operation of Law, in all cases, on terms consistent with this Article VII. To the extent any Inactive Employee is able to return to active employment, Zayo Purchaser, with respect to any Fiber Transferred Entity Employees,

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or EQT Purchaser, with respect to Small Cell Transferred Entity Employees, shall offer employment to such Inactive Employee on terms consistent with this Article VII to be effective upon such Inactive Employee presenting himself or herself to Zayo Purchaser or EQT Purchaser, as applicable, upon his or her return to active employment within the later of (A) the date that is six (6) months following the Closing Date and (B) such longer period as may be required by applicable Law. From and after the date of this Agreement until 5:00 p.m., New York time, on the date that is two (2) Business Days prior to the anticipated Closing Date, Purchaser Representative will consider in good faith any proposal by Parent to add additional individuals to the list of individuals in Section 1.1(a)(i) of the Parent Disclosure Schedule or Section 1.1(a)(ii) of the Parent Disclosure Schedule, subject in each case to Purchaser Representative’s and Parent’s mutual agreement.

Section 7.2               Terms and Conditions of Employment.

(a)               With respect to each Continuing Employee, Zayo Purchaser, with respect to Fiber Transferred Entity Employees, and EQT Purchaser, with respect to Small Cell Transferred Entity Employees, shall, provide or cause to be provided, for the twelve (12)-month period commencing on the Closing Date (or until termination of employment, if sooner), (i) regular wages or base salary that are no less favorable than the regular wages or base salary provided to such Continuing Employee immediately prior to the Closing, (ii) annual target cash incentive opportunities that are no less favorable than the annual target cash incentive opportunities provided to such Continuing Employee immediately prior to the Closing, and (iii) with respect to Fiber Transferred Entity Employees, employee benefits (other than long-term, equity and equity-based compensation plans, defined benefit pension, non-qualified deferred compensation and retiree medical or other welfare benefits, including without limitation, the type of benefits offered under Seller’s Extended Service Separation Program) (collectively, the “Excluded Benefits”) that are at least substantially similar in the aggregate to the employee benefits (other than the Excluded Benefits) provided to similarly situated employees of Zayo Purchaser (or an Affiliate thereof) and with respect to Small Cell Transferred Entity Employees, employee benefits (other the Excluded Benefits) that are at least substantially similar in the aggregate to the employee benefits (other than the Excluded Benefits) provided to such Continuing Employee immediately prior to the Closing; provided, however, that no retention, change in control or other special or non-recurring compensation or benefits provided prior to the Closing shall be taken into account for purposes of this covenant. Notwithstanding the foregoing, each Purchaser shall not be prohibited by this Section 7.2 from terminating the employment of its respective Continuing Employees following the Closing Date. Zayo Purchaser, with respect to Fiber Transferred Entity Employees, and EQT Purchaser, with respect to Small Cell Transferred Entity Employees, shall cause the Transferred Entities acquired by it and their Affiliates to, and such Transferred Entities and their Affiliates shall, in addition to meeting the applicable requirements of this Article VII, comply with any additional obligations or standards arising under applicable Laws or the Contracts set forth in Section 3.11 of the Parent Disclosure Schedule governing the terms and conditions of employment or termination of employment of the Continuing Employees.

(b)               In addition, and without limiting the application of Section 7.2(a), in the event that Zayo Purchaser, with respect to Fiber Transferred Entity Employees, and EQT Purchaser, with respect to Small Cell Transferred Entity Employees, fails to provide to any of its

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respective Continuing Employees with the terms and conditions of employment required under applicable Law or the Contracts set forth in Section 3.11 of the Parent Disclosure Schedule, and such failure results in any obligation, contingent or otherwise, of any member of the Parent Group to pay any severance or other compensation payments or benefits to any Continuing Employee, or any additional Liability incurred by any member of the Parent Group in connection therewith, such Purchaser shall, and shall cause its Affiliates to, reimburse and otherwise indemnify and hold harmless any member of the Parent Group for all such severance and other compensation and benefits and additional Liabilities. For the avoidance of doubt, the Parent Group shall be responsible for the cost of any severance obligations with respect to any Transferred Entity Employee who objects to the transfer of their employment to Zayo Purchaser or EQT Purchaser, as applicable, or who rejects such applicable purchaser’s offer of employment, in each case, as long Purchaser has complied with the terms of this Article VII. Subject to the foregoing, for the twelve (12)-month period commencing on the Closing Date, Zayo Purchaser, with respect to Fiber Transferred Entity Employees, and EQT Purchaser, with respect to Small Cell Transferred Entity Employees, shall, or shall cause its Affiliates to, provide each of its respective Continuing Employees who suffer an involuntary termination of employment under circumstances that would have given such Continuing Employee a right to severance payments and benefits under Parent’s or its Affiliate’s severance policy or guidelines, as set forth in Section 7.2(a) of the Parent Disclosure Schedule, in effect immediately prior to the Closing Date (the “Parent Severance Policy”) with severance payments and benefits no less favorable than those that would have been provided to such Continuing Employee under the Parent Severance Policy.

Section 7.3               Service Credit. As of and after the Closing, Zayo Purchaser, with respect to Fiber Transferred Entity Employees, and EQT Purchaser, with respect to Small Cell Transferred Entity Employees shall, or shall cause the Transferred Entities acquired by it to, give each of its respective Continuing Employees credit for purposes of eligibility to participate, vesting of defined contribution retirement benefits, level of paid time off and severance under (a) any Transferred Entity Benefit Plans, (b) each other employee benefit plan, policy or arrangement, and (c) any other service-based or seniority-based entitlement, in each case maintained or made available for the benefit of such Continuing Employees as of and after the Closing by such Purchaser or any of its Affiliates (other than those providing Excluded Benefits), for such Continuing Employee’s service prior to the Closing with Parent and its applicable Affiliates (including the Transferred Entities acquired by such Purchaser) and their respective predecessors, to the same extent and for the same purposes as such service was recognized by Parent and its applicable Affiliates (including the Transferred Entities acquired by such Purchaser) immediately prior to the Closing under the corresponding Benefit Plan; provided, that such credit shall not be given to the extent that it would result in a duplication of benefits or compensation for the same period of service.

Section 7.4               Health Coverages. Zayo Purchaser, with respect to Fiber Transferred Entity Employees, and EQT Purchaser, with respect to Small Cell Transferred Entity Employees shall use commercially reasonable efforts to cause each of its respective Continuing Employees (and the Continuing Employees’ eligible dependents) to be covered by a group health plan or plans (subject to the eligibility terms of such plans after taking into account service credit described in Section 7.3) that (a) comply with the provisions of Section 7.2(a), (b) do not limit or exclude coverage on the basis of any pre-existing condition of such Continuing Employee or dependent (other than any limitation already in effect under the

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corresponding group health Seller Benefit Plan or Transferred Entity Benefit Plan) or on the basis of any other exclusion or waiting period not in effect under the applicable group health Seller Benefit Plan or Transferred Entity Benefit Plan, and (c) to the extent that such plans are the Transferred Entity group health plans in which such Continuing Employee becomes eligible to participate for the first time following the Closing, provide such Continuing Employee full credit, for the first year of eligibility, for any deductible, co-payment or out-of-pocket expenses already incurred by such Continuing Employee and credited to such Person under the applicable group health Seller Benefit Plan or Transferred Entity Benefit Plan during such year for purposes of the corresponding deductible, co-payment or maximum out-of-pocket expense provisions, as applicable, of such Transferred Entity group health plans.

Section 7.5               Accrued Vacation, Sick Leave and Personal Time. Subject to the requirements of applicable Law and the Seller Group’s compliance therewith prior to the Closing, Zayo Purchaser, with respect to Fiber Transferred Entity Employees, and EQT Purchaser, with respect to Small Cell Transferred Entity Employees, will cause the Transferred Entities acquired by it to, and the Transferred Entities acquired by each Purchaser will, recognize and assume all Liabilities with respect to accrued but unused vacation time for its respective Continuing Employees (including, without limitation, any Liabilities to such Continuing Employees for payments in respect of earned but unused vacation time contemplated by this Article VII). Zayo Purchaser, with respect to Fiber Transferred Entity Employees, and EQT Purchaser, with respect to Small Cell Transferred Entity Employees, shall cause the Transferred Entities acquired by it to, and the Transferred Entities acquired by each Purchaser shall, promptly (and, in any event, within ten (10) Business Days following the later of the Closing Date and the date of the applicable payment) reimburse Parent or its applicable Affiliates for any payments made by them to such Continuing Employees in respect of earned but unused vacation time that becomes due as a result of the transfer of employment contemplated by this Article VII. For the twelve month period commencing on the Closing Date, Zayo Purchaser, with respect to Fiber Transferred Entity Employees, and EQT Purchaser, with respect to Small Cell Transferred Entity Employees, shall cause the Transferred Entities acquired by it to, and the Transferred Entities acquired by each Purchaser shall, allow each of its respective Continuing Employees to use the vacation, sick leave and personal time recognized or established in accordance with the first sentence of this Section 7.5 in accordance with the terms of the Parent Group programs in effect immediately prior to the Closing Date (in addition to, and not in lieu of, any vacation accrued under the applicable vacation plans or policies of the Transferred Entities acquired by each Purchaser or its Affiliates on or following the Closing).

Section 7.6               Cash Incentive Compensation. Zayo Purchaser, with respect to Fiber Transferred Entity Employees, and EQT Purchaser, with respect to Small Cell Transferred Entity Employees, shall assume all Liability for any cash incentive compensation (including sales commissions) payable under any Benefit Plan in respect of the calendar year in which the Closing occurs (or any portion thereof) to each of its respective Continuing Employees in connection with their services to the applicable Business (the “Cash Incentive Compensation”) and the Parent Group shall not have any Liability for the Cash Incentive Compensation. All Cash Incentive Compensation shall be governed by plans, programs or arrangements maintained by the applicable Purchaser and its Affiliates (including the Transferred Entities acquired by such Purchaser) in their discretion, subject to each Purchaser’s obligations under

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Section 7.2(a); provided, that the amount of Cash Incentive Compensation actually paid by each Purchaser and its Affiliates (including the Transferred Entities acquired by such Purchaser) to its respective Continuing Employees shall be not less than the accrued amount of Cash Incentive Compensation included in Working Capital. If the Closing occurs prior to the date on which any of the Transferred Entities pay Cash Incentive Compensation for any open performance period, then Zayo Purchaser, with respect to Fiber Transferred Entity Employees, and EQT Purchaser, with respect to Small Cell Transferred Entity Employees, shall cause the Transferred Entity acquired by such Purchaser to, and the Transferred Entity acquired by such Purchaser shall, pay the applicable Cash Incentive Compensation to its respective Continuing Employees who are otherwise eligible to receive it for such open performance period; provided, that Cash Incentive Compensation payments shall be (a) based on the Cash Incentive Compensation plan and targets in effect as of immediately prior to the Closing and consistent with the accruals set forth on the Closing Statement, (b) determined reasonably and in good faith by the applicable Transferred Entity in the ordinary course of business, consistent with past practice, and (c) paid by the applicable Transferred Entity at the same time that such Cash Incentive Compensation is typically paid in the ordinary course of business, consistent with past practice.

Section 7.7               Seller Benefit Plans; Transferred Entity Benefit Plans. Except as otherwise expressly provided in this Agreement and Article VII, neither Zayo Purchaser, with respect to Fiber Transferred Entity Employees, nor EQT Purchaser, with respect to Small Cell Transferred Entity Employees, shall assume any obligations under, or Liabilities with respect to, or receive any right or interest in any trusts relating to, any assets of or any insurance, administration or other contracts, or related obligations pertaining to, any Seller Benefit Plan any other benefit or compensation plan, program, policy, agreement, contract or arrangement of any kind at any time maintained, sponsored, or contributed to or required to be contributed to by Parent or any of its ERISA Affiliates. For the avoidance of doubt and without limiting the generality of the foregoing, (a) the applicable Seller Benefit Plan shall be responsible for paying all claims incurred by Business Employees or former employees of the Business (and their dependents or beneficiaries) prior to the date on which such person’s participation in such Seller Benefit Plan ceases, regardless of when such claim is reported, (b) any Inactive Employee who is, as of the Closing Date, receiving or in an eligibility waiting or exclusion period for purposes of receiving long-term disability benefits, shall receive such benefits under the applicable Seller Benefit Plan, and (c) the applicable member of the Parent Group shall be solely responsible for complying with the requirements of Section 4980B of the Code with respect to any “M&A qualified beneficiary” as that term is defined in Treasury Regulation Section 54.4980B-9. As of the Closing, Zayo Purchaser, with respect to Fiber Transferred Entity Employees, and EQT Purchaser, with respect to Small Cell Transferred Entity Employees, shall assume, or shall cause the Transferred Entities acquired by such Purchaser to assume or retain, as the case may be, sponsorship of, and all its applicable Liabilities and other obligations with respect to, its respective Transferred Entity Benefit Plans.

Section 7.8               401(k) Plan. Zayo Purchaser, with respect to Fiber Transferred Entity Employees, and EQT Purchaser, with respect to Small Cell Transferred Entity Employees, shall cause its respective Continuing Employees to be eligible to participate in a 401(k) plan maintained by such Purchaser or any of its Subsidiaries (including, following the Closing, the Transferred Entities acquired by such Purchaser) within 30 days following the Closing Date to the extent such Continuing Employee was eligible to participate in a Seller

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Benefit Plan that was a 401(k) plan immediately prior to Closing, and such Continuing Employees shall be offered an opportunity to elect a direct rollover in cash of any eligible rollover distributions (as defined in Section 402(c)(4) of the Code), to such 401(k) plan maintained by such Purchaser or its applicable Subsidiary. The applicable member of the Parent Group, Zayo Purchaser, with respect to the Fiber Transferred Entity Employees, and EQT Purchaser, with respect to the Small Cell Transferred Entity Employees, shall cooperate and make commercially reasonable efforts to enable Continuing Employees to avoid 401(k) plan loan defaults as a result of the transactions contemplated by this Agreement, which may include providing for a direct rollover of outstanding 401(k) loan notes. Parent shall, effective no later than the Closing (a) vest each of its respective Continuing Employees (subject to applicable Law) in any unvested 401(k) plan contributions (including any matches made in Seller equity) or benefits that would otherwise be forfeited by such Continuing Employee as a result of the transactions contemplated by this Agreement, and (b) make to all Seller Benefit Plans that are 401(k) plans intended to be qualified under Section 401(a) of the Code, all employer contributions that would have been made on behalf of the Continuing Employees had the transactions contemplated by this Agreement not occurred, regardless of any service or end of year employment requirements, but pro-rated for the portion of the plan year that ends on the Closing Date.

Section 7.9               No Third Party Beneficiaries. Without limiting the generality of Section 12.5, nothing in this Article VII, or otherwise in this Agreement, is intended to or shall: (a) be treated as an amendment to, or be construed as amending, any Seller Benefit Plan, Transferred Entity Benefit Plan or other benefit or compensation plan, program or agreement sponsored, maintained or contributed to by Parent, any Transferred Entity or any of their respective Affiliates, (b) prevent either Zayo Purchaser or EQT Purchaser from terminating any of the Transferred Entity Benefit Plans or any other benefit or compensation plans, programs or arrangements in accordance with their terms, (c) prevent either Zayo Purchaser or EQT Purchaser, on or after the Closing Date, from terminating or modifying the employment of any of the Continuing Employees for any reason, or (d) confer any rights or remedies (including third-party beneficiary rights) on any current or former director, employee, consultant or independent contractor of Parent, any Transferred Entity or any of their respective Affiliates or any beneficiary or dependent thereof or any other Person.

Section 7.10           New Hires /Vacancies. Subject to Section 6.4(a)(E) of this Agreement, prior to the Closing, Parent shall cause its Subsidiaries (including the Transferred Entities) to use commercially reasonable efforts to hire Business Employees (including to fill any vacancies) in the ordinary course of business so as to faithfully carry out the objectives set forth on Section 7.11 of the Parent Disclosure Schedule; provided, that the rejection of a good faith offer of employment from Parent by a prospective Business Employee shall not be deemed to be a breach of this Section 7.10. For the avoidance of doubt, nothing in this Section 7.10 shall require Parent to offer, grant or pay any retention payments or awards to any Business Employee. No later than three (3) business days prior to the Closing Date, Parent shall deliver to Zayo Purchaser and EQT Purchaser a complete and accurate list of all such hires, stating for each new Business Employee the information set forth in Section 3.12(e) (as applicable).

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Article VIII

TAX MATTERS

Section 8.1               Tax Returns.

(a)               Parent shall prepare or shall cause to be prepared and timely file or cause to be timely filed any combined, consolidated or unitary Tax Return that includes any member of the Parent Group, on the one hand, and any of the Transferred Entities, on the other hand (a “Combined Tax Return”). Purchasers shall not amend or revoke and shall not cause or permit to be amended or revoked, any Combined Tax Return (or any notification or election relating thereto) without the prior consent of Parent. The Zayo Purchaser shall prepare and timely file in a manner consistent with past practice all Tax Returns of Crown Castle Fiber Enterprise LLC with respect to any Straddle Period.

(b)               Notwithstanding anything to the contrary in this Agreement, no member of the Parent Group shall be required to provide any Person with any Tax Return or copy of any Tax Return of (i) Parent or any other member of the Parent Group or (ii) a consolidated, combined, affiliated or unitary group that includes any member of the Parent Group (including any Combined Tax Return) in each case other than the relevant portion of any Tax Return relating only to one or more Transferred Entities.

Section 8.2               Cooperation and Exchange of Information.

(a)               Not more than sixty (60) days after the receipt of a request from Parent, each Purchaser shall, and shall cause its Affiliates to, use commercially reasonable efforts to provide to Parent a package of Tax information materials, including schedules and work papers, that is reasonably available to such Purchaser (or which can be obtained without undue burden), reasonably requested by Parent to enable Parent to prepare and file all Tax Returns required to be prepared and filed by it with respect to the assets or operations of the Transferred Entities. Each Purchaser shall prepare such package in good faith and in a manner consistent with Parent’s past practice. Parent shall promptly reimburse, as applicable, each Purchaser for all reasonable out-of-pocket costs or expenses borne in connection with the actions contemplated by this Section 8.2(a) by such Purchaser.

(b)               Each party to this Agreement shall use commercially reasonable efforts to, and to cause its Affiliates to, provide to each other party to this Agreement such cooperation, documentation and information as any party reasonably may request which is reasonably necessary for (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a liability for Taxes or (iii) conducting any Tax Proceeding. Any reasonable third-party costs and expenses of the other party shall be borne by the party requesting such information pursuant to this Section 8.2(b). Such cooperation and information shall include providing necessary powers of attorney, copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and Tax basis of property and other information, which any such party may

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possess. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided.

(c)               Each party shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the assets or operations of the Transferred Entities for their respective Tax periods ending on or prior to the Closing Date until the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate.

Section 8.3               Tax Contests.

(a)               If any taxing authority asserts a Tax Claim for which the non-recipient is liable, then the party to this Agreement first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other party or parties to this Agreement. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the taxing authority.

(b)               In the case of a Tax Proceeding of or with respect to (i) any Retained Asset, Retained Liability and/or Retained Businesses only or (ii) the assets or operations of the Transferred Entities, the Business Assets, the Business Liabilities and/or the Business for any Pre-Closing Period which could reasonably be expected to result in an indemnity obligation of Parent or another member of the Parent Group, Parent shall have the right, but not the obligation, to control such Tax Proceeding. The applicable Purchaser(s) shall control the conduct of any such Tax Proceeding which Parent elects not to control. The party controlling any such Tax Proceeding or, in the case of any Tax Proceeding not described in the first sentence of this subparagraph (b) but which would reasonably be expected to have a material adverse impact with respect to Parent’s or its Affiliates’ compliance with the REIT Requirements, the applicable Purchaser(s), shall defend and prosecute such Tax Proceedings diligently in good faith at its sole cost and expense and shall not enter into any compromise or settlement of any such Tax Proceeding, to the extent such compromise or settlement could reasonably be expected to have an adverse impact on the applicable non-controlling party or parties (including, for the avoidance of doubt, any adverse impact with respect to Parent’s or its Affiliates’ compliance with the REIT Requirements), without the prior written consent of the applicable non-controlling party or parties, such consent not to be unreasonably withheld, conditioned or delayed. The controlling party shall keep the applicable non-controlling party or parties (x) informed of all developments and events relating to such Tax Proceeding, (y) provide or cause to be provided to the applicable non-controlling party any information reasonably requested relating to such Tax Proceeding, and (z) provide to the applicable non-controlling party the right to participate in and attend any meetings or conferences with the relevant taxing authority at its sole cost and expense.

(c)               Notwithstanding anything to the contrary in this Agreement, Parent shall have the exclusive right to control in all respects, and Purchasers and their respective Affiliates shall not be entitled to participate in, any Tax Proceeding with respect to (i) any Tax Return solely of Parent or a member of the Parent Group; and (ii) any Combined Tax Return; provided, that, notwithstanding anything to the contrary herein, Parent shall not enter into any compromise or settlement of such Tax Proceeding (excluding any Tax Proceeding relating to an IRS Form 1120-REIT or successor form or similar state or local Tax Return), to the extent such compromise or

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settlement could reasonably be expected to have an adverse impact on the applicable non-controlling party or parties, without the prior written consent of the applicable non-controlling party or parties (with such consent not to be unreasonably withheld, conditioned or delayed).

(d)               Notwithstanding anything to the contrary in Section 6.11 and Section 11.4, the provisions of this Section 8.3 shall exclusively govern with respect to any Tax Claim and/or Tax Proceeding.

Section 8.4               Tax Refunds Parent shall be entitled to, without duplication, any cash Tax refunds, rebates, abatements, deposits, prepayments and credits in lieu thereof (including interest received thereon from the applicable taxing authority) attributable to any taxable period (or portion thereof) received by a Purchaser or any of its Affiliates (including any Transferred Entities) solely with respect to, any Retained Asset, Retained Liability and/or Retained Business (for the avoidance of doubt, not including any such amounts attributable to, or in respect of, the Fiber Assets, Fiber Liabilities, Small Cell Assets, Small Cell Liabilities, or the Business). Each Purchaser shall use commercially reasonable efforts to cause such refund received by such Purchaser or the amount of such credit in lieu thereof (net of any costs or expenses (including Taxes) incurred by such Purchaser in procuring or otherwise incurred in respect of such refund) to be paid to Parent within a reasonable time after it is received.

Section 8.5               Straddle Periods. For all applicable purposes of this Agreement, with respect to any Straddle Period, the following conventions shall be utilized for the purpose of determining the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date: (i) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall equal the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and (ii) in the case of all other Taxes (including Income Taxes, sales Taxes, use Taxes, telecommunication Taxes, goods and services or similar Taxes, value-added Taxes, employment Taxes, withholding Taxes and excise Taxes), the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Transferred Entity (and to the extent relevant, any other entity in which a Transferred Entity owns an equity interest) filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books methodology.”

Section 8.6               Tax Treatment of Payments. Except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or foreign Law), Parent, Purchasers, the Transferred Entities and their respective Affiliates shall treat any and all payments under this Article VIII, Section 2.7, or Article XI or under any other applicable indemnity, compensation or reimbursement provision under this Agreement, as an adjustment to the purchase price for U.S. Tax purposes and, to the extent permitted by applicable Law, non-U.S. Tax purposes.

Section 8.7               Transfer Taxes. All sales, use, transfer, real property transfer, registration, documentary, stamp, value added or similar Taxes and related fees and costs

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imposed on or payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”), excluding in connection the Pre-Closing Restructuring, shall be borne in equal parts by the Purchasers, on the one hand, and Parent, on the other. Notwithstanding the foregoing, any Transfer Taxes imposed on or payable in connection with the Pre-Closing Restructuring shall be borne: (i) 100% by Parent, to the extent such Transfer Taxes result from separating the Business from the Retained Business (i.e., from (A) transferring or assigning Business Assets that are not held by a Transferred Entity as of the date of this Agreement, to a Transferred Entity, (B) transferring or assigning Retained Assets that are held by a Transferred Entity as of the date of this Agreement to an entity that is not a Transferred Entity and (C) the amount not borne by Purchasers with respect to clause (ii)(B)) and (ii) (A) 100% by Purchasers in an amount not to exceed $26,500,000 for Transfer Taxes which would not have been imposed but for the transactions to (1) separate the Fiber Business from the Small Cell Business (i.e., to transfer assets of the Fiber Business from a Small Cell Transferred Entity to a Fiber Transferred Entity or to transfer assets of the Small Cell Business from a Fiber Transferred Entity to a Small Cell Transferred Entity) or (2) effect the ABS Financing (i.e., to transfer assets from a Transferred Entity to another Transferred Entity in connection with the ABS Financing) and (B) 50% by Purchasers to the extent of any such Transfer Taxes in excess of the $26,500,000 limitation described in the foregoing clause (ii)(A). The party responsible under applicable Law for filing the Tax Returns with respect to any Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other parties for such other parties’ review and consent (and, if applicable, execution) prior to the filing thereof (not to be unreasonably withheld, conditioned or delayed). Parent and each Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes (including, for the avoidance of doubt, with respect to any vendor or resale certificates). Each party shall pay to any other party, as applicable, an amount equal to any Losses suffered by such other party or any of its Affiliates as a result of the first party failing to comply with its obligations under this Section 8.7.

Section 8.8               Withholding. Each Purchaser or any other applicable withholding agent with respect to payments made under this agreement shall be entitled to deduct and withhold any amounts it is required to deduct and withhold under any applicable Tax Law in connection with payments to be made pursuant to the terms of this Agreement; provided, that, except with respect to any compensatory amounts payable to current or former employees, if such Purchaser or such withholding agent believes that any such deduction or withholding of Tax (other than any deduction or withholding as a result of the failure to provide a W-9 for an applicable member of the Seller Group in compliance with Section 2.3(b)(i)(F)) is required with respect to any payment under this Agreement, then such Purchaser or other withholding agent shall use commercially reasonable efforts to give written notice to Parent describing the basis for such withholding in reasonable detail at least five (5) Business Days prior to making such payment and shall provide Parent and/or the applicable member of the Seller Group with a reasonable opportunity to provide any applicable certificate, form or documentation that would reduce or eliminate the requirement to deduct and withhold Tax with respect to such payment, and shall otherwise reasonably cooperate with Parent and the other members of the Seller Group to reduce or eliminate such withholding obligation to the extent permitted by applicable Law. Such withheld amounts shall be timely paid to the appropriate

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Tax authority and will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 8.9               Allocation of Purchase Price.

(a)               On or prior to the date that is the later of (i) 30 days after the finalization of both the Fiber/Small Cell Allocation Methodology (pursuant to Section 2.4(c)) and the Business Asset Allocation (pursuant to Section A.1 of the Pre-Closing Restructuring Schedule) or (ii) 120 days after the date hereof, Parent shall provide to Purchasers a schedule allocating the Purchase Price (and any relevant liabilities and other relevant items intended to be treated as purchase price for U.S. federal and applicable state and local Income Tax purposes) (collectively, the “Preliminary Tax Purchase Price”) among each of the assets of each Transferred Entity treated as an entity disregarded as separate from its regarded owner for U.S. federal income tax purposes and the Business Assets (including any assets treated as having been acquired for Tax purposes), including as between the Fiber Assets and the Small Cell Assets, in accordance with Code Sections 1060 and Treasury Regulations thereunder (the “Preliminary Allocation Schedule”); provided, that, Parent and Purchasers agree that (i) with respect to the Fiber Assets, both the fair market value of any tangible “personal property” within the meaning of Section 856(c)(9) of the Code and the assets of CCS&E LLC shall not exceed (A) for purposes of the Preliminary Allocation Schedule or the Interim Allocation Schedule, their respective book values at the time of such allocation, or (B) for purposes of the Final Allocation Schedule, their respective book values as of the Closing Date and (ii) with respect to the Fiber Assets, subject to the foregoing clause (i) with respect to the Fiber Assets, the allocation as between the Fiber Assets and the Small Cell Assets shall be consistent with the Fiber/Small Cell Allocation Methodology (the foregoing clauses (i) and (ii), together, the “Valuation Methodology”). No later than ninety (90) days prior to the Closing Date, Parent shall provide to Purchaser Representative an updated version of the Preliminary Allocation Schedule (the “Interim Allocation Schedule” and any updated version of the Preliminary Tax Purchase Price resulting therefrom, the “Interim Tax Purchase Price”) to reflect any factual changes (as prepared in a manner consistent with any methodology used in preparing the Preliminary Allocation Schedule as finalized pursuant to Section 8.9(a), if applicable) that may have occurred since the finalization of the Preliminary Allocation Schedule and prior to the Closing Date. If, within thirty (30) days after receiving either the Preliminary Allocation Schedule or the Interim Allocation Schedule, as applicable, a Purchaser has not objected or requested a reasonable extension of time, the Preliminary Allocation Schedule and the Interim Allocation Schedule, as applicable, shall be final and binding. If within thirty (30) days of Purchasers’ receipt of the Preliminary Allocation Schedule or the Interim Allocation Schedule (or any agreed upon extension), a Purchaser objects to either the Preliminary Allocation Schedule or the Interim Allocation Schedule (or any agreed upon extension), Parent and Purchasers shall cooperate in good faith to resolve their differences.

(b)               Within sixty (60) days after final determination of the Fiber Post-Closing Adjustment, Small Cell Post-Closing Adjustment and the Final Purchase Price pursuant to Article II (or as soon as reasonably practicable thereafter), Parent shall provide Purchasers with a revised Interim Allocation Schedule (the “Final Allocation Schedule”) reflecting an allocation of the Final Purchase Price (and any relevant liabilities and other relevant items treated as the purchase price for U.S. federal and applicable state and local Income Tax purposes) (collectively, the “Final Tax Purchase Price”). The Final Allocation Schedule shall only update the Interim Allocation

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Schedule to take into account any factual changes (as prepared in a manner consistent with any methodology used in preparing the Interim Allocation Schedule as finalized pursuant to Section 8.9(a), if applicable) that may have occurred since the finalization of the Interim Allocation Schedule and prior to the Closing Date and any difference between the Interim Tax Purchase Price and the Final Tax Purchase Price (and make no other updates) and shall be prepared in a manner consistent with any methodology used in preparing the Interim Allocation Schedule as finalized pursuant to Section 8.9(a), if applicable. If, within thirty (30) days after receiving the Final Allocation Schedule, a Purchaser has not objected or requested a reasonable extension of time, the Final Allocation Schedule shall be final, binding and conclusive on Parent and Purchasers, and Purchasers and Parent agree for all Tax reporting purposes to report the transactions contemplated by this Agreement in accordance with the Final Allocation Schedule as finally determined pursuant to this Section 8.9 for U.S. federal income tax purposes and to not take any position during the course of any audit or other legal proceeding inconsistent with such Final Allocation Schedule unless required by a final determination within the meaning of Section 1313(a) of the Code (or any comparable provision of applicable state or local Law).

(c)               If and to the extent the parties fail to agree on the Preliminary Allocation Schedule, the Interim Allocation Schedule or the Final Allocation Schedule within sixty (60) days after the date Parent received notice of Purchaser’s objection pursuant to Section 8.9(a) or Section 8.9(b), as applicable, each party shall be entitled to rely on its own allocation with respect to such disputed allocation.

(d)               Solely for the purposes of determining the amount of any Transfer Tax, and subject to the final determination of the allocation of any item pursuant to Section 8.9(b), Parent shall provide Purchaser Representative no later than one (1) Business Day following the delivery of the Estimated Closing Statement an allocation of the Closing Purchase Price among the assets of the Transferred Entities (including any assets treated as having been acquired for Tax purposes) (the “Transfer Tax Allocation”); provided, however, that to the extent the Transfer Tax Allocation (or an allocation or valuation of any asset set forth therein) may be necessary on a timeframe that is faster than the aforementioned timeframe in order to comply with applicable Transfer Tax Return filing obligations, Parent and Purchaser Representative shall cooperate in good faith with respect to such Transfer Tax Allocation (or an allocation or valuation of any asset set forth therein) to comply with such obligations. If Purchaser Representative disagrees with the Transfer Tax Allocation provided by Parent, Parent shall update the Transfer Tax Allocation to reflect any reasonable comments of Purchaser Representative. For the avoidance of doubt, the Transfer Tax Allocation shall not be binding on the parties for purposes of Section 8.9(a) through (c).

Section 8.10           Tax Sharing Agreements. All tax sharing, tax allocation and similar agreements with respect to or involving any Transferred Entity shall be terminated as of the Closing Date and, after the Closing Date, no Transferred Entity shall be bound thereby or have any Liability thereunder.

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Article IX

CONDITIONS TO OBLIGATIONS TO CLOSE

Section 9.1               Conditions to Obligation of Each Party to Close. The respective obligations of each party to consummate the Closing shall be subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of the following conditions:

(a)               Regulatory Approvals. (i) The waiting periods under the HSR Act applicable to the transactions contemplated by this Agreement (or any extensions thereof) shall have expired or otherwise been terminated (including any timing agreements with or commitment to any Governmental Entity to delay or not to close the transactions contemplated by this Agreement entered into in connection therewith), and (ii) the consents, clearances, authorizations and approvals, in each case that are required to be obtained in connection with the consummation of the Closing from any Governmental Entities set forth on Section 9.1(a) of the Parent Disclosure Schedule shall have been obtained; provided, that (x) if any of the waiver of the consents, authorizations, approvals or waiting periods set forth on Section 9.1(a)(i) of the Parent Disclosure Schedule with respect to Zayo Purchaser are waived by Zayo Purchaser, such waiver shall be binding on EQT Purchaser, (y) if any of the waiver of the consents, authorizations, approvals or waiting periods set forth on Section 9.1(a)(ii) of the Parent Disclosure Schedule with respect to EQT Purchaser are waived by EQT Purchaser, such waiver shall be binding on Zayo Purchaser and (z) in all cases, no consents, clearances, authorizations and approvals shall include any Purchaser Burdensome Condition.

(b)               No Injunctions. No Governmental Entity of competent authority in the jurisdictions set forth on Section 9.1(b) of the Parent Disclosure Schedule shall have issued an Order or enacted a Law that remains in effect and makes illegal or prohibits the consummation of the Closing (collectively, the “Legal Restraints”).

Section 9.2               Conditions to Purchasers’ Obligation to Close. Purchasers’ obligation to consummate the Closing shall be subject to the satisfaction or waiver at or prior to the Closing of all of the following conditions:

(a)               Representations and Warranties. In each case of clauses (i), (ii) and (iv) below, disregarding all “materiality,” “Business Material Adverse Effect” and similar qualifications contained in such representations and warranties, (i) the representations and warranties of Parent set forth in the first sentence of Section 3.1 (Organization and Qualification; Transferred Entities), Section 3.2(a) and Section 3.2(b) (Capitalization of the Transferred Entities), Section 3.4(i) (Consents and Approvals, No Violations), Section 3.21 (Brokers), and Section 3.25 (No Prior Activities) shall be true and correct in all respects except for de minimis inaccuracies as of the Closing Date as if made on and as of the Closing Date, (ii) the representations and warranties of Parent set forth in Section 3.1 (Organization and Qualification; Transferred Entities) (other than the first sentence), Section 3.3 (Authority Relative to this Agreement) and clause (i) of the second sentence of Section 3.4 (Consents and Approvals; No Violations) (other than Section 3.4(i)) shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date, (iii) the representations and warranties of Parent set forth in Section 3.6 (Absence of Certain Changes and Events) shall be true and correct

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as of the Closing Date as if made on and as of the Closing Date and (iv) each of the other representations and warranties of Parent contained in Article III shall be true and correct as of the Closing Date as if made on and as of the Closing Date except (A) in each case of clauses (i), (ii) (iii) and (iv), representations and warranties that are made as of a specific date shall be true and correct (subject to the standards set forth herein) only on and as of such date and (B) in the case of clause (iv), where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(b)               Covenants and Agreements. The covenants and agreements of Parent (including the covenants relating to the Pre-Closing Restructuring Steps set forth in Section 6.16) to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c)               Officer’s Certificate. Each Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Parent by an executive officer of Parent, stating that the conditions specified in Section 9.2(a) and Section 9.2(b) have been satisfied.

(d)               Required Financial Statements. Parent shall have delivered to the Zayo Purchaser the financial statements referred to in clauses (i) and (ii) of the definition of “Fiber Business Required Information” and the EQT Purchaser the financial statements referred to in clauses (i) and (ii) of the definition of “Small Cell Business Required Information”.

(e)               Material Adverse Effect. No Business Material Adverse Effect shall have occurred.

Section 9.3               Conditions to Parent’s Obligation to Close. The obligation of Parent to consummate the Closing shall be subject to the satisfaction or waiver at or prior to the Closing of all of the following conditions:

(a)               Representations and Warranties. In each case, disregarding all “materiality,” “Purchaser Material Adverse Effect” and similar qualifications contained in such representations and warranties:

(i)                 The representations and warranties of Zayo Purchaser set forth in Article IV shall be true and correct as of the Closing Date as if made on and as of the Closing Date, except for such representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and in either case except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(ii)              The representations and warranties of EQT Purchaser set forth in Article V shall be true and correct as of the Closing Date as if made on the date of this Agreement, except for such representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and in either case except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

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(b)               Covenants and Agreements.

(i)                 The covenants and agreements of Zayo Purchaser to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(ii)              The covenants and agreements of EQT Purchaser to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c)               Officer’s Certificate.

(i)                 Parent shall have received a certificate, dated as of the Closing Date and signed on behalf of Zayo Purchaser by an executive officer of Zayo Purchaser, stating that the conditions specified in Section 9.3(a)(i) and Section 9.3(b)(i) have been satisfied with respect to Zayo Purchaser.

(ii)              Parent shall have received a certificate, dated as of the Closing Date and signed on behalf of EQT Purchaser by an executive officer of EQT Purchaser, stating that the conditions specified in Section 9.3(a)(ii) and Section 9.3(b)(ii) have been satisfied with respect to EQT Purchaser.

Article X

TERMINATION

Section 10.1           Termination. This Agreement may be terminated at any time prior to the Closing:

(a)               by mutual written consent of Parent and Purchaser Representative;

(b)               by either Parent or by Purchaser Representative, if:

(i)                 the Closing shall not have occurred on or before the date that is eighteen (18) months after the date of this Agreement (such date as may be extended to the Extended Outside Date in accordance with this Section 10.1(b)(i), the “Outside Date”); provided, that (a) if all of the conditions to the Closing, other than the conditions set forth in Section 9.1(a) or Section 9.1(b) (to the extent that the Legal Restraint is in respect of a consent, authorization or approval required under Section 9.1(a)), shall have been satisfied or waived (to the extent permitted by applicable Law) or shall be capable of being satisfied on such date, the Outside Date may be extended by Purchaser Representative by written notice for six (6) months or (b) solely to the extent that Purchaser enters into an Extension pursuant to Section 6.3(b) or certifies substantial compliance with any Second Request on a date that would prohibit satisfaction of Condition 9.1(a) from occurring prior to eighteen (18) months after the date of this Agreement, the Outside Date may be extended by Parent by written notice for six (6) months (and such date as so extended by either Purchaser Representative or Parent shall be the “Extended Outside Date”); provided, that, notwithstanding anything to the contrary in this Agreement, in no event shall the Outside Date be extended beyond the date that is twenty-four (24) months after the date of this Agreement, which

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date shall thereafter be deemed to be the Outside Date; provided, further, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to any party to this Agreement whose breach of or failure to perform any representations, warranties, covenant or other agreements under this Agreement (including, with respect to Purchaser Representative, the breach or failure to perform of either Purchaser or their respective Affiliates) has been the primary cause of, or has resulted in, the failure of the Closing to occur on or before the Outside Date;

(ii)              any Legal Restraint issued by a Governmental Entity of competent authority and of competent jurisdiction permanently preventing or prohibiting consummation of the Closing shall be in effect and shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 10.1(b)(ii) shall not be available to any party to this Agreement whose breach of or failure to perform any representations, warranties, material covenant or other agreements under this Agreement (including, with respect to Purchaser Representative, the breach or failure to perform of either Purchaser or their respective Affiliates) has been the primary cause of, or has resulted in, the Legal Restraint; or

(c)               by Purchaser Representative, if Parent shall have breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 9.2(a) or Section 9.2(b), and (B) (1) is incapable of being cured prior to the Outside Date or (2) has not been cured prior to the date that is sixty (60) days from the date that the breaching or non-performing party is notified in writing by the other party of such breach or failure to perform; provided, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any party to this Agreement if such party shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement (including, for greater certainty, the breach or failure to perform of either Purchaser or their respective Affiliates);

(d)               by Parent, if either Purchaser shall have breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 9.3(a) or Section 9.3(b), and (B) (1) is incapable of being cured prior to the Outside Date or (2) has not been cured prior to the date that is sixty (60) days from the date that the breaching or non-performing party is notified in writing by the other party of such breach or failure to perform; provided, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to any party to this Agreement if such party shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement; or

(e)               by Parent, if (i) all of the conditions in Section 9.1 and Section 9.2 (other than those conditions that by their nature are to be satisfied at the Closing and that would be satisfied if there were a Closing) have been and continue to be satisfied or have been waived, (ii) Parent has irrevocably notified Purchaser Representative in writing at least three (3) Business Days prior to such termination that (A) all of the conditions set forth in Section 9.3 (other than those conditions that by their nature are to be satisfied at the Closing and that would be satisfied if there were a Closing) have been and continue to be satisfied or have been waived by Parent and (B) Parent is ready, willing and able to consummate the Closing, and (iii) either Purchaser has

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failed to consummate the Closing by the earlier of (A) the Outside Date or the Extended Outside Date as then in effect and (B)(1) the later of the date by which the Closing is supposed to have occurred pursuant to Section 2.3 and (2) three (3) Business Days after the date of delivery of the notice contemplated by the foregoing clause (ii); provided, that notwithstanding anything in this Section 10.1 to the contrary, no party shall be permitted to terminate this Agreement during any such three (3) Business Day period.

Section 10.2           Notice of Termination. In the event of termination of this Agreement by either or both of Parent and Purchaser Representative pursuant to Section 10.1 (other than Section 10.1(a)), written notice of such termination shall be given by the terminating party to the other party.

Section 10.3           Effect of Termination.

(a)               Except to the extent provided in Section 10.3(b) and Section 10.3(c), in the event of a valid termination of this Agreement by either Parent or Purchaser Representative pursuant to Section 10.1, this Agreement shall terminate and become void and have no effect, and there shall be no Liability on the part of any party to this Agreement, except as set forth in the Confidentiality Agreements, Section 6.2 (Confidentiality), Section 6.6 (Public Announcements), the Reimbursement Obligations set forth in Section 6.17(f), Article XII (General Provisions), this Section 10.3 (and in each case, the related definitions in Article I); provided, that a valid termination of this Agreement shall not, subject to the limitations set forth herein, relieve any party hereto from Liability for Fraud or Willful Breach of this Agreement. Nothing herein shall limit or prevent any party from exercising any rights or remedies it may have under Section 12.11.

(b)               In the event that (i) (a) this Agreement is terminated by either Parent or Purchaser Representative under Section 10.1(b)(i) (Outside Date), and (b) at the time of any such termination, all of the conditions in Article IX have been satisfied or duly waived by the parties entitled to the benefit thereof, except for (A) the conditions set forth in Section 9.1(a) or 9.1(b) (but only as it relates to expiration of the applicable waiting period under the HSR Act and not any other applicable Laws or consents, clearances, authorizations and approvals thereunder), and the failure to satisfy such conditions has not resulted from or been caused by any action of or failure to act by Parent or any of its Affiliates in material breach of Parent’s obligations under this Agreement, and (B) any other condition that by its nature is to be satisfied at the Closing, including any such other required consents, clearances, authorizations and approvals under Section 9.1(a) or other Legal Restraints under Section 9.1(b) (provided, that such condition would be capable of being satisfied if the Closing Date were the date of such termination), then within five (5) Business Days of such termination of this Agreement, Purchasers (collectively) shall pay, or cause to be paid, to Parent a termination fee of (x) $150,000,000 or (y) if Purchaser Representative has validly extended the Outside Date to the Extended Outside Date pursuant to Section 10.1(b)(i), $200,000,000 (such amount, in the forgoing clauses (x) and (y), as applicable, the “Purchaser Regulatory Termination Fee”), in each case, in cash by wire transfer of immediately available funds to an account designated in writing by Parent, with such payment to be made no later than five (5) Business Days after such termination.

(c)               In the event that this Agreement is validly terminated (i) by Parent pursuant to Section 10.1(d) (Purchasers’ Breach), or (ii) by Parent pursuant to Section 10.1(e) (Purchasers’

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Failure to Close), then within five (5) Business Days of such termination of this Agreement, Purchasers (collectively) shall pay, or cause to be paid, to Parent a termination fee of $386,250,000 in cash (the “Purchaser Breach Termination Fee”, and each of the Purchaser Breach Termination Fee and the Purchaser Regulatory Termination Fee, a “Purchaser Termination Fee”) by wire transfer of immediately available funds to an account designated in writing by Parent on such termination date, with such payment to be made no later than five (5) Business Days after such termination.

(d)               Each of the parties acknowledges and agrees that neither Purchaser Termination Fee is intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such Purchaser Termination Fee is due and payable for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, (x) in no event shall Purchasers be obligated to pay more than one Purchaser Termination Fee under this Agreement (e.g., Purchasers shall not be required to pay the Purchaser Regulatory Termination Fee and the Purchaser Breach Termination Fee), whether or not a Purchaser Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events (it being agreed that if more than one Purchaser Termination Fee is payable in accordance with Section 10.3(b) or (c), as applicable, the highest of the Purchaser Termination Fees shall be payable by Purchasers (collectively)), and (y) the parties agree that, subject to the right of Parent to seek specific performance of Purchasers’ obligations pursuant to and in accordance with Section 12.11, the payment of the applicable Purchaser Termination Fee (plus any Enforcement Expenses and Reimbursement Obligations) shall be the sole and exclusive remedy available to Parent with respect to this Agreement, the termination thereof or the transactions contemplated hereby in the event any such payment becomes due and payable and is paid, and, in all events upon the termination of the Agreement for any reason, other than, with respect to Fraud or, if applicable, the right to payment of the applicable Purchaser Termination Fee solely as payable in accordance with the applicable Termination Payment Letters, (A) none of Purchasers, Sponsors or their respective Affiliates or any of either of Purchasers’ Related Parties (or any of their respective Representatives or the Debt Financing Entities) shall have any further Liability to Parent, the Transferred Entities or any Parent Related Party (or any of their respective Representatives) in respect of, relating to or arising out of this Agreement, the Commitment Letters, the Termination Payment Letters (or the abandonment or termination thereof for any reason or for no reason) or the transactions contemplated by any of the foregoing, (B) none of Parent or other members of the Seller Group, the Transferred Entities or any Parent Related Party (or any of their respective Representatives) shall seek to recover any Liabilities of any nature whatsoever or seek any other remedy (whether by or through attempted piercing of the corporate veil and whether in Contract or in tort, in Law or in equity, or granted by statute or otherwise) against any Purchaser, Sponsor or their respective Affiliates or any Purchaser Related Party (or any of their respective Representatives or the Debt Financing Entities) in respect of, relating to or arising out of this Agreement, the Commitment Letters, the Termination Payment Letters, the transactions contemplated by any of the foregoing or the abandonment or termination of any of the foregoing for any reason or for no reason, and (C) neither Parent nor other members of the Seller Group, the Transferred Entities or the Parent’s Related Parties (or any of their respective Representatives)

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shall, and Parent hereby agrees (on behalf of itself, the Transferred Entities and each of the Parent’s Related Parties (or any of their respective Representatives)) not to, institute any Action to seek to recover any monetary damages under this Agreement from any Purchaser, Sponsor or any Purchaser Related Party (or any of their respective Representatives or the Debt Financing Entities). In no event will Parent be able to obtain (i) both (x) payment of the applicable Purchaser Termination Fee (plus any Enforcement Expenses and Reimbursement Obligations) or monetary damages, and (y) a grant of specific performance to cause the Closing to occur; (ii) both (x) payment of the applicable Purchaser Termination Fee (plus any Enforcement Expenses and Reimbursement Obligations) and (y) any monetary recovery or award, other than with respect to Fraud (including damages for Willful Breach, whether intentional, unintentional or otherwise, or monetary damages in lieu of specific performance); or (iii) any monetary recovery or award, other than with respect to Fraud (including damages for Willful Breach, whether intentional, unintentional or otherwise, or monetary damages in lieu of specific performance), when taken together with any prior recovery or award (in the aggregate), in excess of the Purchaser Breach Termination Fee (plus any Enforcement Expenses and Reimbursement Obligations).

(e)               Each party acknowledges that the agreements contained in this Section 10.3 and Section 10.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no party would have entered into this Agreement; accordingly, if Purchasers fail to timely pay Parent the applicable Purchaser Termination Fee due pursuant to Section 10.3(b) or Section 10.3(c), as applicable, and, in order to obtain such payment, Parent commences a suit that results in a final, non-appealable judgment by a court of competent jurisdiction against either Purchaser for the applicable Purchaser Termination Fee, or any portion thereof, Purchasers shall pay to Parent the reasonable and documented out-of-pocket fees, costs and expenses (including reasonable attorneys’ fees) in connection with Parent’s suit, together with interest thereon at the prime rate as published in The Wall Street Journal (or, if not reported therein, as reported in another authoritative source reasonably selected by Parent) in effect on the date the applicable Purchaser Termination Fee was required to be paid from such date through the date of full payment thereof (the “Enforcement Expenses”).

Section 10.4           Extension; Waiver. At any time prior to the Closing, to the extent permitted by applicable Law, either Parent, on the one hand, or Purchaser Representative, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or covenants of the other contained in this Agreement, or conditions for such party’s benefit. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 10.5              Escrow. Notwithstanding anything in this Article X to the contrary, in the event that, at the time the Purchaser Termination Fee is required to be paid, Parent or its direct or indirect parent is an entity intended to qualify as a REIT, the amount paid to Parent pursuant to Section 10.3 in any tax year shall not exceed the maximum amount that can be paid to Parent (or its Affiliates) in such year without causing it to fail to meet the REIT Requirements for such year, determined as if the payment of such amount were Nonqualifying Income, as determined by counsel or independent accountants to Parent. Parent shall inform

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the Purchasers of any such determination prior to the payment of the Purchaser Termination Fee. If the amount payable for any tax year under the preceding sentence is less than the amount which would otherwise be obligated to be paid to Parent pursuant to Section 10.3 (the difference in such amounts, the “Fee Amount”), then: (1) Purchasers shall place the Fee Amount into an escrow account (the “Fee Escrow Account”) using an escrow agent and agreement reasonably acceptable to Parent and Purchaser Representative (including provisions that provide for customary tax distributions to the owner of the escrow) and shall not release any portion thereof to Parent, and Parent shall not be entitled to any such amount, unless and until Parent delivers to Purchaser Representative, at the sole option of Parent, (i) an opinion (a “Fee Amount Tax Opinion”) of Parent’s tax counsel or independent accountants to the effect that such amount, if and to the extent paid, would constitute Qualifying Income, (ii) a letter (a “Fee Amount Accountant’s Letter”) from Parent’s independent accountants indicating the maximum amount that can be paid at that time to Parent without causing Parent or its Affiliates to fail to meet the REIT Requirements for any relevant taxable year, or (iii) a private letter ruling issued by the IRS to Parent or its Affiliates indicating that the receipt of any Fee Amount hereunder will not cause Parent or such Affiliate to fail to satisfy the REIT Requirements (collectively with a Fee Amount Tax Opinion and a Fee Amount Accountant’s Letter, a “Release Document”); (2) pending the delivery of a Release Document, Parent shall have the right, but not the obligation, to borrow the Fee Amount or any portion thereof from the Fee Escrow Account pursuant to a loan agreement reasonably acceptable to Parent that provides for (A) a commercially reasonable interest rate and commercially reasonable covenants, taking into account the credit standing and profile of Parent or any guarantor of Parent at the time of such loan, and (B) a five (5) year maturity with no periodic amortization and no prepayment penalty; and (3) Parent shall bear all costs and expenses with respect to the escrow as contemplated by clauses (1) and (2) in this Section 10.5. Any portion of the Fee Amount (and any accrued interest) that remains in escrow as of the fifth (5th) anniversary of the date the Fee Amount was initially placed into the Fee Escrow Account shall be released by the escrow agent to Purchasers, and Parent shall have no rights thereto.

Article XI

INDEMNIFICATION

Section 11.1           Survival of Representations, Warranties, Covenants and Agreements. This Article XI and those covenants and agreements set forth in this Agreement that by their terms contemplate performance in whole or in part after the Closing shall survive the Closing in accordance with their respective terms, to the extent that such agreements or covenants contemplate performance in whole or in part after the Closing. All representations and warranties, and all other covenants and agreements in this Agreement shall terminate at and not survive the Closing, and there shall be no Liability after the Closing in respect thereof, except in the case of Fraud. Without limiting the generality of the foregoing or anything else in this Agreement, from and after the Closing (other than in the case of Fraud), each of Purchaser Representative, Zayo Purchaser, EQT Purchaser and Parent, on behalf of itself, its Affiliates, and its and their respective Representatives, hereby fully, unconditionally and irrevocably waives (and discharges and releases the other party, its Affiliates and its and their respective Representatives, and its and their respective successors and assignees for) any and all claims, demands, torts, liens, suits, Actions, causes of action, debts, damages, obligations, Liabilities

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and rights whatsoever, at law or in equity, whether known or unknown, suspected or unsuspected, now existing or which may hereafter accrue, directly or indirectly, arising out of or related to the transactions contemplated by this Agreement, other than with respect to any covenants or agreements that expressly survive the Closing pursuant to this Section 11.1 and the express rights to indemnification pursuant to Section 11.2 and Section 11.3, as applicable. Each of Purchaser Representative, Zayo Purchaser, EQT Purchaser and Parent shall not make, and shall not permit any of its Affiliates to make, any claim or demand, or commence any proceeding asserting any claim or demand, including any claim of contribution or any indemnification, against any of the other party, its Affiliates and its and their respective Representatives, and its and their respective successors and assignees with respect to any Liabilities released pursuant to this Section 11.1.

Section 11.2           Indemnification by the Parent. Effective as of and after the Closing, Parent shall indemnify and hold harmless each Purchaser, their respective Affiliates, its and their respective successors and assigns, and its and their respective directors, officers and employees (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses actually incurred or suffered by any of the Purchaser Indemnified Parties, in each case, to the extent arising out of or resulting from (i) any breach of any covenant or agreement of Parent contained in this Agreement that by its terms contemplates performance in whole or in part after the Closing, (ii) any Retained Liability, whether any such Liability arises before or after the Closing, is known or unknown or contingent or accrued, or (iii) Taxes (a) of any member of the Parent Group for which a Transferred Entity is held liable under Treasury Regulations Section 1.1502-6 or any similar provision of state or local law by reason of such Transferred Entity being included in any group filing income Tax Returns on a consolidated, affiliated, combined, unitary or similar group basis with any member of the Parent Group prior to the Closing, by operation of Law, Contract or otherwise, or (b) relating to, arising out of or resulting from Section 6.7 or Section 6.8, as applicable.

Section 11.3           Indemnification by Purchasers.

(a)               Effective as of and after the Closing, Zayo Purchaser shall indemnify and hold harmless Parent, its Affiliates, its and their respective successors and assigns, and its and their respective directors, officers and employees (collectively, the “Parent Indemnified Parties”), from and against any and all Losses actually incurred or suffered by any of the Parent Indemnified Parties, to the extent arising out of or resulting from (i) any breach of any covenant or agreement of Zayo Purchaser or any Transferred Entity pertaining to the Fiber Business contained in this Agreement, in each case, that by its terms contemplates performance in whole or in part after the Closing; and (ii) any Business Liability pertaining to the Fiber Business, whether any such Liability arises before or after Closing, is known or unknown, or contingent or accrued.

(b)               Effective as of and after the Closing, EQT Purchaser shall indemnify and hold harmless the Parent Indemnified Parties from and against any and all Losses actually incurred or suffered by any of the Parent Indemnified Parties, to the extent arising out of or resulting from (i) any breach of any covenant or agreement of EQT Purchaser or any Transferred Entity pertaining to the Small Cell Business contained in this Agreement, in each case, that by its terms contemplates performance in whole or in part after the Closing; and (ii) any Business

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Liability pertaining to the Small Cell Business, whether any such Liability arises before or after Closing, is known or unknown, or contingent or accrued.

Section 11.4           Indemnification Procedures.

(a)               A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand asserted, or any other matter or circumstance that arises, that has given or could reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”); provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XI except if the Indemnifying Party is actually and materially prejudiced by such failure, it being agreed that any such notice must describe in reasonable detail the facts and circumstances with respect to the subject matter of such claim, demand, matter or circumstance, the provisions of this Agreement pursuant to which indemnification may be sought and an estimate of the Indemnified Party’s Losses.

(b)               Upon receipt of a notice of a Third Party Claim for indemnity from an Indemnified Party pursuant to Section 11.2 or Section 11.3, the Indemnifying Party will be entitled, by notice to the Indemnified Party delivered within sixty (60) Business Days of the receipt of notice of such Third Party Claim, to assume the defense and control of such Third Party Claim with its own counsel that is reasonably acceptable to the Indemnified Party and at the expense of such Indemnifying Party; provided, that the Indemnified Party shall be entitled to participate in the defense of the such Third Party Claim with its own counsel and at its own expense. Notwithstanding the foregoing in this Section 11.4(b), the Indemnifying Party shall not be entitled to assume the defense and control of such Third Party Claim, and if the Indemnifying Party has assumed the defense and control of such Third Party Claim, shall cease to defend and control such Third Party Claim upon the assumption of the defense and control of the Third Party Claim by the Indemnified Party pursuant to Section 11.4(c), if (i) the Third Party Claim includes any criminal charges or regulatory action against any Indemnified Party, (ii) the Third Party Claim involves any injunctive relief or equitable remedy against any Indemnified Party, (iii) the Indemnified Party shall have reasonably concluded, based on the advice of counsel, that there are legal defenses available to it that are different from or in addition to those available to the Indemnifying Party, (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Party and Indemnified Party and representation of both sets of parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them or (v) the Indemnifying Party shall have failed to actively pursue the defense of such Third Party Claim in good faith, If the Indemnifying Party does not assume the defense and control of any Third Party Claim pursuant to this Section 11.4(b), the Indemnified Party shall be entitled to assume and control such defense, but the Indemnifying Party may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense. If the Indemnifying Party assumes the defense and control of a Third Party Claim, the Indemnifying Party shall be entitled to select counsel, contractors and consultants. Purchasers or Parent, as the case may be, shall, and shall cause each of their Affiliates and Representatives to, reasonably cooperate with each other in the defense of any Third Party Claim, including by furnishing and preserving books and records, personnel and witnesses, as appropriate for any

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defense of such Third Party Claim, and the party that is in control of the defense of such claim pursuant to the terms hereof shall keep the other party reasonably informed of the progress and material developments of such defense (in each case, except as would, in the reasonable judgment of the Indemnified Party, violate or jeopardize any applicable attorney-client or other privilege). If the Indemnifying Party has assumed the defense and control of a Third Party Claim, it shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, in its sole discretion and without the consent of any Indemnified Party; provided, that such settlement or judgment does not involve any injunctive relief or finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party, the Indemnifying Party shall pay or cause to be paid all amounts in such settlement or judgment and such settlement or judgment includes a complete and unconditional release of any Indemnified Party affected by such Third Party Claim. No Indemnified Party will consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonable withheld or conditioned or delayed).

(c)               If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to Section 11.2 or Section 11.3, and the Indemnified Party has a basis to seek recovery of all or a part of such Losses from a third party (a “Potential Contributor”) based on facts, events and circumstances giving rise to the right of indemnification, the Indemnified Party shall assign its rights to proceed against the Potential Contributor as necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment or, where such assignment is not permitted, use commercially reasonable efforts to recover in respect of such claim on behalf of the Indemnifying Party.

(d)               This Section 11.4 shall not apply to any Tax Claim or Tax Proceeding, which shall be governed by Section 8.3 to the extent applicable.

Section 11.5           Exclusive Remedy. Except with respect to the matters covered by Section 2.5 through 2.7, Section 10.3, Section 12.11 and except for the parties’ right to seek and obtain any equitable relief pursuant to Section 12.11, in the case of Fraud, and any Purchaser’s rights under any R&W Insurance Policy, the parties acknowledge and agree that, following the Closing, the indemnification provisions of this Article XI shall be the sole and exclusive remedies of Parent and Purchasers for any Liabilities or Losses, including any Liabilities or Losses from claims for breach of or failure to perform or comply with the representations, warranties, covenants and other agreements contained in this Agreement. Without limiting the generality of the foregoing, each Purchaser hereby irrevocably waives any right of rescission it may otherwise have or to which it may become entitled.

Section 11.6           Additional Indemnification Provisions. With respect to each indemnification obligation contained in this Agreement, all Losses shall be reduced by the amount of any third-party insurance (excluding under any R&W Insurance Policy), or other indemnity or reimbursement proceeds that have been actually recovered by the Indemnified Party net of costs of collection and any increase to premiums resulting from making any claim thereunder in connection with the facts giving rise to the right of indemnification (it being agreed that if such proceeds in respect of such facts are recovered by the Indemnified Party subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction

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of its applicable indemnification obligation, such proceeds shall be promptly remitted to the Indemnifying Party to the extent such reduction of the Losses would have reduced the Indemnifying Party’s indemnification obligations), and the Indemnified Party shall use, and cause its Affiliates to use, commercially reasonable efforts to seek full recovery under all third-party insurance (excluding under any R&W Insurance Policy), representation and warranty and other indemnity and reimbursement provisions covering such Losses to the same extent as it would if such Losses were not subject to indemnification hereunder.

Section 11.7           Limitation of Liability. Notwithstanding anything to the contrary in this Agreement, (a) in no event shall any Indemnifying Party have Liability to any Indemnified Party for, and Losses shall not be deemed to include, (x) any consequential, special, incidental, exemplary, indirect, punitive or similar damages, (y) any loss of future revenue, profits or income, or (z) any diminution in value damages measured as a multiple of earnings, revenue or any other performance metric, except for any such damages to the extent actually awarded and paid to a third party, (b) neither the Purchaser Indemnified Parties, on the one hand, nor the Parent Indemnified Parties, on the other hand, shall be entitled to recover more than once in respect of any Loss, (c) in no event shall any Indemnified Party be entitled to indemnification pursuant to this Article XI to the extent any Losses were attributable to such Indemnified Party’s own fraud, gross negligence or willful misconduct and (d) no Purchaser Indemnified Parties shall be entitled to be indemnified for any Losses to the extent such Losses are reflected in the calculation of Working Capital in the Final Fiber Closing Purchase Price or Final Small Cell Closing Purchase Price, as applicable. In no event shall Parent’s aggregate Liability arising out of Section 11.2(i) of this Agreement exceed the Closing Purchase Price.

Section 11.8           Mitigation. Each of the parties agrees to use, and to cause its Affiliates to use, its commercially reasonable efforts to mitigate its respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to a claim pursuant to this Article XI.

Section 11.9           No Right of Set-Off. Neither Parent, on the one hand, nor Purchasers, on the other hand, shall have any right to set off any Losses under this Article XI against any payments to be made by such party or parties pursuant to this Agreement or any other agreement among the parties, including any Ancillary Agreement.

Section 11.10       Subrogation. Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article XI, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim (except for any rights or claims which a Purchaser Indemnified Party may have against the insurer of the R&W Insurance Policy), and the Indemnified Party shall assign any such rights to the Indemnifying Party or, where such assignment is not permitted, use commercially reasonable efforts to recover in respect of such claim on behalf of the Indemnifying Party. The parties hereto shall cooperate with each other in any notifications to insurers, including the R&W Insurer, if applicable, in respect of any Third Party Claim. Without limiting the other rights of Parent hereunder, to the extent such participation is expressly required by the R&W Insurance Policy, the R&W Insurer shall be entitled to participate in (but not control), at its sole cost and expense, any Third Party Claim covered by the R&W Insurance Policy.

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Article XII

GENERAL PROVISIONS

Section 12.1           Interpretation; Absence of Presumption.

(a)               It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Parent Disclosure Schedule, Zayo Disclosure Schedule or EQT Purchaser Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, are or are not in the ordinary course of business or would reasonably be expected to have a Business Material Adverse Effect or Purchaser Material Adverse Effect, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Parent Disclosure Schedule, Zayo Disclosure Schedule or EQT Purchaser Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Parent Disclosure Schedule, Zayo Disclosure Schedule or EQT Purchaser Disclosure Schedule is or is not material, are or are not in the ordinary course of business or would reasonably be expected to have a Business Material Adverse Effect or Purchaser Material Adverse Effect for the purposes of this Agreement.

(b)               For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (iii) all Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein; (iv) any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement; (v) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (vi) references to “$” shall mean U.S. dollars; (vii) the word “including” and words of similar import when used in this Agreement and the Ancillary Agreements shall mean “including without limitation,” unless otherwise specified; (viii) the word “or” shall not be exclusive, and shall be given the meaning ascribed to “and/or”; (ix) references to “written” or “in writing” include in electronic form; (x) provisions shall apply, when appropriate, to successive events and transactions; (xi) Parent and Purchasers have each participated in the negotiation and drafting of this Agreement and the Ancillary Agreements and if an ambiguity or question of interpretation should arise, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or the Ancillary Agreements; (xii) references to any statute shall be deemed to refer to such statute as amended through the date of this Agreement and to any rules or regulations promulgated thereunder as amended through the date of this Agreement (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any statute shall be deemed to refer to such statute and any rules or regulations promulgated thereunder as amended through such specific date); (xiii) references to any Contract or Organizational Document are to that Contract or

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Organizational Document as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, provided such amendments, modifications and supplements have been made available to the Purchasers; (xiv) when a reference herein is made to a “party” or “parties,” such reference shall be to a party or parties to this Agreement unless otherwise indicated; (xv) a reference to any Person includes such Person’s successors and permitted assigns; (xvi) any reference to “days” shall mean calendar days unless Business Days are expressly specified; (xvii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (xviii) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; (xix) amounts used in any calculations for purposes of this Agreement may be either positive or negative, it being understood that the addition of a negative number shall mean the subtraction of the absolute value of such negative number and the subtraction of a negative number shall mean the addition of the absolute value of such negative number; (xx) the phrases “delivered,” “made available,” or “furnished” means that the information referred to has been physically or electronically delivered to the relevant parties or their respective Representatives, including material that has been posted to the applicable Data Room at least one (1) Business Day prior to the date of this Agreement; (xxi) accounting terms used herein and not expressly defined herein shall have the respective meanings given to such terms under GAAP; and (xxii) each representation and warranty contained or referenced to herein is given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or its note breached, whether such representation or warranty is more general or more specific, narrower or broader or otherwise, will not affect the incorrectness or breach of such particular representation or warranty. In the event of any conflict or inconsistency between the terms of this Agreement and any Ancillary Agreement, this Agreement will control.

(c)               Any disclosure with respect to a Section or schedule of this Agreement, including any Section of the Parent Disclosure Schedule, Zayo Disclosure Schedule or EQT Purchaser Disclosure Schedule, shall be deemed to be disclosed for other Sections and schedules of this Agreement, including any Section of the Parent Disclosure Schedule, Zayo Disclosure Schedule or EQT Purchaser Disclosure Schedule, to the extent that the relevance of such disclosure is reasonably apparent on its face.

Section 12.2           Headings; Definitions. The Section and Article headings contained in this Agreement and the Ancillary Agreements are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement or the Ancillary Agreements.

Section 12.3           Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a)               This Agreement, and all proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties in the negotiation, administration, performance and enforcement hereof, shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other

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jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably (i) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) waives any objection to the laying of venue of any Action relating to this Agreement or the transactions contemplated hereby in such court, (iv) waives and agrees not to plead or claim in any such court that any Action relating to this Agreement or the transactions contemplated hereby brought in any such court has been brought in an inconvenient forum, and (v) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Action, any Delaware State court sitting in New Castle County. Each party agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 12.7.

(b)               EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS, THE CONFIDENTIALITY AGREEMENTS OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH OR THE ADMINISTRATION HEREOF OR THEREOF OR THE SALE OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, WHETHER SUCH CLAIMS ARE BASED IN TORT, CONTRACT OR OTHERWISE. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY ANCILLARY AGREEMENTS, THE CONFIDENTIALITY AGREEMENTS OR RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 12.3. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 12.3 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 12.4           Entire Agreement. This Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto and thereto and the agreements

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contemplated thereby, and the Confidentiality Agreements, collectively, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, letter of intent, agreement, understanding or arrangement, whether oral or in writing.

Section 12.5           No Third Party Beneficiaries. Except for the Purchaser Indemnified Parties and the Parent Indemnified Parties pursuant to Article XI, the Releasees pursuant to Section 12.15, the Related Parties pursuant to Section 12.16 and the current and former directors and officers of the Transferred Entities indemnified pursuant to Section 6.10(c), in each case which are intended to benefit, and to be enforceable by, the Persons specified therein, this Agreement is not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

Section 12.6           Expenses. Except as otherwise set forth in this Agreement or in any Ancillary Agreement, whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and any Ancillary Agreement and the transactions contemplated by such agreements shall be paid by the party incurring such costs and expenses; provided, however, that, notwithstanding anything to the contrary herein: (a) responsibility for Transfer Taxes shall be determined pursuant to Section 8.7; (b) Purchasers shall bear, in their entirety and without duplication, the Competition Regulatory Expenses, the Communications Regulatory Expenses, Separation Expenses (provided, that, Parent and its Affiliates (as applicable), shall use commercially reasonable efforts to provide Purchasers with prior written notice (including an estimate) of such material out-of-pocket expenses prior to incurring such expenses), the Reimbursement Obligations; and (c) Parent shall be solely responsible for any Parent Separation Expenses.

Section 12.7           Notices. All notices and other communications to be given to any party hereunder shall be deemed to have been sufficiently given for all purposes hereunder (i) upon receipt if in writing and delivered by hand, (ii) upon receipt if delivered by courier or overnight delivery service, or (iii) upon receipt after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or by electronic mail (“e-mail”) transmission (provided that the sending party does not receive an automatically generated message from the recipient’s email server that such email could not be delivered to such recipient), and shall be directed to the address set forth below (or at such other address as such party shall designate by like written notice):

(a)               If to Parent:

c/o Crown Castle Inc.
8020 Katy Freeway
Houston, Texas 77024-1908
Attention:	Teddy Adams (Executive Vice President and General Counsel)

E-mail:

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with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention:	Scott A. Barshay
Andrew D. Krause
Nickolas Bogdanovich
E-mail:	sbarshay@paulweiss.com
akrause@paulweiss.com
nbogdanovich@paulweiss.com

(b)               If to Purchaser Representative:

Fiber FinCo, LLC
1401 Wynkoop St., Suite 500
Denver, CO 80202
Attention:	Michael Mooney, CLO
E-mail:

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	Brian Chisling
Gabriel Silva
Email:	bchisling@stblaw.com,
gabriel.silva@stblaw.com

and

Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002
Attention:	John D. Pitts, P.C.
Ben Hardison
E-mail:	john.pitts@kirkland.com
ben.hardison@kirkland.com

(c)               If to Zayo Purchaser:

Fiber FinCo, LLC
1401 Wynkoop St., Suite 500

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Denver, CO 80202

Attention:	Michael Mooney, CLO
E-mail:

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	Brian Chisling
Gabriel Silva
Email:	bchisling@stblaw.com,
gabriel.silva@stblaw.com

(d)               If to EQT Purchaser:

Small Cells HoldCo Inc.
c/o EQT Partners Inc.
1114 Avenue of the Americas, 45th Floor
New York, New York 10036

Attn:	Officers
Email:

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002
Attention:	John D. Pitts, P.C.
Ben Hardison
E-mail:	john.pitts@kirkland.com
ben.hardison@kirkland.com

Section 12.8           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns; provided, that, other than as provided in Section 6.14, no party to this Agreement may directly or indirectly assign (whether by operation of Law or otherwise) any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other party to this Agreement except that (a) Parent may transfer or assign, in whole or from time to time in part, its respective rights under this Agreement to any of its Affiliate, but any such transfer or assignment will not relieve Parent of any of its obligations hereunder, and (b) each Purchaser may transfer or assign, in whole or from time to time in part, its rights under this Agreement (i) to an Affiliate of such Purchaser or (ii) to any Debt Financing Sources of such Purchaser for purposes of creating a security interest herein or otherwise assigning as collateral in respect of any Debt Financing, but, in each case, no such assignment

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shall relieve either Purchaser of any of its obligations hereunder. Without limitation of the foregoing and for the avoidance of doubt, EQT Purchaser may consummate the transactions contemplated hereby through one or more direct or indirect wholly-owned and controlled Subsidiaries (provided, that, such assignment shall not relieve EQT Purchaser of any of its obligations hereunder).

Section 12.9           Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Subject to Section 10.4, Purchaser Representative, on the one hand, and Parent, on the other hand, may, only by an instrument in writing, waive compliance by the other party to this Agreement with any term or provision of this Agreement on the part of such other party to this Agreement to be performed or complied with. The waiver by any party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 12.10       Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. Without limiting generality of the foregoing, the parties acknowledge and agree that (1) the covenants and agreements set forth in Section 6.15 were a material inducement to the parties to enter into this Agreement and to perform their respective obligations hereunder, and (2) if any portion of any provisions in Section 6.15 is held invalid or unenforceable, the remaining provisions of Section 6.15 will remain in full force and effect to the maximum extent permitted by Law.

Section 12.11       Specific Performance.

(a)               Subject to Section 12.11(b), the parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that, subject to the express terms of this Agreement, the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at

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Law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction. If, prior to the Outside Date, any party brings any Action in accordance with Section 12.3 to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall automatically be extended by (x) the amount of time during which such Action is pending, plus twenty (20) Business Days or (y) such other time period established by the court presiding over such action. Under no circumstances shall Parent be permitted or entitled to receive both (x) a grant of specific performance of the consummation of the Closing pursuant to this Section 12.11 and (y) monetary damages under Section 10.3(a) in connection with this Agreement or any termination of this Agreement.

(b)               Notwithstanding Section 12.11 or anything to the contrary herein, Parent shall only be entitled to the specific performance of Purchasers’ (or any Purchaser’s) obligation to cause the amounts committed to be funded under the Equity Financing to be funded and to consummate the Closing only in the event that (i) (A) with respect to the EQT Equity Financing, either the Zayo Equity Financing or Zayo Cash Contribution Amount would be funded as of the Closing or (B) with respect the Zayo Equity Financing, the EQT Equity Financing would be funded as of the Closing, (ii) all of the conditions set forth in Section 9.1 and Section 9.2 have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, and each of which would be satisfied if the Closing were the date of the enforcement of such specific performance), (iii) the Zayo Debt Financing and/or any applicable ABS Financing or other applicable Available Financing have been funded (or will be funded at the Closing if the amounts under the Zayo Equity Commitment Letters are funded and/or the Zayo Cash Contribution is made at Closing) in an amount that, when taken together with the amount committed under the Zayo Equity Commitment Letters and the amount of the Zayo Cash Contribution, will be sufficient to fund the Zayo Required Amount (for purposes of this clause (iii), if any amounts of the Zayo Debt Financing or any ABS Financing or any other applicable Available Financing have been funded into escrow, such amounts will be considered funded), (iv) the EQT Debt Financing and/or any ABS Financing or any other applicable Available Financing have been funded (or will be funded at the Closing if the amounts under the EQT Equity Commitment Letters are funded at Closing) in an amount that, when taken together with the amount committed under the EQT Equity Commitment Letters, will be sufficient to fund the EQT Required Amount (for purposes of this clause (iv), if any amounts of the EQT Debt Financing or any ABS Financing or any other Available Financing have been funded into escrow, such amounts will be considered funded) and (v) Parent has irrevocably confirmed in writing to each Purchaser that (A) each of the conditions in clause (ii) above is satisfied and (B) if specific performance is granted and the applicable Debt Financing or ABS Financing or other Available Financing is funded, then Parent and each Transferred Entity stands ready, willing and able to timely consummate the Closing. For the avoidance of doubt, and notwithstanding anything to the contrary, Parent may, prior to termination of this Agreement, pursue both a grant of specific performance as permitted by this Section 12.11 and the payment of the Purchaser Termination Fee; provided, that, for the avoidance of doubt, under no circumstances shall Purchasers be obligated to both specific performance of Purchasers’ obligations resulting in the Closing and payment of the Purchaser Termination Fee.

Section 12.12       Purchaser Representative.

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(a)               By virtue of the approval of this Agreement, Purchaser Representative is hereby authorized, directed and appointed to act as sole and exclusive agent, attorney in fact and representative of the Purchasers, with full power of substitution, with respect to all matters under this Agreement and any Ancillary Agreement to the extent expressly required or permitted for such Purchaser Representative. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Purchaser Representative consistent herewith, shall be absolutely and irrevocably binding on each Purchaser as if such Purchaser personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Purchaser’s individual capacity, and no Purchaser shall have the right to object, dissent, protest or otherwise contest the same.

(b)               The appointment of the Purchaser Representative as attorney in fact for each Purchaser revokes any power of attorney heretofore granted that authorized any other Person or Persons to represent such Purchaser with regard to this Agreement or any Ancillary Agreement. The appointment of the Purchaser Representative as attorney in fact pursuant hereto is coupled with an interest and is irrevocable. The obligations of each Purchaser pursuant to this Agreement (i) shall not be terminated by operation of law, liquidation, dissolution, bankruptcy, insolvency or similar event with respect to such Purchaser or any proceeding in connection therewith, or in the case of a trust, by the death of any trustee or trustees or the termination of such trust, or any other event, and (ii) shall survive the delivery of an assignment by any such Purchaser of the whole or any fraction of its interest in any payment due to it under this Agreement.

(c)               The Purchaser Representative hereby accepts the foregoing appointment and agrees to serve as Purchaser Representative, subject to the provisions hereof, for the period of time from and after the date hereof without compensation except for the reimbursement from the Purchasers of the fees and expenses incurred by the Purchaser Representative in his or her capacity as such.

(d)               For all purposes of this Agreement and any Ancillary Agreement, Parent shall be entitled to rely conclusively on the instructions and decisions of the Purchaser Representative as to the settlement of any claims hereunder and under any Ancillary Agreement, or any other actions required or permitted to be taken by the Purchaser Representative hereunder or under any Ancillary Agreement or in connection with any of the transactions and other matters contemplated hereby or thereby. Each party hereto acknowledges and agrees that neither Parent nor any of its Affiliates shall have any liability or other obligation in respect of any actions or inactions of the Purchaser Representative under this Agreement in its capacity as such.

(e)               Neither the Purchaser Representative nor any of its representatives shall be liable to Parent or any of its Affiliates relating to the performance of the Purchaser Representative’s duties and obligations under this Agreement or any Ancillary Agreement (in its capacity as such) for any errors in judgment or other acts or omissions performed or omitted hereunder or in connection with this Agreement or any such other agreement, instrument or document, except to the extent any act or failure to act constitutes fraud, bad faith or willful misconduct. The Purchaser Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

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(f)                The Purchaser Representative shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. The Purchaser Representative may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the Person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. The Purchaser Representative may conclusively presume that the undersigned representative of any party hereto that is an entity other than a natural person has full power and authority to instruct the Purchaser Representative on behalf of that party unless written notice to the contrary is delivered to the Purchaser Representative.

(g)               The Purchaser Representative is serving in that capacity solely for purposes of administrative convenience and is not liable in such capacity or any other capacity for any of the obligations of the Purchasers hereunder. Each Purchaser agrees that it shall in no event look to the personal assets of the Purchaser Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Purchasers hereunder. For the avoidance of doubt, the Purchaser Representative remains liable in its capacity as a Purchaser under the terms of this Agreement.

(h)               The rights, powers and benefits of the Purchaser Representative under this Agreement shall survive any termination of this Agreement.

Section 12.13       Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.

(a)               Each Purchaser waives and will not assert, and agrees to cause its Subsidiaries, including the Transferred Entities, to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Parent, any of its Affiliates or any shareholder, officer, employee or director of Parent or any of its Affiliates (any such Person, a “Designated Person”) in any matter involving this Agreement, the Ancillary Agreements or any other agreements or transactions contemplated hereby or thereby, by any legal counsel currently representing Parent or any of its Affiliates in connection with this Agreement, the Ancillary Agreements or any other agreements or transactions contemplated hereby or thereby, including Paul, Weiss, Rifkind, Wharton & Garrison LLP (the “Current Representation”).

(b)               Each Purchaser waives and will not assert, and agrees to cause its Subsidiaries, including the Transferred Entities, to waive and not to assert, any attorney-client or other applicable legal privilege or protection with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with such Purchaser or its Subsidiaries, and following the Closing, with any Transferred Entity (including in respect of any claim for indemnification by such Purchaser), it being the intention of the parties hereto that all such rights to such attorney-client and other applicable legal privilege or protection and to control such attorney-client and other applicable legal privilege or protection shall be retained by Parent and that Parent, and not Purchasers, their respective Subsidiaries or

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the Transferred Entities, shall have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection. Accordingly, from and after the Closing, none of Purchasers, their Subsidiaries or the Transferred Entities shall have any access to any such communications or to the files of the Current Representation, all of which shall be and remain the property of Parent and not of Purchasers, their Subsidiaries or the Transferred Entities, or to internal counsel relating to such engagement, and none of Purchasers, their respective Subsidiaries, the Transferred Entities or any Person acting or purporting to act on their behalf shall seek to obtain the same by any process on the grounds that the privilege and protection attaching to such communications and files belongs to Parent.

(c)       Notwithstanding the foregoing, nothing in this Section 12.13 shall prohibit a Purchaser or its Affiliate from seeking proper discovery of documents or information, not Parent or its Affiliates from asserting that such documents and information are not discoverable due to the attorney-client privilege or other legal protections.

Section 12.14       No Admission. Nothing herein shall be deemed an admission by Purchasers, Parent or any of their respective Affiliates, in any Action or proceeding by or on behalf of a third party, that Purchasers, Parent or any of their respective Affiliates, or that such third party or any of its Affiliates, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract.

Section 12.15       Release.

(a)               Effective as of the Closing, each Purchaser, on behalf of itself and each of its Affiliates (including the Transferred Entities), and each of their respective successors and assigns, hereby irrevocably, unconditionally and completely waives and releases and forever discharges Parent and its Representatives and their respective successors and assigns (such released Persons, the “Parent Releasees”), to the fullest extent permitted by Law, in each case from all demands, proceedings, causes of action, suits, accounts, covenants, Contracts, Losses and Liabilities whatsoever of every name and nature, both in law and in equity, arising out of or related to events, circumstances or actions taken by the Parent Releasees (including the Transferred Entities) occurring or failing to occur (including with respect to the Pre-Closing Restructuring and other pre-Closing covenants), in each case, at or prior to the Closing, in each case relating to the Business, Business Assets or the operation thereof, other than in each case, (i) any rights of either Purchaser, its Affiliates and their respective Representatives or obligations of Parent, its Affiliates and their respective Representatives under this Agreement or any Ancillary Agreement or any other agreement to be in effect between Parent and Purchasers (or their respective Affiliates) after the Closing, or any enforcement thereof, including with respect to any Retained Liabilities, (ii) intercompany accounts set forth on Section 6.8 of the Parent Disclosure Schedule, (iii) trade accounts payable and receivable created in the ordinary course of business, consistent with past practice, between any Transferred Entity, on the one hand, and any member of the Parent Group, on the other hand, that are not terminated pursuant to Section 6.7, (iv) the other arrangements, understandings or Contracts listed in Section 3.19 of the Parent Disclosure Schedule, (v) claims against Parent for fraud, or (vi) any right of any Purchaser Indemnified Party under Article XI. No Purchaser shall make, and shall not permit any of its Affiliates to make, any claim or demand, or commence any proceeding asserting any claim or demand, including any

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claim of contribution or any indemnification, against any of the Parent Releasees with respect to any Liabilities released pursuant to this Section 12.15.

(b)               Effective as of the Closing, Parent, on behalf of itself and each of its Affiliates, and each of their respective successors and assigns, hereby irrevocably, unconditionally and completely waives and releases and forever discharges each Purchaser, the Sponsors or their respective Affiliates or any Purchaser Related Party and their respective Representatives and their respective successors and assigns (such released Persons, the “Purchaser Releasees”), to the fullest extent permitted by Law, in each case from all demands, proceedings, causes of action, suits, accounts, covenants, Contracts, Losses and Liabilities whatsoever of every name and nature, both in law and in equity, arising out of or related to events, circumstances or actions taken by the Purchaser Releasees (including the Transferred Entities) occurring or failing to occur (including with respect to the pre-Closing covenants), in each case, at or prior to the Closing, in each case relating to the Business, Business Assets or the operation thereof, other than in each case, (i) any rights of Parent, its Affiliates and their respective Representatives or obligations of Purchasers, its Affiliates and their respective Representatives under this Agreement or any Ancillary Agreement or any other agreement to be in effect between Parent and Purchasers (or their respective Affiliates) after the Closing, or any enforcement thereof, including with respect to any Business Liabilities, (ii) intercompany accounts set forth on Section 6.8 of the Parent Disclosure Schedule, (iii) trade accounts payable and receivable created in the ordinary course of business, consistent with past practice, between any Transferred Entity, on the one hand, and any member of the Parent Group, on the other hand, that are not terminated pursuant to Section 6.7, (iv) the other arrangements, understandings or Contracts listed in Section 3.19 of the Parent Disclosure Schedule, (v) claims against Purchasers for fraud, or (vi) any right of any Parent Indemnified Party under Article XI. Parent shall not make, and Parent shall not permit any of its Affiliates to make, any claim or demand, or commence any proceeding asserting any claim or demand, including any claim of contribution or any indemnification, against any of the Purchaser Releasees with respect to any Liabilities released pursuant to this Section 12.15.

Section 12.16       Non-Recourse. Each party agrees, on behalf of itself and its Related Parties, that all Actions (whether in Contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, the Ancillary Agreements and any other documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated herein (the “Additional Transaction Documents”), or any of the transactions contemplated hereunder or thereunder (including the Debt Financing); (b) the negotiation, execution or performance of this Agreement, the Ancillary Agreements and any of the Additional Transaction Documents (including any representation or warranty made in connection with, or as an inducement to, this Agreement, any of the Ancillary Agreements or any of the Additional Transaction Documents); (c) any breach or violation of this Agreement, any of the Ancillary Agreements or any of the Additional Transaction Documents; and (d) any failure of any of the transactions contemplated hereunder or thereunder (including the Debt Financing) to be consummated, in each case, may be made only against (and are those solely of) the Persons that are, in the case of this Agreement, expressly identified

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as parties to this Agreement (and their permitted assigns), and in the case of the Ancillary Agreements and the Additional Transaction Documents, Persons expressly identified as parties to such Ancillary Agreements or Additional Transaction Documents (and their permitted assigns) and in accordance with, and subject to the terms and conditions of, this Agreement, such Ancillary Agreements or such Additional Transaction Documents, as applicable. Notwithstanding anything in this Agreement, any of the Ancillary Agreements or any of the Additional Transaction Documents to the contrary, each party agrees, on behalf of itself and its Related Parties, that no recourse under this Agreement, any of the Ancillary Agreements or any of the Additional Transaction Documents or in connection with any of the transactions contemplated hereunder or thereunder (including the Debt Financing) will be sought or had against any other Person (other than the Persons party to such agreements (and their permitted assigns)), including any Related Party and any Debt Financing Entity (other than the Persons party to such agreements (and their permitted assigns)), and no other Person, including any Related Party and any Debt Financing Entity, will have any Liability, for any claims, causes of action, Liabilities or Losses arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), it being expressly agreed and acknowledged that no personal Liability whatsoever will attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), in each case, except for claims that Parent or Purchasers (or their respective Affiliates), as applicable, may assert (subject, with respect to the following clauses (ii) and (iii), in all respects to the limitations set forth in Section 10.3 and this Section 12.16) (i) against any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreements, any Ancillary Agreement or any Additional Transaction Document, or (ii) against Parent or Purchasers solely in accordance with, and pursuant to the terms and conditions of, this Agreement. Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Section 12.16 shall limit any recourse in respect of Fraud.

Section 12.17       Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic method shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 12.18       Debt Financing Sources Protective Provisions. Notwithstanding anything in this Agreement to the contrary, each of the Parent Group, the Transferred Entities and their Affiliates and Representatives hereby: (i) agrees that any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Entities, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court, and such proceeding (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any definitive

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documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware)) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (ii) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Entities in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) agrees that service of process upon the Parent Group, the Transferred Entities and their Affiliates and Representatives in any such proceeding shall be effective if notice is given in accordance with Section 12.7, (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in any such court, (v) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any proceeding brought against the Debt Financing Entities in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (vi) agrees that none of the Debt Financing Entities will have any liability to the Parent Group, the Transferred Entities or their Affiliates and Representatives (in each case, other than to Zayo Purchaser or EQT Purchaser, as applicable, and its Subsidiaries pursuant to the applicable Debt Commitment Letter) relating to or arising out of this Agreement, the Debt Financing, any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided, that, notwithstanding the foregoing, nothing herein shall affect the rights of any Purchaser and its Subsidiaries, including the applicable Transferred Entities, against the Debt Financing Entities with respect to the applicable Debt Financing or any of the transactions contemplated thereby or the any services thereunder following the Closing Date), (vii) agrees that it shall not and shall not permit any of its Affiliates or any of their respective Representatives to seek any action for specific performance against any of the Debt Financing Entities relating to or in any way arising out of this Agreement, the Debt Financing, any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (viii) agrees that each Purchaser may assign its rights and obligations hereunder (while remaining liable for their obligations hereunder) to the Debt Financing Entities pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing and (ix) agrees that the Debt Financing Entities are express third party beneficiaries of, and may enforce, this Section 12.18 and this Section 12.18 and the definitions of “Debt Financing Sources” and “Debt Financing Entities” shall not be amended in any way materially adverse to the Debt Financing Entities without the prior written consent of the Debt Financing Sources; provided, that, nothing in this Section 12.18 shall prohibit either Purchaser (or the Transferred Entities, after the Closing) from enforcing its rights directly against the Debt Financing Sources under the applicable Debt Commitment Letter or causing the Debt Financing Sources party thereto to fund (including by seeking specific performance thereunder).

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

CROWN CASTLE OPERATING COMPANY

By:	/s/ Edward B. Adams, Jr.
	Name:	Edward B. Adams, Jr.
	Title:	Executive Vice President and General Counsel

CCS&E LLC

By:	/s/ Edward B. Adams, Jr.
	Name:	Edward B. Adams, Jr.
	Title:	Executive Vice President and General Counsel

CROWN CASTLE INVESTMENT II CORP.

By:	/s/ Edward B. Adams, Jr.
	Name:	Edward B. Adams, Jr.
	Title:	Executive Vice President and General Counsel

FIBER FINCO, LLC

By:	/s/ Jeff Noto
	Name:	Jeff Noto
	Title:	Chief Financial Officer

SMALL CELLS HOLDCO INC.

By:	/s/ Luuk Bogaarts
	Name:	Luuk Bogaarts
	Title:	President

By:	/s/ Joseph Turley
	Name:	Joseph Turley
	Title:	Treasurer

[Signature Page to Stock Purchase Agreement]

CROWN CASTLE INC. (SOLELY FOR PURPOSES OF Sections 2.1(b), 6.12(b), 6.15, and 6.21 HEREOF)

By:	/s/ Edward B. Adams, Jr.
	Name:	Edward B. Adams, Jr.
	Title:	Executive Vice President and General Counsel

ZAYO GROUP HOLDINGS, INC. (SOLELY FOR PURPOSES OF Sections 6.3(d)-(g), 6.12(a), 6.15, 6.22, 12.3 AND 12.11 HEREOF)

By:	/s/ Jeff Noto
	Name:	Jeff Noto
	Title:	Chief Financial Officer

[Signature Page to Stock Purchase Agreement]